Use these links to rapidly review the document

CONTENTS

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

ExamWorks Group, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☒	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

DATED JUNE 23, 2016

3280 Peachtree Road NE, Suite 2625
Atlanta, GA 30305

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

June 23, 2016
Dear Stockholder:

You are cordially invited to attend a special meeting of stockholders of ExamWorks Group, Inc., which we refer to as ExamWorks, to be held on Tuesday, July 26, 2016 at the ExamWorks offices located at 1820 Ringling Boulevard, Sarasota, Florida 34236, at 9:00 a.m. Eastern Time.

At the special meeting, you will be asked to consider and vote on a proposal to approve and adopt the Agreement and Plan of Merger (as it may be amended from time to time), dated April 26, 2016, which we refer to as the merger agreement, by and among ExamWorks, Gold Parent, L.P. a Delaware limited partnership, which we refer to as Parent, and Gold Merger Co, Inc., a Delaware corporation and an indirect, wholly owned subsidiary of Parent, which we refer to as Merger Sub. Parent and Merger Sub are affiliates of Leonard Green & Partners, L.P. Pursuant to the terms of the merger agreement, Merger Sub will merge with and into ExamWorks, and ExamWorks will become an indirect, wholly owned subsidiary of Parent, which we refer to as the merger. You will also be asked to consider and vote on: (i) a proposal to adjourn the special meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to approve and adopt the merger agreement at the time of the special meeting; and (ii) a proposal to approve by non-binding advisory vote, compensation that will or may become payable by ExamWorks to its named executive officers in connection with the merger.

If the merger is consummated, you will be entitled to receive $35.05 in cash, without interest, for each share of our common stock you own (unless you have properly demanded appraisal rights with respect to such shares), which represents a premium of approximately 22% over the volume weighted average share price of the common stock during the 90 days ended April 26, 2016, the last trading day before the merger agreement was announced.

After consideration of, and based upon, the recommendation of a special committee of the board of directors consisting entirely of independent and disinterested directors, our board of directors unanimously determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable to and in the best interests of ExamWorks and its stockholders and approved the execution, delivery and performance by ExamWorks of the merger agreement and the consummation of the transactions contemplated therein, including the merger. Our board of directors unanimously recommends that you vote (i) "FOR" the proposal to approve and adopt the merger agreement and thereby approve the transactions contemplated by the merger agreement, including the merger; (ii) "FOR" the proposal to approve one or more adjournments of the special meeting to a later date or dates if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve and adopt the merger agreement at the time of the special meeting; and (iii) "FOR" the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by ExamWorks to its named executive officers in connection with the merger.

We encourage you to read the enclosed proxy statement and its appendices, including the merger agreement, carefully and in their entirety. You may also obtain more information about ExamWorks from documents we file with the Securities and Exchange Commission from time to time.

Your vote is very important, regardless of the number of shares that you own. We cannot consummate the merger unless the proposal to approve and adopt the merger agreement is approved by the affirmative vote of the holders of a majority of the voting power of all shares of our common stock entitled to vote at the special meeting. The failure of any stockholder to vote in person by ballot at the special meeting, to submit a signed proxy card or to grant a proxy electronically over the Internet or by telephone will have the same effect as a vote "AGAINST" the proposal to approve and adopt the merger agreement. If you hold your shares in "street name," the failure to instruct your broker, bank or other nominee on how to vote your shares will have the same effect as a vote "AGAINST" the proposal to approve and adopt the merger agreement.

We hope that you will be able to attend the special meeting. However, whether or not you plan to attend in person, please complete, sign, date and return the enclosed proxy card in the accompanying postage prepaid envelope as promptly as possible. You also may grant your proxy by using the toll-free telephone number, or by accessing the Internet website, specified on your proxy card. If you attend the special meeting and wish to vote in person, your vote by ballot will revoke any proxy previously submitted. If you have any questions or need assistance voting your shares of our common stock, please contact MacKenzie Partners Inc., our proxy solicitor, by calling (800) 322-2885 toll-free or (212) 929-5500 collect.

On behalf of the Board of Directors and management of ExamWorks, I extend our appreciation for your continued support and your consideration of this matter.

Sincerely,

Richard E. Perlman Executive Chairman

This proxy statement is dated June 23, 2016, and is first being mailed to stockholders of ExamWorks Group, Inc. on or about June 24, 2016.

DATED JUNE 23, 2016

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON TUESDAY, JULY 26, 2016

Notice is hereby given that a special meeting of stockholders of ExamWorks Group, Inc., a Delaware corporation, which we refer to as ExamWorks, will be held on Tuesday, July 26, 2016 at the ExamWorks offices located at 1820 Ringling Boulevard, Sarasota, Florida 34236, at 9:00 a.m. Eastern Time, for the following purposes:

  1.
  To consider and vote on the proposal to approve and adopt the Agreement and Plan of Merger, dated April 26, 2016, by and among Gold Parent, L.P. a Delaware limited partnership, which we refer to as Parent, and Gold Merger Co, Inc., a Delaware corporation and an indirect, wholly owned subsidiary of Parent, which we refer to as Merger Sub, and ExamWorks, as it may be amended from time to time, which we refer to as the merger agreement;

  2.
  To consider and vote on the proposal to approve one or more adjournments of the special meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to approve and adopt the merger agreement at the time of the special meeting; and

  3.
  To consider and vote on the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by ExamWorks to its named executive officers in connection with the merger contemplated by the merger agreement.

The affirmative vote of the holders of a majority of the voting power of all shares of our common stock entitled to vote at the special meeting is required to approve the proposal to approve and adopt the merger agreement. The affirmative vote of a majority of our shares of common stock represented at the special meeting, either in person or by proxy, and entitled to vote at the special meeting, whether or not a quorum is present, is required to approve the proposal to approve one or more adjournments of the special meeting and affirmative vote of a majority of our shares of common stock represented at the special meeting, either in person or by proxy, and entitled to vote at the special meeting, is required to approve the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by ExamWorks to its named executive officers in connection with the merger.

The failure of any stockholder of record to submit a signed proxy card, grant a proxy electronically over the Internet or by telephone or to vote in person by ballot at the special meeting will have the same effect as a vote "AGAINST" the proposal to approve and adopt the merger agreement, but will not have any effect on the adjournment proposal, or the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by ExamWorks to its named executive officers in connection with the merger. If you hold your shares in "street name," the failure to instruct your broker, bank or other nominee on how to vote your shares on any of the proposals before the meeting will have the same effect as a vote "AGAINST" the proposal to approve and adopt the merger agreement, but will not have any effect on the adjournment proposal or the proposal to approve, by non-binding, advisory vote, compensation that will or may be paid to ExamWorks' named executive officers that is based on or otherwise relates to the merger. If you provide your broker with voting instructions on one but not all of the proposals, your shares will be broker non-votes as to the proposals upon which you do not provide instructions and will have the same effect as votes

"AGAINST" any such proposal or proposals. Abstentions will have the same effect as a vote "AGAINST" the proposal to approve and adopt the merger agreement, the adjournment proposal and the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by ExamWorks to its named executive officers in connection with the merger.

The presence at the meeting, in person or by proxy, of the holders of a majority of the voting power of the shares of common stock entitled to vote at the special meeting will constitute a quorum for the transaction of business at the meeting. Abstentions and "broker non-votes," if any, will be counted as present for purposes of determining the existence of a quorum.

Only stockholders of record as of the close of business on May 31, 2016 are entitled to notice of the special meeting and to vote at the special meeting or at any adjournment or postponement thereof.

Stockholders who do not vote in favor of the proposal to approve and adopt the merger agreement will have the right to assert appraisal rights if they deliver a demand for appraisal rights before the vote is taken on the merger agreement and comply with all the requirements of Delaware law, which are summarized herein and reproduced in their entirety in Appendix B to the accompanying proxy statement.

After consideration of, and based upon, the recommendation of a special committee of the board of directors consisting entirely of independent and disinterested directors, our board of directors unanimously recommends that you vote (i) "FOR" the proposal to approve and adopt the merger agreement and thereby approve the transactions contemplated by the merger agreement, including the merger; (ii) "FOR" the proposal to approve one or more adjournments of the special meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to approve and adopt the merger agreement at the time of the special meeting; and (iii) "FOR" the proposal to approve by non-binding, advisory vote, compensation that will or may become payable by ExamWorks to its named executive officers in connection with the merger.

By Order of the Board of Directors,

Richard E. Perlman Executive Chairman

Atlanta, Georgia

June 23, 2016

YOUR VOTE IS IMPORTANT

If your shares are registered directly in your name:    If you are a stockholder of record, you may grant a proxy to vote your shares through the Internet, by telephone or by mail. Please simply follow the instructions on the enclosed form of proxy. Please help us save time and postage costs by granting a proxy to vote through the Internet or by telephone. Each method is generally available 24 hours a day and will ensure that your proxy to vote is confirmed and posted immediately.

If your shares are held in the name of a broker, bank or other nominee:    You will receive voting instructions from the organization holding your account and you must follow those instructions to vote your shares. As a beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote the shares in your account. Your broker, bank or other nominee cannot vote on any of the proposals, including the proposal to approve and adopt the merger agreement, without your instructions.

If you fail to return your proxy card, grant your proxy electronically over the Internet or by telephone or vote by ballot in person at the special meeting, your shares will not be counted for purposes of determining whether a quorum is present at the special meeting. If you hold your shares through a broker, bank or other nominee, you must obtain from the record holder a valid proxy issued in your name in order to vote in person at the special meeting. A stockholder providing a proxy may revoke it at any time before it is exercised by providing written notice of revocation to our Secretary or by providing a proxy of a later date.

We encourage you to read the accompanying proxy statement, including all documents incorporated by reference into the accompanying proxy statement, and its appendices carefully and in their entirety. If you have any questions concerning the merger, the special meeting or the accompanying proxy statement, would like additional copies of the accompanying proxy statement or need help voting your shares of common stock, please contact our proxy solicitor:

MacKenzie Partners, Inc.
105 Madison Avenue
New York, NY 10016
Email: proxy@mackenziepartners.com
Call collect: (212) 929-5500
Call toll-free: (800) 322-2885

APPENDICES

SUMMARY

This summary highlights selected information from this proxy statement related to the merger of Gold Merger Co, Inc. with and into ExamWorks Group, Inc., with ExamWorks Group, Inc. surviving as an indirect, wholly owned subsidiary of Gold Parent, L.P., which transaction we refer to as the merger, and may not contain all of the information that is important to you. To understand the merger more fully and for a more complete description of the legal terms of the merger, you should read carefully this entire proxy statement, the appendices to this proxy statement, including the merger agreement, and the documents we incorporate by reference in this proxy statement. You may obtain the documents and information incorporated by reference in this proxy statement without charge by following the instructions under "Where You Can Find More Information" beginning on page 125. The merger agreement is attached as Appendix A to this proxy statement.

Except as otherwise specifically noted in this proxy statement or as context otherwise requires, "ExamWorks," "Company," "we," "our," "us" and similar words in this proxy statement refer to ExamWorks Group, Inc. including, in certain cases, our subsidiaries. Throughout this proxy statement we refer to Gold Parent, L.P. as Parent and Gold Merger Co, Inc. as Merger Sub. In addition, throughout this proxy statement we refer to the Agreement and Plan of Merger, dated April 26, 2016, as it may be amended from time to time, by and among Parent, Merger Sub and ExamWorks, as the merger agreement.

Parties Involved in the Merger (page 35)

    ExamWorks Group, Inc.
        3280 Peachtree Road NE, Suite 2625
        Atlanta, GA 30305
        (404) 952-2400

ExamWorks Group, Inc. is a leading provider of independent medical examinations, peer reviews, bill reviews, Medicare compliance services, case management services, record retrieval services, document management services and other related services, which we refer to as IME services. We provide the majority of these IME services through our medical panel of credentialed physicians and other medical providers. Our clients include property and casualty insurance carriers, law firms, third-party claim administrators and government agencies that use independent services to confirm the veracity of claims by sick or injured individuals and to facilitate the delivery and quality of cost—effective care for workers' compensation, automotive, personal injury liability and disability insurance coverage. We help our clients manage costs and enhance their risk management and compliance processes by verifying the validity, nature, cause and extent of claims, identifying fraud and providing fast, efficient and quality IME services.

For more information about ExamWorks, please visit our website at www.examworks.com. Our website address is provided as an inactive textual reference only. The information contained on our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document on file with or furnished to the U.S. Securities and Exchange Commission, or the SEC. See also "Where You Can Find More Information" beginning on page 125.

Our common stock is currently listed on the "New York Stock Exchange," which we refer to as the NYSE, under the symbol "EXAM."

    Gold Parent, L.P.
        c/o Leonard Green & Partners, L.P.
        11111 Santa Monica Boulevard, Suite 2000
        Los Angeles, California 90025
        (310) 954-0444

Gold Parent, L.P. is a limited partnership that was formed by affiliates of Leonard Green & Partners, L.P., which we refer to as Leonard Green or LGP, solely for the purpose of entering into the merger agreement and completing the transactions contemplated by the merger agreement and the related financing transactions. Leonard Green is a private equity firm based in Los Angeles, California. Upon completion of the merger, ExamWorks will be an indirect, wholly owned subsidiary of Parent.

    Gold Merger Co, Inc.
        c/o Leonard Green & Partners, L.P.
        11111 Santa Monica Boulevard, Suite 2000
        Los Angeles, California 90025
        (310) 954-0444

Gold Merger Co, Inc. is a Delaware corporation that was formed by Parent solely for the purpose of entering into the merger agreement and completing the transactions contemplated by the merger agreement and the related financing transactions. Upon the completion of the merger, Merger Sub will cease to exist and ExamWorks will continue as the surviving company of the merger and an indirect, wholly owned subsidiary of Parent.

The Special Meeting (page 110)

Date, Time and Place

A special meeting of our stockholders will be held on Tuesday, July 26, 2016, at the ExamWorks offices located at 1820 Ringling Boulevard, Sarasota, Florida 34236, at 9:00 a.m. Eastern Time.

Record Date; Shares Entitled to Vote

You are entitled to vote at the special meeting if you owned shares of our common stock at the close of business on May 31, 2016, the record date for the special meeting. You will have one vote at the special meeting for each share of our common stock you owned at the close of business on the record date.

Purpose

At the special meeting, we will ask our stockholders of record as of the record date to vote on proposals (i) to approve and adopt the merger agreement; (ii) to approve one or more adjournments of the special meeting to a later date or dates to solicit additional proxies if there are insufficient votes to approve and adopt the merger agreement at the time of the special meeting; and (iii) to approve, by non-binding, advisory vote, compensation that will or may become payable by ExamWorks to its named executive officers in connection with the merger.

Quorum

As of the record date, there were 41,751,847 shares of our common stock outstanding and entitled to be voted at the special meeting. A quorum of stockholders is necessary to hold a special meeting. The holders of a majority of the voting power of all shares of our common stock entitled to vote at the special meeting, either present in person or represented by proxy, will constitute a quorum at the special meeting. As a result, 20,875,924 shares must be represented by proxy or by stockholders present and entitled to vote at the special meeting to have a quorum.

Required Vote

Approval and adoption of the merger agreement requires the affirmative vote of at least a majority of the voting power of all shares of our common stock entitled to vote at the special meeting. Approval of the proposal to approve one or more adjournments of the special meeting, whether or not a quorum is present, requires the affirmative vote of a majority of the voting power of all shares of our common stock represented at the special meeting, either in person or by proxy, and entitled to vote at the special meeting. Approval of the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by ExamWorks to its named executive officers in connection with the merger requires the affirmative vote of a majority of the voting power of all shares of our common stock represented at the special meeting, in person or by proxy, and entitled to vote at the special meeting.

Stock Ownership of Our Directors and Executive Officers

As of May 31, 2016, the record date, our directors and executive officers beneficially owned and were entitled to vote, in the aggregate, 1,997,095 shares of our common stock (excluding any shares of our common stock that would be delivered upon exercise or conversion of stock options or other equity-based awards), representing approximately 4.78% of the outstanding shares of our common stock. In connection with the merger agreement, Richard E. Perlman, our Executive Chairman, James K. Price, our Chief Executive Officer, Wesley J. Campbell, our President, J. Miguel Fernandez de Castro, our Chief Financial Officer, and William A. Shutzer, a member of the Board of Directors entered into voting agreements with Parent, pursuant to which they agreed to, among other things, vote their shares of ExamWorks common stock in favor of (i) the adoption of the merger agreement and approval of the merger; (ii) any proposal or action contemplated by the merger agreement in respect of which approval of ExamWorks' stockholders is requested; and (iii) any proposal or action that could reasonably be expected to facilitate the merger and the other transactions contemplated by the merger agreement and against (x) any proposal or action that would constitute, or could reasonably be expected to result in, a breach of any covenant, representation or warranty or any other obligation or agreement of ExamWorks under the merger agreement or of such stockholder under the voting agreement or otherwise reasonably would be expected to impede, interfere with, delay, postpone, discourage or adversely affect the merger or any of the other transactions contemplated by the merger agreement, (y) any alternative proposal or any proposal relating to an alternative proposal and (z) any stock purchase agreement, merger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by ExamWorks (other than the merger agreement). Such voting agreement will terminate upon the earlier of (a) the effective time of the merger; (b) the date on which the merger agreement is terminated in accordance with its terms; and (c) the date on which the parties thereto terminate the voting agreement by mutual agreement. The form of the voting agreement is attached as Appendix E to this proxy statement.

Additionally, our other directors and executive officers have informed us that they currently intend to vote all of their shares of ExamWorks common stock (i) "FOR" the proposal to approve and adopt the merger agreement; (ii) "FOR" the proposal to approve one or more adjournments of the special meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to approve and adopt the merger agreement at the time of the special meeting; and (iii) "FOR" the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by ExamWorks to its named executive officers in connection with the merger.

Voting of Proxies

Any ExamWorks stockholder of record entitled to vote at the special meeting may submit a proxy by returning a signed proxy card by mail or granting a proxy electronically over the Internet or by telephone, or may vote in person by attending at the special meeting. If you are a beneficial owner and hold your shares of ExamWorks common stock in "street name" through a broker, bank or other nominee, you should instruct your broker, bank or other nominee on how you wish to vote your shares of ExamWorks common stock using the instructions provided by your broker, bank or other nominee. Under applicable stock exchange rules, brokers, banks or other nominees have the discretion to vote your shares on routine matters if you fail to instruct your broker, bank or other nominee on how to vote your shares with respect to such matters. The proposals in this proxy statement are non-routine matters, and brokers, banks and other nominees therefore cannot vote on these proposals without your instructions, resulting in what we refer to as a broker non-vote. Therefore, it is important that you cast your vote or instruct your broker, bank or nominee on how you wish to vote your shares.

If you are a stockholder of record, you may change your vote or revoke your proxy at any time before it is voted at the special meeting by submitting a new proxy electronically over the Internet or by telephone after the date of the earlier submitted proxy, by signing another proxy card with a later date and returning it to us prior to the special meeting, or by providing written notice of revocation to our Secretary before your proxy is exercised. If you hold your shares of common stock in "street name," you should contact your broker, bank or other nominee for instructions regarding how to change your vote.

The failure of any stockholder of record to either submit a signed proxy card, grant a proxy electronically over the Internet or by telephone or to vote in person by ballot at the special meeting will have the same effect as a vote "AGAINST" the proposal to approve and adopt the merger agreement, but will not have any effect on the adjournment proposal or the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by ExamWorks to its named executive officers in connection with the merger. If you hold your shares in "street name," the failure to instruct your broker, bank or other nominee on how to vote your shares on any of the proposals will have the same effect as a vote "AGAINST" the proposal to approve and adopt the merger agreement, but will not have any effect on the adjournment proposal or the proposal to approve, by non-binding, advisory vote, compensation that will or may be paid to ExamWorks' named executive officers that is based on or otherwise relates to the merger. If you provide your broker with instructions on how to vote on one or more but less than all proposals then your shares will result in a broker non-vote with respect to any proposal where no instructions are provided and will have the same effect as a vote "AGAINST" any such proposal or proposals. Abstentions will have the same effect as a vote "AGAINST" the proposal to approve and adopt the merger agreement, the adjournment proposal and the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by ExamWorks to its named executive officers in connection with the merger.

Neither the SEC nor any state securities regulatory agency has approved or disapproved of the transactions described in this document, including the merger, or determined if the information contained in this document is accurate or adequate. Any representation to the contrary is a criminal offense.

Certain Effects of the Merger on ExamWorks (page 36)

Upon the terms and subject to the conditions of the merger agreement, Merger Sub will merge with and into ExamWorks, with ExamWorks continuing as the surviving company and an indirect, wholly owned subsidiary of Parent. Throughout this proxy statement, we use the term surviving company to refer to ExamWorks as the surviving company following the merger. If the merger is consummated, you will not own any shares of the capital stock of the surviving company.

The time at which the merger will become effective, which we refer to as the effective time of the merger, will occur upon the filing of the certificate of merger with the Secretary of State of the State of Delaware (or at such later time as we and Parent may agree and specify in the certificate of merger).

Effect on ExamWorks if the Merger is Not Completed (page 36)

If the merger agreement is not adopted by ExamWorks stockholders or if the merger is not completed for any other reason, ExamWorks stockholders will not receive any payment for their shares of common stock. Instead, ExamWorks will remain a public company, our common stock will continue to be listed and traded on the NYSE and registered under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and we will continue to file periodic reports with the SEC. Under specified circumstances, ExamWorks may be required to reimburse certain of Parent's expenses incurred in respect of the transactions contemplated by the merger agreement or pay Parent a termination fee, or may be entitled to receive a reverse termination fee from Parent, upon the termination of the merger agreement, as described under "The Merger Agreement—Termination Fees" beginning on page 113.

Merger Consideration (page 37)

In the merger, each outstanding share of our common stock (other than (i) shares held by ExamWorks, Parent or Merger Sub or any direct or indirect subsidiary of ExamWorks or Parent; (ii) shares being contributed to Parent by the rollover investors (as defined below) and any other persons pursuant to the rollover agreement (described below); and (iii) shares held by stockholders who have not voted in favor of the merger, properly demanded appraisal rights of such shares and not withdrawn such demand or not otherwise lost appraisal rights under Delaware law with respect to such shares, which we refer to collectively as the excluded shares) will be converted automatically into the right to receive $35.05 in cash, without interest and less any applicable withholding taxes, which amount we refer to as the per-share merger consideration. All shares converted into the right to receive the per-share merger consideration will automatically be cancelled at the effective time of the merger, and each certificate formerly representing such shares of ExamWorks common stock will thereafter represent only the right to receive the per-share merger consideration. As described further in "The Merger Agreement—Exchange and Payment Procedures" beginning on page 96, at or immediately prior to the effective time of the merger, Parent will deposit or cause to be deposited cash sufficient to pay the aggregate per-share merger consideration with a designated paying agent. Following completion of the merger, after a stockholder has provided the paying agent with his or her stock certificates (or, with respect to shares held in book-entry form, an "agent's message" with respect to such shares) and the other items specified by the paying agent, the paying agent will promptly pay the stockholder the per-share merger consideration.

After the merger is completed, under the terms of the merger agreement, you will have the right to receive the per-share merger consideration, but you will no longer have any rights as an ExamWorks stockholder as a result of the merger (except that stockholders who properly demanded appraisal rights, and have not withdrawn such demand or otherwise lost appraisal rights under Delaware law, will not have the right to receive the per-share merger consideration but will have the right to receive instead a payment for the "fair value" of their shares as determined pursuant to an appraisal proceeding as contemplated by Delaware law, as described below under "The Merger—Appraisal Rights" beginning on page 82).

Treatment of Equity and Equity-Based Awards (page 73)

The merger agreement provides for the following treatment of equity and equity-based awards relating to ExamWorks common stock:

Vested Stock Options

Effective as of the effective time of the merger, each then-outstanding vested (after giving effect to any acceleration of vesting required in connection with the merger pursuant to an outstanding company stock option agreement on the date of the merger agreement) option to purchase shares of ExamWorks common stock, which we refer to as an option, will be cancelled and converted into the right to receive an amount in cash equal to the product of (i) the total number of shares of ExamWorks common stock subject to the option and (ii) the amount, if any, by which the per-share merger consideration exceeds the exercise price per share of ExamWorks common stock underlying the stock option (less any applicable withholding taxes). As soon as practicable following the closing of the transaction, and within three (3) business days following the receipt of a duly executed award release agreement, the surviving company shall make the option payments, if any, due to each holder of an option by a special payroll payment through the payroll system of the surviving company (or an affiliate thereof).

Vested Restricted Shares and Restricted Stock Units

Effective as of the effective time of the merger, each then-outstanding vested (after giving effect to any acceleration of vesting required in connection with the merger pursuant to an outstanding restricted stock agreement or RSU award agreement on the date of the merger agreement) share of restricted ExamWorks common stock, which we refer to as restricted stock, and each restricted stock unit corresponding to ExamWorks common stock, which we refer to as an RSU, including shares of restricted stock and RSUs subject to time-based or performance-based vesting, will become fully vested and will be considered to be an outstanding share of ExamWorks common stock for purposes of the merger agreement that will entitle the holder to receive an amount in cash equal to the per-share merger consideration (less any applicable withholding taxes) in accordance with the same terms and conditions as applied to holders of ExamWorks common stock generally.

Unvested Options, Restricted Shares and RSUs

At the effective time of the merger, each unvested option, share of restricted stock and RSU award, which we refer to collectively as company stock awards (after giving effect to any acceleration of vesting required in connection with the merger pursuant to an outstanding company stock award agreement) outstanding immediately prior to the effective time of the merger, shall be canceled and each holder thereof who has executed an award release agreement shall be entitled to receive: (1) with respect to each cancelled option held by the holder, an amount in cash equal to the product of (A) the excess, if any, of (y) the merger consideration over (z) the per share exercise price of such option multiplied by (B) the number of shares of common stock subject to such option (less any required withholding under applicable tax law); and (2) with respect to each cancelled share of restricted stock and/or RSU held by the holder, an amount in cash equal to the product of (A) the merger consideration multiplied by (B) the number of shares of common stock subject to the restricted stock and/or RSU award (less any withholding required under applicable tax law); provided, however, such payments shall be held in an escrow account as set forth below.

At the effective time of the merger, Parent shall deposit with the escrow agent, for the benefit of the holders of unvested company stock awards, for payment through the escrow agent, cash sufficient to pay the payments for unvested company stock awards. The escrow agent will hold the escrow funds in escrow pursuant to and in accordance with the merger agreement and an escrow agreement to be negotiated by the parties. All escrow funds shall be released to the applicable company stock award holders in accordance with the original vesting schedule and other terms of the company stock awards which are unvested as of the effective time. Any release of escrow funds to the holders of company stock awards shall be made by distribution to the surviving company to be distributed to the applicable company stock award holders via the surviving company's payroll system in the first payroll period after such amount has become due and payable. On the date that is thirty (30) days after the last remaining company stock award has vested, Parent shall direct the escrow agent to release any amounts then remaining in the escrow account (including any interest, income and profits thereon) to the surviving company. The fees and expenses of the escrow agent shall be paid by Parent.

If the holder remains employed with the surviving company until the date(s) that the unvested portion(s) of the company stock awards would have vested had they not been cancelled at the effective time of the merger, then on such date(s) the surviving company (or an affiliate thereof) shall pay from the escrow account through its payroll system the portion of the payments for such company stock awards that would have been paid to such holder if such unvested portion had been vested immediately before the effective time of the merger. If the holder's employment with the surviving company is terminated by the surviving company without cause before all payments for such unvested company stock awards have been paid to the holder, the surviving company will pay to the holder within thirty (30) days following such termination of employment a lump sum payment equal to all such unpaid payments.

Recommendation of Our Board of Directors and Reasons for the Merger (page 48)

Our board of directors, which we refer to as the Board, acting upon the recommendation of a special committee of the Board consisting entirely of independent and disinterested directors, which we refer to as the Special Committee, and after considering various factors described in the section entitled "The Merger—Recommendation of Our Board of Directors and Reasons for the Merger," unanimously determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable to and in the best interests of ExamWorks and its stockholders and approved the execution, delivery and performance by ExamWorks of the merger agreement and the consummation of the transactions contemplated therein, including the merger.

The Board unanimously recommends that you vote (i) "FOR" the proposal to approve and adopt the merger agreement and thereby approve the transactions contemplated by the merger agreement, including the merger; (ii) "FOR" the proposal to approve one or more adjournments of the special meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to approve and adopt the merger agreement at the time of the special meeting; and (iii) "FOR" the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by ExamWorks to its named executive officers in connection with the merger.

Opinions of Financial Advisors (page 53)

Evercore Group L.L.C.

At the meeting of the Special Committee on April 26, 2016, Evercore Group L.L.C., which we refer to as Evercore, rendered its oral opinion, subsequently confirmed in writing, that as of April 26, 2016 and based upon and subject to the assumptions, limitations, qualifications and conditions described in Evercore's opinion, the merger consideration was fair, from a financial point of view, to the holders of our common stock entitled to receive the merger consideration.

The full text of the written opinion of Evercore, dated as of April 26, 2016, is attached as Appendix C to this proxy statement. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Evercore in rendering its opinion. We encourage you to read the opinion carefully and in its entirety. Evercore's opinion is directed to the Special Committee and addresses only the fairness from a financial point of view of the consideration to be received by the holders of our common stock entitled to receive such consideration. It does not constitute a recommendation to any holder of our common stock as to how to vote at any stockholders' meeting held in connection with the merger or whether to take any other action with respect to the merger.

For a further discussion of Evercore's opinion, see "Opinion of Evercore Group L.L.C." beginning on page 53 and Appendix C.

Goldman, Sachs & Co.

At a meeting of the board of directors of ExamWorks held on April 26, 2016, Goldman, Sachs & Co., which we refer to as Goldman Sachs, rendered to the board of directors its oral opinion, subsequently confirmed in writing, to the effect that, as of the date of its written opinion and based upon and subject to the factors and assumptions set forth in Goldman Sachs' written opinion, the merger consideration of $35.05 in cash per share to be paid to the holders (other than Parent, the rollover investors and their respective affiliates) of the shares of ExamWorks common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated April 26, 2016, which sets forth assumptions made, procedures followed, matters considered, qualifications and limitations on the review undertaken in connection with the opinion, is attached to this proxy statement as Appendix D. The summary of the Goldman Sachs opinion contained in this proxy statement is qualified in its entirety by reference to the full text of Goldman Sachs' written opinion. Goldman Sachs' advisory services and opinion were provided for the information and assistance of the board of directors of ExamWorks in connection with its consideration of the proposed transaction and the opinion does not constitute a recommendation as to how any holder of ExamWorks common stock should vote with respect to the proposed transaction or any other matter.

For further information, see the section of this proxy statement entitled "Opinion of Goldman, Sachs & Co." beginning on page 59 and Appendix D.

Interests of the Directors and Executive Officers of ExamWorks in the Merger (page 71)

When considering the recommendation of the Board that you vote "FOR" the proposal to approve and adopt the merger agreement, you should be aware that certain of our directors and executive officers may have interests in the merger that are different from, or in addition to, your interests as a stockholder. The Special Committee was aware of these interests and considered them, among other matters, in evaluating and overseeing the negotiation of the merger agreement, and in recommending that the Board approve the merger agreement and the merger. The Board was also aware of these interests in approving the merger agreement and the merger and in recommending that the merger agreement be approved and adopted by the stockholders of ExamWorks. These interests include the following:

  •
  Agreements, which terminate upon the termination of the merger agreement, between Parent and each of Richard E. Perlman, Executive Chairman of ExamWorks, James K. Price, Chief Executive Officer of ExamWorks, Wesley J. Campbell, President of ExamWorks, J. Miguel Fernandez de Castro, Chief Financial Officer of ExamWorks and William A. Shutzer, a director of ExamWorks (each a rollover investor and, collectively, the rollover investors), pursuant to which (i) each will continue to serve in their respective current positions of the surviving company following the closing of the merger; (ii) each will, with the exception of William A. Shutzer, be entitled to participate in an equity incentive plan to be adopted by Parent following the closing of the merger, consisting of investment in Class A Units and grants of Class B Units of Parent; (iii) they will collectively contribute to Parent up to $45 million of ExamWorks common stock in exchange for units of Parent; (iv) each will vote in favor of the proposal to approve and adopt the merger agreement and any related proposals at the special meeting; and (v) each will vote against any alternative proposal or any proposal relating to an alternative proposal;

  •
  Mr. Shutzer's employment as a Senior Managing Director of Evercore, which ExamWorks has engaged as a financial advisor, and the expectation that Mr. Shutzer will serve as a director of the surviving company as a result of his rollover investment (the terms of which service have not yet been discussed but are expected to be consistent with board positions of similarly situated private companies);

  •
  Accelerated vesting of stock options and shares of restricted stock, and the settlement of those awards in exchange for cash in the amounts specified in this proxy statement; and

  •
  Continued indemnification and directors' and officers' liability insurance to be provided by the surviving company.

If the proposal to approve and adopt the merger agreement is approved by our stockholders and the merger closes, any shares of ExamWorks common stock held by our directors and executive officers will be treated in the same manner as outstanding shares of ExamWorks common stock held by all other ExamWorks stockholders entitled to receive the per-share merger consideration.

Financing of the Merger (page 77)

We anticipate that the total amount of funds necessary to consummate the merger and the related transactions will be approximately $2.2 billion, including the funds needed to (i) pay our stockholders the amounts due to them under the merger agreement; (ii) make payments in respect of ExamWorks' equity and equity-based awards, including unvested options, restricted stock and RSUs to be held in escrow, pursuant to the merger agreement; (iii) refinance or otherwise discharge certain outstanding indebtedness of ExamWorks, including indebtedness that will come due or otherwise be repaid or repurchased as a result of the merger; and (iv) pay all fees and expenses payable by Parent and Merger Sub under the merger agreement and in connection with the debt financing under the debt commitment letters described below. This amount will be funded through a combination of up to approximately $1.172 billion in equity financing under the equity commitment letters described below, up to approximately $1.12 billion in debt financing under the debt commitment letters described below, which we refer to collectively as the financing letters, and ExamWorks' cash and cash equivalents on hand at closing.

In connection with the financing of the merger, Parent has entered into an equity commitment letter, dated as of April 26, 2016, which we refer to as the LGP equity commitment letter, with Green Equity Investors VI, L.P. and Green Equity Investors Side VI, L.P., which we refer to as the LGP funds. The LGP funds are affiliated with Leonard Green. Parent has also entered into an equity commitment letter, dated as of April 26, 2016, which we refer to as the Hux equity commitment letter, with Hux Investment Pte. Ltd., which we refer to as Hux. Collectively, we refer to the LGP equity commitment letter and Hux equity commitment letter as the equity commitment letters, and the LGP funds and Hux as the equity investors. Pursuant to the LGP equity commitment letter, the LGP funds have committed, on a several (not joint and several) basis, to purchase, and/or through one or more of their affiliated entities or co-investors, cause the purchase of equity securities of Parent, at or prior to the closing of the merger, for an amount equal to approximately $822 million in the aggregate. Each LGP fund may allocate all or a portion of its equity commitment to other investors. However, the allocation of any portion of the LGP equity commitment to other investors will reduce such LGP fund's commitment to make or secure capital contributions pursuant to the LGP equity commitment letter only by the amount actually contributed to Parent by such other investors at or prior to the closing of the merger for the purpose of funding a portion of the merger consideration and that is so applied.

Pursuant to the Hux equity commitment letter, Hux has committed to purchase, and/or through one or more of its affiliated entities or co-investors, cause the purchase of equity securities of Parent, at or prior to the closing of the merger, for an amount equal to approximately $350 million. Hux may allocate all or a portion of its equity commitment to other investors. However, the allocation of any portion of the Hux equity commitment to other investors will reduce Hux's commitment to make or secure capital contributions pursuant to the Hux equity commitment letter only by the amount actually contributed to Parent by such other investors at or prior to the closing of the merger for the purpose of funding a portion of the merger consideration and that is so applied.

In connection with the financing of the merger, Parent has also received commitment letters, dated as of April 26, 2016, which, along with the related fee letters, we refer to as the debt commitment letters, from Bank of America, N.A., Merrill, Lynch, Pierce Fenner and Smith, Incorporated, Barclays Bank PLC, Deutshe Bank AG New York Branch, and Deutsche Bank Securities, Inc., among others, which we refer to as the debt financing sources. We refer to the equity commitment letters and the debt commitment letters, collectively, as the commitment letters.

The funding under the commitment letters is subject to certain customary conditions, including conditions that do not relate directly to the merger agreement. We believe the amounts committed under the commitment letters will be sufficient to complete the transactions contemplated by the merger agreement, but we cannot be assured that the full amount of financing will be available or that the committed financing will be sufficient to complete the transactions contemplated by the merger agreement. The amounts committed might be insufficient if, among other things, one or more of the parties to the commitment letters fails to fund the committed amounts in breach of such commitment letters or if the conditions to the commitments to fund the amounts set forth in such commitment letters are not met. The failure of Parent and Merger Sub to obtain any portion of the committed financing (or any alternate financing) is likely to result in the failure of the merger to be consummated. In that case, Parent may be obligated to pay a reverse termination fee to ExamWorks, as described under "The Merger Agreement—Termination Fees" beginning on page 113. Parent's obligation to pay the reverse termination fee is guaranteed pursuant to the guarantee (as described further below).

Guarantee (page 81)

Pursuant to the guarantee delivered by the equity investors in favor of ExamWorks, dated as of April 26, 2016, which we refer to as the guarantee, each guarantor agreed to guarantee the due and punctual performance and discharge of its respective percentage, which we refer to as the guarantee percentage, of the following payment obligations of Parent and, where applicable, Merger Sub:

  •
  Parent's obligation to reimburse ExamWorks for all reasonable out-of-pocket costs incurred in connection with the debt financing and obtaining payoff letters for ExamWorks' existing company debt and liens;

  •
  Parent's and Merger Sub's obligation to indemnify ExamWorks, its affiliates, and representatives from and against all liabilities, obligations, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties incurred by them in connection with the equity and debt financings and delivery of the payoff letters for ExamWorks' existing debt and liens;

  •
  Parent's obligation to pay a reverse termination fee of $94 million to ExamWorks under certain circumstances; and

  •
  Parent's obligation to reimburse ExamWorks for all reasonable and documented out-of-pocket costs and expenses (including attorneys' fees and expenses) in connection with any action against Parent to enforce its right to receive the reverse termination fee.

Each guarantor's aggregate liability under the guarantee is subject to a cap equal to such guarantor's guaranteed percentage of $94 million. The guarantee is attached as Appendix F to this proxy statement.

Appraisal Rights (page 82)

If the merger is approved and becomes effective, holders of our common stock who do not vote their shares in favor of the merger will be entitled to statutory appraisal rights if they strictly comply with Section 262 of the General Corporation Law of the State of Delaware, as amended, which we refer to as the DGCL. For a description of the rights of such holders and of the procedures to be followed in order to assert such rights and obtain payment of the fair value of their shares of stock, see Section 262 of the DGCL, copies of which are attached as Appendix B, as well as the information set forth below.

IN ORDER TO PROPERLY DEMAND APPRAISAL RIGHTS WITH RESPECT TO THE MERGER, A STOCKHOLDER MUST SEND A NOTICE TO EXAMWORKS BEFORE THE DATE OF THE SPECIAL MEETING AND MUST NOT VOTE IN FAVOR OF THE PROPOSAL TO APPROVE AND ADOPT THE MERGER AGREEMENT BY PROXY OR OTHERWISE.

U.S. Federal Income Tax Consequences of the Merger (page 87)

The receipt of cash for shares of ExamWorks common stock pursuant to the merger generally will be a taxable transaction for U.S. federal income tax purposes. The receipt of cash by a U.S. Holder (as defined under "The Merger—U.S. Federal Income Tax Consequences of the Merger" beginning on page 87) in exchange for such U.S. Holder's shares of ExamWorks common stock in the merger generally will result in the recognition of gain or loss in an amount measured by the difference between the cash such U.S. Holder receives in the merger and such U.S. Holder's adjusted tax basis in the shares of ExamWorks common stock surrendered in the merger. A Non-U.S. Holder (as defined under "The Merger—U.S. Federal Income Tax Consequences of the Merger" beginning on page 87) generally will not be subject to U.S. federal income tax with respect to the exchange of our common stock for cash in the merger unless such Non-U.S. Holder has certain connections to the United States. Stockholders should refer to the discussion in the section entitled "The Merger—U.S. Federal Income Tax Consequences of the Merger," beginning on page 87 and consult their own tax advisors concerning the U.S. federal income tax consequences relating to the merger in light of their particular circumstances and any consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Regulatory Approvals Required for the Merger (page 89)

Under the merger agreement, the merger cannot be completed until the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or the HSR Act, has expired or been terminated. ExamWorks and Parent and its affiliates filed their respective HSR Act notifications on May 5, 2016.

The merger agreement also cannot be completed until a notice has been issued by or on behalf of the Treasurer of the Commonwealth of Australia stating that the Commonwealth of Australia has no objections to the merger or the Treasurer shall have ceased to be empowered to make any order or decision under Division 2 of Part 3 of the Foreign Acquisitions and Takeover Act of 1975, as amended, which we refer to as the FATA, in respect of the merger because of lapse of time. Merger Sub filed its FATA application on May 13, 2016.

No Solicitation of Other Offers (page 103)

In the merger agreement, subject to certain exceptions, including the lack of certain restrictions during the go shop period, as described below, ExamWorks has agreed that it will not, directly or indirectly, among other things:

  •
  Solicit, initiate or knowingly encourage or facilitate any inquiry or the making of any proposal that constitutes, or could reasonably be expected to lead to, an alternative proposal;

  •
  Furnish non-public information to or afford access to the business, employees, officers, contracts, properties, assets, books and records of ExamWorks and its subsidiaries to any person that would reasonably be expected to lead to, or in connection with, an inquiry or an alternative proposal;

  •
  Enter into, continue or maintain negotiations or discussions with any person with respect to an inquiry or an alternative proposal;

  •
  Cooperate with or assist or participate in or facilitate any discussions or negotiations regarding, or furnish or cause to be furnished to any person or group (as defined in the merger agreement) any non-public information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or could be reasonably be expected to result in, an alternative proposal;

  •
  Approve, agree to, accept, endorse or recommend, or submit to a vote of its stockholders, any alternative proposal;

  •
  Grant any waiver, amendment or release under any state anti-takeover statute;

  •
  Effect any adverse recommendation change (as summarized below); or

  •
  Enter into any letter of intent or agreement in principle or any agreement providing for any alternative proposal (except for acceptable confidentiality agreements (as described below)).

Notwithstanding these restrictions, which we refer to as the no shop restrictions, if at any time prior to the special meeting, ExamWorks receives an alternative proposal from a third party and such alternative proposal does not result from any material breach by ExamWorks of the no shop restrictions described above, then ExamWorks may, among other things, and at any time prior to the special meeting, enter into and maintain discussions or negotiations with any person with respect to such alternative proposal, and pursuant to the prior execution of an acceptable confidentiality agreement (as described below), furnish any information and afford access to ExamWorks and its subsidiaries' business, employees and properties, to any person in response to such alternative proposal, subject to the Board first determining in good faith (after consultation with ExamWorks' financial advisors and legal counsel) that (i) the failure to take such action would be inconsistent with the directors' exercise of their fiduciary duties under applicable law and (ii) such proposal either constitutes, or would reasonably be expected to lead to, a superior proposal (as described below). At the time of the formation of the Special Committee of the Board of ExamWorks, the Board delegated to the Special Committee full power and authority to evaluate and make a determination on whether or not to proceed with any potential sale of ExamWorks, which would include, without limitation, any alternative proposal.

For a further discussion of the limitations on solicitation of acquisition proposals from third parties, see "The Merger Agreement—No Solicitation of Other Offers" beginning on page 103.

Go Shop Period (page 105)

Notwithstanding the no shop restrictions described above, from the date of the merger agreement until 11:59 p.m. (New York City time) on June 1, 2016, which we refer to as the go shop period, ExamWorks and ExamWorks' subsidiaries and their respective affiliates and representatives had the right to directly or indirectly:

  •
  initiate, solicit and encourage, whether publicly or otherwise, alternative proposals and inquiries, including by way of providing access to non-public information pursuant to (but only pursuant to) one or more acceptable confidentiality agreements (provided that (x) prior to providing any non-public information to any person given such access, ExamWorks shall provide such non-public information to Parent and (y) in no event shall ExamWorks, ExamWorks' subsidiaries or their respective affiliates and representatives provide any person any non-public information of or relating to Parent, Merger Sub or any of their respective affiliates or representatives); and

  •
  enter into, engage in, and maintain discussions or negotiations with respect to alternative proposals and inquiries or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, offers, efforts, attempts, discussions or negotiations.

For a further discussion of the limitations on solicitation of acquisition proposals from third parties, see "The Merger Agreement—Go Shop Period" beginning on page 105.

Adverse Recommendation Changes; Alternative Acquisition Agreements (page 106)

Under the merger agreement, subject to certain exceptions, the Board may not withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to Parent, its merger recommendation or take any action, or make any public statement, filing or release inconsistent with its merger recommendation including recommending against the merger recommendation or approving, endorsing or recommending any alternative proposal (each of the foregoing, we refer to as an adverse recommendation change) except as provided in the merger agreement.

Prior to the special meeting, and notwithstanding the restrictions described above in "—No Solicitation of Other Offers," the Board is permitted in certain circumstances and subject to ExamWorks' compliance with certain obligations (as summarized below), to (i) make an adverse recommendation change, and (ii) terminate the merger agreement and enter into a definitive written agreement providing for a superior proposal.

The Board is permitted to (i) make an adverse recommendation change in the event of an intervening event (as described below) or in the case of a superior proposal, and (ii) terminate the merger agreement to enter into a definitive written agreement providing for a superior proposal if such superior proposal does not result from a material breach of the no shop restrictions described above in "—No Solicitation of Other Offers," if, in each case, the Board determines in good faith (after consultation with its financial advisors and legal counsel and, pursuant to the Board's delegation of authority to the Special Committee, following the recommendation of the Special Committee) that the failure to take such action would be inconsistent with the directors' exercise of their fiduciary duties under applicable law subject further to ExamWorks' compliance with certain notice and other requirements as set forth in the merger agreement.

For a further discussion of the limitations on effecting adverse recommendation changes, and terminating the merger agreement in connection with a superior proposal, see "The Merger Agreement—Adverse Recommendation Changes; Alternative Acquisition Agreements" beginning on page 106.

Conditions to the Closing of the Merger (page 110)

The parties expect to complete the merger after the marketing period (as described in the section entitled "The Merger Agreement—Closing and Effective Time of the Merger; Marketing Period") has ended and all of the conditions to the merger in the merger agreement are satisfied or waived. The parties currently expect to complete the merger in the third quarter of 2016. However, it is possible that factors outside of each party's control could require them to complete the merger at a later time or not to complete it at all. The following are some of the conditions that must be satisfied or, where permitted by law, waived before the merger may be consummated:

  •
  The approval of the proposal to approve and adopt the merger agreement by the requisite affirmative vote of ExamWorks' stockholders;

  •
  The expiration or termination of the applicable waiting period under the HSR Act (which period expired at 11:59 p.m. Eastern time on June 6, 2016) and a notice stating that the Commonwealth of Australia has no objections to the merger, or the lapse of the applicable period of time, under the FATA (see "The Merger—Regulatory Approvals Required for the Merger" beginning on page 89;

  •
  The consummation of the merger not being restrained, enjoined, rendered illegal or otherwise prohibited by any law or order of any governmental authority;

  •
  The accuracy of the representations and warranties of ExamWorks, Parent and Merger Sub in the merger agreement, subject in some instances to materiality or "material adverse effect" qualifiers, at and as of the closing date of the merger;

  •
  The performance in all material respects by ExamWorks, on the one hand, and Parent and Merger Sub, on the other hand, of their respective obligations required to be performed by them under the merger agreement on or before the closing date of the merger;

  •
  Since the date of the merger agreement, there not having occurred any fact, circumstance, effect, change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect (as described below);

  •
  Each of ExamWorks, Parent and Merger Sub shall have entered into an escrow agreement for the merger consideration for payments for the unvested options, restricted stock and RSUs; and

  •
  The rollover investors shall have consummated the rollover investment in accordance with the terms of the rollover agreement.

The "marketing period" refers to the first period of twenty (20) consecutive business days following the date on which ExamWorks shall have delivered to Parent certain financial information and other customary business and financial data requested by Parent to market and consummate the debt financing, which information we refer to as the financing information, and throughout and at the end of which certain conditions are satisfied. The marketing period will commence on or after the later of the day this proxy statement is mailed to ExamWorks stockholders and the forty-fifth (45th) day from the date of the merger agreement and shall not end prior to the fifth (5th) business day following the approval of the stockholders. The marketing period shall either end on or prior to August 19, 2016, or if such period has not ended on or prior to August 19, 2016, then the marketing period will commence no earlier than September 6, 2016; and (iv) the marketing period shall end on any earlier date that is the date on which the debt financing is consummated, in which case the closing shall occur no later than the third business day after such date. For more information see the section entitled "The Merger Agreement—Closing and Effective Time of the Merger; Marketing Period".

Termination of the Merger Agreement (page 112)

In general, the merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after approval of the proposal to approve and adopt the merger agreement by the stockholders of ExamWorks, in the following ways:

  •
  By mutual written consent of Parent and ExamWorks;

  •
  By either Parent or ExamWorks:

  •
  If the merger has not been consummated on or before October 26, 2016, which date we refer to as the termination date;

  •
  If any governmental authority has, by law or order, permanently restrained, enjoined, rendered illegal or otherwise prohibited the transactions contemplated by the merger agreement and such law or order has become final or nonappealable; or

  •
  If ExamWorks' stockholders fail to approve the proposal to approve and adopt the merger agreement at the special meeting of stockholders, or any adjournment or postponement thereof, at which a vote on such proposal is taken; or

  •
  By ExamWorks:

  •
  If Parent or Merger Sub has breached any of their respective representations, warranties, covenants or other agreements in the merger agreement, which (i) would result in the failure of a related closing condition and (ii) is not capable of being cured, or is not cured, before the earlier of the termination date or the date that is 30 calendar days following ExamWorks' delivery of written notice of such breach;

  •
  Prior to receiving the stockholder approval, in order to enter into a definitive written agreement with respect to a superior proposal, if, with respect to an excluded party, as defined below, (i) the Board has, after complying with its obligations to notify and consult with Parent with respect to such superior proposal, authorized ExamWorks to enter into a definitive written agreement with respect to such superior proposal, and (ii) ExamWorks pays to Parent the go shop termination fee of $23.5 million under the merger agreement;

    •
    Prior to receiving the stockholder approval, in order to enter into a definitive written agreement with respect to a superior proposal, if (i) the Board has, after complying with its obligations to notify and consult with Parent with respect to such superior proposal, authorized ExamWorks to enter into a definitive written agreement with respect to such superior proposal and (ii) ExamWorks pays to Parent the termination fee of $47 million under the merger agreement;

    •
    If (i) the marketing period (as described in the section entitled "The Merger Agreement—Closing and Effective Time of the Merger; Marketing Period") has ended and all of the conditions to Parent's and Merger Sub's obligation to consummate the merger are satisfied (other than those conditions that by their terms are to be satisfied at the closing, each of which are then capable of being satisfied at the closing) or, to the extent permitted by law, waived, (ii) ExamWorks has notified Parent in writing that it is ready and willing to consummate the merger and (iii) Parent and Merger Sub have failed to consummate the merger within three business days following ExamWorks' delivery of such notice; or

  •
  By Parent:

  •
  If ExamWorks has breached any of its representations, warranties, covenants or other agreements in the merger agreement such that specified conditions in the merger agreement, which (i) would result in the failure of a related closing condition and (ii) is not capable of being cured, or is not cured, before the earlier of the termination date or the date that is 30 calendar days following Parent's delivery of written notice of such breach; or

  •
  If at any time before receiving the stockholder approval, the Board (i) makes an adverse recommendation change; (ii) fails to reaffirm its recommendation of the transaction or publically state that the merger agreement is in the best interest of ExamWorks within 10 business days of Parent making such request; or (iii) ExamWorks fails to announce that it recommends rejection of any tender offer or exchange by any third party relating to the securities of ExamWorks with 10 business days of the announcement of such tender offer or exchange.

Termination Fees (page 113)

Under the merger agreement, ExamWorks may be required to pay to Parent a termination fee of $47 million if the merger agreement is terminated under specified circumstances.

Under the merger agreement, ExamWorks may be required to pay to Parent a go shop termination fee of $23.5 million if the merger agreement is terminated in order to enter into an acquisition agreement with an excluded party.

Under the merger agreement, Parent may be required to pay to ExamWorks a reverse termination fee of $94 million if the merger agreement is terminated under specified circumstances. In no event will either ExamWorks or Parent be required to pay a termination fee more than once.

Expense Reimbursement (page 114)

If the merger agreement is terminated because ExamWorks' stockholders fail to approve the proposal to approve and adopt the merger agreement at the special meeting of stockholders, ExamWorks would be required to reimburse Parent up to $10 million in respect of certain costs and expenses reasonably incurred by Parent and Merger Sub in connection with the merger agreement and the transactions contemplated thereby. The amount of any termination fee paid by ExamWorks to Parent would be reduced by any such expense reimbursement amount previously paid.

Specific Performance (page 114)

Parent, Merger Sub and ExamWorks are entitled to an injunction or injunctions to prevent breaches or threatened breaches of the merger agreement and to enforce specifically the performance of the terms and provisions of the merger agreement, including the right of a party to cause the other parties to consummate the merger and the other transactions contemplated hereby. The parties are entitled to enforce specifically the performance of terms and provisions the merger agreement, without proof of actual damages (and each party to the merger agreement has agreed to waive any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The parties have also agreed not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach.

ExamWorks is entitled to obtain specific performance or other equitable relief of the obligations of Parent and Merger Sub to cause the equity financing to be funded as contemplated by, and on the terms and subject to the conditions set forth in, the equity commitment letters and/or to consummate the closing of the merger only upon: (i) satisfaction of all conditions to closing, (ii) funding of the debt financing contemplated by the debt commitment letters or confirmation in writing by the debt financing sources that the debt financing will be funded at the closing of the merger if the equity financing is funded at the closing of the merger, and (iii) ExamWorks' irrevocable confirmation that if specific performance is obtained, it would take such the actions required to cause the closing of the merger to occur.

Fees and Expenses (page 115)

Except in specified circumstances, whether or not the merger is consummated, ExamWorks and Parent are each responsible for all of their respective costs and expenses incurred in connection with the merger and the other transactions contemplated by the merger agreement.

Rollover Agreement (page 91)

In connection with the merger agreement, Parent and each of the rollover investors entered into a rollover and subscription agreement (which we refer to as the rollover agreement), pursuant to which, at the time of the merger, each rollover investor shall contribute to Parent a number of shares, which, taken together with each other rollover investor's contributed shares, shall equal $45 million (subject to a decrease of $5 million in the event that Parent secures other equity investment of $350 million or more) of ExamWorks common stock (valued based on the merger consideration of $35.05 per share) in exchange for units of Parent (valued at the same valuation to be used for the other investors of Parent). The per unit valuation of Parent units will be the same per unit valuation received in exchange for both the rollover shares being contributed to Parent by the rollover investors as equity at the closing of the merger and the cash contributed to Parent by non-rollover investors (including the affiliates of Leonard Green investing in Parent at the closing of the merger) as equity at the closing of the merger. Upon the closing of the merger, the rollover investors are expected to beneficially own an indirect interest in ExamWorks of approximately 3.3% or approximately 3.7% (reflecting a rollover value of $40 million or $45 million), without giving effect to any grants of equity interests of Parent or options to purchase equity interests of Parent that the rollover investors are expected to receive following the closing of the merger as part of their employment arrangements with Parent. Pursuant to the rollover agreement, at any time and from time to time prior to the closing of the merger, at Parent's discretion additional persons, including any of our other executive officers, may be made parties to such rollover agreement and, immediately prior to the closing of the merger, such persons will contribute to Parent a number of shares of ExamWorks common stock with an agreed upon aggregate value, based on the per-share merger consideration, in exchange for units of Parent. As of the date of this proxy statement, no additional parties have been asked to join the rollover agreement and, other than the existing rollover investors, none of ExamWorks' directors will participate in the rollover. The rollover agreement is attached as Appendix G to this proxy statement.

Company Stockholder Voting Agreement (page 91)

In connection with the merger agreement, each rollover investor also entered into a voting agreement with Parent, pursuant to which each rollover investor agreed to, among other things, vote their shares of ExamWorks common stock in favor of (i) the adoption of the merger agreement and approval of the merger; (ii) any proposal or action contemplated by the merger agreement in respect of which approval of ExamWorks' stockholders is requested; and (iii) any proposal or action that could reasonably be expected to facilitate the merger and the other transactions contemplated by the merger agreement. Pursuant to each such voting agreement, each rollover investor has also agreed to vote his shares of ExamWorks common stock against (x) any proposal or action that would constitute, or could reasonably be expected to result in, a breach of any covenant, representation or warranty or any other obligation or agreement of ExamWorks under the merger agreement or of such stockholder under the voting agreement or otherwise reasonably would be expected to impede, interfere with, delay, postpone, discourage or adversely affect the merger or any of the other transactions contemplated by the merger agreement, (y) any alternative proposal or any proposal relating to an alternative proposal and (z) any stock purchase agreement, merger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by ExamWorks (other than the merger agreement). Each such voting agreement will terminate upon the earlier of (a) the effective time of the merger; (b) the date on which the merger agreement is terminated in accordance with its terms; and (c) the date on which the parties thereto terminate the voting agreement by mutual agreement.

Market Prices and Dividend Data (page 119)

Our common stock is listed on the NYSE under the symbol "EXAM." On April 26, 2016, the last trading day prior to the public announcement of the execution of the merger agreement, the closing price of our common stock on the NYSE was $33.57 per share. On June 22, 2016, the latest practicable trading day before the printing of this proxy statement, the closing price of our common stock on the NYSE was $34.78 per share.

Under the terms of the merger agreement, from the date of the merger agreement until the earlier of the effective time of the merger or the termination of the merger agreement, we may not declare or pay dividends to our common stockholders without Parent's written consent. Under our current dividend policy, we have never declared or paid any cash dividends on our common stock and have retained any future earnings to support operations and to finance the growth and development of our business.

Legal Proceedings Regarding the Merger (page 91)

Following the announcement of the merger, a putative class action was filed on June 17, 2016 by a purported Company shareholder in the Court of Chancery of the State of Delaware, captioned City of Daytona Beach Police and Fire Pension Fund v. ExamWorks Group, Inc., et al., Case No. 12481, which we refer to as the Complaint.

Plaintiff purports to bring the litigation as a class action on behalf of the public shareholders of the Company. The Complaint names as defendants the members of the Board, the Company, Parent, Merger Sub and Leonard Green. The Complaint generally alleges that the Board breached its fiduciary duties to Company stockholders in connection with the merger because, among other reasons, the Board failed to operate a sale process that fully maximized shareholder value; the Board failed to operate a process that prevented conflicts of interest in the negotiation of the rollover agreement and employment agreements; certain individual defendants are interested in the merger and the Board failed to properly address conflicts that may have arisen from such interests; the Board failed to promptly form a committee of disinterested directors; and certain provisions in the merger agreement unfairly preclude a third party from making an offer for the Company. The Complaint alleges that Leonard Green, Parent and Merger Sub aided and abetted the Board's alleged breaches of fiduciary duty. The Complaint also alleges that the Company and the Board failed to disclose material information to stockholders in connection with the merger. In particular, among other things, the Complaint alleges that the Company and the Board failed to disclose material information in the First Amended Preliminary Proxy Statement on Form 14A filed on June 14, 2016 regarding the background of the merger and financial information that stockholders need to fully consider the merits of the merger. The Complaint seeks, among other things, equitable relief under Delaware law, including to enjoin the closing of the merger, to direct disclosure of all material information concerning the merger prior to the stockholder vote, and to award plaintiff's costs and disbursements, including attorneys' fees. The Company and the Board believe that the action is without merit, and intend to vigorously defend against all claims asserted.

On June 21, 2016, the Company was served with a demand letter (the "Demand Letter") by Cambridge Retirement System, a purported Company shareholder ("Cambridge"), requesting to inspect and copy certain books and records of the Company to investigate possible breaches of fiduciary duties committed by certain Company officers and directors in connection with the Board's decision to enter into the merger agreement. Cambridge requests, among other things, (i) the minutes of the Board and Special Committee for meetings regarding the merger agreement and rollover agreement; (ii) the Board and Special Committee resolutions regarding the merger agreement and rollover agreement; (iii) materials provided by Goldman Sachs or Evercore in connection with the transaction; and (iv) related books and records to (i) through (iii) above.

These stockholder actions are in their early stages, and thus the Company is unable to reasonably estimate any potential material loss in the event of an unfavorable outcome in one or more of these actions. While they could impact consummation of the transactions contemplated by the merger agreement, the Company and the Directors intend to vigorously defend the actions, denying any violations of state or federal law alleged therein.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to address briefly some commonly asked questions regarding the merger, the merger agreement and the special meeting. These questions and answers may not address all questions that may be important to you as a stockholder of ExamWorks. Please refer to the "Summary" and the more detailed information contained elsewhere in this proxy statement, the appendices to this proxy statement and the documents incorporated by reference or referred to in this proxy statement, which you should read carefully and in their entirety.

Q:    Why am I receiving these materials?

A:
The Board is furnishing this proxy statement and form of proxy card to the holders of ExamWorks common stock in connection with the solicitation of proxies to be voted at a special meeting of stockholders or at any adjournments or postponements of the special meeting.

Q:    When and where is the special meeting?

A:
The special meeting will take place on Tuesday, July 26, 2016 at the ExamWorks offices located at 1820 Ringling Boulevard, Sarasota, Florida 34236, at 9:00 a.m. Eastern Time.

Q:    Who is entitled to vote at the special meeting?

A:
Only stockholders of record as of the close of business on May 31, 2016 are entitled to notice of the special meeting and to vote at the special meeting or at any adjournments or postponements thereof. Each holder of ExamWorks common stock is entitled to cast one vote on each matter properly brought before the special meeting for each share of ExamWorks common stock that such holder owned as of the record date.

Q:    May I attend the special meeting and vote in person?

A:
Yes. All stockholders as of the record date may attend the special meeting and vote in person. Seating will be limited. Stockholders will need to present proof of ownership of ExamWorks common stock, such as a bank or brokerage account statement, and a form of personal identification to be admitted to the special meeting. No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the special meeting. Even if you plan to attend the special meeting in person, we encourage you to complete, sign, date and return the enclosed proxy or to submit a proxy to vote electronically over the Internet or via telephone to ensure that your shares will be represented at the special meeting. If you attend the special meeting and wish to vote in person your vote by ballot will revoke any proxy previously submitted. If you hold your shares in "street name," because you are not the stockholder of record, you may not vote your shares in person at the special meeting unless you request and obtain a valid proxy from your broker, bank or other nominee.

Q:    What am I being asked to vote on at the special meeting?

A:
You are being asked to consider and vote on the following proposals:

•
To approve and adopt the merger agreement, pursuant to which Merger Sub will merge with and into ExamWorks, and ExamWorks will become an indirect, wholly owned subsidiary of Parent;

•
To approve one or more adjournments of the special meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to approve and adopt the merger agreement at the time of the special meeting; and

  •
  To approve, by non-binding, advisory vote, compensation that will or may become payable by ExamWorks to its named executive officers in connection with the merger.

Q:    What is the proposed merger and what effects will it have on ExamWorks?

A:
The proposed merger is the acquisition of ExamWorks by Parent pursuant to the merger agreement. If the proposal to approve and adopt the merger agreement is approved by the holders of ExamWorks common stock and the other closing conditions under the merger agreement have been satisfied or waived, Merger Sub will merge with and into ExamWorks, with ExamWorks continuing as the surviving company. As a result of the merger, ExamWorks will become an indirect, wholly owned subsidiary of Parent. ExamWorks will cooperate with Parent to de-list our common stock from the NYSE and de-register under the Exchange Act as soon as reasonably practicable following the effective time of the merger, and at such time, we will no longer be a publicly traded company and will no longer file periodic reports with the SEC. If the merger is consummated, you will not own any shares of the capital stock of the surviving company.

Q:    What will I receive if the merger is completed?

A:
Upon completion of the merger, you will be entitled to receive the per-share merger consideration of $35.05 in cash, without interest and less any applicable withholding taxes, for each share of common stock that you own, unless you have properly demanded and not withdrawn your appraisal rights under the DGCL with respect to such shares. For example, if you own 100 shares of common stock, you will receive $3,505.00 in cash in exchange for your shares of common stock, less any applicable withholding taxes. In either case, you will not own shares in the surviving company.

Q:    How does the per-share merger consideration compare to the market price of ExamWorks common stock prior to the public announcement of the merger agreement?

A:
The per-share merger consideration represents a premium of approximately 22% over the volume weighted average share price of the common stock during the 90 days ended April 26, 2016, the last trading day before the merger agreement was announced.

Q:    What do I need to do now?

A:
We encourage you to read this proxy statement, the appendices to this proxy statement, including the merger agreement, and the documents we refer to in this proxy statement carefully and consider how the merger affects you. Then complete, sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying reply envelope or grant your proxy electronically over the Internet or by telephone, so that your shares can be voted at the special meeting. If you hold your shares in "street name," please refer to the voting instruction forms provided by your broker, bank or other nominee to vote your shares.

Q:    Should I send in my stock certificates now?

A:
No. After the merger is completed, under the terms of the merger agreement, you will receive shortly thereafter a letter of transmittal instructing you to send your stock certificates to the paying agent in order to receive the cash payment of the per-share merger consideration for each share of our common stock represented by the stock certificates. You should use the letter of transmittal to exchange your stock certificates for the cash payment to which you are entitled upon completion of the merger. Please do not send in your stock certificates now.

Q:    What happens if I sell or otherwise transfer my shares of ExamWorks common stock after the record date but before the special meeting?

A:
The record date for the special meeting is earlier than the date of the special meeting and the date the merger is expected to be completed. If you sell or transfer your shares of our common stock after the record date but before the special meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you sell or otherwise transfer your shares and each of you notifies ExamWorks in writing of such special arrangements, you will transfer the right to receive the per-share merger consideration, if the merger is completed, to the person to whom you sell or transfer your shares of our common stock, but you will retain your right to vote these shares at the special meeting. Even if you sell or otherwise transfer your shares of common stock after the record date, we encourage you to complete, date, sign and return the enclosed proxy or submit your proxy to vote via the Internet or telephone.

Q     How does ExamWorks' Board of Directors recommend that I vote?

A:
After consideration of, and based upon, the recommendation of a special committee of the Board consisting entirely of independent and disinterested directors, our Board unanimously determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable to and in the best interests of ExamWorks and its stockholders and approved the execution, delivery and performance by ExamWorks of the merger agreement and the consummation of the transactions contemplated therein, including the merger.

  The Board unanimously recommends that you vote (i) "FOR" the proposal to approve and adopt the merger agreement and thereby approve the transactions contemplated by the merger agreement, including the merger; (ii) "FOR" the proposal to approve one or more adjournments of the special meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to approve and adopt the merger agreement at the time of the special meeting; and (iii) "FOR" the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by ExamWorks to its named executive officers in connection with the merger.

Q:    What happens if the merger is not completed?

A:
If the merger agreement is not adopted by ExamWorks stockholders or if the merger is not consummated for any other reason, ExamWorks stockholders will not receive any payment for their shares of common stock. Instead, ExamWorks will remain a public company, the common stock will continue to be listed and traded on the NYSE and registered under the Exchange Act and we will continue to file periodic reports with the SEC.

  Under specified circumstances, ExamWorks may be required to reimburse certain of Parent's expenses incurred in respect of the transactions contemplated by the merger agreement or pay Parent a termination fee, or may be entitled to receive a reverse termination fee from Parent, upon the termination of the merger agreement, as described under "The Merger Agreement—Termination Fees" beginning on page 113 and "The Merger Agreement—Expense Reimbursement" beginning on page 114.

Q:    Do any of ExamWorks' directors or officers have interests in the merger that may differ from those of ExamWorks stockholders generally?

A:
In considering the recommendation of the Board with respect to the proposal to approve and adopt the merger agreement, you should be aware that certain of our directors and executive officers may have interests in the merger that are different from, or in addition to, your interests as a stockholder. The Special Committee was aware of these interests and considered them, among other matters, in evaluating and overseeing the negotiation of the merger agreement, and in recommending that the Board approve the merger agreement and the merger. The Board was also aware of these interests in approving the merger agreement and the merger and in recommending that the merger agreement be approved and adopted by the stockholders of ExamWorks. For a description of the interests of our directors and executive officers in the merger, see "The Merger—Interests of the Directors and Executive Officers of ExamWorks in the Merger" beginning on page 71.

Q:    What vote is required to approve and adopt the merger agreement?

A:
The affirmative vote of the holders of a majority of the voting power of all shares of our common stock entitled to vote at the special meeting is required to approve the proposal to approve and adopt the merger agreement.

  The failure of any stockholder of record to submit a signed proxy card, grant a proxy electronically over the Internet or by telephone or to vote in person by ballot at the special meeting will have the same effect as a vote "AGAINST" the proposal to approve and adopt the merger agreement. If you hold your shares in "street name," the failure to instruct your broker, bank or other nominee on how to vote your shares will result in a broker non-vote and will have the same effect as a vote "AGAINST" the proposal to approve and adopt the merger agreement. Abstentions will have the same effect as a vote "AGAINST" the proposal to approve and adopt the merger agreement.

  As of May 31, 2016, the record date for determining who is entitled to vote at the special meeting, there were 41,751,847 shares of ExamWorks common stock issued and outstanding. Each holder of ExamWorks common stock is entitled to one vote per share of stock owned by such holder as of the record date.

Q:    What vote is required to approve the proposal to approve one or more adjournments of the special meeting to a later date or dates if necessary or appropriate to solicit additional proxies and the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by ExamWorks to its named executive officers in connection with the merger?

A:
Approval of the proposal to approve one or more adjournments of the special meeting, whether or not a quorum is present, requires the affirmative vote of a majority of the voting power of all shares of our common stock represented at the special meeting, either in person or by proxy, and entitled to vote at the special meeting. Approval of the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by ExamWorks to its named executive officers in connection with the merger requires the affirmative vote of a majority of the voting power of all shares of our common stock represented at the special meeting, in person or by proxy, and entitled to vote at the special meeting.

  The failure of any stockholder of record to submit a signed proxy card, grant a proxy electronically over the Internet or by telephone or to vote in person by ballot at the special meeting will not have any effect on the adjournment proposal or the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by ExamWorks to its named executive officers in connection with the merger. If you hold your shares in "street name," the failure to instruct your broker, bank or other nominee on how to vote your shares with respect to any of the proposals before the special meeting, your shares will not be present at the meeting and will not have any effect on the adjournment proposal or the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by ExamWorks to its named executive officers in connection with the merger. If you provide voting instructions to your broker as to how to vote on one or more of the proposals before the meeting but not on the adjournment proposal or the proposal to approve, by non-binding advisory vote, compensation that will or may become payable by ExamWorks to its named executive officers in connection with the merger then there will be a broker non-vote as to any proposal upon which you do not provide voting instructions which will have the same effect as a vote "AGAINST" such proposal. Abstentions will have the same effect as a vote "AGAINST" the adjournment proposal and the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by ExamWorks to its named executive officers in connection with the merger.

Q:    What is a quorum?

A:
The holders of a majority of the voting power of all shares of our common stock entitled to vote at a special meeting, present in person, present by any means of remote communication, authorized by the Board in its sole discretion, or represented by proxy, will constitute a quorum at the special meeting. If a quorum is not present, the affirmative vote of a majority of our shares of common stock represented at the special meeting, either in person or by proxy, and entitled to vote at the meeting may adjourn the meeting until a quorum is present.

Q:    What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:
If your shares are registered directly in your name with our transfer agent, Computershare, you are considered, with respect to those shares, to be the "stockholder of record." In this case, this proxy statement and your proxy card have been sent directly to you by ExamWorks.

  If your shares are held through a broker, bank or other nominee, you are considered the "beneficial owner" of the shares of ExamWorks common stock held in "street name." In that case, this proxy statement has been forwarded to you by your broker, bank or other nominee who is considered, with respect to those shares, to be the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote your shares by following their instructions for voting. You are also invited to attend the special meeting. However, because you are not the stockholder of record, you may not vote your shares in person at the special meeting unless you request and obtain a valid proxy from your broker, bank or other nominee.

Q:    How may I vote?

A:
If you are a stockholder of record (that is, if your shares of common stock are registered in your name with Computershare, our transfer agent), there are four ways to vote:

•
By attending the special meeting and voting in person by ballot;

•
By visiting the Internet at the address on your proxy card;

•
By calling toll-free (within the U.S. or Canada) at the phone number on your proxy card; or

•
By completing, dating, signing and returning the enclosed proxy card in the accompanying prepaid reply envelope.

  A control number, located on your proxy card, is designed to verify your identity and allow you to vote your shares of common stock, and to confirm that your voting instructions have been properly recorded when voting electronically over the Internet or by telephone. Please be aware that, although there is no charge for voting your shares, if you vote electronically over the Internet or by telephone, you may incur costs such as telephone and Internet access charges for which you will be responsible.

  Even if you plan to attend the special meeting in person, you are strongly encouraged to submit a proxy to vote your shares of common stock. If you are a record holder or if you obtain a valid proxy to vote shares which you beneficially own, you may still vote your shares of common stock in person at the special meeting. Any such vote will automatically revoke any proxy you previously submitted.

  If your shares are held in "street name" through a broker, bank or other nominee, you may vote through your broker, bank or other nominee by completing and returning the voting form provided by your broker, bank or other nominee, or electronically over the Internet or by telephone through your broker, bank or other nominee if such a service is provided. To vote via the Internet or via telephone through your broker, bank or other nominee, you should follow the instructions on the voting form provided by your broker, bank or nominee.

Q:    If my broker holds my shares in "street name," will my broker vote my shares for me?

A:
Not without your direction. Your broker, bank or other nominee will only be permitted to vote your shares on any proposal if you instruct your broker, bank or other nominee on how to vote. Under applicable stock exchange rules, brokers, banks or other nominees have the discretion to vote your shares on routine matters if you fail to instruct your broker, bank or other nominee on how to vote your shares with respect to such matters. The proposals in this proxy statement are non-routine matters, and brokers, banks and other nominees therefore cannot vote on these proposals without your instructions. Therefore, it is important that you instruct your broker, bank or nominee on how you wish to vote your shares.

  You should follow the procedures provided by your broker, bank or other nominee regarding the voting of your shares of ExamWorks common stock. Without instructions, a broker non-vote will result, and your shares will not be voted. A broker non-vote as to any proposal will have the same effect as if you voted against the proposal.

Q:    May I change my vote after I have mailed my signed proxy card or otherwise submitted my vote by proxy?

A:
Yes. If you are a stockholder of record, you may change your vote or revoke your proxy at any time before it is voted at the special meeting by:

•
Submitting a new proxy electronically over the Internet or by telephone after the date of the earlier submitted proxy;

•
Delivering a written notice of revocation to our Secretary;

•
Signing another proxy card with a later date and returning it to us prior to the special meeting; or

•
Attending the special meeting and voting in person.

  If you hold your shares of common stock in "street name," you should contact your broker, bank or other nominee for instructions regarding how to change your vote. You may also vote in person at the special meeting if you obtain a valid proxy from your broker, bank or other nominee.

Q:    What is a proxy?

A:
A proxy is your legal designation of another person, referred to as a "proxy," to vote your shares of ExamWorks common stock. The written document describing the matters to be considered and voted on at the special meeting is called a "proxy statement." The document used to designate a proxy to vote your shares of ExamWorks common stock is called a "proxy card." The Board has designated Richard E. Perlman and James K. Price, and each of them with full power of substitution, as proxies for the special meeting.

Q:    If a stockholder gives a proxy, how are the shares voted?

A:
Regardless of the method you choose to vote, the individuals named on the enclosed proxy card, or your proxies, will vote your shares in the way that you indicate. When completing the Internet or telephone process or the proxy card, you may specify whether your shares should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the special meeting.

  If you properly sign your proxy card but do not mark the boxes showing how your shares should be voted on a matter, the shares represented by your properly signed proxy will be voted (i) "FOR" the proposal to approve and adopt the merger agreement; (ii) "FOR" the proposal to approve one or more adjournments of the special meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to approve and adopt the merger agreement at the time of the special meeting; and (iii) "FOR" the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by ExamWorks to its named executive officers in connection with the merger.

Q:    What should I do if I receive more than one set of voting materials?

A:
You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, date, sign and return (or grant a proxy to vote via the Internet or telephone with respect to) each proxy card and voting instruction card that you receive.

Q:    Who will count the votes?

A:
The votes will be counted by the independent inspector of election appointed for the special meeting.

Q:    Where can I find the voting results of the special meeting?

A:
ExamWorks intends to announce preliminary voting results at the special meeting and publish final results in a Current Report on Form 8-K that will be filed with the SEC following the special meeting. All reports that ExamWorks files with the SEC are publicly available when filed. See "Where You Can Find More Information" beginning on page 125 of this proxy statement.

Q:    Will I be subject to U.S. federal income tax upon the exchange of ExamWorks common stock for cash pursuant to the merger?

A:
If you are a U.S. Holder (as defined under "The Merger—U.S. Federal Income Tax Consequences of the Merger" beginning on page 87), the exchange of ExamWorks common stock for cash pursuant to the merger generally will require you to recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash you received pursuant to the merger and your adjusted tax basis in the shares of our common stock surrendered pursuant to the merger. A Non-U.S. Holder (as defined under "The Merger—U.S. Federal Income Tax Consequences of the Merger" beginning on page 87) generally will not be subject to U.S. federal income tax with respect to the exchange of our common stock for cash in the merger unless such Non-U.S. Holder has certain connections to the United States. Because particular circumstances may differ, we recommend that you consult your own tax advisor to determine the U.S. federal income tax consequences relating to the merger in light of your own particular circumstances and any consequences arising under the laws of any state, local or foreign taxing jurisdiction. A more complete description of the U.S. federal income tax consequences of the merger is provided under "The Merger—U.S. Federal Income Tax Consequences of the Merger" beginning on page 87 of this proxy statement.

Q:    What will the holders of ExamWorks stock options, restricted stock and RSUs receive in the merger?

A:
At the effective time of the merger, each then-outstanding option to purchase shares of ExamWorks common stock, whether or not vested, will be cancelled and converted into the right to receive an amount in cash equal to the product of (i) the total number of shares of ExamWorks common stock subject to the option and (ii) the amount, if any, by which the per-share merger consideration exceeds the exercise price per share of ExamWorks common stock underlying the stock option (less any applicable withholding taxes). Payments for options to purchase shares which were unvested at the effective time of the merger will be held in escrow and released in accordance with the vesting schedule in the applicable option award agreement.

  At the effective time of the merger, each then-outstanding share of restricted stock and RSU will become fully vested and will be considered to be an outstanding share of ExamWorks common stock for purposes of the merger agreement that will entitle the holder to receive an amount of cash equal to the per-share merger consideration (less any applicable withholding taxes) in accordance with the same terms and conditions as applied to holders of ExamWorks common stock generally. Payments for restricted stock and RSUs which were unvested at the effective time of the merger will be held in escrow and released in accordance with the vesting schedule in the applicable award agreement.

Q:    When do you expect the merger to be completed?

A:
We are working toward completing the merger as quickly as possible and currently expect to consummate the merger in the third quarter of 2016 after the marketing period (as described in the section entitled "The Merger Agreement—Closing and Effective Time of the Merger; Marketing Period") has ended. However, the exact timing of completion of the merger cannot be predicted because the merger is subject to conditions, including adoption of the merger agreement by our stockholders and the receipt of regulatory approvals.

Q:    Am I entitled to appraisal rights under the DGCL?

A:
Yes. As a holder of ExamWorks' common stock, you are entitled to exercise appraisal rights under the DCGL in connection with the merger if you take certain actions and meet certain conditions. See "The Merger—Appraisal Rights" beginning on page 82.

Q:    What is householding and how does it affect me?

A:
The SEC permits companies to send a single set of proxy materials to any household at which two or more stockholders reside, unless contrary instructions have been received, but only if the applicable company provides advance notice and follows certain procedures. In such cases, each stockholder continues to receive a separate notice of the meeting and proxy card. Certain brokerage firms may have instituted householding for beneficial owners of shares of ExamWorks common stock held through brokerage firms. If your family has multiple accounts holding shares of ExamWorks common stock, you may have already received householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of this proxy statement. The broker will arrange for delivery of a separate copy of this proxy statement promptly upon your written or oral request. You may decide at any time to revoke your decision to household, and thereby receive multiple copies.

Q:    Who can help answer my questions?

A:
If you have any questions concerning the merger, the special meeting or this proxy statement, would like additional copies of this proxy statement or need help voting your shares of common stock, please contact our proxy solicitor:

MacKenzie Partners, Inc.
105 Madison Avenue
New York, NY 10016
Email: proxy@mackenziepartners.com
Call collect: (212) 929-5500
Call toll-free: (800) 322-2885

THE SPECIAL MEETING

The enclosed proxy is solicited on behalf of the Board for use at the special meeting of stockholders or at any adjournments or postponements thereof.

Date, Time and Place

We will hold the special meeting on Tuesday, July 26, 2016 at the ExamWorks offices located at 1820 Ringling Boulevard, Sarasota, Florida 34236, at 9:00 a.m. Eastern Time.

Purpose of the Special Meeting

At the special meeting, we will ask our stockholders of record as of the record date to vote on proposals to (i) approve and adopt the merger agreement; (ii) approve one or more adjournments of the special meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to approve and adopt the merger agreement at the time of the special meeting; and (iii) approve, by non-binding, advisory vote, compensation that will or may become payable by ExamWorks to its named executive officers in connection with the merger.

Record Date; Shares Entitled to Vote; Quorum

Only stockholders of record as of the close of business on May 31, 2016 are entitled to notice of the special meeting and to vote at the special meeting or at any adjournments or postponements thereof. A list of stockholders entitled to vote at the special meeting will be available in our offices located at 3280 Peachtree Road NE, Suite 2625, Atlanta, GA 30305, during regular business hours for a period of at least ten days before the special meeting and at the place of the special meeting during the meeting.

As of the record date, there were 41,751,847 shares of our common stock outstanding and entitled to be voted at the special meeting.

A quorum of stockholders is necessary to hold a special meeting. The holders of a majority of the voting power of all shares of our common stock entitled to vote at the special meeting, either present in person or represented by proxy, will constitute a quorum at the special meeting. As a result, 20,875,924 shares must be represented by proxy or by stockholders present and entitled to vote at the special meeting to have a quorum. Shares that abstain on one or more of the proposals before the meeting are deemed to be present for quorum purposes. If you hold your shares in "street name" the failure to instruct your broker, bank or other nominee on how to vote your shares on any of the proposals before the special meeting will result in a broker non-vote as to any proposal for which you did not provide voting instructions. If you fail to provide your broker with instructions how to vote on any of the proposals before the meeting your shares will not be present at the meeting for quorum purposes. If you provide your broker with instructions how to vote on one or more but not all of the proposals before the meeting your shares will be present at the meeting for quorum purposes.

In the event that a quorum is not present at the special meeting, it is expected that the meeting would be adjourned to a later date to solicit additional proxies.

Vote Required; Abstentions and Broker Non-Votes

The affirmative vote of the holders of a majority of the voting power of all shares of our common stock entitled to vote at the special meeting is required to approve the proposal to approve and adopt the merger agreement. Approval and adoption of the merger agreement by our stockholders is a condition to the closing of the merger.

Approval of the proposal to approve one or more adjournments of the special meeting, whether or not a quorum is present, requires the affirmative vote of a majority of the voting power of all shares of our common stock represented at the special meeting, either in person or by proxy, and entitled to vote at the special meeting. Approval of the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by ExamWorks to its named executive officers in connection with the merger requires the affirmative vote of a majority of the voting power of all shares of our common stock represented at the special meeting, in person or by proxy, and entitled to vote at the special meeting.

If an ExamWorks stockholder abstains from voting, the abstention will have the same effect as if the stockholder voted "AGAINST" the proposal to approve and adopt the merger agreement. For stockholders who attend the meeting or are represented by proxy and abstain from voting, the abstention will have the same effect as if the stockholder voted "AGAINST" the proposal to approve one or more adjournments of the special meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to approve and adopt the merger agreement at the time of the special meeting and the stockholder voted "AGAINST" the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by ExamWorks to its named executive officers in connection with the merger.

If you hold your shares in "street name" the failure to instruct your broker, bank or other nominee on how to vote your shares on any of the proposals before the special meeting will result in a broker non-vote, and each broker non-vote will count as a vote "AGAINST" the proposal to approve and adopt the merger agreement, but will have no effect on the proposal to approve one or more adjournments of the special meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to approve and adopt the merger agreement at the time of the special meeting and the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by ExamWorks to its named executive officers in connection with the merger. If you provide your broker with instructions how to vote on one or more of the proposals before the special meeting but not the adjournment proposal or the proposal to approve by non-binding, advisory vote, compensation that will or may become payable by ExamWorks to its named executive officers in connection with the merger there will be a broker non-vote as to the proposal as to which you do not provide voting instructions which will have the same effect as a vote "AGAINST" such proposal.

Stock Ownership by ExamWorks' Directors and Executive Officers

As of May 31, 2016, the record date, our directors and executive officers beneficially owned and were entitled to vote, in the aggregate, 1,997,095 shares of our common stock (excluding any shares of our common stock that would be delivered upon exercise or conversion of stock options or other equity-based awards), representing approximately 4.78% of the outstanding shares of our common stock. In connection with the merger agreement, Richard E. Perlman, our Executive Chairman, James K. Price, our Chief Executive Officer, Wesley J. Campbell, our President, J. Miguel Fernandez de Castro, our Chief Financial Officer, and William A. Shutzer, a member of the Board of Directors entered into voting agreements with Parent, pursuant to which they agreed to, among other things, vote their shares of ExamWorks common stock in favor of (i) the adoption of the merger agreement and approval of the merger; (ii) any proposal or action contemplated by the merger agreement in respect of which approval of ExamWorks' stockholders is requested; and (iii) any proposal or action that could reasonably be expected to facilitate the merger and the other transactions contemplated by the merger agreement and against (x) any proposal or action that would constitute, or could reasonably be expected to result in, a breach of any covenant, representation or warranty or any other obligation or agreement of ExamWorks under the merger agreement or of such stockholder under the voting agreement or otherwise reasonably would be expected to impede, interfere with, delay, postpone, discourage or adversely affect the merger or any of the other transactions contemplated by the merger agreement, (y) any alternative proposal or any proposal relating to an alternative proposal and (z) any stock purchase agreement, merger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by ExamWorks (other than the merger agreement). Such voting agreement will terminate upon the earlier of (a) the effective time of the merger; (b) the date on which the merger agreement is terminated in accordance with its terms; and (c) the date on which the parties thereto terminate the voting agreement by mutual agreement. The form of the voting agreement is attached as Appendix E to this proxy statement.

Additionally, our other directors and executive officers have informed us that they currently intend to vote all of their shares of ExamWorks common stock (i) "FOR" the proposal to approve and adopt the merger agreement; (ii) "FOR" the proposal to approve one or more adjournments of the special meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to approve and adopt the merger agreement at the time of the special meeting; and (iii) "FOR" the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by ExamWorks to its named executive officers in connection with the merger.

Voting of Proxies

If your shares are registered in your name with our transfer agent, Computershare, you may cause your shares to be voted by returning a signed proxy card, or you may vote in person at the special meeting. Additionally, you may submit electronically over the Internet or by phone a proxy authorizing the voting of your shares by following the instructions on your proxy card. You must have the enclosed proxy card available, and follow the instructions on the proxy card, in order to submit a proxy electronically over the Internet or by telephone. Based on your proxy cards or Internet and telephone proxies, the proxy holders will vote your shares according to your directions.

If you plan to attend the special meeting and wish to vote in person, you will be given a ballot at the meeting. If your shares are registered in your name, you are encouraged to vote by proxy even if you plan to attend the special meeting in person. If you attend the special meeting and wish to vote in person, your vote by ballot will revoke any proxy previously submitted.

Voting instructions are included on your proxy card. All shares represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in accordance with the instructions of the stockholder. Properly executed proxies that do not contain voting instructions will be voted (i) "FOR" the proposal to approve and adopt the merger agreement; (ii) "FOR" the proposal to approve one or more adjournments of the special meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to approve and adopt the merger agreement at the time of the special meeting; and (iii) "FOR" the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by ExamWorks to its named executive officers in connection with the merger. No proxy that is specifically marked against the proposal to approve and adopt the merger agreement will be voted in favor of the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by ExamWorks to its named executive officers in connection with the merger, unless it is specifically marked "FOR" the approval of such proposal.

If your shares are held in "street name" through a broker, bank or other nominee, you may vote through your broker, bank or other nominee by completing and returning the voting form provided by your broker, bank or other nominee, or by the Internet or telephone through your broker, bank or other nominee if such a service is provided. To vote via the Internet or telephone through your broker, bank or other nominee, you should follow the instructions on the voting form provided by your broker, bank or other nominee. Under applicable stock exchange rules, brokers, banks or other nominees have the discretion to vote your shares on routine matters if you fail to instruct your broker, bank or other nominee on how to vote your shares with respect to such matters. The proposals in this proxy statement are non-routine matters, and brokers, banks and other nominees therefore cannot vote on these proposals without your instructions. If you do not return your broker's, bank's or other nominee's voting form, do not vote via the Internet or telephone through your broker, bank or other nominee, if applicable, or do not attend the special meeting and vote in person with a proxy from your broker, bank or other nominee, such actions will result in a broker non-vote and will have the same effect as if you voted "AGAINST" the proposal to approve and adopt the merger agreement but will not have any effect on the adjournment proposal or the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by ExamWorks to its named executive officers in connection with the merger.

Revocability of Proxies

If you are a stockholder of record, you may change your vote or revoke your proxy at any time before it is voted at the special meeting by:

  •
  Submitting a new proxy electronically over the Internet or by telephone after the date of the earlier submitted proxy;

  •
  Delivering a written notice of revocation to our Secretary;

  •
  Signing another proxy card with a later date and returning it to us prior to the special meeting; or

  •
  Attending the special meeting and voting in person.

Please note that to be effective, your new proxy card, Internet or telephonic voting instructions or written notice of revocation must be received by our Secretary prior to the special meeting and, in the case of Internet or telephonic voting instructions, must be received before 11:59 p.m. Eastern Time on July 25, 2016. If you have submitted a proxy but instead attend the special meeting and wish to vote in person, your vote by ballot will revoke any proxy previously submitted.

If you hold your shares of common stock in "street name," you should contact your broker, bank or other nominee for instructions regarding how to change your vote. You may also vote in person at the special meeting if you obtain a valid proxy from your broker, bank or other nominee. Any adjournment of the special meeting for the purpose of soliciting additional proxies will allow ExamWorks stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting, as adjourned.

Board of Directors' Recommendation

The Board, acting upon the recommendation of the Special Committee and after considering various factors described in the section entitled "The Merger—Recommendation of Our Board of Directors and Reasons for the Merger," unanimously determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are fair to, advisable and in the best interests of ExamWorks and its stockholders, declared the merger agreement advisable under Delaware law and approved, adopted and authorized the merger agreement and the transactions contemplated by the merger agreement, including the merger.

The Board unanimously recommends that you vote (i) "FOR" the proposal to approve and adopt the merger agreement and thereby approve the transactions contemplated by the merger agreement, including the merger; (ii) "FOR" the proposal to approve one or more adjournments of the special meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to approve and adopt the merger agreement at the time of the special meeting; and (iii) "FOR" the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by ExamWorks to its named executive officers in connection with the merger.

Solicitation of Proxies

The expense of soliciting proxies in the enclosed form will be borne by ExamWorks. We have retained MacKenzie Partners, Inc., a proxy solicitation firm, to solicit proxies in connection with the special meeting at a cost of approximately $25,000 plus expenses. Proxies may also be solicited by some of our directors, officers and employees, personally or by telephone, facsimile or other means of communication. No additional compensation will be paid for such services.

Anticipated Date of Completion of the Merger

Assuming timely satisfaction of necessary closing conditions, including the approval by our stockholders of the proposal to approve and adopt the merger agreement, we anticipate that the merger will be consummated after the marketing period (as described in the section entitled "—Closing and Effective Time of the Merger; Marketing Period") has ended in the third quarter of 2016.

Other Matters

At this time, we know of no other matters to be submitted at the special meeting.

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting to be Held on Tuesday, July 26, 2016

The proxy statement is available at www.proxyvote.com.

Householding of Special Meeting Materials

We may send a single copy of this proxy statement to any household at which two or more stockholders reside in accordance with SEC rules, unless we have received contrary instructions. Each stockholder in the household will continue to receive a separate proxy card. This process, known as "householding," reduces the volume of duplicate information received at your household and helps to reduce our expenses.

If, at any time, you no longer wish to participate in "householding" and would prefer to receive a separate proxy statement, please notify your broker or direct your written request to: Computershare, P.O. Box 43006, Providence, RI 02940, or contact Computershare by telephone at (800) 522-6645. We will promptly deliver upon written or oral request a separate copy of the proxy statement to a stockholder at a shared address to which a single copy of the proxy statement was delivered. Stockholders who currently receive multiple copies of the proxy statement at their addresses and would like to request "householding" of their communications should contact their broker.

Rights of Stockholders Who Assert Appraisal Rights

If the merger is approved and becomes effective, holders of common stock who do not vote their shares in favor of the merger will be entitled to statutory appraisal rights if they strictly comply with Section 262 of the DGCL. For a description of the rights of such holders and of the procedures to be followed in order to assert such rights and obtain payment of the fair value of their shares of stock, see Section 262 of the DGCL, copies of which are attached as Appendix B, as well as the information set forth below.

IN ORDER TO PROPERLY DEMAND APPRAISAL RIGHTS WITH RESPECT TO THE MERGER, A STOCKHOLDER MUST SEND A NOTICE TO EXAMWORKS BEFORE THE DATE OF THE SPECIAL MEETING AND MUST NOT VOTE IN FAVOR OF THE PROPOSAL TO APPROVE AND ADOPT THE MERGER AGREEMENT BY PROXY OR OTHERWISE.

Questions and Additional Information

If you have more questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please contact our proxy solicitor:

MacKenzie Partners, Inc.
105 Madison Avenue
New York, NY 10016
Email: proxy@mackenziepartners.com
Call collect: (212) 929-5500
Call toll-free: (800) 322-2885

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This proxy statement, and the documents to which we refer you in this proxy statement, as well as information included in oral statements or other written statements made or to be made by us or on our behalf, may include "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements relating to the completion of the merger. Forward-looking statements can usually be identified by the use of terminology such as "anticipate," "believe," "continue," "could," "estimate," "evolve," "expect," "forecast," "intend," "looking ahead," "may," "opinion," "plan," "possible," "potential," "project," "should," "will" and similar words or expression. These statements are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially from those anticipated as a result of various factors, including:

  •
  ExamWorks may be unable to obtain stockholder approval as required for the merger;

  •
  Conditions to the closing of the merger, including the obtaining of required regulatory approvals, may not be satisfied;

  •
  The merger may involve unexpected costs, liabilities or delays;

  •
  The business of ExamWorks may suffer as a result of uncertainty surrounding the merger;

  •
  The outcome of any legal proceedings related to the merger;

  •
  ExamWorks may be adversely affected by other economic, business, and/or competitive factors;

  •
  The occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement;

  •
  The ability to recognize benefits of the merger;

  •
  Risks that the merger disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger;

  •
  Other risks to consummation of the merger, including the risk that the merger will not be consummated within the expected time period or at all;

  •
  The risks described from time to time in ExamWorks reports filed with the SEC under the heading "Risk Factors," including the Annual Report on Form 10-K for the fiscal year ended December 31, 2015, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K and in other of ExamWorks filings with the SEC; and

  •
  General industry and economic conditions.

Consequently, all of the forward-looking statements we make in this proxy statement are qualified by the information contained or incorporated by reference herein, including, but not limited to, (a) the information contained under this heading and (b) the information contained under the headings "Risk Factors" and information in our consolidated financial statements and notes thereto included in our most recent filings on Forms 10-K and 10-Q (see "Where You Can Find More Information" beginning on page 125). No assurance can be given that these are all of the factors that could cause actual results to vary materially from the forward-looking statements.

Except as required by applicable law, we undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. ExamWorks stockholders are advised, however, to consult any future disclosures we make on related subjects as may be detailed in our other filings made from time to time with the SEC.

 THE MERGER

This discussion of the merger is qualified in its entirety by reference to the merger agreement, which is attached to this proxy statement as Appendix A and incorporated into this proxy statement by reference. You should read the entire merger agreement carefully as it is the legal document that governs the merger.

Parties Involved in the Merger

    ExamWorks Group, Inc.
        3280 Peachtree Road NE, Suite 2625
        Atlanta, GA 30305
        (404) 952-2400

ExamWorks Group, Inc. is a leading provider of independent medical examinations, peer reviews, bill reviews, Medicare compliance services, case management services, record retrieval services, document management services and other related services, which we refer to as IME services. We provide the majority of these IME services through our medical panel of credentialed physicians and other medical providers. Our clients include property and casualty insurance carriers, law firms, third-party claim administrators and government agencies that use independent services to confirm the veracity of claims by sick or injured individuals and to facilitate the delivery and quality of cost—effective care for workers' compensation, automotive, personal injury liability and disability insurance coverage. We help our clients manage costs and enhance their risk management and compliance processes by verifying the validity, nature, cause and extent of claims, identifying fraud and providing fast, efficient and quality IME services.

For more information about ExamWorks, please visit our website at www.examworks.com. Our website address is provided as an inactive textual reference only. The information contained on our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document on file with or furnished to the SEC. See also "Where You Can Find More Information" beginning on page 125.

Our common stock is currently listed on the NYSE under the symbol "EXAM."

    Gold Parent, L.P.
        c/o Leonard Green & Partners, L.P.
        11111 Santa Monica Boulevard, Suite 2000
        Los Angeles, California 90025
        (310) 954-0444

Gold Parent, L.P. is a Delaware limited partnership that was formed by affiliates of Leonard Green solely for the purpose of entering into the merger agreement and completing the transactions contemplated by the merger agreement and the related financing transactions. Parent has not engaged in any business except for activities incidental to its formation and as contemplated by the merger agreement. Parent is currently controlled by investment funds affiliated with Leonard Green. Upon completion of the merger, ExamWorks will be an indirect, wholly owned subsidiary of Parent.

Founded in 1989 and based in Los Angeles, Leonard Green & Partners, L.P. is one of the nation's preeminent private equity firms. Leonard Green invests in established companies that are leaders in their markets, including Life Time Fitness, The Container Store, Shake Shack, Whole Foods Market, Topshop, J.Crew, Jetro Cash & Carry, Activision, CHG Healthcare and Petco. For more information, please visit www.leonardgreen.com.

    Gold Merger Co, Inc.
    c/o Leonard Green & Partners, L.P.
    11111 Santa Monica Boulevard, Suite 2000
    Los Angeles, California 90025
    (310) 954-0444

Gold Merger Co, Inc., or Merger Sub, is a Delaware corporation that was formed solely for the purpose of entering into the merger agreement and completing the transactions contemplated by the merger agreement and the related financing transactions. Merger Sub is an indirect, wholly owned subsidiary of Parent and has not engaged in any business except for activities incidental to its formation and as contemplated by the merger agreement and the related financing transactions. Upon the completion of the merger, Merger Sub will cease to exist and ExamWorks will continue as the surviving company.

Certain Effects of the Merger on ExamWorks

Upon the terms and subject to the conditions of the merger agreement, Merger Sub will merge with and into ExamWorks, with ExamWorks continuing as the surviving company. As a result of the merger, ExamWorks will become an indirect, wholly owned subsidiary of Parent. ExamWorks will cooperate with Parent to de-list our common stock from the NYSE Market and de-register under the Exchange Act as soon as reasonably practicable following the effective time of the merger, and at such time, we will no longer be a publicly traded company and will no longer file periodic reports with the SEC. If the merger is consummated, you will not own any shares of the capital stock of the surviving company.

The effective time of the merger will occur upon the filing of certificate of merger with the Secretary of State of the State of Delaware (or at such later time as we and Parent may agree and specify in the certificate of merger).

Effect on ExamWorks if the Merger is Not Completed

If the merger agreement is not adopted by ExamWorks stockholders or if the merger is not completed for any other reason, ExamWorks stockholders will not receive any payment for their shares of common stock. Instead, ExamWorks will remain a public company, our common stock will continue to be listed and traded on the NYSE and registered under the Exchange Act and we will continue to file periodic reports with the SEC.

Furthermore, if the merger is not consummated, and depending on the circumstances that would have caused the merger not to be consummated, it is likely that the price of ExamWorks' common stock will decline significantly.

If that were to occur, it is uncertain when, if ever, the price of ExamWorks' common stock would return to the price at which it trades as of the date of this proxy statement.

Accordingly, if the merger is not consummated, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares of ExamWorks' common stock. If the merger is not consummated, the Board will continue to evaluate and review ExamWorks' business operations, properties, dividend policy and capitalization, among other things, make such changes as are deemed appropriate and continue to seek to enhance stockholder value. If the merger agreement is not adopted by ExamWorks' stockholders or if the merger is not consummated for any other reason, there can be no assurance that any other transaction acceptable to ExamWorks will be offered or that ExamWorks' business, prospects or results of operation will not be adversely impacted.

In addition, under specified circumstances, ExamWorks may be required to reimburse certain of Parent's expenses incurred in respect of the transactions contemplated by the merger agreement or pay Parent a termination fee, or may be entitled to receive a reverse termination fee from Parent, upon the termination of the merger agreement, as described under "The Merger Agreement—Termination Fees" beginning on page 113.

Merger Consideration

In the merger, each outstanding share of common stock, par value $0.0001 per share, of ExamWorks issued and outstanding immediately prior to the effective time of the merger (other than (i) shares held by ExamWorks, Parent or Merger Sub or any direct or indirect subsidiary of ExamWorks or Parent; (ii) shares being contributed to Parent by the rollover investors pursuant to the rollover agreement; and (iii) shares held by stockholders who have not voted in favor of the merger, properly demanded appraisal rights of such shares and not withdrawn such demand or otherwise lost appraisal rights under Delaware law with respect to such shares) will be converted automatically into the right to receive the per-share merger consideration of $35.05 in cash, without interest and less any applicable withholding taxes, and without any action by the holders of such shares, will cease to be outstanding, be cancelled and cease to exist, and each certificate formerly representing such shares of ExamWorks common stock will thereafter represent only the right to receive the per-share merger consideration.

After the merger is completed, under the terms of the merger agreement, you will have the right to receive the per-share merger consideration, but you will no longer have any rights as an ExamWorks stockholder as a result of the merger (except that stockholders who properly demanded their appraisal rights and have not withdrawn such demand or not otherwise lost appraisal rights under Delaware law, will have the right to receive a payment for the "fair value" of their shares as determined pursuant to an appraisal proceeding as contemplated by Delaware law, as described below under "—Appraisal Rights").

Background of the Merger

ExamWorks is a leading provider of independent medical examinations, peer reviews, bill reviews, Medicare compliance services, case management services, record retrieval services, document management services and other related services, which we refer to as IME services. ExamWorks helps its clients manage costs and enhance their risk management processes by verifying the validity, nature, cause and extent of claims, identifying fraud and providing fast, efficient and quality IME services. ExamWorks is focused on providing clients a national presence while maintaining the local service and capabilities they need and expect.

Since our inception in 2008 and our initial public offering in 2010, our management and Board have focused on implementing a business strategy designed to guide ExamWorks to becoming the leading, most technologically advanced and trusted provider of IME services in its markets, with a focus on servicing national account clients and consolidating a fragmented industry of smaller IME providers. ExamWorks' strategic plan did not include pursuing a sale of the company.

From time to time, ExamWorks has been approached by various parties regarding their interest in potentially acquiring the Company. In late 2013, ExamWorks was approached by a private equity firm, which we refer to as Private Equity Firm A, to explore a potential transaction with the Company. In light of interest from Private Equity Firm A, the Board asked Goldman Sachs and Evercore to discuss the range of potential strategic alternatives available to the Company. From late 2013 through early 2014, at the Board's direction, representatives of Goldman Sachs and Evercore facilitated further discussions between ExamWorks and Private Equity Firm A, though neither Goldman Sachs nor Evercore had yet been retained as financial advisors to the Company. As part of this process, at the Board's direction, representatives of Goldman Sachs and Evercore contacted six additional parties that the Board determined, following discussions with Goldman Sachs and Evercore, would be among the most likely firms to have interest in pursuing a transaction with the Company. Among these parties were a private equity firm, which we refer to as Private Equity Firm B, and Leonard Green.

In early 2014, Private Equity Firm A submitted a preliminary proposal to acquire the Company at an enterprise value of $1.7 billion, or approximately $30.71 per share of our common stock. The market price of ExamWorks' common stock at the close of business on January 30, 2014 was $30.20 per share. The Board determined that Private Equity Firm A's offer price was insufficient and Private Equity Firm A declined to increase the price. As a result, discussions with Private Equity Firm A ceased at that time. In addition, after engaging in preliminary discussions with ExamWorks, each of the other six parties that were contacted, including Private Equity Firm B and LGP, ultimately declined to submit a proposal or pursue a transaction with the Company at that time.

From early 2014 through the end of 2015, we continued to execute on our business strategy.

In October 2015, ExamWorks was approached by Private Equity Firm B and LGP, each working independently, in the context of once again exploring a potential transaction with the Company. Neither the Company nor representatives of Goldman Sachs or Evercore solicited the initial outreach by Private Equity Firm B or LGP.

On October 27, 2015, Richard E. Perlman, ExamWorks' Executive Chairman, met with representatives of Private Equity Firm B to discuss Private Equity Firm B's interest in the Company. During that meeting, the representative of Private Equity Firm B indicated that they had been following the Company for several years and wanted to initiate a dialogue about a potential transaction. Also on October 27, 2015, John Baumer, a partner at LGP, requested a meeting with Mr. Perlman to get reacquainted and inquire as to the performance of the business. On October 28, 2015, Messrs. Perlman, and Baumer met. At the meeting, Mr. Baumer indicated that LGP was interested in the Company, and inquired whether ExamWorks would be receptive to exploring a potential transaction. Mr. Perlman indicated that while the Company was not then contemplating a sale, he would discuss with the Board any proposal received from LGP, if or when any such proposal was made. No proposal was made at that time.

On November 9, 2015, the Board met at the New York office of Paul Hastings LLP, which we refer to as Paul Hastings, ExamWorks' outside corporate legal counsel, for its regular quarterly meeting. At the meeting, Mr. Perlman reported to the Board on his discussions with Private Equity Firm B and its expression of interest in a transaction with the Company, and discussed with the Board other potential strategic and transaction opportunities potentially available to the Company. After discussion, the Board agreed that it should explore any opportunities that could lead to a transaction that would be in the best interest of ExamWorks' stockholders.

Following the November 9, 2015, Board meeting, ExamWorks executed a confidentiality agreement with Private Equity Firm B. On November 20, 2015, representatives of Private Equity Firm B met with ExamWorks executive management to receive an update on the business. The information provided to Private Equity Firm B was primarily based on public sources. In late November 2015, however, a representative of Private Equity Firm B indicated to Mr. Perlman that Private Equity Firm B was not in a position to make an offer that it believed would be attractive to our Board, and that any offer would be at a price of no more than $30 per share of our common stock. Thereafter, ExamWorks and Private Equity Firm B terminated discussions regarding a potential transaction.

After October 28, 2015, Messrs. Perlman and Baumer had several conversations and attempted to schedule a time for ExamWorks to make an initial management presentation to LGP, which was eventually scheduled for January 19, 2016.

On January 14, 2016, ExamWorks sent LGP a draft confidentiality agreement. ExamWorks and LGP negotiated several terms of the confidentiality agreement, including customary "standstill" provisions, and the confidentiality agreement was executed on January 15, 2016. On January 19, 2016, LGP met with ExamWorks executive management to receive an update on the business. The discussion was based primarily on public information.

On January 22, 2016, the Board, along with representatives of Goldman Sachs and Evercore, met telephonically to discuss whether ExamWorks should continue its dialogue with LGP and possibly pursue a dialogue with others to ascertain their interest in a potential transaction. Mr. Perlman reviewed with the Board the interest in a potential transaction expressed by LGP and preliminary discussions the Company had in the past with other potential acquirors of the Company, including Private Equity Firm B. At the meeting, representatives of Goldman Sachs and Evercore discussed with the Board the current mergers and acquisitions environment, background information regarding LGP and a preliminary financial review of ExamWorks. The Goldman Sachs and Evercore representatives also discussed other potentially interested parties in ExamWorks, including, among others, the seven parties that had initial discussions regarding a potential transaction with the Company in late 2013 and early 2014. After discussing with management and the financial advisors the potential of an alternative bidder, its past unsuccessful experience with private equity acquirers and the risk regarding the business impact of potential leaks, particularly on ExamWorks' national account business, the Board concluded not to reach out to other parties regarding a potential transaction at that time. The Board then discussed ExamWorks' preliminary fourth quarter results as well as expected first quarter performance noting that while U.S. consolidated constant currency organic growth appeared to be rebounding, it was expected to be in the 3-4% range for the first quarter. After discussion, the Board decided that, while it was satisfied with ExamWorks' strategy as a standalone company, the Company should continue to review and consider LGP's interest as it could result in an offer that could ultimately be deemed advantageous to the Company's stockholders. The Board directed management to continue discussions with LGP, but to be cautious about the confidential information it provided until such time as an acceptable indication of interest was received. The Board also directed management to keep it appropriately informed of developments.

Beginning after the January 22, 2016 Board meeting, the Company's executive management held various telephonic meetings with LGP representatives to answer follow-up questions about the Company and its business. Representatives of Goldman Sachs and Evercore attended certain of those meetings.

On February 8, 2016, ExamWorks received a written, non-binding indication of interest from LGP at an indicated price range of $32.00-$35.00 per share of our common stock. This represented a 28.6% to 40.7% premium to the market price of ExamWorks' common stock at the close of business on that day, which was $24.88. The indication of interest was in the form of a customary two-page letter and stated that the indication of interest was subject to customary conditions, including reaching an agreement with management with respect to their investments in, and ongoing roles at, the Company. The indication did not set forth specific terms of any conditions, including the expected amount of, or participants in, any management investment.

On February 19, 2016, the Board met telephonically to discuss LGP's indication of interest. Representatives of Goldman Sachs and Evercore discussed their respective preliminary financial analyses of ExamWorks based on ExamWorks' management projections. After discussion, the Board expressed concern with the wide range of LGP's indicated price and authorized management and the financial advisors to continue engagement with LGP to see if an indication at the high end of the indicated range was possible. Additionally, representatives of Goldman Sachs and Evercore discussed with the Board a list of other potentially interested parties. After considering input from management and the financial advisors, the Board again determined that the Company should not proactively seek to engage with other potential buyers due to the Board's view of the low likelihood of an alternative bidder emerging and as a result of confidentiality concerns. In order to manage and mitigate conflicts, the Board also instructed management not to negotiate terms of any potential employment following any potential transaction. A potential investment or equity rollover by management was not discussed at this time as LGP had yet to specify any details of such an investment or rollover, and the executive management team did not desire or expect to participate in any investment or rollover in a meaningful manner, if at all.

After the February 19, 2016, Board meeting, representatives of Goldman Sachs and Evercore, at the Board's direction, indicated to LGP that the Board was only willing to continue discussions if LGP was able to revise its proposal to offer at least $35.00 per share of our common stock. As authorized by the Board, between the February 19, 2016 Board meeting and the next Board meeting on March 8, 2016, several calls took place, as well as meetings in Atlanta, Georgia on March 3, 2016, between our management and representatives of LGP, during which management reviewed its forecast and business model through 2021. Following these discussions, Mr. Baumer verbally indicated that LGP would revise its indicated price range to $34.00-$35.00 per share of our common stock. In response, representatives from Goldman Sachs and Evercore reiterated to Mr. Baumer that LGP's price would have to be at least $35.00 per share to continue the dialogue with the Company and receive access to conduct comprehensive diligence.

On March 7, 2016, ExamWorks received a revised written indication of interest from LGP in the same form as the earlier indication with a proposed price of $35.00 per share of our common stock. The market price of ExamWorks' common stock at the close of business on that day was $30.10 per share, which was 20% higher than the market price of our common stock when we received LGP's initial indication of interest on February 8, 2016.

On March 8, 2016, the Board met telephonically to review the revised indication of interest from LGP. Representatives of Goldman Sachs and Evercore discussed the revised indication of interest and reviewed the $35.00 per share price in the context of their updated preliminary financial analysis of ExamWorks. After discussion, the Board agreed to continue engagement with LGP and to give them access to comprehensive diligence. LGP, in order to finance the approximately $1.3 billion equity commitment that would be required, had indicated the need for one or two investors to invest with LGP. After discussions with management and the financial advisors, the Board also agreed to allow potential private equity investors to participate in diligence and to continue not engaging with other potential buyers due to the low likelihood of a credible alternative bidder and as a result of confidentiality concerns. The financial advisors also noted, based on discussions with LGP, that a $35 per share price was likely close to the highest price LGP would be willing to pay. At this meeting, representatives of Paul Hastings reviewed the Board's fiduciary duties, discussed the need to formally engage Goldman Sachs and Evercore, and discussed appointing a special committee of the Board for the initial primary purpose of excluding director William Shutzer from deliberations regarding the transaction in light of his employment by Evercore, all of which the Board agreed would be discussed at the next Board meeting.

After the March 8, 2016 Board meeting, LGP engaged in comprehensive diligence of the Company and its business.

On March 10, 2016, Mr. Perlman had conversations with Mr. Baumer to discuss diligence and specifically LGP's desire to include its two proposed private equity investors in diligence meetings, indicating that doing so would prevent delays and reduce the level of management distraction. LGP said that the proposed private equity investors would include Private Equity Firm A, the same private equity firm that had submitted an indication of interest in late 2013, and Hux, which is an affiliate of a limited partner of funds affiliated with LGP. During that call, Mr. Perlman and Mr. Baumer also discussed LGP's need for ExamWorks executive management to meet with members of LGP's investment committee as part of their diligence process.

On March 11, 2016, Mr. Perlman had conversations with a representative of Private Equity Firm A. In that conversation, Mr. Perlman and this representative scheduled a catch-up diligence meeting, including an executive management meeting, which meeting took place in Atlanta, Georgia on March 16, 2016.

On March 23, 2016, the Board and, upon its formation, the Special Committee met telephonically to, among other things, receive an update of recent events, and to discuss with representatives of Paul Hastings the Board's fiduciary duties in connection with consideration and approval of a potential transaction, the engagement of Goldman Sachs and Evercore and the appointment of the Special Committee of the Board to consider any potential transaction and its terms. Representatives of Paul Hastings made a presentation of the directors' fiduciary duties in considering a potential sale. The Board also discussed Goldman Sachs' and Evercore's responses to a bank conflicts questionnaire sent to them by Paul Hastings on March 10, 2016. The Board determined that, notwithstanding Mr. Shutzer's employment (which would be addressed by the formation of the Special Committee), Evercore had no material conflict. The Board also determined that while Goldman Sachs had been involved in transactions with LGP or its affiliates in the last two years, those engagements should not impact a Company transaction with LGP and even were that not the case, any potential conflict would be mitigated by, among other things, Evercore's involvement in the transaction. The Board also discussed and approved (with director William Shutzer abstaining due to his employment with Evercore) the proposed engagement letters with Goldman Sachs and Evercore, which included negotiated fees within the range of reasonable and customary fees paid to a single financial advisor for a transaction of this type, and which the Board determined would be split evenly between the two financial advisors. The Board noted the desire to engage both financial advisory firms in order to keep ExamWorks' historical financial advisory team together following personnel changes that had resulted in the team being split between Goldman Sachs and Evercore. In light of Mr. Shutzer's employment at Evercore and notwithstanding that Mr. Shutzer's employment was unrelated to Evercore's engagement and that he was excluded by Evercore, at the request of Examworks, from any involvement in the engagement, the Board established a Special Committee consisting of all the directors except Mr. Shutzer, with the express understanding that the management directors would be excluded and/or removed from the Special Committee as circumstances warranted or conflicts arose. The Special Committee was vested with full power and authority to evaluate and make a determination on whether or not to proceed with the potential transaction, to retain advisors, and to negotiate the terms of a transaction if needed. The directors noted Mr. Shutzer's significant holdings of stock in the Company and indicated that at appropriate times, the Special Committee would want to take advantage of Mr. Shutzer's substantial investment banking experience and knowledge of ExamWorks. Director Peter Graham was appointed acting chair of the Special Committee due to his experience within the investment banking industry and extensive knowledge of finance and capital markets.

Representatives of Goldman Sachs and Evercore then joined the meeting to provide a summary of events since the last Board meeting on March 8, 2016. Following a discussion with management and the financial advisors regarding the potential of an alternative financial or strategic bidder and risk regarding the business impact of potential leaks, particularly on ExamWorks' national account business, the Special Committee discussed and agreed to negotiate strongly for a so-called "go shop" provision, which would allow the Company to solicit and vigorously pursue competing bids from other potential acquirors after execution of an acquisition agreement with LGP. The Special Committee then authorized diligence and discussions with LGP to continue.

From March 24, 2016 through April 6, 2016, there were multiple due diligence calls among ExamWorks, LGP, Private Equity Firm A, Hux and their outside advisors. Representatives of Goldman Sachs and Evercore also attended certain of these calls.

On March 28, 2016, Paul Hastings circulated an initial draft of the merger agreement to the Special Committee and the Board of ExamWorks for their review.

On March 31, 2016, the Special Committee met telephonically, with Mr. Shutzer in attendance by invitation, to receive an update since the last meeting. Mr. Perlman informed the Special Committee that no major diligence issues had surfaced and that the two additional private equity investors would be seeking approvals from their respective investment committees to proceed. The Special Committee then discussed the strategy for negotiating and seeking a higher price from LGP. The Special Committee was also provided with an overview of the principal terms of the draft merger agreement by representatives of Paul Hastings.

On April 5, 2016 Messrs. Campbell and Fernandez de Castro met over dinner with representatives from LGP and the other private equity investors for a general overview of both ExamWorks' business. During the dinner representatives of LGP, for the first time, discussed, in general terms, the typical structure of rollover arrangements in LGP's transactions, particularly as related to certain members of management (specifically Messrs. Perlman, Price, Campbell and Fernandez de Castro, whom we refer to as the management investors). Specific details regarding the size or terms of any rollover were not discussed.

On April 6, 2016, the Special Committee met telephonically with Mr. Shutzer in attendance by invitation. The directors were informed that the investment committees from LGP and the other private equity investors had approved continuing discussions and had asked permission to speak with debt financing sources, which permission was granted after discussion. Representatives of Paul Hastings also discussed and reviewed the draft merger agreement in detail, which draft had been prepared by Paul Hastings. The Board and Special Committee then discussed with the financial advisors the strategy and timing for seeking a higher price. At this point all participants except the independent members of the Special Committee and Mr. Shutzer were excused from the meeting, and the Special Committee then met with representatives of Paul Hastings to continue its deliberations and discussion. During this meeting, the Special Committee decided, among other things, that Mr. Graham would interact with the financial advisors and actively lead the process, including price discussions directly with LGP.

On April 6, 2016, Paul Hastings circulated a draft of the merger agreement to Latham & Watkins, LLP, legal counsel to LGP, which we refer to as Latham. The draft circulated by Paul Hastings included a go shop period of 45 business days, a fiduciary out termination fee payable by ExamWorks (the "fiduciary out termination fee") of 2% of enterprise value, a go shop termination fee payable by ExamWorks of 1% of enterprise value, and a termination fee payable by Parent (the "parent termination fee") of 7.5% of enterprise value. Consistent with management's lack of desire to rollover any of its equity, the initial merger agreement draft did not include any provisions related to a management rollover of equity. The draft was also silent on any requirement for a voting agreement.

From April 6, 2016 through April 12, 2016, ExamWorks, LGP and the private equity investors continued due diligence and held a series of diligence calls and meetings.

On April 11, 2016, ExamWorks executive management team met in Los Angeles, California with members of LGP's investment committee. Our executive management team gave an overview of their backgrounds and ExamWorks' history. The LGP investment committee asked questions about corporate culture, operations and the business team.

On April 12, 2016, Latham returned its comments on the initial draft merger agreement, including numerous revisions to the representations and warranties and the covenants, the addition of provisions regarding voting agreements with certain stockholders, a decrease of the go shop period from 45 business days to 20 calendar days, revised termination fees of 4.5%, 3%, and 4.5% of equity value for the fiduciary out termination fee, go shop termination fee, and parent termination fee, respectively, and a provision regarding a rollover of equity by management, though a specific rollover amount was not indicated.

Also on April 12, 2016, representatives from Paul Hastings and Latham met in New York and by telephone conference to review and discuss Latham's comments to the draft of the merger agreement provided by Paul Hastings. During the conference, Latham provided background and reasons for its changes to the draft merger agreement and engaged in an initial identification and discussion of potential issues. Among the items discussed were the addition by Latham of provisions regarding voting agreements with certain stockholders and a rollover of equity by management, as well as details regarding certain representations and warranties and the size of the termination fees. With respect to the added management rollover provision, although no specific amount was included in the Latham comments, Paul Hastings representatives communicated their understanding that the management team was not intending to participate in a rollover of equity in any meaningful way, if at all. Latham representatives responded that a rollover was contemplated by LGP as reflected in the proposed revisions to the merger agreement.

On April 13, 2016, the Special Committee, except Messrs. Perlman and Price, met in person with representatives of Goldman Sachs and Evercore and Paul Hastings, with Mr. Shutzer in attendance by invitation. Representatives of Goldman Sachs and Evercore discussed with the Special Committee their respective updated preliminary financial analyses of ExamWorks. The Special Committee expressed concern about ExamWorks' capacity to maintain or increase its rate of organic growth, particularly as it became larger, and the impact that would have on its stock price and hence value in the future even if the Company's revenue and EBITDA were larger. Based on discussions with LGP, the financial advisors conveyed their belief that the ability for LGP to achieve a value above $35.00 per share of our common stock was limited. The Special Committee concluded that it was in the best interest of the holders of ExamWorks stock to continue discussions with the expectation of achieving a higher price, if possible. As part of that discussion, the Special Committee discussed risks potentially facing ExamWorks' business such as regulatory and technology risks, as well as some of the opportunities such as the new document retrieval business. Mr. Perlman then joined the meeting to answer questions and brief the Special Committee on management equity rollover issues that had recently surfaced in the parties' discussions, including in the comments to the draft merger agreement from Latham. Mr. Perlman reported that while no detailed discussions had been had about employment terms or rollover as instructed by the Board on February 19, 2016, the management's desire had always been to rollover either nothing or the smallest amount possible and that Messrs. Perlman, Price, Campbell and Fernandez de Castro were contemplating an aggregate rollover amount in the $9-11 million range. While the Special Committee deemed those amounts small relative to management's aggregate holdings, the Special Committee nonetheless asked Messrs. Perlman and Price to discontinue participation in the Committee's deliberation in order to avoid any appearance of conflict now that the terms and amount of the rollover were being discussed and could become an issue in the transaction. Based on the Special Committee's recommendation, Messrs. Perlman and Price immediately discontinued their participation on and they were removed from the Special Committee.

Further due diligence and conversations took place between ExamWorks and LGP between April 13, 2016 and April 15, 2016. On April 15, 2016, Mr. Baumer called Mr. Perlman to inform him that Private Equity Firm A, which had been contemplating an equity commitment of approximately $350 million, had withdrawn from the potential transaction. Later conversations revealed that Private Equity Firm A was concerned about price and was not prepared to enter into a transaction at a price of $35.00 per share of our common stock because Private Equity Firm A believed ExamWorks was "priced for perfection" at that price. Mr. Baumer informed Mr. Perlman that LGP would ask Hux to increase its equity commitment and that LGP was still willing to proceed with two caveats: that it be given the opportunity to speak with several ExamWorks clients and that management rollover $40 million of their equity into the transaction, which amount would tangibly demonstrate management's long term commitment to the Company after the closing and therefore would facilitate LGP's own approval process of the transaction. Mr. Baumer told Mr. Perlman that Hux was scheduled to seek approval for the transaction with its investment committee on April 19, 2016. Also on April 15, 2016, Paul Hastings circulated a revised draft of the merger agreement to Latham, incorporating numerous edits from Latham's prior draft, including changes to the representations and warranties and covenants, increasing the go shop period to 30 business days from 20 calendar days, decreasing the fiduciary out termination fee and the go shop termination fee to 2.75% and 1.5% of equity value, respectively, and increasing the parent termination fee to 6.5% of equity value.

On April 16 and April 17, Messrs. Perlman and Price held several conversations between themselves and with Messrs. Campbell and Fernandez de Castro where they determined that the most they would agree to roll over was $25-27 million of their equity and that if $40 million was a definitive requirement from LGP, the transaction would not proceed. Mr. Perlman then called Mr. Shutzer, the only other individual aware of the potential transaction with enough shares to possibly contribute to the rollover to address the management rollover gap, to ask if he would consider rolling over a portion of his equity if necessary to consummate a transaction approved by the Special Committee. On Saturday, April 16, 2016, Mr. Shutzer called Mr. Baumer to indicate he would be willing to roll over up to approximately $10 million of his own equity and to inquire whether LGP would consider his rollover as addressing the management rollover gap. Mr. Baumer responded that he appreciated Shutzer's offer but was not in a position to make any commitments at that time.

On April 17, 2016, Latham sent a revised draft of the merger agreement to Paul Hastings. The revised draft included numerous changes to the representations and warranties and covenants, a decrease of the go shop period from 30 business days to 30 calendar days, an increase of the fiduciary out termination fee and go shop termination fee to 3.5% and 2.0% of equity value, respectively, a decrease of the parent termination fee to 5.0% of equity value, and the addition of reimbursement for parent's expenses of up to $10 million.

On April 19, 2016, Mr. Baumer informed representatives of Goldman Sachs and Evercore that Hux had approved a $350 million equity commitment, which represented the high end of Hux's targeted equity commitment range following its initial investment committee discussions, and was willing to proceed with the transaction notwithstanding Private Equity Firm A's withdrawal. The approval was also similarly contingent on customer calls and $40 million of rollover by the management investors.

On April 19, 2016, Mr. Baumer also called Mr. Perlman to inform him that LGP would proceed with the transaction and cover the equity shortfall created by the withdrawal of Private Equity Firm A reserving the ability to secure an alternative equity investor at a later time and subject to being able to call four customers and management rolling over $40 million of its equity. Alternatively, Mr. Baumer indicated that the process could be placed on hold while a new equity investor was secured. Soon after his conversation with Mr. Baumer, Mr. Perlman called Paul Hastings to tell them the transaction would not proceed given the unwillingness of the management investors to rollover $40 million. Nevertheless, conversations continued among Mr. Perlman and Mr. Shutzer about ways to potentially address the rollover shortfall since LGP had not accepted Mr. Shutzer's rollover as covering the management rollover shortfall.

On April 19, 2016, the Board met telephonically to receive an update on the events since Friday, April 15, 2016, including Mr. Perlman's view that the deal would not proceed if $40 million of management rollover equity was a requirement. After the update, the Special Committee met with representatives of Paul Hastings and, after discussion, the Special Committee decided that pausing the transaction until a new investor was secured would be highly distracting to the management team, increased the possibility of leaks (particularly given the recent unexplained run up in the stock price, which had increased to $33.25 or 18% since LGP provided its revised indication of interest on March 7, 2016) and would possibly result in a transaction not being consummated despite that it appeared to be favorable to ExamWorks stockholders. The Special Committee also agreed that no customer calls would occur, if at all, until all terms of the transaction had been agreed to. All of the meeting participants except the Special Committee members, the Paul Hastings representatives and Mr. Shutzer were then excused from the meeting. Mr. Shutzer briefly discussed his impressions of the events and answered questions from the Special Committee, after which he was also excused. The Special Committee then discussed the need to re-engage in pricing negotiations that had been superseded by the immediate issue of Private Equity Firm A's withdrawal from the transaction, the rollover issue and the resulting uncertainty as to whether the transaction would proceed. The Special Committee also agreed to authorize management to continue to work on possible solutions to the rollover issue and to discuss in detail with LGP the terms of their future employment with ExamWorks.

On April 19, 2016, Paul Hastings also circulated a revised draft of the merger agreement to Latham. The revised draft included changes to the representations and warranties of ExamWorks and the covenants, an increase of the go shop period from 30 calendar days to 30 business days, a decrease in the fiduciary out termination fee to 2.75% of equity value from 3.5%, a decrease in the go shop termination fee to 1.5% of equity value from 2.0%, an increase in the parent termination fee to 6.5% of equity value from 5.0%, and removal of the provision for reimbursement of parent expenses up to $10 million.

On April 20, 2016, representatives of Paul Hastings and Latham discussed the terms of the merger agreement and outstanding points. On April 21, 2016, Latham provided a revised draft of the merger agreement, including changes to the parent representations and warranties, the company representations and warranties, the covenants, the conditions precedent to closing, and reverting to their prior positions on the termination fees and the reimbursement of parent's expenses.

On April 21, 2016, the management team contacted Epstein Becker & Green, P.C., which we refer to as Epstein Becker, regarding engaging the firm to act as their counsel in connection with rollover and employment issues. Epstein Becker was formally engaged by management on April 25, 2016.

On April 22, 2016, LGP informed ExamWorks and representatives of Goldman Sachs and Evercore that it was concerned with a potential shortfall against budget in the 2016 second quarter forecast which was provided to LGP by ExamWorks. LGP stated that LGP would proceed if management would agree to rollover an additional $5 million of equity, for a total of $45 million, again in an effort to ensure management's commitment to the business post-closing, which would also assist LGP in its efforts to obtain equity commitments from third parties after the merger agreement was signed in order to reduce the amount of LGP's required equity investment.

Messrs. Perlman and Price then had several conversations after which they agreed, subject to Special Committee approval, to cover the $5 million additional rollover request if necessary to consummate the transaction, subject to the additional $5 million being decreased if and when LGP secured other equity investments of $350 million or more.

On Friday, April 22, 2016, the Board met telephonically to be updated on the events since April 19, 2016. Mr. Perlman provided additional background about the potential shortfall against budget and the increased management rollover amount, and he responded to questions from the Board. Mr. Graham also summarized his recent discussions with the financial advisors and management. The Board discussed these issues, noting that it appeared that the transaction was unlikely to proceed as a result of the increased rollover requirement, but determined that it was in the best interests of ExamWorks for the management team to take the weekend to consider these issues and discuss them again with the Special Committee on Monday, April 25, 2016.

On April 24, 2016, Mr. Shutzer also had another conversation with Mr. Baumer regarding his proposed rollover contribution. Mr. Baumer stated that LGP would agree to Mr. Shutzer's rollover as a way of addressing the management rollover shortfall. At this point, Mr. Shutzer and Mr. Baumer also discussed Mr. Shutzer potentially joining the board of the surviving company.

On April 25, 2016, Mr. Perlman and Mr. Baumer had a telephone conversation and discussed that, subject to Special Committee approval, management would be ready to proceed with the rollover, with Mr. Perlman and Mr. Price rolling over $14 million and $17 million, respectively (subject to a decrease of $3 million and $2 million, respectively, in the event that LGP secured other investments of $350 million or more), Mr. Campbell would roll over $1 million, Mr. Fernandez de Castro $2 million, and Mr. Shutzer $11 million, subject to the following additional caveats: (i) the Special Committee negotiating the final price; (ii) agreeing on the timing and substance of customer calls; (iii) reaching an agreement regarding the terms of management employment; (iv) having an understanding of the post-closing operations and management of ExamWorks; (v) management checking LGP references with other management teams; and (vi) management's review and understanding of the acquisition capital structure.

On April 25, 2016, the Special Committee met telephonically to be updated by management, Mr. Shutzer and representatives of Goldman Sachs and Evercore on recent events and conversations. Among other things, Mr. Shutzer confirmed that at no point had he had price conversations with LGP and that his offer to rollover was a voluntary good faith effort on his part to facilitate the transaction should the Special Committee vote to approve it. Representatives of Evercore also confirmed that Mr. Shutzer had been walled off from any discussion at Evercore with respect to the proposed transaction. After the updates, all meeting participants except the Special Committee members and the Paul Hastings representatives were excused from the meeting, and the Special Committee met with representatives of Paul Hastings. Mr. Graham updated the Special Committee on his conversations with Goldman Sachs and Evercore about pricing and the Special Committee engaged in a lengthy and detailed discussion about pricing negotiation strategy. The Special Committee authorized Mr. Graham to have those discussions with Mr. Baumer. The Special Committee also discussed in detail the management investors' conflict given the increased amount of their rollover.

Also on April 25, 2016, Paul Hastings circulated a revised draft of the merger agreement to Latham. The draft included revisions to the company representations and warranties, covenants, and returned to its previous position of 30 business days on the go shop period, 2.75%, 1.5%, and 6.5% of equity value for the fiduciary out termination fee, go shop termination fee and parent termination fee, respectively. The same day, Latham returned a revised version of the merger agreement including edits to the company representations and warranties, covenants and conditions to closing, decreasing the go shop period to 25 business days, incorporating an end date of October 26, 2016, increasing the fiduciary out termination fee and go shop termination fee to 3% and 2% of equity value, respectively, and decreasing the parent termination fee to 5.75% of equity value.

On the night of April 25, 2016, Mr. Graham, as chair of the Special Committee, had a telephone conversation with Mr. Baumer to discuss the potential transaction, particularly price. Mr. Graham discussed the attributes that in the Special Committee's view merited a higher price for the Company and ultimately indicated that he believed that the Special Committee would agree to a price of $35.50 per share. The market price of ExamWorks common stock at the close of business of that day was $33.23 per share.

On April 26, 2016, the Special Committee held an in person meeting in New York with Goldman Sachs, Evercore and Paul Hastings representatives participating. The purpose of the meeting was to review the final terms of the Merger Agreement and to make a final decision whether or not to proceed with the transaction at $35.00 per share or a higher price. The Special Committee met initially with Paul Hastings representatives to discuss the status of the transaction, after which representatives of Goldman Sachs and Evercore then joined the meeting. Representatives of Goldman Sachs and Evercore separately reviewed with the Special Committee their firms' respective financial analyses of the consideration of $35.00 in cash per share of common stock. The Special Committee reviewed in detail the respective financial analyses provided by both Goldman Sachs and Evercore, each of which was an updated version of the analysis reviewed by the Special Committee on several prior occasions. After their presentations, each financial advisor indicated that, contingent upon market conditions, final merger agreement terms and the final price, it would be in a position to render fairness opinions after the close of the market on April 26, 2016.

After the Goldman Sachs and Evercore presentations, the Special Committee recessed for Mr. Graham to take a call from Mr. Baumer to follow-up on the conversation of April 25, 2016. During the recess, the management team and Mr. Shutzer were invited into the meeting and the Goldman Sachs and

Evercore representatives repeated their financial analysis presentations for the benefit of the directors who were not members of the Special Committee, after which all meeting participants except the Special Committee members and the Paul Hastings and Evercore representatives were excused.

The Special Committee then continued its meeting with representatives from Evercore and Paul Hastings. After confirming that Mr. Shutzer had had no involvement with the Evercore team and had no interest in the fees being paid to Evercore by ExamWorks in connection with the transaction, the Evercore representatives were also excused. The Paul Hastings representatives then reviewed once again the directors' fiduciary duties and reviewed the terms of the Merger Agreement and every other material transaction document with the Special Committee, with particular focus and discussion on the go shop period, the various termination fees as proposed by ExamWorks and LGP and management's post-closing compensation and equity incentives.

Mr. Graham then updated the Board on his conversation with Mr. Baumer stating that Mr. Baumer indicated that LGP would increase its offer to $35.05 per share, as its best and final offer. Mr. Baumer's $35.05 per share offer was conditioned on a 25 business day go shop period, a 3% fiduciary out termination fee, a 1.5% go shop termination fee and a 6% parent termination fee. The Special Committee discussed the revised offer at length and concluded, based in part on conversations with representatives from Paul Hastings, Goldman Sachs and Evercore, that the 25 business day go shop period and the termination fees were acceptable given that they were within the range of precedent transactions.

Following detailed discussion of, among other things, the factors described below under "Recommendations of our Special Committee; Reasons for the Transaction," and consultation with its advisors, subject to receipt of final fairness opinions from its financial advisors at Goldman Sachs and Evercore later in the day, the Special Committee unanimously, among other things, (i) determined that the Merger Agreement, the Voting Agreements and the Merger are advisable to, and in the best interest of ExamWorks and its stockholders, (ii) approved the execution, delivery and performance by ExamWorks of the Merger Agreement and the consummation of the transactions contemplated therein, (iii) resolved to recommend to the stockholders of ExamWorks that they vote in favor of the adoption of the merger, and (iv) resolved to recommend to the Board that it do same.

The Special Committee then invited Messrs. Shutzer, Price and Perlman and Goldman Sachs and Evercore into the meeting at which time a meeting of the Board was convened. At the Board meeting, Mr. Graham summarized the Special Committee's deliberations and resolutions. The Special Committee also reviewed with the financial advisors a preliminary list of potential buyers, which was constructed by representatives of Goldman Sachs and Evercore, for consideration to approach for the purposes of the go shop and instructed them to expand the list and provide the expanded list to the Board and Special Committee. Following further discussion, the Board unanimously (i) determined that the merger agreement, the voting agreements and the merger were advisable to, and in the best interest of ExamWorks and its stockholders, (ii) approved the execution, delivery and performance by ExamWorks of the merger agreement and the consummation of the transactions contemplated therein, (iii) resolved to recommend to the stockholders of ExamWorks that they vote in favor of the adoption of the merger agreement.

During the course of the day and evening on April 26, 2016, representatives of Paul Hastings proceeded to finalize the Merger Agreement and other related documents with Latham. At the same time, representatives of Epstein Becker and Latham proceeded to negotiate and finalize the rollover agreement and attached term sheets with respect to the management team's future employment. LGP was also permitted to conduct several customer calls to complete its due diligence. The Board and Special Committee met again telephonically at 10:00 p.m. for Goldman Sachs and Evercore to update their respective fairness presentations with the most recent information as of the close of the market on April 26, 2016 and formally deliver their oral fairness opinions to the Special Committee and Board (in the case of Goldman Sachs) and the Special Committee (in the case of Evercore). Representatives of Goldman Sachs and Evercore separately reviewed with the Special Committee their firm's financial analysis of the consideration of $35.05 in cash per share of common stock, and each delivered its respective oral opinion, which were confirmed subsequently by delivery of separate written opinions dated April 26, 2016, to the effect that, as of such date and based and subject to the assumptions made, procedures followed, matters considered and limitations of the review undertaken by Goldman Sachs and Evercore in preparing their respective opinions, the price to be paid to holders of ExamWorks common stock in the proposed transaction was fair, from a financial point of view, to such holders.

During the evening of April 26, 2016 and the early morning hours of April 27, 2016, LGP and Hux executed the Equity Commitment Letter, LGP delivered the Debt Commitment Letters, ExamWorks, Parent and Merger Sub executed the Merger Agreement, ExamWorks, LGP and Hux executed the Guarantee and the management investors and Parent executed the Rollover Agreement and Voting Agreements.

A press release announcing the execution of the Merger Agreement was issued before the opening of trading on the New York Stock Exchange on April 27, 2016.

Following the announcement of the execution of the Merger Agreement on April 27, 2016, the Special Committee met telephonically with the financial advisors on April 29, 2016 to further discuss the go shop process. The financial advisors contacted 26 potential strategic bidders and 20 potential financial bidders, for a total of 46 potential bidders, including Private Equity Firm B. One party, whom we refer to as Private Equity Firm C, entered into a non-disclosure agreement with ExamWorks to receive non-public information. Following a telephone conversation with ExamWorks' executive management and receipt of ExamWorks' management presentation and financial projections under the non-disclosure agreement, Private Equity Firm C informed the financial advisors that it could not support a value at the current transaction price and had decided not to proceed. As a result, despite its solicitation efforts, all of the parties contacted during the go-shop period notified ExamWorks that they were not interested in pursuing an alternative transaction under the merger agreement and the Company did not receive any alternative acquisition proposals during the 25 business day go shop period.

On May 4, 2016, May 13, 2016 and May 16, 2016 the Special Committee met telephonically for an update from the financial advisors regarding the status of the go shop process, with Messrs. Perlman, Price, and Shutzer and representatives of Paul Hastings in attendance by invitation. In addition, on May 24, 2016 and May 31, 2016 the Board met to also discuss the status of the go shop process.

Starting at 12:00 a.m. (Eastern Time) on June 2, 2016, ExamWorks became subject to customary no shop provisions that limit its ability to solicit alternative acquisition proposals from third parties or to provide confidential information to third parties, subject to customary fiduciary out provisions.

Recommendation of Our Board of Directors and Reasons for the Merger

Recommendation of Our Board of Directors

The Board unanimously recommends that you vote (i) "FOR" the proposal to approve and adopt the merger agreement and thereby approve the transactions contemplated by the merger agreement, including the merger; (ii) "FOR" the proposal to approve one or more adjournments of the special meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to approve and adopt the merger agreement at the time of the special meeting; and (iii) "FOR" the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by ExamWorks to its named executive officers in connection with the merger.

Reasons for the Transaction

On April 26, 2016, the Special Committee unanimously (i) determined that the merger agreement, the voting agreements and the merger were advisable to, and in the best interest of ExamWorks and its stockholders, (ii) approved the execution, delivery and performance by ExamWorks of the merger agreement and the consummation of the transactions contemplated therein, (iii) resolved to recommend to the stockholders of ExamWorks that they vote in favor of the merger, and (iv) resolved to recommend to the Board that it do same. The Board subsequently, based on the Special Committee's recommendation, unanimously: (i) determined that the merger agreement, the voting agreements and the merger were advisable to, and in the best interest of ExamWorks and its stockholders, (ii) approved the execution, delivery and performance by ExamWorks of the merger agreement and the consummation of the transactions contemplated therein, and (iii) resolved to recommend to the stockholders of ExamWorks that they vote in favor of the merger.

In evaluating the Merger Agreement, the Special Committee and the Board consulted with ExamWorks' executive management regarding the business and financial condition of ExamWorks, trends in ExamWorks' industry, future prospects and the terms and conditions of the Merger. In addition, the Special Committee consulted with ExamWorks' outside legal advisor, Paul Hastings, regarding the proposed terms and conditions of the Merger and the obligations of the members of the Special Committee in their consideration of the Merger and related transactions, and ExamWorks' financial advisors, Goldman Sachs and Evercore regarding the price to be paid to the holders of common stock in the Merger. In the course of reaching its determination to approve the Merger Agreement and the Merger, and to recommend that the stockholders vote in favor of the Merger, the Special Committee and the Board carefully considered numerous factors, including, without limitation, the following factors (which are not listed in any relative order of importance):

  •
  the fact that the Merger Consideration of $35.05 per share will be paid in cash, and provides certainty, immediate value and liquidity to our stockholders;

  •
  the belief of the Special Committee and the Board, based on data reviewed, that the Adjusted EBITDA trading multiple for ExamWorks stock is highly sensitive to its ability to deliver strong organic growth with the stock trading above a next twelve months multiple of 12.7x only during periods of significantly above average organic growth;

  •
  the fact that the Merger Consideration represents an implied multiple to 2016 Adjusted EBITDA projection of 12.7x, and since its IPO, ExamWorks stock has traded below a next twelve months multiple of 12x 55% of the time;

  •
  the fact that the Merger Consideration represents an implied multiple to the twelve months ended March 31, 2016 Adjusted EBITDA of 14.9x, the second highest of the selected precedent transactions and significantly greater than the mean and median of 11.8x and 11.5x, respectively, for those selected precedent transactions;

  •
  the fact that the Merger Consideration of $35.05 per share exceeds ExamWorks' stock price trading averages for 2016 YTD ($28.10 per share), one year ($31.79 per share), two year ($34.10 per share) and since IPO ($24.22 per share);

  •
  the risks and challenges related to ExamWorks' ability to deliver margin improvement over time;

  •
  the $35.05 per share price represents a 22% premium to ExamWorks' weighted average stock price for the 90-day period ending April 26, 2016, the last trading day before the merger agreement was announced, and a 41% premium to the closing price on February 8 2016, the date ExamWorks first received an indication of interest from LGP;

  •
  the fact that the go shop provision of the Merger Agreement provides an opportunity for ExamWorks to solicit a superior proposal from potential third parties;

  •
  the belief of the Special Committee and the Board, after a thorough review of ExamWorks' business, market trends and financial condition, and discussions with ExamWorks' management and advisors, that the value offered to stockholders pursuant to the Merger is more favorable to our stockholders than the potential long term and sustainable value that might have resulted from remaining an independent public company, considering:

  •
  our growing dependence on national accounts and related risks;

  •
  the risks inherent in the introduction of new products and services;

  •
  the growing size of ExamWorks and its potential negative impact on the ability to deliver organic growth leading to higher trading multiples;

  •
  the growth rates that are required to meet ExamWorks' financial projections; and

  •
  the execution and other risks and uncertainties relating to future execution of ExamWorks' strategic plan, including regulatory and technology risks.

  •
  the Special Committee's and the Board's familiarity with ExamWorks' current and historical financial condition, results of operations, prospects, business strategy, competitive position, properties, assets and prospects;

  •
  the belief of the Special Committee and the Board based upon arm's length negotiations with LGP that the price to be paid by Merger Sub is the highest price per share that LGP was willing to pay for ExamWorks and that the terms of the Merger Agreement include the most favorable terms to us to which LGP was willing to agree;

  •
  the fact that the Merger Agreement was unanimously approved by the Special Committee, which is composed entirely of independent directors who are not affiliated with Parent or Merger Sub or any of their affiliates and are not employees of ExamWorks or any of its subsidiaries, and which retained and received advice from ExamWorks' financial advisors and legal advisor in evaluating, negotiating and recommending the terms of the Merger Agreement;

  •
  the oral opinions delivered to the Special Committee and the Board (in the case of Goldman Sachs) and the Special Committee (in the case of Evercore) on April 26, 2016, which were confirmed by delivery by each of the banks of written opinions dated April 26, 2016, to the effect that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Goldman Sachs and Evercore in preparing their respective opinions, the consideration to be paid to the holders of the Shares in the Merger was fair, from a financial point of view, to such holders, as more fully described below under the caption "—Opinions of Financial Advisors". The full text of the written opinions of Goldman Sachs and Evercore, each dated April 26, 2016, which set forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken in rendering the opinion, are attached as Appendix C and D, respectively, to this proxy statement;

  •
  the fact that Parent has received equity commitment letters that will be sufficient for Parent to consummate the transactions contemplated by the Merger Agreement and the reputation of the financing sources, each of which, in the reasonable judgment of our Board, increases the likelihood of such financings being completed;

  •
  the terms and conditions of the Merger Agreement, including the following related factors:

  •
  the nature of the conditions to Merger Sub's obligations to consummate the Merger and other transactions and the risks of non-satisfaction of such conditions;

    •
    the ability of our Board under the Merger Agreement to withdraw or modify its recommendation that our stockholders vote in favor of adoption of the Merger Agreement in certain circumstances, including, most importantly, in connection with a superior proposal, and our right to terminate the Merger Agreement in order to accept a superior proposal and enter into a definitive agreement with respect to such superior proposal, in both cases subject to payment of a reasonable termination fee;

    •
    the conclusion of our Special Committee and our Board that the termination fees and the circumstances when such termination fee may be payable, are reasonable in light of the benefit of the Merger, and would not be a significant impediment to third parties interested in making a superior proposal;

    •
    the fact that pursuant to the Merger Agreement we are entitled to specific performance and other equitable remedies to prevent breaches of the Merger Agreement, and can under appropriate circumstances cause Parent to enforce the obligations of LGP and Hux under the Equity Commitment Letters in order to cause the Equity Financing to be timely completed;

    •
    the fact that the Merger Agreement provides that, in the event of a failure of the Transactions to be consummated under certain circumstances, and as an alternative to specific performance under the Merger Agreement, Parent will pay us a $94,000,000 termination fee, without our having to establish any damages, and the guaranty of such payment obligation by entities affiliated with LGP and by Hux pursuant to the Guarantee;

    •
    the likelihood that the Merger will be consummated on a timely basis, including the likelihood that the Transactions will receive all necessary regulatory approvals;

    •
    the availability of statutory appraisal rights to our stockholders who do not vote in favor of the adoption of the Merger Agreement and otherwise comply with all required procedures under the DGCL;

    •
    the fact that the End Date under the Merger Agreement on which either party, subject to certain exceptions, can terminate the Merger Agreement allows for sufficient time to consummate the Transaction; and

    •
    the fact that if our existing stockholders, including our key management personnel, sell, or indicate an intention to sell, substantial amounts of our common stock in the public market, the trading price of our common stock could decline.

The Special Committee and the Board also considered a variety of risks and other potentially negative factors of the Merger Agreement and the Transactions, including the following:

  •
  the fact that ExamWorks stockholders will not participate in any potential future earnings or growth of ExamWorks and will not benefit from any appreciation in the value of the Company as a private company;

  •
  that, under certain circumstances, we will be required to pay Parent a termination fee of up to $47 million and reimburse Parent's reasonable and documented out-of-pocket fees and expenses (up to $10 million which would be deducted from the termination fee paid, if any), in connection with the termination of the Merger Agreement;

  •
  the fact that, if the Merger is not consummated in a timely manner or at all:

  •
  the trading price of our common stock could be adversely affected;

  •
  we will have incurred significant transaction and opportunity costs attempting to consummate the Merger;

  •
  our business may be subject to significant disruption; and

    •
    ExamWorks' directors, officers and other employees will have expended considerable time and effort to consummate the Merger;

  •
  the restrictions in the Merger Agreement on our actively soliciting competing bids to acquire ExamWorks following the go shop period;

  •
  the fact that Parent and Merger Sub are newly formed entities with essentially no assets other than equity and debt commitments, and that, notwithstanding our specific performance remedy under the Merger Agreement, our remedy in the event of breach of the Merger Agreement by Parent or Merger Sub may be limited to receipt of the termination fee provided under the Merger Agreement, which is guaranteed by entities affiliated with LGP and by Hux and that under certain circumstances we may not be entitled to a termination fee at all;

  •
  the termination fee of up to $47 million payable by ExamWorks to Parent upon the occurrence of certain events, including the potential effect of such termination fee to deter other potential acquirors from making a competing proposal for ExamWorks that might be more advantageous to our stockholders, and the impact of the termination fee on our ability to engage in another transaction for twelve months if the Merger Agreement is terminated in certain circumstances;

  •
  the fact that the gain realized by our stockholders as a result of the Merger generally will be taxable to the stockholders for U.S. federal income tax purposes;

  •
  the fact that, while the $35.05 per share price represented a premium of approximately 22% to ExamWorks' weighted average stock price for the 90-day period ending April 26, 2016, the last trading day before the merger agreement was announced, the price only represented a premium of 4.41% over the market price of ExamWorks common stock at the close of business on that date;

  •
  the restrictions in the Merger Agreement on the conduct of our business prior to the consummation of the Merger, which may delay or prevent us from undertaking business or other opportunities that may arise prior to the consummation of the Merger; and

  •
  the fact that our executive officers and directors may have interests in the Merger that are different from, or in addition to, those of our stockholders. See "Interests of the Directors and Officers of ExamWorks in the Merger."

The Special Committee and the Board concluded that the risks, uncertainties, restrictions and potentially negative factors associated with the Merger were outweighed by the potential benefits of the Merger.

The foregoing discussion of the reasons of the Special Committee and the Board for its recommendation to adopt the merger agreement is not meant to be exhaustive, but addresses the material information and factors considered by each of the Special Committee and the Board in consideration of its recommendation. In view of the wide variety of factors considered by the Special Committee and the Board in connection with the evaluation of the merger and the complexity of these matters, the Special Committee and the Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. Rather, the directors made their determinations and recommendations based on the totality of the information presented to them, and the judgments of individual members of our Special Committee and our Board may have been influenced to a greater or lesser degree by different factors.

After taking into account all of the factors set forth above, as well as others, the Board and Special Committee concluded that the risks, uncertainties, restrictions and potentially negative factors associated with the merger were outweighed by the potential benefits of the merger to ExamWorks' stockholders.

The foregoing discussion of factors considered by the Board and Special Committee is not intended to be exhaustive, but summarizes the material factors considered by the Board and Special Committee. In light of the variety of factors considered in connection with their evaluation of the merger, the Board and Special Committee did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching their determinations and recommendations. Moreover, each member of the Board and Special Committee applied his or her own personal business judgment to the process and may have given different weight to different factors. The Board and Special Committee did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support their ultimate determinations. The Board and Special Committee based their recommendations on the totality of the information presented, including thorough discussions with, and questioning of, ExamWorks' senior management and outside financial advisors and legal counsel. It should be noted that this explanation of the reasoning of the Board and Special Committee and certain information presented in this section is forward-looking in nature and should be read in light of the factors set forth in "Cautionary Statement Concerning Forward-Looking Statements" beginning on page 34.

Opinions of Financial Advisors

Opinion of Evercore Group L.L.C.

We retained Evercore to act as our financial advisor in connection with the merger. We selected Evercore to act as our financial advisor based on Evercore's expertise in the healthcare services industry, reputation, recent track record and familiarity with the Company. At the April 26, 2016 meeting of the Board, Evercore delivered its oral opinion to the Special Committee, subsequently confirmed in writing, to the effect that, as of the date of such opinion, and assumptions, limitations, qualifications and conditions described in Evercore's opinion, the merger consideration was fair, from a financial point of view, to the holders of our common stock entitled to receive the merger consideration.

The full text of the written opinion of Evercore, dated as of April 26, 2016, is attached as Appendix C to this proxy statement. Evercore has consented to the disclosure of its opinion in this proxy statement. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Evercore in rendering its opinion. We encourage you to read the opinion carefully and in its entirety. Evercore's opinion is directed to the Special Committee and addresses only the fairness from a financial point of view of the consideration to be received by the holders of shares of our common stock entitled to receive such consideration pursuant to the merger agreement as of the date of the opinion. It does not constitute a recommendation to any holder of our common stock as to how to vote at any stockholders' meeting held in connection with the merger or whether to take any other action with respect to the merger. The summary of the opinion of Evercore set forth below is qualified in its entirety by reference to the full text of the opinion.

In connection with rendering its opinion, Evercore, among other things:

  •
  reviewed certain publicly available business and financial information relating to us that Evercore deemed to be relevant, including publicly available research analysts' estimates;

  •
  reviewed certain non-public historical financial statements and other non-public historical financial and operating data relating to us prepared and furnished to Evercore by our management;

  •
  reviewed certain non-public projected financial data relating to us prepared and furnished to Evercore by our management;

  •
  discussed our past and current operations, financial projections and current financial condition with our management (including our views on the risks and uncertainties of achieving such projections);

  •
  reviewed the reported prices and the historical trading activity of our common stock;

  •
  compared our financial performance and stock market trading multiples with those of certain other publicly traded companies that Evercore deemed relevant;

  •
  compared our financial performance and the valuation multiples relating to the merger with those of certain other transactions that Evercore deemed relevant;

  •
  reviewed a draft of the merger agreement dated April 26, 2016; and

  •
  performed such other analyses and examinations and considered such other factors that Evercore deemed appropriate.

For purposes of its analysis and opinion, Evercore assumed and relied upon, without undertaking any independent verification of, the accuracy and completeness of all of the information publicly available, and all of the information supplied or otherwise made available to, discussed with, or reviewed by Evercore, and Evercore assumes no liability therefor. With respect to our projected financial data referred to above, Evercore assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of our management as to our future financial performance. Evercore expressed no view as to any projected financial data relating to us or the assumptions on which they are based (including in the financial projections set forth in "Certain Financial Forecasts" included elsewhere in this proxy statement).

In rendering its opinion, Evercore assumed, in all respects material to its analysis, that the final executed merger agreement would not differ from the draft merger agreement reviewed by Evercore, that the representations and warranties of each party contained in the merger agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the merger agreement and that all conditions to the consummation of the merger will be satisfied without material waiver, modification, or delay. Evercore further assumed that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the merger will be obtained without any material delay, limitation, restriction or condition that would have an adverse effect on us or the consummation of the merger or materially reduce the benefits to the holders of our common stock of the merger.

Evercore did not make nor assume any responsibility for making any independent valuation or appraisal of our assets or liabilities, nor was Evercore furnished with any such appraisals, nor did Evercore evaluate our solvency or fair value under any state or federal laws relating to bankruptcy, insolvency or similar matters. Evercore's opinion is necessarily based upon information made available to it as of the date its opinion was rendered and financial, economic, market and other conditions as they existed and as could be evaluated on such date. It is understood that subsequent developments may affect Evercore's opinion and that it does not have any obligation to update, revise or reaffirm its opinion.

Evercore had not been asked to pass upon, and expressed no opinion with respect to, any matter other than the fairness to the holders of our common stock, from a financial point of view, of the merger consideration. Evercore did not express any view on, and its opinion did not address, the fairness of the proposed transaction to, or any merger consideration received in connection therewith by, the holders of any other of our securities, creditors or other constituencies, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of our officers, directors or employees, or any class of such persons, whether relative to the merger consideration or otherwise. Evercore assumed that any modification to the structure of the transaction will not vary in any respect material to its analysis. Evercore's opinion did not address the relative merits of the merger as compared to other business or financial strategies that might be available to us, nor does it address our underlying business decision to engage in the merger. In arriving at its opinion, Evercore was not authorized to solicit, and did not solicit, interest from any third party with respect to the acquisition of any or all of our common stock or any business combination or other extraordinary transaction involving the Company. Evercore's opinion did not constitute a recommendation to the Special Committee or to any other persons in respect of the merger, including as to how any holder of shares of our common stock should vote or act in respect of the merger. Evercore expressed no opinion as to the price at which our shares will trade at any time. Evercore does not have legal, regulatory, accounting or tax expertise and assumed the accuracy and completeness of our and our advisors' assessments with respect to legal, regulatory, accounting and tax matters.

In the ordinary course of business, Evercore or its affiliates may actively trade the securities, or related derivative securities, or financial instruments, of the Company, Parent and their respective affiliates, for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities or instruments. William Shutzer, a Senior Managing Director of Evercore, is a member of the Board. Mr. Shutzer owns shares of our common stock and/or options to acquire our common stock and will continue to own an equity interest in the Company following the proposed merger. Evercore established and implemented policies and procedures designed to prevent the flow of information between Mr. Shutzer and employees of Evercore involved in the provision of services to us in connection with the proposed merger.

The issuance of the opinion was approved by an opinion committee of Evercore in accordance with Evercore's customary practice.

Under the terms of its engagement letter, Evercore provided us financial advisory services and a financial opinion in connection with the merger, and we agreed to pay Evercore (i) an opinion fee of $750,000, paid on the delivery of its opinion letter (and which would be creditable against any success fee), and (ii) a success fee of 0.6% of the sum of (x) the value of the consideration received for all of the equity in connection with the merger, plus (y) the aggregate value of any debt, capital lease and preferred stock obligations outstanding at the closing of the merger, which is contingent upon the closing of the merger. The success fee is currently estimated to be approximately $13,080,000. We have also agreed to reimburse Evercore for its reasonable out-of-pocket expenses, including legal fees, expenses and disbursements, incurred in connection with its engagement. In addition, we have agreed to indemnify Evercore and its members, partners, officers, directors, advisors, representatives, employees, agents, affiliates or controlling persons, if any, against certain liabilities and expenses, including certain liabilities under the federal securities laws, relating to or arising out of Evercore's engagement. The same compensation structure would apply in the event of a transaction pursuant to a superior offer by a third party.

Prior to its engagement in connection with the proposed merger, Evercore and its affiliates provided financial advisory services to us. Evercore has advised us that in the two years prior to the date of its opinion no material relationship existed between Evercore and its affiliates and either ExamWorks and its affiliates or Leonard Green and its affiliates. In the two years prior to the date of its opinion, neither Evercore nor any of its affiliates received fees from ExamWorks or its affiliates, and Leonard Green has informed us that during the same period neither Evercore nor any of its affiliates received fees from Leonard Green or its affiliates. Evercore and its affiliates may provide financial or other services to us, Parent or its affiliates in the future and would expect to receive compensation for the rendering of such services.

Summary of Material Financial Analyses of Evercore

The following is a summary of the material financial analyses presented by Evercore to the Special Committee at its meeting held on April 26, 2016, and that were used in connection with rendering its opinion described above. In accordance with customary investment banking practice, Evercore employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material financial analyses utilized by Evercore. The following summary does not purport to be a complete description of the financial analyses performed by Evercore, nor does the order in which the analyses are described represent the relative importance or weight given to the analyses by Evercore.

Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone and, in order to fully understand the financial analyses used by Evercore, the tables must be read together with the full text of each summary. Considering the data set forth in the tables without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Evercore's financial analyses. Except as otherwise noted, all quantitative information, to the extent it is based on market data, is based on market data as it existed on or before April 26, 2016, the last trading day before the opinion was rendered, and is not necessarily indicative of current market conditions.

Evercore considered financial projections prepared by our management and described above. For more information about the financial projections, see "Certain Financial Forecasts" included elsewhere in this proxy statement.

Peer Group Trading Analysis

Evercore performed a peer group trading analysis, which attempts to provide an implied value of a company by comparing it to similar companies that are publicly traded. Evercore compared certain of our financial information with equivalent publicly available consensus estimates for companies in the medical services outsourcing and BPO/payor & insurer services industries that share similar business characteristics. These companies included the following:

Selected Healthcare Outsourcing Companies

  •
  MEDNAX, Inc.

  •
  Envision Healthcare Holdings, Inc.

  •
  AmSurg Corp.

  •
  Team Health Holdings, Inc.

Selected BPO / Payor & Insurer Companies

  •
  Aon plc

  •
  Verisk Analytics, Inc.

  •
  Genpact Ltd.

No company utilized in the peer group trading analysis is identical to us. In evaluating peer companies, Evercore made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond our and Evercore's control, such as the impact of competition on our businesses and the industry generally, industry growth and the absence of any adverse material change in our financial condition and prospects or the industry, or in the financial markets in general. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using peer group data.

Based on their review and understanding of the relevant metric for each of the peer companies, their further analysis of the relevant metric for each of the peer companies and upon the application of their professional judgment, Evercore derived and compared for each of the peer companies the enterprise value, calculated as fully diluted equity value plus total debt (less in-the-money convertible debt) and minority interest, less cash and cash equivalents, based on the closing stock price as of April 26, 2016, as a multiple of calendar year 2016 estimated adjusted EBITDA and calendar year 2017 estimated adjusted EBITDA, which resulted in the following implied ranges of the Company's equity value:

Statistic	Multiple	Implied Value per Share
Estimated 2016 Adj. EBITDA	10.0x - 12.5x	$24.70 - $33.98
Estimated 2017 Adj. EBITDA	9.0x - 12.0x	$25.82 - $38.55

Analysis of Precedent Transactions

Evercore reviewed publicly available information relating to selected acquisition transactions in the medical services industry, which we refer to as the Precedent Transactions. The Precedent Transactions reviewed were:

Target	Acquirer
Solera Holdings, Inc.	Vista Equity Partners
IPC Healthcare, Inc.	TeamHealth Holdings, Inc.
Hospital Physician Partners, Inc.	Onex Corp.
Virtual Radiologic Corp.	MEDNAX, Inc.
Emergency Medicine Physicians	Welsh Carson Anderson and Stowe
Vista Staffing Solutions, Inc.	Envision Healthcare Holdings, Inc.
Cogent Healthcare, Inc.	Fresenius Medical Care AG & Co. KGaA
Sound Physicians, Inc.	Fresenius Medical Care AG & Co. KGaA
Sheridan Healthcare, Inc.	AmSurg Corp.
Healogics Holding Corp.	Clayton Dubilier & Rice, LLC
One Call Care Management, Inc.	Apax Partners LLP
Mitchell International, Inc.	Kohlberg Kravis Roberts & Co. LP
CHG Healthcare Services Inc.	Leonard Green & Partners LP / Ares Management LLC
Emergency Medical Services Corp.	Clayton Dubilier & Rice, LLC
Nighthawk Radiology Holdings, Inc.	Virtual Radiologic Corp.
Virtual Radiologic Corp.	Providence Equity Partners
Sheridan Healthcare, Inc.	Hellman & Friedman LLC
Team Health, Inc.	Blackstone Group LP
Merritt Hawkins & Associates (f/k/a MHA Group)	AMN Healthcare Services, Inc.

Evercore chose the Precedent Transactions for purposes of this analysis because Evercore believed they represented relevant transactions in the medical services industry announced since October 1, 2005 for which information was publicly available. Although none of the Precedent Transactions is directly comparable to the proposed transaction, the companies that participated in the selected Precedent Transactions are such that, for the purposes of analysis, the Precedent Transactions may be considered similar to the proposed transaction.

For each of the Precedent Transactions, Evercore calculated the multiples of the target's enterprise value to last twelve months adjusted EBITDA. From the range of multiples for the Precedent Transactions, Evercore selected a range of 11.0x to 13.0x. Based on estimated adjusted EBITDA for the twelve months ended March 31, 2016, this analysis implied a value per share of our common stock from $21.90 to $28.13. Based on estimated adjusted EBITDA for calendar year 2016, this analysis implied a value per share of our common stock from $28.41 to $35.83.

Discounted Cash Flow Analysis

Evercore calculated a range of equity values per share for our common stock based on a discounted cash flow analysis to value us as a standalone entity. Evercore utilized management-provided projections as more fully described in the section entitled "Certain Financial Forecasts".

For purposes of its discounted cash flow analyses, Evercore defined unlevered free cash flow as non-GAAP earnings before interest, taxes, depreciation and amortization, less (i) stock based compensation expense, (ii) taxes, (iii) changes in working capital and (iv) capital expenditures. Evercore calculated the net present value of projected unlevered free cash flows for us for the years 2016 through 2021 and calculated terminal values based on a perpetuity growth rate ranging from 3.0% to 4.0%. Evercore selected this range based on the application of its professional judgment. These values were then discounted, using a mid-year convention, to present values as of April 26, 2016 at discount rates ranging from 7.0% to 8.0%, which discount rates were selected based upon an analysis of the weighted average cost of capital of our company derived using the capital asset pricing model plus a size premium looking at the capital structures and costs of equity and debt of us and certain publicly traded peer companies. Based on the management-provided projections described in the section entitled "Certain Financial Forecasts", Evercore calculated a value per share of our common stock ranging from $25.31 to $48.98.

Other Reference Metrics

In addition, Evercore noted for the Special Committee the following other reference metrics relating to our common stock, although Evercore did not rely on such metrics in reaching its opinion.

Trading Range Analysis

Evercore performed a trading range analysis with respect to the historical share prices of our common stock. Evercore noted that the low and high closing prices per share of our common stock during the 52-week period ending on April 26, 2016 were $22.68 and $44.09, compared to the closing price per share of our common stock of $33.57 on April 26, 2016.

Present Value of Future Stock Price Analysis

Evercore calculated an illustrative range of the future price per share of our common stock on each of April 26, 2016, January 1, 2017 and January 1, 2018, by applying a range of forward enterprise value to EBITDA multiples of 9.0x to 13.0x (selected by Evercore based on historical trading ranges) to estimated adjusted EBITDA (derived from the management-provided projections) for 2016, 2017 and 2018, respectively. After subtracting estimated net debt for such year based on the management-provided projections, and dividing the resulting implied range of equity values by the diluted share count for such year estimated by management, Evercore discounted the results back to April 26, 2016 at 9.4% (based on our cost of equity as calculated by Evercore). This analysis indicated an implied present value per share of our common stock ranging from $21.79 to $45.65.

Illustrative Leveraged Buyout Analysis

Evercore performed an illustrative leveraged buyout analysis based on 6.5x leverage relative to estimated adjusted EBITDA for the twelve months ended June 30, 2016. This was based on assumed debt financing consisting of a $675 million term loan B facility and $300 million of other debt, in each case bearing interest at then-prevailing market rates. Assuming a sale of the Company at a price based on a multiple of estimated adjusted EBITDA for the twelve months ended June 30, 2021 ranging from 11.0x to 13.0x and a required internal rate of return on investment ranging from 15.0% to 20.0%, which ranges were selected by Evercore based on its professional judgment, Evercore calculated an implied value per share of our common stock ranging from $26.37 to $36.75.

Equity Research Analysts' Price Targets

Evercore reviewed and analyzed future public market trading price targets for our common stock prepared and published by equity research analysts prior to April 26, 2016. These one year forward targets reflected each analyst's estimate of the future public market trading price of our common stock. The range of analyst price targets for our common stock was $28.00 to $33.00 per share as of April 26, 2016.

The public market trading price targets published by equity research analysts do not necessarily reflect current market trading prices for our common stock and these estimates are subject to uncertainties, including our future financial performance and future financial market conditions.

General

The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by Evercore. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Evercore believe that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of the analyses as a whole, could create an incomplete view of the processes underlying the analyses and the opinion. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above were merely utilized to create points of reference for analytical purposes and should not be taken to be the view of Evercore with respect to our actual value. In arriving at its opinion, Evercore reviewed various financial and operational metrics for us, including forecasts with respect to us, which were made available to Evercore by us or on our behalf. In arriving at its opinion, Evercore did not attribute any particular weight to any analyses or factors, except as noted above, and did not form an opinion as to whether any individual analysis or factor, considered in isolation, supported or failed to support its opinion. Rather, Evercore considered the totality of the factors and analyses performed. Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by Evercore are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, Evercore's analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses could actually be bought or sold. None of the selected companies reviewed is identical to us and none of the selected transactions reviewed was identical to the merger. However, the companies selected were chosen because they are publicly traded companies with operations and businesses that, for purposes of Evercore's analysis, may be considered similar to ours based on business sector participation, financial and other metrics and operating characteristics and products. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to us.

The terms of the transaction, including the merger consideration, were determined through arm's-length negotiations between us and Gold Parent L.P. and were approved by the Special Committee and the Board. Although Evercore provided advice to the Special Committee during the course of these negotiations, the decision to enter into the merger agreement was solely that of the Board. Evercore did not recommend any specific consideration to us or the Special Committee, or that any specific amount or type of consideration constituted the only appropriate consideration for the merger. As described above in the section entitled "Recommendation of Our Board of Directors and Reasons for the Merger", the opinion of Evercore and its presentation to the Special Committee were among a number of factors taken into consideration by the Board in making its determination to approve the merger agreement and the transactions contemplated thereby.

Opinion of Goldman, Sachs & Co.

At a meeting of the board of directors of ExamWorks held on April 26, 2016, Goldman, Sachs & Co., which we refer to as "Goldman Sachs," rendered to the board of directors its oral opinion, subsequently confirmed in writing, to the effect that, as of the date of its written opinion and based upon and subject to the factors and assumptions set forth in Goldman Sachs' written opinion, the merger consideration of $35.05 in cash per share to be paid to the holders (other than Parent, the rollover investors and their respective affiliates) of the shares of ExamWorks common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated April 26, 2016, which sets forth the assumptions made, procedures followed, matters considered, qualifications and limitations on the review undertaken in connection with the opinion, is attached to this proxy statement as Appendix D, with the consent of Goldman Sachs. The summary of the Goldman Sachs opinion contained in this proxy statement is qualified in its entirety by reference to the full text of Goldman Sachs' written opinion. Goldman Sachs' advisory services and opinion were provided for the information and assistance of the board of directors of ExamWorks in connection with its consideration of the proposed transaction and the opinion does not constitute a recommendation as to how any holder of ExamWorks common stock should vote with respect to the proposed transaction or any other matter.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

  •
  the merger agreement;

  •
  annual reports to stockholders and Annual Reports on Form 10-K of ExamWorks for the five fiscal years ended December 31, 2015;

  •
  certain other communications from ExamWorks to its stockholders;

  •
  certain publicly available research analyst reports for ExamWorks; and

  •
  certain internal financial analyses and forecasts for ExamWorks prepared by its management, as approved for Goldman Sachs' use by ExamWorks, which we refer to as the "Forecasts" and which are summarized below under "Certain Financial Projections."

Goldman Sachs also held discussions with members of the senior management of ExamWorks regarding their assessment of the past and current business operations, financial condition and future prospects of ExamWorks; compared certain financial and stock market information for ExamWorks with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the healthcare outsourcing industry and in other industries; and performed such other studies and analyses, and considered such other factors, as it deemed appropriate.

For purposes of rendering its opinion, Goldman Sachs, with the consent of ExamWorks, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, Goldman Sachs, without assuming any responsibility for independent verification thereof. In that regard, Goldman Sachs assumed with the consent of ExamWorks that the Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of ExamWorks. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of ExamWorks or any of its subsidiaries and Goldman Sachs was not furnished with any such evaluation or appraisal. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the proposed transaction would be obtained without any adverse effect on the expected benefits of the proposed transaction in any way meaningful to its analysis. Goldman Sachs assumed that the proposed transaction would be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.

Goldman Sachs' opinion does not address the underlying business decision of ExamWorks to engage in the proposed transaction, or the relative merits of the proposed transaction as compared to any strategic alternatives that may be available to ExamWorks; nor does it address any legal, regulatory, tax or accounting matters. Goldman Sachs was not requested to solicit, and did not solicit, interest from other parties with respect to an acquisition of, or other business combination with, ExamWorks or any other alternative transaction. Goldman Sachs's opinion addresses only the fairness from a financial point of view to the holders (other than Parent, the rollover investors and their respective affiliates) of shares of ExamWorks common stock, as of the date of the opinion, of the merger consideration of $35.05 in cash per share to be paid to such holders pursuant to the merger agreement. Goldman Sachs did not express any view on, and its opinion does not address, any other term or aspect of the merger agreement, the proposed transaction or any term or aspect of any other agreement or instrument contemplated by the merger agreement or entered into or amended in connection with the proposed transaction, including, the fairness of the proposed transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of ExamWorks; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of ExamWorks, or class of such persons, in connection with the proposed transaction, whether relative to the merger consideration of $35.05 in cash per share to be paid to the holders (other than Parent, the rollover investors and their respective affiliates) of shares of ExamWorks common stock pursuant to the merger agreement or otherwise. Goldman Sachs did not express any opinion as to the impact of the proposed transaction on the solvency or viability of ExamWorks or Acquisition Co. or the ability of ExamWorks or Parent to pay their respective obligations when they come due. Goldman Sachs's opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Goldman Sachs as of, the date of the opinion and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of the opinion. Goldman Sachs's advisory services and its opinion were provided for the information and assistance of the board of directors of ExamWorks in connection with its consideration of the proposed transaction and the opinion does not constitute a recommendation as to how any holder of shares of ExamWorks common stock should vote with respect to the proposed transaction or any other matter. Goldman Sachs's opinion was approved by a fairness committee of Goldman Sachs.

The following is a summary of the material financial analyses delivered by Goldman Sachs to the board of directors of ExamWorks in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs' financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before April 26, 2016 and is not necessarily indicative of current market conditions.

Implied Premia and Multiple Analysis

Goldman Sachs analyzed the merger consideration of $35.05 in cash per share to be paid to the holders of shares of ExamWorks common stock pursuant to the merger agreement in relation to:

  •
  the closing price of per share of ExamWorks common stock as of April 26, 2016;

  •
  the closing price per share of ExamWorks common stock as of March 4, 2016, the day before ExamWorks received Leonard Green's indication of interest in acquiring ExamWorks at a price of $35.00 per share;

  •
  the closing price per share of ExamWorks common stock as of February 5, 2016, the day before ExamWorks received Leonard Green's revised initial indication of interest in acquiring ExamWorks at a price of $32.00-$35.00 per share;

  •
  the volume weighted average price for the shares of ExamWorks common stock over the 30 calendar day period ended April 26, 2016;

  •
  the volume weighted average price for the shares of ExamWorks common stock over the 90 calendar day period ended April 26, 2016; and

  •
  the highest trading price for the shares of ExamWorks common stock over the 52 week period ended April 26, 2016.

The results of this analysis are as follows:

Reference Price Per Share	Implied Premium (Discount) Represented by the Merger Consideration of $35.05 Per Share
April 26, 2016 Closing Price of $33.57	4%
March 4, 2016 Closing Price of $30.01	17%
February 5, 2016 Closing Price of $25.61	37%
30-day VWAP of $31.35	12%
90-day VWAP of $28.74	22%
52-week high of $44.33	(21)%

In addition, Goldman Sachs calculated a range of implied equity values per share and enterprise values for ExamWorks using information provided by ExamWorks management, as well as Wall Street research analyst projections. The values calculated using information provided by ExamWorks management included the number of fully diluted shares as of April 19, 2016 and net debt (debt less cash, which we refer to as Net Debt) as of March 31, 2016 and adjusted at the direction of ExamWorks management to take into account the purchase price to be paid in ExamWorks' pending acquisitions. The values based on Wall Street research analyst projections included the number of fully diluted shares calculated based on information provided in ExamWorks' 2015 Form 10-K, and Net Debt amount provided in ExamWorks' 2015 Form 10-K.

Goldman Sachs also calculated implied equity values and enterprise values using the closing price per share of ExamWorks common stock as of April 26, 2016, which we refer to as the Implied April 26 Equity Value, and using the merger consideration of $35.05 per share, which we refer to as the Implied Transaction Equity Value. The Implied April 26 Equity Value and the Implied Transaction Equity Value were calculated by multiplying those prices per share by the number of fully diluted outstanding shares of ExamWorks common stock, as provided by ExamWorks management. Goldman Sachs then calculated implied enterprise values for ExamWorks using (i) the closing price per share of ExamWorks common stock as of April 26, 2016, which we refer to as the Implied April 26 Enterprise Value, and (ii) the merger consideration of $35.05 per share, which we refer to as the Implied Transaction Enterprise Value, by adding ExamWorks' Net Debt to ExamWorks April 26 Equity Value and ExamWorks Transaction Equity Value, respectively.

Goldman Sachs then calculated the Implied April 26 Enterprise Value and Implied Transaction Enterprise Value as multiples of:

  •
  ExamWorks' adjusted earnings before interest, taxes, depreciation and amortization, or EBITDA for the four quarter period ended March 31, 2016, which we refer to as LTM Adjusted EBITDA, as provided by ExamWorks management;

  •
  the estimate of ExamWorks' adjusted EBITDA for 2016 reflected in the Forecasts;

  •
  the estimate of ExamWorks' adjusted EBITDA for 2017 reflected in the Forecasts;

  •
  Wall Street research analyst consensus estimate of ExamWorks' adjusted EBITDA for 2016; and

  •
  Wall Street research analyst consensus estimate of ExamWorks' adjusted EBITDA for 2017.

The adjusted EBITDA figures for 2016 and 2017 used by Goldman Sachs for purposes of its analyses include adjustments to reflect stock-based compensation and historical and projected transaction-related expenses as directed by ExamWorks' management for the ExamWorks Forecast projections and adjustments to reflect stock-based compensation and historical and projected transaction-related expenses by Wall Street research analysts for Wall Street research analysts consensus estimates.

The results of these calculations were as follows:

Enterprise Value as a multiple of:	Implied Multiples using Closing Price as of April 26, 2016	Implied Multiples using merger consideration of $35.05 per Share
LTM Adjusted EBITDA	14.4x	14.9x
2016E Adjusted EBITDA (Forecasts)	12.3x	12.7x
2017E Adjusted EBITDA (Forecasts)	10.8x	11.1x
2016E Adjusted EBITDA (Wall Street Consensus)	12.3x	12.7x
2017E Adjusted EBITDA (Wall Street Consensus)	11.5x	11.9x

Selected Publicly Traded Companies Analysis

Using publicly available information, Goldman Sachs compared certain ratios and financial and operating information for ExamWorks with corresponding information for a selected group of publicly traded companies in the healthcare outsourcing industry and a selected group of publicly traded companies in the business process outsourcing/ payor and insurance services industry. Goldman Sachs selected these companies because they are companies with operations that for purposes of analysis may be considered similar to certain operations of ExamWorks. The selected companies were:

  Healthcare Outsourcing Companies

  •
  Amsurg Corp.

  •
  MEDNAX, Inc.

  •
  TeamHealth, Inc.

  •
  Envision Healthcare Holdings, Inc.

  Business Process Outsourcing/Payor and Insurance Services

  •
  Verisk Analytics, Inc.

  •
  Genpact Limited

  •
  Aon plc

Goldman Sachs calculated an implied equity value for each of these companies based on their respective closing share prices as of April 26, 2016 and the number of fully diluted shares of each, calculated based on its most recent publicly available SEC filings. Goldman Sachs calculated an implied enterprise value for each company by adding to the implied equity value it calculated for the company the amount of each company's Net Debt as reflected in its most recent publicly available balance sheet.

Using estimates of EBITDA for 2016 and 2017 for each of these companies derived from Wall Street research analyst consensus estimates and the implied enterprise values it calculated for each company as described above, Goldman Sachs calculated implied enterprise value as a multiple of estimated EBITDA for 2016 and 2017, respectively.

The results of these calculations were as follows:

	Enterprise Value / 2016E EBITDA Multiple	Enterprise Value / 2017E EBITDA Multiple
ExamWorks (Forecasts)	12.3x	10.8x
ExamWorks (Wall Street Consensus)	12.3x	11.5x
Healthcare Outsourcing Companies:
High	11.6x	10.5x
Median	11.4x	10.2x
Low	10.1x	9.0x
Business Process Outsourcing/Payor and Insurance Services Companies:
High	15.1x	13.9x
Median	14.2x	12.9x
Low	12.6x	11.8x

None of the selected comparable companies is identical to ExamWorks. Accordingly, a complete analysis of the results of the foregoing calculations cannot be limited to a quantitative review of the results and involves complex considerations and judgments concerning differences in financial and operating characteristics of the selected comparable companies and other factors that could affect the public trading dynamics of the selected comparable companies, as well as those of ExamWorks.

Using the information in the table above, its analyses of the various comparable companies and its professional judgment and experience, Goldman Sachs applied a reference range of 2016 Enterprise Value / EBITDA multiples of 10.0x to 14.0x to the estimate of ExamWorks' 2016 adjusted EBITDA reflected in the Forecasts to derive a reference range of illustrative equity values per share of ExamWorks common stock of $25.03 to $39.87.

Illustrative Discounted Cash Flow Analyses

Using the Forecasts, Goldman Sachs performed an illustrative discounted cash flow analysis on ExamWorks.

Using discount rates ranging from 7.0% to 8.0%, reflecting estimates of the weighted average cost of capital of ExamWorks, Goldman Sachs discounted to present value as of March 31, 2016, (a) estimates of unlevered free cash to be generated by ExamWorks for the period from March 31, 2016 to December 31, 2021, as reflected in the Forecasts and (b) a range of illustrative terminal values for ExamWorks, which were calculated by applying perpetuity growth rates ranging from 3.0% to 4.0% to a terminal year estimate of the unlevered free cash flow to be generated by ExamWorks as reflected in the Forecasts (see the section titled "Certain Financial Forecasts" included elsewhere in this proxy statement). Goldman Sachs then derived a range of illustrative enterprise values for ExamWorks by adding the ranges of present values it derived as described above.

Goldman Sachs then subtracted from the range of illustrative enterprise values it derived for ExamWorks the Net Debt of ExamWorks as of March 31, 2016 (with the Net Debt amount adjusted at the direction of ExamWorks to take into account the purchase price to be paid in ExamWorks' pending acquisitions), in each case as provided by Examworks management, to derive an illustrative range of equity values for ExamWorks. Goldman Sachs then divided the range of illustrative equity values it derived for ExamWorks by the total number of fully diluted shares of ExamWorks common stock outstanding as of April 19, 2016, calculated based on information provided by ExamWorks management, to derive a range of illustrative present values per share of ExamWorks common stock ranging from $29.06 to $55.39.

Goldman Sachs also performed a sensitivity analysis to analyze the implied impact on the midpoint illustrative present value per share of $38.94 derived from the analysis described above (reflecting a midpoint discount rate of 7.5% and a midpoint perpetuity growth rate of 3.5%), by varying ExamWorks' management's assumptions and forecasts with respect to 2017-2021 revenue growth rate, 2021 adjusted EBITDA margin, 2017-2021 annual acquisition spend and the enterprise value / adjusted EBITDA acquisition multiple that Exam Works would pay in connection with management's contemplated acquisitions. The following table presents the results of this analysis:

Base Assumptions	Sensitivity Analysis	Impact on Equity Value Per Share (–)/+ Compared to Midpoint of Discounted Cash Flow Analysis Assumptions of $38.94
Growth & Margins
2017 - 2021 Revenue Cumulative Average Growth Rate	Change in Year over Year Annual Revenue Growth Rate: +/– 2%	$(5.37) - $5.76
2021 Adjusted EBITDA Margin	Change in 2021E Adjusted EBITDA Margin:* +/– 2%	$(6.55) - $6.55
Acquisitions
2017 - 2021 Annual Acquisition Spend	Change in Annual Acquisition Spend:	$(1.75)
	—No acquisitions
	—Perpetuity growth rate decreased by 50bps
Enterprise Value / Adjusted EBITDA Acquisition Multiple: 6.0x	Change in Acquisition Multiple: +2.0x	$(1.37)

*
Change represents percent change in base margins in 2021 with linear increase through projection period.

Illustrative Present Value of Future Stock Price Analyses

Goldman Sachs performed an illustrative analysis of the implied present value of the future value per share of ExamWorks common stock, as of March 31, 2016.

Using the Forecasts, Goldman Sachs first derived a range of theoretical per share future values for the shares of ExamWorks common stock as of March 31, 2016, and as of January 1, 2017 through January 1, 2021, by: (i) applying illustrative one year forward enterprise value / adjusted EBITDA multiples ranging from 9.0x to 14.0x, to estimates of ExamWorks' adjusted EBITDA for the full year, as reflected in the Forecasts, to each of the dates of March 31, 2016 and January 1, 2017 through January 1, 2021, to derive a range of implied enterprise values for ExamWorks; (ii) subtracting estimated Net Debt of Exam Works as of the end of each year as reflected in the Forecasts from the resulting range of implied enterprise values, to yield a range of implied equity values for ExamWorks; and (iii) dividing the resulting range of implied equity values by the estimated fully diluted weighted average shares of ExamWorks common stock outstanding for the full year as reflected in the Forecasts.

Using an illustrative discount rate of 7.8%, reflecting an estimate of ExamWorks' cost of equity, Goldman Sachs discounted to present value as of March 31, 2016 the range of theoretical future values it derived as of January 1 of each of 2017 through 2021 to yield illustrative present values per share of ExamWorks ranging from $21.79 to $61.24.

Selected Precedent Transactions Analysis

Goldman Sachs analyzed certain publicly available information relating to the selected acquisition transactions listed below announced since October 2005 involving target companies in the healthcare outsourcing industry.

With respect to each of the selected transactions, Goldman Sachs calculated the implied enterprise value of the applicable target company based on the announced consideration paid in the applicable transaction, as a multiple of the target company's EBITDA for the four quarter period ended prior to announcement of the respective transaction, which we refer to as LTM EBITDA, based on information in public filings. The results of these calculations are set forth below.

Announcement Date	Target	Acquiror	EV / LTM EBITDA
13-Sep-2015	Solera Holdings, Inc.	Vista Equity Partners	14.1x
04-Aug-2015	IPC Healthcare, Inc.	Team Health Holdings, Inc.	20.1x
04-Aug-2015	Hospital Physician Partners, Inc.	Onex Corporation	N/A
12-May-2015	Virtual Radiologic Corp.	MEDNAX, Inc.	11.1x
13-Apr-2015	Emergency Medicine Physicians, Ltd.	Welsh, Carson, Anderson & Stowe	N/A
19-Jan-2015	VISTA Staffing Solutions, Inc.	Envision Healthcare Holdings, Inc.	9.9x
13-Nov-2014	Cogent Healthcare Inc.	Sound Inpatient Physicians, Inc. (parent: Fresenius Medical Care AG & Co. KgaA)	N/A
28-Jun-2014	Sound Inpatient Physicians, Inc.	Fresenius Medical Care AG & Co. KgaA	N/A
29-May-2015	Sheridan Healthcare, Inc.	AmSurg Corp.	12.2x
21-May-2014	Healogics, Inc.	Clayton, Dubilier & Rice, Inc.	10.1x
25-Oct-2013	One Call Care Management, Inc.	Apax Partners LLP	14.2x
05-Sep-2013	Mitchell International, Inc.	KKR & Co. L.P.	11.5x
22-Oct-2012	CHG Healthcare Services, Inc.	Ares Private Equity Group; Leonard Green & Partners, L.P.	12.5x
14-Feb-2011	Emergency Medical Services Corporation	Clayton, Dubilier & Rice, Inc.	9.7x
27-Sep-2010	NightHawk Radiology Holdings, Inc.	Virtual Radiologic Corporation	8.7x
17-May-2010	Virtual Radiologic Corporation	Providence Equity Partners LLC	11.5x
21-May-2007	Sheridan Healthcare, Inc.	Hellman & Friedman LLC	12.1x
12-Oct-2005	TeamHealth, Inc.	The Blackstone Group L.P.	8.7x
05-Oct-2005	The MHA Group, Inc.	AMN Healthcare Services, Inc.	11.0x
Mean			11.8x
Median			11.5x

Although none of the selected transactions are directly comparable to the proposed transaction, the target companies in the selected transactions were companies with operations that, for the purposes of analysis, may be considered similar to certain of ExamWorks' financial results, and as such, for purposes of the analysis, the selected transactions may be considered similar to the proposed transaction.

Using the results of the foregoing calculations and Goldman Sachs' analyses of the various transactions and its professional judgment, Goldman Sachs applied a reference range of LTM EBITDA multiples of 9.0x to 14.0x to ExamWorks' adjusted EBITDA for the four quarter period ended March 31, 2016 as provided by ExamWorks management (excluding Team Health Holdings, Inc.'s acquisition of IPC Healthcare, Inc. due to lack of comparability), to derive a range of implied enterprise values for ExamWorks. Goldman Sachs subtracted from the range of implied enterprise values the amount of ExamWorks' Net Debt as of March 31, 2016 (with the Net Debt amount adjusted at the direction of ExamWorks to take into account the purchase price to be paid in ExamWorks' pending acquisitions) and divided the result by the number of fully diluted shares of ExamWorks common stock as provided by ExamWorks management, to derive a reference range of implied per share value for ExamWorks of $16.03 to $32.00.

General

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs's opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to ExamWorks or the proposed transaction.

Goldman Sachs prepared these analyses for purposes of providing its opinion to the board of directors of ExamWorks as to the fairness from a financial point of view to the holders (other than Parent, the rollover investors and their respective affiliates) of ExamWorks common stock, as of the date of the opinion, of the merger consideration of $35.05 in cash per share to be paid to such holders pursuant to the merger agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon projections of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of ExamWorks, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

The merger consideration was determined through arm's-length negotiations between ExamWorks and Leonard Green and was approved by the board of directors of ExamWorks. Goldman Sachs provided advice to ExamWorks during these negotiations. Goldman Sachs did not, however, recommend any specific amount of consideration to ExamWorks or that any specific amount of consideration constituted the only appropriate consideration for the proposed merger.

As described above, Goldman Sachs' opinion was one of many factors taken into consideration by the board of directors of ExamWorks in considering the proposed transaction. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the delivery of its fairness opinion to the board of directors of ExamWorks and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Appendix D to this proxy statement.

Goldman Sachs and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of ExamWorks, Parent, Merger Sub, any of their respective affiliates and third parties, including Leonard Green and its affiliates and portfolio companies, or any currency or commodity that may be involved in the proposed transaction. Goldman Sachs has acted as financial advisor to ExamWorks in connection with, and has participated in certain of the negotiations leading to, the proposed transaction. Goldman Sachs expects to receive fees for its services in connection with the proposed transaction, the principal portion of which is contingent upon consummation of the proposed transaction, and ExamWorks has agreed to reimburse certain of Goldman Sachs' expenses arising, and indemnify Goldman Sachs against certain liabilities that may arise, out of Goldman Sachs' engagement. Goldman Sachs has provided certain financial advisory and/or underwriting services to ExamWorks and/or its affiliates from time to time for which its Investment Banking Division has received, and may receive, compensation, including having acted as a bookrunner with respect to a public offering of ExamWorks' 5.625% Notes due 2023 (aggregate principal amount $500,000,000) in April 2015. Goldman Sachs also has provided certain financial advisory and/or underwriting services to Leonard Green and/or its affiliates and portfolio companies from time to time for which its Investment Banking Division has received, and may receive, compensation, including having acted as joint book-running manager with respect to the initial public offering of 65,000,000 shares of common stock of IMS Health Holdings, Inc., which we refer to as IMS, a portfolio company of Leonard Green, in April 2014; as joint book-running manager with respect to a public offering of 51,100,000 shares of common stock of IMS in May 2015; as co-financial advisor to Del Taco Holdings, Inc., a portfolio company of Leonard Green, in connection with its sale in June 2015; and as co-manager with respect to a public offering of 4,000,000 shares of Class A common stock of Shake Shack Inc., a portfolio company of Leonard Green, in August 2015. During the two year period prior to the date of its opinion, Goldman Sachs received compensation for financial advisory and/or underwriting services provided by its Investment Banking Division to ExamWorks and its affiliates of approximately $0.3 million in the aggregate and for financial advisory and/or underwriting services provided to Leonard Green and its affiliates and portfolio companies of approximately $53.2 million in the aggregate. Goldman Sachs may also in the future provide financial advisory and/or underwriting services to ExamWorks, Parent, Merger Sub, and their respective affiliates and Leonard Green and its affiliates and portfolio companies for which its Investment Banking Division may receive compensation. Affiliates of Goldman Sachs also may have co-invested with Leonard Green and its affiliates from time to time and may have invested in limited partnership units of affiliates of Leonard Green from time to time and may do so in the future.

ExamWorks selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the proposed transaction and its knowledge of the Company and its business as a result of having served as investment banker to the Company for and since its IPO. Pursuant to an engagement letter between ExamWorks and Goldman Sachs, ExamWorks has agreed to pay Goldman Sachs for its services in connection with the proposed merger an aggregate fee currently estimated to be approximately $13,080,000, of which: (i) $12,330,000, or approximately 0.6% of equity value, is contingent upon consummation of the proposed transaction and (ii) $750,000 is an opinion fee paid on delivery of the opinion letter. The same percentage of the equity value would be paid in the event of a transaction with a third party pursuant to a superior proposal. In addition, ExamWorks agreed to reimburse Goldman Sachs for certain of its expenses, including reasonable attorneys' fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Certain Financial Forecasts

ExamWorks does not, as a matter of course, develop or publicly disclose long-term projections or internal projections of its future financial performance revenues, earnings, adjusted EBITDA, financial condition or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates, though ExamWorks has in the past provided investors with quarterly and full-year financial guidance which may cover areas such as revenue and adjusted EBITDA, among other items, which it may update from time to time during the relevant year. However, in connection with ExamWorks' evaluation of a possible transaction, ExamWorks provided the Special Committee, the Board, and their advisors, including Goldman Sachs and Evercore in performing their respective financial analyses summarized under "—Opinions of Financial Advisors," with certain non-public unaudited prospective financial information prepared by our management. The forecasts were used for purposes of the financial analyses summarized above and presented to the Special Committee and the Board by Goldman Sachs and Evercore, which we refer to as the forecasts. The forecasts were also provided to prospective bidders in connection with their due diligence review of a possible transaction.

The forecasts were not prepared with a view to public disclosure and are included in this proxy statement only because such information was made available as described above. The forecasts were not prepared with a view to compliance with generally accepted accounting principles as applied in the United States, which we refer to as GAAP, the published guidelines of the SEC regarding projections and forward-looking statements or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Furthermore, KPMG LLP, our independent auditor, has not examined, reviewed, compiled or otherwise applied procedures to, the forecasts and, accordingly, assumes no responsibility for, and expresses no opinion on, them. The forecasts included in this proxy statement have been prepared by, and are the responsibility of, our management. The forecasts were prepared solely for internal use of ExamWorks and its financial advisors and are subjective in many respects.

Although a summary of the forecasts is presented with numerical specificity, they reflect numerous assumptions and estimates as to future events made by our management that our management believed were reasonable at the time the forecasts were prepared, taking into account the relevant information available to management at the time. However, this information is not fact and should not be relied upon as being necessarily indicative of actual future results. Important factors that may affect actual results and cause the forecasts not to be achieved include general economic conditions, accuracy of certain accounting assumptions, changes in actual or projected cash flows, competitive pressures, and changes in tax laws. In addition, the forecasts do not take into account any circumstances or events occurring after the date that they were prepared and do not give effect to the merger. As a result, there can be no assurance that the forecasts will be realized, and actual results may be materially better or worse than those contained in the forecasts. The inclusion of this information should not be regarded as an indication that the Special Committee, the Board, ExamWorks, our financial advisors or any other recipient of this information considered, or now considers, that actual future results will necessarily reflect the forecasts. The summary of the forecasts is not included in this proxy statement in order to induce any stockholder to vote in favor of the proposal to adopt the merger agreement or any of the other proposals to be voted on at the special meeting or to influence any stockholder to make any investment decision with respect to the merger, including whether or not to seek appraisal rights with respect to shares of our common stock.

The forecasts should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding ExamWorks contained in our public filings with the SEC. The forecasts were reviewed by ExamWorks' management with, and considered by, the Special Committee and Board in connection with their evaluation and approval of the merger.

The forecasts are forward-looking statements. For information on factors that may cause ExamWorks' future results to materially vary, see "Cautionary Statement Concerning Forward-Looking Statements" beginning on page 34.

Except to the extent required by applicable federal securities laws, we do not intend, and expressly disclaim any responsibility, to update or otherwise revise the forecasts to reflect circumstances existing after the date when ExamWorks prepared the forecasts or to reflect the occurrence of future events or changes in general economic or industry conditions, even in the event that any of the assumptions underlying the forecasts are shown to be in error.

In light of the foregoing factors and the uncertainties inherent in the forecasts, stockholders are cautioned not to unduly rely on the forecasts included in this proxy statement.

Certain of the measures included in the forecasts may be considered non-GAAP financial measures, as noted below. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by ExamWorks may not be comparable to similarly titled amounts used by other companies.

 Management Forecasts

	1Q 2016	2Q 2016	3Q 2016	4Q 2016	2016	2017	2018	2019	2020	2021
	($ in Millions)
Total Revenue	$218.6	$236.0	$255.7	$252.0	$962.3	$1,071.2	$1,162.4	$1,258.9	$1,357.9	$1,462.8
% Growth	11.3%	13.1%	24.1%	20.9%	17.4%	11.3%	8.5%	8.3%	7.9%	7.7%
Total US Revenue(1)	$143.8	$155.8	$159.9	$158.7	$618.2	$665.8	$707.7	$752.3	$797.9	$846.3
% Growth	18.2%	18.0%	24.2%	23.3%	21.0%	7.7%	6.3%	6.3%	6.1%	6.1%
Total International Revenue	$74.8	$80.2	$83.3	$80.8	$319.1	$340.2	$361.5	$383.7	$405.9	$429.4
% Growth	0.3%	4.7%	7.9%	1.3%	3.5%	6.6%	6.3%	6.2%	5.8%	5.8%
Cumulative Acquired Revenue(2)	—	—	12.5	12.5	25.0	65.2	93.2	122.9	154.1	187.1
% Growth	—	—	6.0%	6.0%	3.0%	4.0%	2.2%	2.1%	1.9%	1.7%
EBIT(3)	$13.6	$22.6	$29.6	$27.9	$93.7	$113.9	$151.0	$173.5	$198.3	$228.1
% Margin	6.2%	9.6%	11.6%	11.1%	9.7%	10.6%	13.0%	13.8%	14.6%	15.6%
Depreciation and Amortization	$14.6	$12.7	$12.0	$12.0	$51.3	$55.4	$37.1	$34.7	$30.8	$24.1
EBITDA(3)	$28.2	$35.3	$41.6	$39.9	$145.0	$169.3	$188.1	$208.2	$229.1	$252.2
% Margin	12.9%	15.0%	16.3%	15.8%	15.1%	15.9%	16.3%	16.6%	16.9%	17.2%
Adjustments	$7.2	$6.9	$6.3	$6.2	$26.6	$27.1	$28.4	$29.8	$31.2	$32.7
Adjusted EBITDA(3)	$35.4	$42.3	$47.9	$46.0	$171.6	$196.4	$216.5	$238.0	$260.3	$284.9
% Margin	16.2%	17.9%	18.7%	18.3%	17.8%	18.3%	18.6%	18.9%	19.2%	19.5%
Unlevered Free Cash Flow(4)	—	—	—	—	$49	$60	$67	$76	$85	$93

(1)
Total U.S. Revenue for 2016 includes revenues of approximately $40 million resulting from the ABI acquisition completed on January 8, 2016.

(2)
Cumulative Acquired Revenue includes revenues of approximately $16 million from the AMR acquisition completed on January 19, 2016, revenues of approximately $10 million from the Prizm acquisition completed on April 5, 2016, and an additional $24 million of acquired revenue expected to be completed in 2016 at a 15% adjusted EBITDA margin.

(3)
Each of EBIT, EBITDA and Adjusted EBITDA is a non-GAAP measure that is not a substitute for the GAAP equivalent. We define EBIT as earnings before interest and taxes, define EBITDA as EBIT plus depreciation and amortization, and define Adjusted EBITDA as EBITDA plus acquisition-related transaction costs, stock based compensation expenses, and other expenses. We believe that each of EBIT, EBITDA and Adjusted EBITDA is an important measure of our operating performance because it allows management, lenders, investors and analysts to evaluate and assess our core operating results from period to period after removing the impact of changes to our capitalization structure and income tax status and, in the case of Adjusted EBITDA, acquisition related costs, and other items of a non-operational nature that affect comparability.

(4)
Unlevered Free Cash Flow is a non-GAAP measure. Unlevered Free Cash Flow as used by Goldman Sachs to perform its Illustrative Discounted Cash Flow Analyses described above under "Opinion of Goldman, Sachs & Co." was defined as EBIT, less assumed tax expense (calculated at an ExamWorks' management's estimated tax rate for ExamWorks), plus depreciation and amortization, less changes in net working capital, less capital expenditures, less acquisition spend, plus non-cash acquisition expenses. Unlevered Free Cash Flow includes the impact of stock-based compensation expense. As described above under "Opinion of Goldman, Sachs & Co.," Goldman Sachs performed its Illustrative Discounted Cash Flow Analyses as of March 31, 2016 using a free cash flow estimate for the nine month period from April 1, 2016 through December 31, 2016 of $35 million.

The management forecasts were based upon various assumptions which relate only to the periods presented and should not be relied upon for any other purpose. The principal assumptions include:

  •
  Revenue growth driven by mix of organic growth and acquisitions, including: a revenue compound annual growth rate, which we refer to as CAGR, over the period (including acquisitions) of 10.1%; and organic revenue CAGR of 7.7%;

  •
  Adjusted EBITDA margin expansion from increasing operating leverage, including Adjusted EBITDA CAGR of 12.5% and Adjusted EBITDA margin improvement of approximately 230 basis points;

  •
  Ongoing acquisitions over the projection period, including:

  •
  2016 estimate includes revenue from announced acquisitions through April 26, 2016, as well as $24 million of additional acquired revenue, and approximately $3.6 million of acquired adjusted EBITDA;

  •
  Thereafter, 2017 through 2021 estimate assumes $25 million of annual acquisition spend (illustrative 6.0x EV/EBITDA acquisition multiple and 18% adj. EBITDA margin); and

    •
    Mid-year impact for acquisitions;

  •
  No dividends; and

  •
  An allocation for an ongoing share repurchase program in 2018 through 2021 (of approximately $300 million total repurchase).

Interests of the Directors and Executive Officers of ExamWorks in the Merger

When considering the recommendation of the Board that you vote for the proposal to approve and adopt the merger agreement, you should be aware that certain of our directors and executive officers may have interests in the merger that are different from, or in addition to, your interests as a stockholder. The Special Committee was aware of these interests and considered them, among other matters, in evaluating and overseeing the negotiation of the merger agreement, and in recommending that the Board approve the merger agreement and the merger. The Board was also aware of these interests in approving the merger agreement and the merger and in recommending that the merger agreement be approved and adopted by the stockholders of ExamWorks.

For purposes of this proxy statement, our named executive officers consist of:

  •
  Richard E. Perlman, Executive Chairman;

  •
  James K. Price, Chief Executive Officer;

  •
  J. Miguel Fernandez de Castro, Senior Executive Vice President, Chief Financial Officer and Treasurer;

  •
  Wesley J. Campbell, President;

  •
  Kevin J. Kozlowski, Chief Information Officer; and

  •
  Crystal B. Patmore, Executive Vice President.

The compensation that may become payable to our named executive officers in connection with the merger is subject to a non-binding advisory vote of ExamWorks' stockholders, as described below in "Proposal 3: Advisory Vote on Merger-Related Named Executive Compensation" beginning on page 118.

Mr. William Shutzer

Mr. Shutzer currently serves as a Senior Managing Director of Evercore, a position he has held since April 2004. Evercore will be entitled to fees from ExamWorks upon consummation of the merger. The Board decided to retain both Evercore and Goldman Sachs in order to keep ExamWorks' historical financial advisory team together following personnel changes that had resulted in two teams being split between Goldman Sachs and Evercore. In the two years prior to the date of its opinion, neither Evercore nor any of its affiliates received fees from ExamWorks or its affiliates, and Leonard Green has informed us that during the same period neither Evercore nor any of its affiliates received fees from Leonard Green or its affiliates. The Board concluded that Mr. Shutzer's employment at Evercore created the appearance of conflict and therefore appointed the Special Committee of all directors except Mr. Shutzer, with the express understanding that the management directors would be excluded and/or removed from the Special Committee as circumstances warranted. The directors noted Mr. Shutzer's significant holdings of stock in ExamWorks and indicated that, at appropriate times, the Special Committee would want to take advantage of Mr. Shutzer's substantial investment banking experience and knowledge of ExamWorks. However, in light of his relationship with Evercore and his rollover of equity pursuant to the rollover agreement, Mr. Shutzer was excluded from certain meetings and from the deliberations of the Special Committee and its advisors. Representatives of Evercore have also confirmed that Mr. Shutzer has been effectively walled off of any discussion at Evercore with respect to the proposed transaction, and will not receive any direct compensation from Evercore in connection with the transaction.

It is also expected that Mr. Shutzer will serve as a director of the surviving company, the terms of which service have not yet been discussed but are expected to be consistent with board positions of similarly situated private companies.

Employment Arrangements with Parent

In connection with the rollover agreement, each of the rollover investors and the equity investors entered into a term sheet on April 26, 2016, which we refer to as the management term sheet, pursuant to which Messrs. Perlman, Price, Fernandez de Castro and Campbell (each of which we refer to as an executive) will enter into employment agreements with Parent or its affiliates for a period commencing on the closing of the merger and continuing for five years, and Parent will implement a management equity incentive program following the closing of the merger. The term sheet is legally binding, but will be replaced by definitive agreements to be negotiated by the parties in good faith.

Pursuant to the term sheet, each executive will receive an annual base salary equal to his current compensation, with minimum annual increases of no less than 3%. Beginning in 2017, in exchange for ExamWorks' termination of the 2016 cash bonus plan, Parent or its affiliates will establish an annual cash bonus pool for the benefit of ExamWorks': (1) Executive Chairman, (2) Chief Executive Officer, (3) President, (4) Chief Financial Officer and Senior Executive Vice President, (5) Chief Information Officer, (6) Executive Vice President, HR and Risk Management, (7) General Counsel, Executive Vice President and Secretary, (8) Chief Technology Officer, (9) Senior Vice President, Operations and (10), Senior Vice President, Sales & Marketing, based on the achievement of ExamWorks adjusted EBITDA targets no less favorable than such criteria in place for the 2016 cash bonus plan. The total annual cash bonus pool will equal $2.5 million for fiscal years 2017 through 2021.

Upon closing of the merger, certain members of management of Parent and its subsidiaries, including the executives, the other management employees listed above and numerous other management employees of the Company, will be eligible to participate in the management equity incentive plan that will be implemented by Parent. Membership units of Parent will be issued to such members of management pursuant to a profits interests plan and/or individual award agreements, with such units consisting of "profits interests" representing a potential 9.2% ownership interest in Parent in the aggregate, subject to certain vesting and forfeiture restrictions. A plan providing for profits interests representing an aggregate of 9.2% ownership interest is within the range of amounts customarily set aside for such equity incentive plans by Leonard Green in this type of transaction. The membership units of Parent described in the preceding sentence shall vest and the forfeiture restrictions on such units shall lapse as follows, in each case subject to the applicable management member's continued employment with Parent or its affiliates: (i) 43.5% of such units in four equal installments on each of the first four anniversaries of the closing of the transaction; (ii) 14.5% of such units on the first date that the equity investors have met certain return thresholds; (iii) 14.5% of such units on the first date that the equity investors have met certain additional return thresholds; (iv) 14.5% of such units on the first date that the equity investors have met certain additional return thresholds; (v) 4.3% of such units upon Parent's achievement of an EBITDA target for the year ending December 31, 2016; and (vi) 8.7% of such units in four equal installments upon Parent's achievement of certain EBITDA targets for each of the years ending December 31, 2017 through 2020, with an opportunity for "catch up" for any years in which such targets are not met if the equity investors ultimately meet certain return thresholds. Additionally, accelerated vesting of certain units can occur upon either a change in control of Parent or the death or disability of a management member.

If an executive's employment is terminated by the Company other than for cause or by such executive for good reason prior to expiration of the employment agreement, then the executive will be entitled to receive severance equal to two years of base salary.

If an executive's employment terminates for any reason other than for cause, then, during the 9 months following termination of such executive's employment, Parent will have the right (but not the obligation) to repurchase such executive's vested Class B Units of Parent at the fair market value of such units, or in the case of Class A Units of Parent, at the greater of (i) the fair market value of such units and (ii) the purchase price paid by the executive for such units. If an executive's employment is terminated for cause, all Class B Units owned by such executive shall be automatically forfeited, and during the 9 months following termination of such exective's employment Parent will have the right (but not the obligation) to purchase such executive's Class A Units for a price equal to the lesser of (x) the fair market value as of the date of termination of employment, or (y) the purchase price paid by the executive for such Class A Units.

For purposes of the term sheet, "cause" means (i) gross negligence or willful and continued failure by executive to substantially perform his duties as an employee of Parent or its affiliates (other than any such failure resulting from incapacity due to physical or mental illness), (ii) willful misconduct by executive which is demonstrably and materially injurious to Parent or its affiliates, monetarily or otherwise, (iii) the engaging by executive in egregious misconduct involving serious moral turpitude to the extent that his credibility and reputation no longer conforms to the standard of senior executives of Parent or its affiliates or (iv) the commission by executive of a material act of dishonesty or breach of trust resulting or intending to result in personal benefit or enrichment to executive at the expense of Parent or its affiliates. For the purposes of this provision, no act or failure to act shall be deemed "willful" unless done or omitted to be done in bad faith and without reasonable belief that such action or omission was in the best interest of Parent or its affiliates. The determination of cause shall be made by the board in its reasonable judgment.

For purposes of the term sheet, "good reason" means executive's voluntary resignation within 90 days following the initial existence of one or more of the following conditions: (i) a material change in the duties, authorities, responsibilities and status of executive's position, or a material reduction or alteration in the nature or status of executive's authorities, duties or responsibilities from those in effect on the effective date of the employment agreement, (ii) any failure by Parent or its affiliates to comply with any of the provisions of the employment agreement, other than an isolated, insubstantial or inadvertent failure not occurring in bad faith and which is remedied by Parent or its affiliates promptly after receipt of written notice from executive, (iii) a change in executive's reporting responsibilities such that executive no longer reports to the board or applicable supervisor, (iv) executive is required by Parent or its affiliates to relocate his personal residence outside of a 50 mile radius of executive's principal place(s) of business on the effective date or (v) Parent or its affiliates closes the executive's principal office(s) in the applicable locations.

The term sheet is included as an exhibit to the rollover agreement, which is attached to this proxy statement as Appendix G.

Treatment of Equity and Equity-Based Awards

Under the merger agreement, the equity-based awards held by ExamWorks' directors and executive officers under the ExamWorks stock incentive plan will be treated as follows:

Vested Stock Options

Effective as of the effective time of the merger, each then-outstanding vested (after giving effect to any acceleration of vesting required in connection with the Merger pursuant to an outstanding stock option agreement on the date of the merger agreement) option to purchase shares of ExamWorks common stock, which we refer to as an option, will be cancelled and converted into the right to receive an amount in cash equal to the product of (i) the total number of shares of ExamWorks common stock subject to the option and (ii) the amount, if any, by which the per-share merger consideration exceeds the exercise price per share of ExamWorks common stock underlying the stock option (less any applicable withholding taxes). As soon as practicable following the closing of the merger, and within three (3) business days following the receipt of a duly executed Award Release Agreement, the surviving company shall make the option payments, if any, due to each holder of an option by a special payroll payment through the payroll system of the surviving company (or an affiliate thereof).

Vested Restricted Shares and Restricted Stock Units

Effective as of the effective time of the merger, each then-outstanding vested (after giving effect to any acceleration of vesting required in connection with the merger pursuant to an outstanding restricted stock agreement or RSU award agreement on the date of the merger agreement) share of restricted ExamWorks common stock, which we refer to as restricted stock, and each restricted stock unit corresponding to ExamWorks common stock, which we refer to as an RSU, including shares of restricted stock and RSUs subject to time-based or performance-based vesting, will become fully vested and will be considered to be an outstanding share of ExamWorks common stock for purposes of the merger agreement that will entitle the holder to receive an amount in cash equal to the per-share merger consideration (less any applicable withholding taxes) in accordance with the same terms and conditions as applied to holders of ExamWorks common stock generally.

Unvested Options, Restricted Shares and RSUs

At the effective time of the merger, each unvested option, share of restricted stock and RSU award, which we refer to collectively as company stock awards (after giving effect to any acceleration of vesting required in connection with the merger pursuant to an outstanding company stock award agreement) outstanding immediately prior to the effective time of the merger, shall be canceled and each holder thereof who has executed an award release agreement shall be entitled to receive: (1) with respect to each cancelled option held by the holder, an amount in cash equal to the product of (A) the excess, if any, of (y) the merger consideration over (z) the per share exercise price of such option multiplied by (B) the number of shares of common stock subject to such option (less any required withholding under applicable tax law); and (2) with respect to each cancelled share of restricted stock and/or RSU held by the holder, an amount in cash equal to the product of (A) the merger consideration multiplied by (B) the number of shares of common stock subject to the restricted stock and/or RSU award (less any withholding required under applicable tax law); provided, however, such payments shall be held in an escrow account as set forth below.

At the effective time of the merger, Parent shall deposit with the escrow agent, for the benefit of the holders of unvested company stock awards, for payment through the escrow agent, cash sufficient to pay the payments for unvested company stock awards. The escrow agent will hold the escrow funds in escrow pursuant to and in accordance with the merger agreement and an escrow agreement to be negotiated by the parties. All escrow funds shall be released to the applicable company stock award holders in accordance with the original vesting schedule and other terms of the company stock awards which are unvested as of the effective time. Any release of escrow funds to the holders of company stock awards shall be made by distribution to the surviving company to be distributed to the applicable company stock award holders via the surviving company's payroll system in the first payroll period after such amount has become due and payable. On the date that is thirty (30) days after the last remaining company stock award has vested, Parent shall direct the escrow agent to release any amounts then remaining in the escrow account (including any interest, income and profits thereon) to the surviving company. The fees and expenses of the escrow agent shall be paid by Parent.

If the holder remains employed with the surviving company until the date(s) that the unvested portion(s) of the company stock awards would have vested had they not been cancelled at the effective time of the merger, then on such date(s) the surviving company (or an affiliate thereof) shall pay from the escrow account through its payroll system the portion of the payments for such company stock awards that would have been paid to such holder if such unvested portion had been vested immediately before the effective time of the merger. If the holder's employment with the surviving company is terminated by the surviving company without cause before all payments for such unvested company stock awards have been paid to the holder, the surviving company will pay to the holder within thirty (30) days following such termination of employment a lump sum payment equal to all such unpaid payments.

For an estimate of the amounts that would be payable to each of ExamWorks' named executive officers in settlement of their unvested company stock awards, see the "Equity" column in the "Golden Parachute Compensation" table on page 75. The following table sets forth the number of shares of unvested restricted stock held by ExamWorks' non-employee directors as of June 15, 2016, and the amount of merger consideration that would be payable in connection therewith.

Directors	Shares of Restricted Stock (#)	Total Payment ($)
Peter B. Bach	3,112	109,076
Peter M. Graham	3,112	109,076
J. Thomas Presby	3,253	114,018
William A. Shutzer	3,112	109,076
David B. Zenoff	3,112	109,076

Quantification of Payments and Benefits to ExamWorks Executives

The table below and its footnotes show the estimated amounts of payments and benefits that each named executive officer would receive in connection with the merger, based on their compensation levels and outstanding equity awards as of June 15, 2016, and assuming solely for illustrative purposes that each applicable individual experiences a qualifying termination of employment on the closing date of the merger.

The amounts reflected in the table and the footnotes are determined using a per share price for ExamWorks' common stock of $35.05, the per-share merger consideration as specified in the merger agreement. The compensation summarized in the table and footnotes below in respect of the named executive officers is subject to a non-binding advisory vote of ExamWorks' stockholders, as described below in "Proposal 3: Advisory Vote on Merger-Related Named Executive Compensation" beginning on page 118.

The calculations in the tables below do not include amounts the named executive officers were already entitled to receive or that were vested as of June 15, 2016, or amounts under contracts, agreements, plans or arrangements to the extent they do not discriminate in scope, terms or operation in favor of an officer and that are available generally to all of the salaried employees of ExamWorks. The estimated amounts below are based on multiple assumptions that may not actually occur, including assumptions described in this proxy statement. In addition, certain amounts will vary depending on the actual date of closing of the merger, which is presently expected to occur in the third quarter of 2016. As a result, the actual amounts, if any, to be received by an applicable individual may differ in material respects from the amounts set forth below.

Golden Parachute Compensation

Named Executive Officers	Cash ($)	Equity ($)(1)	Pension/ Non-Qualified Deferred Compensation	Perquisites/ Benefits ($)	Tax Reimbursement	Other	Total ($)
Richard E. Perlman(2)	—	1,059,036	—	—	—	—	1,059,036
James K. Price(2)	—	1,059,036	—	—	—	—	1,059,036
J. Miguel Fernandez de Castro(2)	—	529,535	—	—	—	—	529,535
Wesley Campbell(2)	—	564,901	—	—	—	—	564,901
Kevin Kozlowski	—	423,825	—	—	—	—	423,825
Crystal Patmore	—	353,024	—	—	—	—	353,024

(1)
The amounts shown in this column represent the aggregate merger consideration that each named executive officer would receive with respect to company stock awards subject to accelerated vesting in connection with the merger, as described above in "The Merger—Interests of the Directors and Executive Officers of ExamWorks in the Merger—Treatment of Equity and Equity-Based Awards" (a "single trigger" arrangement). Each amount shown is based on the number of shares of such restricted stock held by the named executive officer as of June 15, 2016, as set forth in the table below, and the per-share merger consideration of $35.05. Depending on when the closing date of the merger actually occurs, additional shares of restricted stock that are currently outstanding may vest in accordance with their terms prior to the closing of the merger.

Named Executive Officers	Restricted Shares (#)	Total Value of Restricted Shares ($)
Richard E. Perlman	30,215	1,059,036
James K. Price	30,215	1,059,036
J. Miguel Fernandez de Castro	15,108	529,535
Wesley Campbell	16,117	564,901
Kevin Kozlowski	12,092	423,825
Crystal Patmore	10,072	353,024

(2)
Messrs. Perlman, Price, Fernandez de Castro and Campbell have each entered into the management term sheet. For more information, see above under the heading "—Interests of the Directors and Executive Officers of ExamWorks in the Merger—Employment Arrangements with Parent" on page 72.

Insurance and Indemnification of Directors and Executive Officers

From and after the effective time of the merger, Parent will cause all rights to indemnification, advancement of expenses and exculpation in favor of any current directors or officers of ExamWorks or any of its subsidiaries in effect on the date of the merger agreement to continue in accordance with their terms. For a period of six years from and after the effective time of the merger, Parent will cause the surviving company to indemnify each current director or officer of ExamWorks or any of its subsidiaries against all acts or omissions arising out of or pertaining to their service as a director or officer of ExamWorks or any of its subsidiaries at or prior to the effective time of the merger to the fullest extent permitted under applicable law. In the event of any such claim, Parent will cause the surviving company to advance expenses incurred in the defense of any such claim, subject to the surviving company's receipt of an undertaking, if and only to the extent required by applicable law to repay such advances if it is ultimately determined by final adjudication that such person is not entitled to indemnification.

For a period of six years from and after the effective time of the merger, Parent will cause the surviving company to either cause to be maintained in effect the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by ExamWorks or its subsidiaries or provide substitute policies, in either case, of not less than the existing coverage and having other terms not less favorable to the insured persons than the coverage currently maintained by ExamWorks with respect to claims arising from facts or events that occurred on or before the effective time of the merger, except that the surviving company will not be required to pay in excess of 300% of the aggregate annual premium most recently paid by ExamWorks prior to the date of the merger agreement. If the surviving company is unable to obtain such insurance coverage, it will obtain as much comparable insurance as possible for an annual premium equal to such maximum premium. In lieu of such insurance, prior to the closing of the merger, ExamWorks may, at its option (following reasonable consultation with Parent), purchase a "tail" directors' and officers' liability insurance policy and fiduciary liability insurance policy to provide coverage in an amount not less than the existing coverage and to have other terms not less favorable to the insured persons than the coverage currently maintained by ExamWorks with respect to claims arising from facts or events that occurred on or before the effective time of the merger, provided that the cost of such tail may not exceed the maximum premium described in the preceding sentence.

Financing of the Merger

We anticipate that the total amount of funds necessary to consummate the merger and the related transactions will be approximately $2.2 billion, including the funds needed to (i) pay our stockholders the amounts due to them under the merger agreement; (ii) make payments in respect of ExamWorks' equity and equity-based awards, including unvested options, restricted stock and RSUs to be held in escrow, pursuant to the merger agreement; (iii) refinance or otherwise discharge certain outstanding indebtedness of ExamWorks, including indebtedness that will come due or otherwise be repaid or repurchased as a result of the merger; and (iv) pay all fees and expenses payable by Parent and Merger Sub under the merger agreement and in connection with the debt financing under the debt commitment letters described below. This amount will be funded through a combination of up to approximately $1.172 billion in equity financing under the equity commitment letters described below, up to $1.12 billion in debt financing under the debt commitment letters described below, which we refer to collectively as the financing letters, and ExamWorks' cash and cash equivalents on hand at closing.

Substantially contemporaneously with the closing of the merger, Parent and Merger Sub also expect to use the proceeds of the financing to refinance or otherwise discharge certain of our outstanding indebtedness, including indebtedness that will come due or otherwise be repaid or repurchased as a result of the merger.

The funding under the commitment letters is subject to certain conditions, including conditions that do not relate directly to the merger agreement. We believe the amounts committed under the commitment letters will be sufficient to complete the transactions contemplated by the merger agreement, but we cannot assure you that the full amounts committed under the commitment letters will be available or sufficient, together with ExamWorks' cash and cash equivalents on hand, to consummate the merger. Those amounts might be insufficient if, among other things, one or more of the parties to the financing letters fails to fund the committed amounts in breach of such commitment letters or if the conditions to the commitments to fund the amounts set forth in such commitment letters are not met. Although obtaining the proceeds of any financing, including the financing under the commitment letters, is not a condition to the consummation of the merger, the failure of Parent and Merger Sub to obtain any portion of the equity financing or debt financing (or any alternative financing) is likely to result in the failure of the merger to be consummated. In that case, Parent may be obligated to pay ExamWorks a reverse termination fee of $94 million, as described under "The Merger Agreement—Termination Fees" beginning on page 113.

Equity Financing

Parent has entered into the equity commitment letters with the equity investors, each dated April 26, 2016, pursuant to which the equity investors have committed, on a several (not joint and several) basis, to purchase, and/or through one or more of their affiliated entities or co-investors, cause the purchase of, equity securities of Parent, at or prior to the closing, of up to approximately $822 million to be provided or secured by the LGP funds and up to approximately $350 million to be provided by or secured by Hux, or other parties to whom the LGP funds or Hux allocate a portion of their respective commitment pursuant to the equity commitment letters, for an aggregate amount of up to approximately $1.172 billion. Each equity investor may allocate all or a portion of its equity commitment to other investors. However, the allocation by any equity investor of any equity financing commitment to other investors will reduce such equity investor's commitment to make or secure capital contributions pursuant to the equity commitment letters only by the amount actually contributed to

Parent by such other investor at or prior to the closing of the merger for the purpose of funding a portion of the merger consideration and that is so applied.

The obligation to fund the commitment of each equity investor under each equity commitment letter is subject to the following conditions:

  •
  The satisfaction or waiver of each of the conditions to Parent's and Merger Sub's obligations to effect the closing of the merger set forth in the merger agreement (other than any conditions that by their nature are to be satisfied at the closing, but subject to the prior or substantially concurrent satisfaction or waiver of such conditions);

  •
  The substantially simultaneous closing of the equity financing contemplated by each of the LGP and Hux equity commitment letters, respectively;

  •
  The debt financing has been funded in accordance with the terms thereof or the funding of the debt financing will occur in accordance with the terms thereof at the closing of the merger if the equity financing is funded at the closing; and

  •
  The substantially simultaneous consummation of the merger in accordance with the terms of the merger agreement.

ExamWorks is an express third-party beneficiary of the equity commitment letters and has the right to seek specific performance of Parent's obligation to cause an equity investor to fund its equity financing commitment upon the satisfaction of the conditions set forth therein and on the terms described in "The Merger Agreement—Specific Performance" beginning on page 114.

The obligation of each equity investor to fund its respective equity commitment will terminate upon the earliest to occur of:

  •
  The closing and funding in full of the equity commitment under its equity commitment letter;

  •
  The valid termination of the merger agreement by Parent pursuant to its terms;

  •
  The valid termination of the merger agreement by ExamWorks pursuant to its terms (unless ExamWorks shall have previously commenced an action seeking specific performance of the equity investor's obligations to fund its equity commitment);

  •
  ExamWorks, or any person claiming by, through or for the benefit of ExamWorks, receiving payment in full of such equity investor's guaranteed percentage of the reverse termination fee pursuant to the merger agreement or the guarantee in respect of such obligations; and

  •
  ExamWorks or any of its affiliates, or any person claiming by, through or for the benefit of ExamWorks, asserting a claim against any party expressly excluded by the guarantee or asserting a claim against any of the equity investors or certain of their affiliates under or in connection with the merger agreement other than claims expressly permitted by the guarantee;

and, in the case of the third bullet point above, if ExamWorks shall have previously commenced an action under the equity commitment letters prior to such date, the equity commitment letters will terminate upon the final, non-appealable resolution of such action and satisfaction by the equity investors of any obligations finally determined or agreed to be owed by the equity investors.

Debt Financing

Parent has received debt commitment letters, dated April 26, 2016, from the debt financing parties pursuant to which the debt financing parties (including Bank of America, N.A., Merrill, Lynch, Pierce Fenner and Smith, Incorporated, Barclays Bank PLC, Deutshe Bank AG New York Branch, and Deutsche Bank Securities, Inc., among others, which we refer to as the debt financing sources) have severally committed to provide an aggregate of up to approximately $1.26 billion in debt financing to Parent consisting of a first lien term loan facility, a second lien facility and a first lien revolving facility, in each case on the terms and subject to the conditions set forth in the debt commitment letters. The first lien term loan facility, the second lien facility and the first lien revolving facility are referred to herein collectively as the debt facilities.

The commitment of the debt financing parties under the debt commitment letters expires upon the earliest of: (i) after execution of the merger agreement and prior to the consummation of the merger, the date on which Parent notifies the debt financing sources in writing that the merger agreement has been terminated in accordance with its terms; (ii) the consummation of the merger with or without the use of the debt financing; and (iii) October 26, 2016, if the initial borrowing under debt facilities has not occurred on or before such date. The documentation governing the debt financing is expected to contain customary affirmative and negative covenants, and with respect to the revolving credit facility, a springing financial covenant. These covenants will be subject to customary thresholds and baskets. The documentation governing the debt financing has not been finalized and, accordingly, the actual terms of the debt financing may differ from those described in this proxy statement.

The debt facilities contemplated by the debt commitment letters are subject to the following closing conditions:

  •
  That from the date of the debt commitment letters to the effective date, there has not occurred a "Company Material Adverse Effect" (as defined in the merger agreement) that would result in the failure of a condition precedent to Parent's or its affiliates' obligation to consummate the merger under the merger agreement or that would give Parent the right (taking into account any notice and cure provisions) to terminate its obligations pursuant to the merger agreement;

  •
  Subject in each case to the "Certain Funds Provision" (as defined in the debt commitment letters), (i) the execution and delivery by Parent and Merger Sub of a credit agreement, a note purchase agreement, guarantee agreements and security agreements with respect to the debt facilities (as applicable) consistent with the applicable provisions of the debt commitment letters and the "Documentation Principles" (as defined in the debt commitment letters) and (ii) the delivery of any certificated securities representing equity of Merger Sub and certain subsidiaries of ExamWorks (if delivered pursuant to the terms of the Merger Agreement) with customary stock powers executed in blank;

  •
  The accuracy in all material respects of certain representations with respect to ExamWorks and its subsidiaries made in the merger agreement referred to as the "Merger Agreement Representations" and certain representations to be made by the borrower in the definitive documentation for the debt facilities referred to as the "Specified Representations";

  •
  Confirmation from Merger Sub that (i) the merger and the repayment of certain debt of ExamWorks and its subsidiaries with respect to which the merger agreement requires the delivery of a payoff letter, redemption, defeasance or a tender offer, in each case, has been or will be consummated substantially concurrent with the initial funding of the debt facilities contemplated by the debt commitment letters and (ii) the merger agreement has not been subject to any amendments or waivers that are materially adverse to the debt financing parties, in their capacity as such (without the consent of the debt financing parties);

  •
  Confirmation from Merger Sub that the funding of the equity commitment by each equity investor and/or its affiliates pursuant to the equity commitment letters and by other investors has been or will be consummated substantially concurrently with the initial funding of the debt facilities contemplated by the debt commitment letters;

  •
  The receipt of unaudited quarterly financial statements of ExamWorks as of the end of each fiscal quarter (other than the fourth fiscal quarter of any fiscal year) ended after March 31, 2016 and at least 45 days prior to the closing, to the extent such financial statements have been delivered pursuant to the merger agreement;

  •
  The receipt of the following closing documents: a solvency certificate, customary legal opinions, customary officer's certificate, customary incumbency certificate, good standing certificates (to the extent applicable), customary lien searches requested by the debt financing parties no less than 30 days prior to the date the merger is required to be consummated pursuant to the terms of the merger agreement and a customary borrowing request (which may be delivered on or prior to the closing of the financing);

  •
  The use by Merger Sub of its commercially reasonable efforts to have (i) made senior management of ExamWorks available at mutually agreeable times and locations, to participate in meetings with prospective lenders for a period of at least 15 consecutive business days (subject to customary blackout dates) following delivery of the information described in the following clause (ii) and (ii) delivered to the applicable debt financing parties information customarily delivered by a borrower and necessary for the preparation of a customary "public side" and "private side" bank book and lender presentation for a syndicated bank loan financing requested by the applicable debt financing parties in writing no more than 30 calendar days after the date of the debt commitment letters;

  •
  the receipt at least three business days prior to the closing of all documentation and other information about the borrower and the guarantors under the debt facilities required under applicable "know your customer" and anti-money laundering rules and regulations, including the Patriot Act, that in each case has been requested in writing at least 10 business days prior to the closing of the merger; and

  •
  The payment of fees and expenses due to the debt financing parties under the debt commitment letters and required to be paid thereunder to the extent invoiced in reasonable detail at least two business days prior to the closing (except as otherwise reasonably agreed by Merger Sub).

The debt financing parties under the debt commitment letters have agreed that upon satisfaction of the debt financing conditions they will execute the applicable financing documentation and the debt financing will occur. The debt commitment letters are not subject to due diligence or a "market out" condition, which would allow the lenders not to fund their respective commitments if the financial markets are materially adversely affected. There is a risk that the conditions to the debt financing will not be satisfied and the debt financing may not be funded when required or that the lenders will default on their commitments. As of the date of this proxy statement, no alternative financing arrangements or alternative financing plans have been made in the event the debt financing described in this proxy statement is not available as anticipated.

Subject to the terms and conditions of the merger agreement, each of Parent and Merger Sub has agreed in the merger agreement to use commercially reasonable efforts to obtain the debt financing on the terms and conditions described in the debt commitment letters (including any applicable "market flex" provisions). Further, if any portion of the financing becomes unavailable on the terms and conditions contemplated in the financing commitments or Parent or Merger Sub become aware of any material adverse change with respect to the availability of the debt financing, (i) Parent must promptly so notify ExamWorks and (ii) Parent and Merger Sub must use their commercially reasonable efforts to obtain, and enter into, definitive agreements with respect to an alternative financing, subject to the terms described in the Merger Agreement. See "The Merger Agreement—Financing Efforts" beginning on page 107.

The debt commitment letters contemplate the possibility that certain existing debt of ExamWorks and its subsidiaries may remain outstanding. The aggregate principal amount of any such existing debt that remains outstanding is expected to reduce the debt financing contemplated to be funded pursuant to the terms of the debt commitment letters, but not the commitments for such financing.

In consideration for their services with respect to the debt financing, Parent has agreed to pay the debt commitment parties and their respective affiliates customary commitment, arrangement and underwriting fees.

The definitive documentation for the debt financing, and the marketing materials relating thereto, may contain certain covenants that are based on an adjusted EBITDA calculation. Such adjusted EBITDA calculation (or the components thereof) may differ from previously reported EBITDA and/or the amounts described in this proxy statement.

Guarantee

Pursuant to the guarantee delivered by the equity investors in favor of ExamWorks, dated as of April 26, 2016, which we refer to as the guarantee, the guarantors agreed to, severally but not jointly, guarantee their respective percentages, which we refer to as the guaranteed percentages, of the following payment obligations of Parent and, where applicable, Merger Sub:

  •
  Parent's obligation to reimburse ExamWorks for all reasonable out-of-pocket costs incurred in connection with the debt financing and obtaining payoff letters for ExamWorks' existing company debt and liens;

  •
  Parent's and Merger Sub's obligation to indemnify ExamWorks, its affiliates, and representatives from and against all liabilities, obligations, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties incurred by them in connection with the equity and debt financings and delivery of the payoff letters for ExamWorks' existing debt and liens;

  •
  Parent's obligation to pay a reverse termination fee of $94 million to ExamWorks under certain circumstances; and

  •
  Parent's obligation to reimburse ExamWorks for all reasonable and documented out-of-pocket costs and expenses (including attorneys' fees and expenses) in connection with any action against Parent to enforce its right to receive the reverse termination fee.

We refer to the amounts in the previous bullets as the guaranteed obligations. Each guarantor's aggregate liability under the guarantee is subject to a cap equal to such guarantor's guaranteed percentage of $94 million. Subject to specified exceptions, with respect to each guarantor, the guarantee will terminate upon the earliest of:

  •
  The effective time of the merger if the closing occurs and the merger consideration is paid;

  •
  The valid termination of the merger agreement in accordance with its terms under circumstances in which Parent would not be obligated to make any payments with respect to any guaranteed obligations;

  •
  Fifteen months following the date of the guarantee unless a claim for payment of the guarantors' liability with respect to any of their obligations is brought pursuant to and in accordance with the guarantee prior to such termination, in which case the guarantee shall terminate upon the final, non-appealable resolution of such action and satisfaction by the guarantors of any obligations finally determined or agreed to be owed by the guarantors; and

  •
  Receipt by ExamWorks of the payment in full of the guarantor's guaranteed percentage of the guaranteed obligations.

The guarantee is attached as Appendix F to this proxy statement.

Closing and Effective Time of the Merger; Marketing Period

Unless another date is agreed by the parties, the closing of the merger will take place no later than the third business day following the satisfaction or, to the extent permitted by law, waiver of all conditions to closing (described below under "The Merger Agreement—Conditions to the Closing of the Merger" beginning on page 110) (other than those conditions to be satisfied at the closing, but subject to the satisfaction or waiver of those conditions). However, if the marketing period has not ended at the time of the satisfaction or waiver of such closing conditions, the closing of the merger will occur on the earlier of (i) a date during the marketing period specified by Parent on no fewer than three business days' notice to ExamWorks and (ii) the final day of the marketing period, subject in each case to the satisfaction or waiver of all conditions to closing.

Concurrently with the closing of the merger, the parties will file a certificate of merger with the Secretary of State for the State of Delaware as provided under the DGCL. The merger will become effective upon the filing of the certificate of merger, or at such later time as is agreed by Parent and ExamWorks and specified in the certificate of merger.

Appraisal Rights

General

This section summarizes certain material provisions of Delaware law pertaining to appraisal rights. The following discussion, however, is not a full summary of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL that is attached as Appendix B to this proxy statement and incorporated by reference herein. All references in Section 262 of the DGCL to "stockholder" are to the record holder of the shares of ExamWorks common stock. The following discussion does not constitute any legal or other advice, nor does it constitute a recommendation as to whether or not an ExamWorks stockholder should exercise its right to seek appraisal under Section 262 of the DGCL.

If you hold one or more shares of ExamWorks common stock, you are entitled to appraisal rights under Delaware law and have the right to demand appraisal of your shares in connection with the merger, have your shares appraised by the Delaware Court of Chancery and receive the "fair value" of such shares (as determined by the Delaware Court of Chancery, exclusive of any element of value arising from the accomplishment or expectation of the merger transactions) in cash, together with interest, if any, as of the completion of the merger in lieu of receiving the per-share merger consideration, if you comply with the procedures specified in Section 262 of the DGCL. It is possible that any such "fair value" as determined by the Delaware Court of Chancery may be more or less than, or the same as, the $35.05 per-share merger consideration which ExamWorks stockholders will receive pursuant to the merger agreement.

Under Section 262 of the DGCL, not less than 20 days prior to the ExamWorks special meeting to approve and adopt the merger agreement, ExamWorks must notify each stockholder who was an ExamWorks stockholder on the record date for notice of such meeting and who is entitled to exercise appraisal rights, that appraisal rights are available and include in the notice a copy of Section 262 of the DGCL. This proxy statement constitutes the required notice, and the copy of applicable statutory provisions is attached as Appendix B to this proxy statement.

A HOLDER OF EXAMWORKS COMMON STOCK WHO WISHES TO EXERCISE APPRAISAL RIGHTS OR WHO WISHES TO PRESERVE THE RIGHT TO DO SO SHOULD REVIEW THE FOLLOWING DISCUSSIONS AND APPENDIX B CAREFULLY. FAILURE TO COMPLY PRECISELY WITH THE PROCEDURES OF SECTION 262 OF THE DGCL IN A TIMELY AND PROPER MANNER, INCLUDING FAILURE TO VOTE AGAINST THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT, WILL RESULT IN THE LOSS OF APPRAISAL RIGHTS. BECAUSE OF THE COMPLEXITY OF THE PROCEDURES FOR EXERCISING THE RIGHT TO SEEK APPRAISAL UNDER SECTION 262 OF THE DGCL, A HOLDER OF EXAMWORKS COMMON STOCK WHO IS CONSIDERING WHETHER TO EXERCISE ITS APPRAISAL RIGHTS, IS ENCOURAGED TO CONSULT WITH ITS OWN LEGAL COUNSEL. AN EXAMWORKS STOCKHOLDER WHO LOSES HIS, HER OR ITS APPRAISAL RIGHTS WILL BE ENTITLED TO RECEIVE THE PER SHARE MERGER CONSIDERATION.

How to Exercise and Perfect Your Appraisal Rights

If you are an ExamWorks stockholder and wish to exercise the right to seek an appraisal of your shares of ExamWorks common stock, you must comply with ALL of the following:

  •
  you must not vote FOR, or otherwise consent in writing to, the adoption of the merger agreement. Because a proxy that is signed and submitted but does not otherwise contain voting instructions will, unless revoked, be voted in favor of the adoption of the merger agreement, if you vote by proxy and wish to exercise your appraisal rights, you must vote against the adoption of the merger agreement or abstain from voting your shares;

  •
  you must continuously hold your shares of ExamWorks common stock from the date of making the demand through the effective time of the merger. You will lose your appraisal rights if you transfer the shares before the effective time of the merger;

  •
  prior to the special meeting, you must make a proper demand for appraisal of your shares; and

  •
  you, another stockholder, an appropriate beneficial owner or the surviving company must file a petition in the Delaware Court of Chancery requesting a determination of the fair value of the shares of ExamWorks common stock within 120 days after the effective time of the merger. The surviving company is under no obligation to file any such petition in the Delaware Court of Chancery and has no intention of doing so. Accordingly, it is the obligation of ExamWorks stockholders to initiate all necessary action to properly demand their appraisal rights in respect of shares of ExamWorks common stock within the time prescribed in Section 262 of the DGCL.

Filing a Written Demand

Any holder of shares of ExamWorks common stock wishing to exercise appraisal rights must deliver to the company, before the vote on the adoption of the Merger Agreement at the special meeting (at which the proposal to adopt the Merger Agreement will be submitted to the stockholders), a written demand for the appraisal of the stockholder's shares. A stockholder's failure to make the written demand prior to the taking of the vote on the adoption of the Merger Agreement at the special meeting of stockholders will constitute a waiver of appraisal rights.

A demand for appraisal must be executed by or on behalf of the stockholder of record. Only a holder of record of shares of ExamWorks common stock issued and outstanding immediately prior to the effective time of the merger may demand appraisal rights for the shares of ExamWorks common stock registered in that holder's name. The demand must set forth, fully and correctly, the stockholder's name as it appears in the stock ledger. The demand must reasonably inform ExamWorks of the identity of the stockholder and that the stockholder intends to demand appraisal of his, her or its ExamWorks shares of common stock. Beneficial owners who do not also hold their shares of ExamWorks common stock of record may not directly make appraisal demands to ExamWorks. The beneficial owner must, in such cases, arrange for the holder of record, such as a bank, broker or other nominee, to timely submit the required demand in respect of those shares of ExamWorks common stock. A holder of record, such as a bank, broker or other nominee, who holds shares of ExamWorks common stock as a nominee or intermediary for others, may exercise appraisal rights with respect to the shares of ExamWorks common stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. The written demand should state the number of shares of ExamWorks common stock as to which appraisal is sought. Where no number of shares of ExamWorks common stock is expressly mentioned, the demand will be presumed to cover all shares of ExamWorks common stock held in the name of the holder of record.

IF YOU HOLD YOUR SHARES IN BANK OR BROKERAGE ACCOUNTS OR OTHER NOMINEE FORMS, AND YOU WISH TO EXERCISE APPRAISAL RIGHTS, YOU SHOULD CONSULT WITH YOUR BANK, BROKER OR NOMINEE TO DETERMINE THE

APPROPRIATE PROCEDURES FOR THE BANK, BROKERAGE FIRM OR OTHER NOMINEE TO MAKE A DEMAND FOR APPRAISAL OF THOSE SHARES. IF YOU HAVE A BENEFICIAL INTEREST IN SHARES HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A NOMINEE OR INTERMEDIARY, YOU MUST ACT PROMPTLY TO CAUSE THE HOLDER OF RECORD TO FOLLOW PROPERLY AND IN A TIMELY MANNER THE STEPS NECESSARY TO DEMAND YOUR APPRAISAL RIGHTS. IF YOU HOLD YOUR SHARES THROUGH A BANK OR BROKERAGE WHO IN TURN HOLDS THE SHARES THROUGH A CENTRAL SECURITIES DEPOSITORY NOMINEE, SUCH AS THE DEPOSITORY TRUST COMPANY, A DEMAND FOR APPRAISAL OF SUCH SHARES MUST BE MADE BY OR ON BEHALF OF THE DEPOSITORY NOMINEE AND MUST IDENTIFY THE DEPOSITORY NOMINEE AS THE HOLDER OF RECORD.

If you own shares of ExamWorks common stock jointly with one or more other persons, as in a joint tenancy or tenancy in common, demand for appraisal must be executed by or for you and all other joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the holder or holders of record and expressly disclose the fact that, in exercising the demand, such person is acting as agent for the holder or holders of record. If you hold shares of ExamWorks common stock through a nominee or intermediary who in turn holds the shares through a central securities depository nominee, a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as record holder.

If you elect to exercise appraisal rights under Section 262 of the DGCL, you should mail or deliver a written demand to:

    ExamWorks Group, Inc.
    3280 Peachtree Road NE, Suite 2625
    Atlanta, GA 30305
    Attention: General Counsel

At any time within 60 days after the effective time of the merger, any ExamWorks stockholder that made a demand for appraisal but did not commence an appraisal proceeding or join in such a proceeding as a named party will have the right to withdraw the demand and to accept the merger consideration in accordance with the merger agreement for his, her or its shares of ExamWorks common stock, but after such 60-day period a demand for appraisal may be withdrawn only with the written approval of the surviving company.

Notice by the Surviving Company.    Within ten days after the effective date of the Merger, the Company, as the surviving company, must notify each holder of common stock who has made a written demand for appraisal pursuant to Section 262, and who has not voted in favor of the adoption of the Merger Agreement, that the Merger has become effective.

Filing a Petition For Appraisal with the Delaware Court of Chancery.    Within 120 days after the effective time of the merger, but not later, either you, provided you have complied with the requirements of Section 262 of the DGCL and are otherwise entitled to appraisal rights, or the surviving company may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the surviving company in the case of a petition filed by you, demanding an appraisal of the value of the shares of ExamWorks common stock held by all stockholders who have properly demanded appraisal. The surviving company is under no obligation to file an appraisal petition and has no intention of doing so. If you desire to have your shares appraised, you should initiate any petitions necessary for properly demanding your appraisal rights within the time periods and in the manner prescribed in Section 262 of the DGCL.

Within 120 days after the effective time of the merger, provided you have complied with the provisions of Section 262 of the DGCL, you will be entitled to receive from the surviving company, upon written request, a statement setting forth the aggregate number of shares of ExamWorks common stock not voted in favor of the adoption of the merger agreement and with respect to which ExamWorks has received demands for appraisal, and the aggregate number of holders of those shares. The surviving company must mail this statement to you within the later of (1) 10 days after receipt by the surviving company of the request therefor or (2) 10 days after expiration of the period for delivery of demands for appraisal. If you are the beneficial owner of shares of stock of ExamWorks common stock held in a voting trust or by a nominee or intermediary on your behalf you may, in your own name, file an appraisal petition or request from the surviving company the statement described in this paragraph.

If a petition for appraisal is duly filed by you or another holder of record of ExamWorks common stock who has properly exercised his, her or its appraisal rights in accordance with the provisions of Section 262 of the DGCL, and a copy of the petition is delivered to the surviving company, the surviving company will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Delaware Court of Chancery with a duly verified list containing the names and addresses of all holders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached by the surviving company. The Delaware Court of Chancery will then determine which ExamWorks stockholders are entitled to appraisal rights and may require the ExamWorks stockholders demanding appraisal who hold certificated shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and the Delaware Court of Chancery may dismiss the proceedings as to any ExamWorks stockholder who fails to comply with this direction. The appraisal proceeding will be conducted as to the shares of ExamWorks common stock owned by such stockholders, in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. The Delaware Court of Chancery will thereafter determine the fair value of the shares of ExamWorks common stock at the effective time of the merger held by all ExamWorks stockholders who have properly demanded their appraisal rights, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective time of the merger through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time of the merger and the date of payment of the judgment. When the value is determined, the Delaware Court of Chancery will direct the payment of such value, with interest thereon, if any, to the ExamWorks stockholders entitled to receive the same, forthwith in the case of uncertificated stockholders or upon surrender by certificated stockholders of their stock certificates.

In determining the fair value, the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered and that "[f]air price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court has stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other factors which were known or which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 of the DGCL provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger." In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a "narrow exclusion [that] does not encompass known elements of value," but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the

Delaware Supreme Court construed Section 262 of the DGCL to mean that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered." An opinion of an investment banking firm as to the fairness from a financial point of view of the consideration payable in a merger is not an opinion as to, and does not in any manner address, fair value under Section 262 of the DGCL. The fair value of shares of ExamWorks common stock as determined under Section 262 of the DGCL could be greater than, the same as, or less than the value of the merger consideration. Parent does not anticipate offering more than the per share merger consideration to any ExamWorks stockholder exercising appraisal rights and reserves the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the "fair value" of a share of ExamWorks common stock is less than the per share merger consideration. No representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery.

If no party files a petition for appraisal within 120 days after the effective time of the merger, then you will lose the right to an appraisal, and will instead receive the per-share merger consideration in accordance with the merger agreement, without interest thereon, less any withholding taxes.

The Delaware Court of Chancery may determine the costs of the appraisal proceeding and may allocate those costs to the parties as the Delaware Court of Chancery determines to be equitable under the circumstances. Each ExamWorks stockholder party to the appraisal proceeding is responsible for its own attorneys and expert witnesses expenses, although, upon application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including reasonable attorneys' fees and the fees and expenses of experts, to be charged pro rata against the value of all shares of ExamWorks common stock entitled to appraisal.

If you have duly demanded an appraisal in compliance with Section 262 of the DGCL you may not, on or after the effective time of the merger, vote the shares of ExamWorks common stock subject to the demand for any purpose or receive any dividends or other distributions on those shares, except dividends or other distributions payable to holders of record of ExamWorks common stock as of a record date prior to the effective time of the merger.

If you have not commenced an appraisal proceeding or joined such a proceeding as a named party you may withdraw a demand for appraisal and accept the merger consideration by delivering a written withdrawal of the demand for appraisal and an acceptance of the merger to the surviving company, except that any attempt to withdraw made more than 60 days after the effective time of the merger will require written approval of the surviving company, and no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery. Such approval may be conditioned on the terms the Delaware Court of Chancery deems just; provided, however, that this provision will not affect the right of any ExamWorks stockholder that has made an appraisal demand but who has not commenced an appraisal proceeding or joined such proceeding as a named party to withdraw such stockholder's demand for appraisal and to accept the terms offered in the merger within 60 days after the effective time of the merger. If you fail to properly demand or successfully withdraw your demand for appraisal, or lose the appraisal right, your shares of ExamWorks common stock will be converted into the right to receive the per-share merger consideration, without interest thereon, less any withholding taxes.

Failure to follow the steps required by Section 262 of the DGCL for properly demanding appraisal rights may result in the loss of your appraisal rights. In that event, you will be entitled to receive the per-share merger consideration for your shares of ExamWorks common stock in accordance with the merger agreement.

THE PROCESS OF DEMANDING AND EXERCISING APPRAISAL RIGHTS REQUIRES STRICT COMPLIANCE WITH THE TECHNICAL PREREQUISITES OF SECTION 262 OF THE DGCL. IF YOU WISH TO EXERCISE YOUR APPRAISAL RIGHTS, YOU SHOULD CONSULT WITH YOUR OWN LEGAL COUNSEL. TO THE EXTENT THERE ARE ANY INCONSISTENCIES BETWEEN THE FOREGOING SUMMARY AND SECTION 262 OF THE DGCL, THE DGCL WILL GOVERN.

Accounting Treatment

The merger will be accounted for as a "purchase transaction" for financial accounting purposes.

U.S. Federal Income Tax Consequences of the Merger

The following discussion is a summary of the U.S. federal income tax consequences of the merger that are relevant to holders of shares of ExamWorks common stock whose shares are converted into the right to receive cash pursuant to the merger. This discussion is based upon the Internal Revenue Code of 1986, as amended, which we refer to as the Code, Treasury Regulations promulgated under the Code, court decisions, published positions of the Internal Revenue Service, which we refer to as the IRS, and other applicable authorities, all as in effect on the date of this proxy statement and all of which are subject to change or differing interpretations, possibly with retroactive effect. This discussion is limited to holders who hold their shares of ExamWorks common stock as "capital assets" within the meaning of Section 1221 of the Code (generally, property held for investment purposes). This summary does not describe any of the tax consequences arising under the laws of any state, local or foreign tax jurisdiction and does not consider any aspects of U.S. federal tax law other than income taxation (e.g., estate or gift taxation) or the alternative minimum tax or the Medicare net investment income surtax. In addition, this summary does not address the U.S. federal income tax consequences to holders of shares who exercise appraisal rights under Delaware law. For purposes of this discussion, a "holder" means either a U.S. Holder or a Non-U.S. Holder (each as defined below) or both, as the context may require.

This discussion is for general information only and does not address all of the tax consequences that may be relevant to holders in light of their particular circumstances, including:

  •
  Holders who may be subject to special treatment under U.S. federal income tax laws, such as: financial institutions, tax-exempt organizations, S corporations or any entities or arrangements treated as partnerships or pass-through entities for U.S. federal income tax purposes, insurance companies, mutual funds, dealers in stocks and securities, traders in securities that elect to use the mark-to-market method of accounting for their securities, regulated investment companies, real estate investment trusts, or certain expatriates or former long-term residents of the United States;

  •
  Holders holding the shares as part of a hedging, constructive sale or conversion, straddle or other risk reducing transaction;

  •
  Holders that received their shares of ExamWorks common stock in a compensatory transaction;

  •
  Holders who own an equity interest, actually or constructively, in Parent or the surviving company; or

  •
  U.S. Holders whose "functional currency" is not the U.S. dollar.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of shares of ExamWorks common stock, the tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships holding the shares of ExamWorks common stock and partners therein should consult their tax advisors regarding the consequences of the merger.

We have not sought, and do not intend to seek, any ruling from the IRS with respect to the statements made and the conclusions reached in the following summary. No assurance can be given that the IRS will agree with the views expressed in this summary, or that a court will not sustain any challenge by the IRS in the event of litigation.

THIS DISCUSSION IS PROVIDED FOR GENERAL INFORMATION ONLY AND DOES NOT CONSTITUTE LEGAL ADVICE TO ANY HOLDER. A HOLDER SHOULD CONSULT ITS OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES RELATING TO THE MERGER IN LIGHT OF ITS PARTICULAR CIRCUMSTANCES AND ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION.

U.S. Holders

For purposes of this discussion, a "U.S. Holder" is a beneficial owner of shares of ExamWorks common stock who or that is for U.S. federal income tax purposes:

  •
  An individual who is a citizen or resident of the United States;

  •
  A corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

  •
  An estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

  •
  A trust (i) that is subject to the primary supervision of a court within the United States and the control of one or more United States persons as defined in section 7701(a)(30) of the Code or (ii) that has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

The receipt of cash by a U.S. Holder in exchange for shares of ExamWorks common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. Gain or loss must be calculated separately for each block of ExamWorks common stock (that is, ExamWorks common stock acquired at the same cost in a single transaction). In general, such U.S. Holder's gain or loss will be equal to the difference, if any, between the amount of cash received and the U.S. Holder's adjusted tax basis in the shares surrendered pursuant to the merger. A U.S. Holder's adjusted tax basis generally will equal the amount that such U.S. Holder paid for the shares. Such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if such U.S. Holder's holding period in such shares is more than one year at the time of the completion of the merger. A reduced tax rate on capital gain generally will apply to long-term capital gain of a non-corporate U.S. Holder. There are limitations on the deductibility of capital losses.

A U.S. Holder may be subject to information reporting and backup withholding in connection with the disposition of ExamWorks' common stock in the merger. Certain U.S. Holders are exempt from backup withholding, including corporations and certain tax exempt organizations. A U.S. Holder will be subject to backup withholding if such holder is not otherwise exempt and such holder:

  •
  Fails to furnish the holder's taxpayer identification number, which for an individual is ordinarily his or her social security number;

  •
  Furnishes an incorrect taxpayer identification number; or

  •
  Fails to certify under penalties of perjury that the holder has furnished a correct taxpayer identification number.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. Holder's U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Non-U.S. Holders

For purposes of this discussion, the term "Non-U.S. Holder" means a beneficial owner of shares of ExamWorks common stock who or that is not a U.S. Holder for U.S. federal income tax purposes.

Special rules not discussed below may apply to certain Non-U.S. Holders subject to special tax treatment such as "controlled foreign corporations" or "passive foreign investment companies." Non-U.S. Holders should consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them in light of their particular circumstances.

Any gain realized by a Non-U.S. Holder pursuant to the merger generally will not be subject to U.S. federal income tax unless:

  •
  The gain is effectively connected with the conduct of a trade or business by such Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States), in which case such gain generally will be subject to U.S. federal income tax on a net income basis at rates generally applicable to U.S. persons, and, if the Non-U.S. Holder is a corporation, such gain may also be subject to the branch profits tax at a rate of 30% (or a lower rate under an applicable tax treaty); or

  •
  Such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other specified conditions are met, in which case such gain will be subject to U.S. federal income tax at a rate of 30% (or a lower rate under an applicable tax treaty).

Payments made to Non-U.S. Holders in the merger may be subject to information reporting and backup withholding. Non-U.S. Holders generally can avoid backup withholding and information reporting by providing the paying agent with the applicable and properly executed IRS Form W-8 certifying the holder's non-U.S. status or by otherwise establishing an exemption. Copies of information returns that are filed with the IRS may also be made available under an applicable tax treaty or information exchange agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or credit against a Non-U.S. Holder's U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Regulatory Approvals Required for the Merger

General

ExamWorks and Parent have agreed to use their commercially reasonable efforts to comply with all regulatory notification requirements and obtain all regulatory approvals required to consummate the merger and the other transactions contemplated by the merger agreement. These approvals include the expiration or termination of the applicable waiting period under the HSR Act and issuance of a notice by or on behalf of the Treasurer of the Commonwealth of Australia stating that the Commonwealth of Australia has no objections to the merger or the Treasurer shall have ceased to be empowered to make any order or decision under Division 2 of Part 3 of the FATA, in respect of the merger because of lapse of time. Although we expect that all required regulatory clearances and approvals will be obtained, we cannot assure you that these regulatory clearances and approvals will be timely obtained, obtained at all or that the granting of these regulatory clearances and approvals will not involve the imposition of additional conditions on the completion of the merger, including the requirement to divest assets, or require changes to the terms of the merger agreement.

HSR Act and U.S. Antitrust Matters

Under the HSR Act and the rules promulgated thereunder by the Federal Trade Commission, or FTC, the merger cannot be completed until ExamWorks and Parent each file a notification and report form with the FTC and the Antitrust Division of the Department of Justice under the HSR Act and the applicable waiting period thereunder has expired or been terminated. A transaction notifiable under the HSR Act may not be completed until the expiration of a 30 calendar day waiting period following the parties' filing of their respective HSR Act notification forms or the early termination of that waiting period. ExamWorks and Parent and its affiliates filed their respective HSR Act notifications on May 5, 2016. The waiting period expired at 11:59 p.m. Eastern Time on June 6, 2016.

At any time before or after consummation of the merger, notwithstanding the expiration or termination of the waiting period under the HSR Act, the Antitrust Division of the Department of Justice or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the merger, seeking divestiture of substantial assets of the parties or requiring the parties to license, or hold separate, assets or terminate existing relationships and contractual rights. At any time before or after the completion of the merger, and notwithstanding the expiration or termination of the waiting period under the HSR Act, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the completion of the merger or seeking divestiture of substantial assets of the parties. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

FATA

Under the FATA and the related regulations, the merger cannot be consummated until Parent files an application requesting approval of the merger with the Australian Foreign Investment Review Board and a notice has been issued by or on behalf of the Treasurer of the Commonwealth of Australia stating that the Commonwealth of Australia has no objections to the merger, or the Treasurer shall have ceased to be empowered to make any order or decision under Division 2 of Part 3 of the FATA.

Following receipt of an application, the Treasurer of the Commonwealth of Australia has a 30 calendar day decision period and must notify the applicant of the decision within 10 calendar days of the Treasurer making that decision. A transaction notifiable under the FATA may not be completed until the expiration of this waiting period. The Treasurer of the Commonwealth of Australia also has the power to extend the initial 30 calendar day decision period by a period not exceeding 90 calendar days through the issuance of an interim order under Division 2 of Part 3 of the FATA. An applicant may also voluntarily make a request to the Australian Foreign Investment Review Board to extend the decision period. Merger Sub filed its FATA application on May 13, 2016.

The Treasurer of the Commonwealth of Australia may, as it deems fit in the Australian national interest, issue a notice prohibiting the Applicant from completing the merger or may issue a notice stating that the Commonwealth of Australia has no objections to the merger. A statement of no objections may be subject to such conditions as the Treasurer of the Commonwealth of Australia deems fit having regard to the Australian national interest. This could include the imposition of tax conditions requiring compliance with Australia's taxation laws and co-operation with the Australian Tax Office by producing requested information in a timely and complete manner.

Rollover Agreement

In connection with the merger agreement, Parent and each of the rollover investors entered into a rollover agreement and subscription agreement, which we refer to as the rollover agreement, pursuant to which, at the time of the merger, each rollover investor shall contribute to Parent a number of shares, which, taken together with each other rollover investor's contributed shares, shall equal $45 million (subject to a decrease of $5 million in the event that Parent secures other equity investment of $350 million or more) of ExamWorks common stock (valued based on the merger consideration of $35.05 per share) in exchange for units of Parent (valued at the same valuation to be used for the other investors in Parent). The per unit valuation of Parent units will be the same per unit valuation received in exchange for both the rollover shares being contributed to Parent by the rollover investors as equity at the closing of the merger and the cash contributed to Parent by the non-rollover investors (including the affiliates of Leonard Green investing in Parent at the closing of the merger) as equity at the closing of the merger. Upon the closing of the merger, the rollover investors are expected to beneficially own an indirect interest in ExamWorks of approximately 3.3% or approximately 3.7% (reflecting a rollover value of $40 million or $45 million), without giving effect to any grants of equity interests of Parent or options to purchase equity interests of Parent that the rollover investors are expected to receive following the closing of the merger as part of their employment arrangements with Parent. Pursuant to the rollover agreement, at any time and from time to time prior to the closing of the merger, at Parent's discretion additional persons, including any of our other executive officers, may be made parties to such rollover agreement and, immediately prior to the closing of the merger, such persons will contribute to Parent a number of shares of ExamWorks common stock with an agreed upon aggregate value, based on the per-share merger consideration, in exchange for units of Parent. As of the date of this proxy statement, no additional parties have been asked to join the rollover agreement and, other than the existing rollover investors, none of ExamWorks' directors will participate in the rollover. The rollover agreement is attached as Appendix G to this proxy statement.

Company Stockholder Voting Agreement

In connection with the merger agreement, each rollover investor also entered into a voting agreement with Parent, pursuant to which each rollover investor agreed to, among other things, vote his shares of ExamWorks common stock in favor of (i) the adoption of the merger agreement and approval of the merger; (ii) any proposal or action contemplated by the merger agreement in respect of which approval of ExamWorks' stockholders is requested; and (iii) any proposal or action that could reasonably be expected to facilitate the merger and the other transactions contemplated by the merger agreement. Pursuant to each such voting agreement, each rollover investor has also agreed to vote his shares of ExamWorks common stock against (x) any proposal or action that would constitute, or could reasonably be expected to result in, a breach of any covenant, representation or warranty or any other obligation or agreement of ExamWorks under the merger agreement or of such stockholder under the voting agreement or otherwise reasonably would be expected to impede, interfere with, delay, postpone, discourage or adversely affect the merger or any of the other transactions contemplated by the merger agreement, (y) any alternative proposal or any proposal relating to an alternative proposal and (z) any stock purchase agreement, merger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by ExamWorks (other than the merger agreement). Each such voting agreement will terminate upon the earlier of (a) the effective time of the merger; (b) the date on which the merger agreement is terminated in accordance with its terms; and (c) the date on which the parties thereto terminate the voting agreement by mutual agreement.

Legal Proceedings Regarding the Merger

Following the announcement of the merger, a putative class action was filed on June 17, 2016 by a purported Company shareholder in the Court of Chancery of the State of Delaware, captioned City of

Daytona Beach Police and Fire Pension Fund v. ExamWorks Group, Inc., et al., Case No. 12481, which we refer to as the Complaint.

Plaintiff purports to bring the litigation as a class action on behalf of the public shareholders of the Company. The Complaint names as defendants the members of the Board, the Company, Parent, Merger Sub and Leonard Green. The Complaint generally alleges that the Board breached its fiduciary duties to Company stockholders in connection with the merger because, among other reasons, the Board failed to operate a sale process that fully maximized shareholder value; the Board failed to operate a process that prevented conflicts of interest in the negotiation of the rollover agreement and employment agreements; certain individual defendants are interested in the merger and the Board failed to properly address conflicts that may have arisen from such interests; the Board failed to promptly form a committee of disinterested directors; and certain provisions in the merger agreement unfairly preclude a third party from making an offer for the Company. The Complaint alleges that Leonard Green, Parent and Merger Sub aided and abetted the Board's alleged breaches of fiduciary duty. The Complaint also alleges that the Company and the Board failed to disclose material information to stockholders in connection with the merger. In particular, among other things, the Complaint alleges that the Company and the Board failed to disclose material information in the First Amended Preliminary Proxy Statement on Form 14A filed on June 14, 2016 regarding the background of the merger and financial information that stockholders need to fully consider the merits of the merger. The Complaint seeks, among other things, equitable relief under Delaware law, including to enjoin the closing of the merger, to direct disclosure of all material information concerning the merger prior to the stockholder vote, and to award plaintiff's costs and disbursements, including attorneys' fees. The Company and the Board believe that the action is without merit, and intend to vigorously defend against all claims asserted.

On June 21, 2016, the Company was served with a demand letter (the "Demand Letter") by Cambridge Retirement System, a purported Company shareholder ("Cambridge"), requesting to inspect and copy certain books and records of the Company to investigate possible breaches of fiduciary duty committed by certain Company officers and directors in connection with the Board's decision to enter into the merger agreement. Cambridge requests, among other things, (i) the minutes of the Board and Special Committee for meetings regarding the merger agreement and rollover agreement; (ii) the Board and Special Committee resolutions regarding the merger agreement and rollover agreement; (iii) materials provided by Goldman Sachs or Evercore in connection with the transaction; and (iv) related books and records to (i) through (iii) above.

These stockholder actions are in their early stages, and thus the Company is unable to reasonably estimate any potential material loss in the event of an unfavorable outcome in one or more of these actions. While they could impact consummation of the transactions contemplated by the merger agreement, the Company and the Directors intend to vigorously defend the actions, denying any violations of state or federal law alleged therein.

THE MERGER AGREEMENT

The following summary describes certain material provisions of the merger agreement. This summary is not complete and is qualified in its entirety by reference to the merger agreement, which is attached to this proxy statement as Appendix A and incorporated into this proxy statement by reference. We encourage you to read the merger agreement carefully in its entirety because this summary may not contain all the information about the merger agreement that is important to you. The rights and obligations of the parties are governed by the express terms of the merger agreement and not by this summary or any other information contained in this proxy statement.

The representations, warranties, covenants and agreements described below and included in the merger agreement were made only for purposes of the merger agreement and as of specific dates, were solely for the benefit of the parties to the merger agreement except as expressly stated therein and may be subject to important qualifications, limitations and supplemental information agreed to by ExamWorks, Parent and Merger Sub in connection with negotiating the terms of the merger agreement. Investors and security holders are not third-party beneficiaries under the merger agreement. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the merger agreement. The merger agreement is described below, and attached as Appendix A hereto, only to provide you with information regarding its terms and conditions. The representations, warranties, covenants and other agreements in the merger agreement should not be read alone, and you should read the information provided elsewhere in this document and in our filings with the SEC regarding ExamWorks and our business. Please see "Where You Can Find More Information" beginning on page 125.

Effects of the Merger; Directors and Officers; Certificate of Incorporation; By-Laws

The merger agreement provides that, subject to the terms and conditions of the merger agreement, and in accordance with the DGCL, at the effective time of the merger, Merger Sub will be merged with and into ExamWorks, with ExamWorks continuing as an indirect, wholly owned subsidiary of Parent from and after the effective time of the merger.

Effective as of, and immediately following, the effective time of the merger, the board of directors of the surviving company will consist of the directors of Merger Sub, each to hold office in accordance with the certificate of incorporation and by-laws of the surviving company until the earlier of their death, resignation or removal or until their successors are duly elected, designated or qualified, as the case may be. From and after the effective time of the merger, the officers of ExamWorks at the effective time of the merger will be the officers of the surviving company, until the earlier of their death, resignation or removal or until their successors have been duly elected or appointed and qualified, as the case may be. At the effective time of the merger, the certificate of incorporation of ExamWorks as the surviving company will be amended to be identical to the certificate set forth in Exhibit B to the merger agreement until amended in accordance with applicable law and the applicable provisions of such certificate (subject to Parent's and the surviving company's obligations described in "The Merger—Interests of the Directors and Executive Officers of ExamWorks in the Merger—Insurance and Indemnification of Directors and Executive Officers" beginning on page 76), and the by-laws of the surviving company, without any further action on the part of ExamWorks or Merger Sub, will be the by-laws of Merger Sub (except references to Merger Sub's name will be replaced by references to "ExamWorks Group, Inc.").

Closing and Effective Time of the Merger; Marketing Period

Unless another date is agreed by the parties, the closing of the merger will take place no later than the third business day following the satisfaction or, to the extent permitted by law, waiver of all conditions to closing (described below under "—Conditions to the Closing of the Merger") (other than those conditions to be satisfied at the closing, but subject to the satisfaction or waiver of those conditions).

However, if the marketing period (as summarized below) has not ended at the time of the satisfaction or waiver of such closing conditions, the closing will occur on the earlier of (i) a date during the marketing period specified by Parent on no fewer than three business days' notice to ExamWorks and (ii) the final day of the marketing period, subject in each case to the satisfaction or waiver of all conditions to closing.

Concurrently with the closing, the parties will file a certificate of merger with the Secretary of State for the State of Delaware as provided under the DGCL. The merger will become effective upon the filing of the certificate of merger, or at such later time as is agreed by Parent and ExamWorks and specified in the certificate of merger.

The "marketing period" refers to the first period of twenty (20) consecutive business days following the date on which ExamWorks shall have delivered to Parent certain financial information and other customary business and financial data requested by Parent to market and consummate the debt financing, which information we refer to as the financing information, and throughout and at the end of which: (i) such financial information remains "compliant" (as defined below) and (ii) the closing conditions to the obligations of Parent and Merger Sub (described below under "—Conditions to the Closing of the Merger") are satisfied (other than the condition related to stockholder approval and those conditions that by their terms are to be satisfied at the closing of the merger, provided that these are satisfied no later than the final day of the marketing period (and such period shall be extended until satisfaction of such conditions so long as the requirements of the marketing period are otherwise satisfied)) and nothing shall have occurred and no condition shall exist that would cause any of such conditions to closing to fail to be satisfied during such period. In addition, the following provisos apply in respect of the marketing period: (i) the marketing period shall not commence prior to the later of the day this proxy statement is mailed to ExamWorks stockholders and the forty-fifth (45th) day from the date of the merger agreement and shall not end prior to the fifth (5th) business day following the approval of ExamWorks' stockholders; (ii) May 30, 2016 and July 4, 2016 will not be business days for purposes of the marketing period; (iii) the marketing period shall either end on or prior to August 19, 2016, or if such period has not ended on or prior to August 19, 2016, then the marketing period will commence no earlier than September 6, 2016; and (iv) the marketing period shall end on any earlier date that is the date on which the debt financing is consummated, in which case the closing shall occur no later than the third business day after such date.

With respect to the financing information, the term "compliant" means such financing information that (i) does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such financing information not misleading in light of the circumstances in which they were made and the auditors have not withdrawn any audit opinion with respect to any financial statement containing in the financing information; (ii) includes financial statements which are (and remain throughout the marketing period) sufficiently current to permit a registration statement on Form S-1 to be declared effective on any date falling within the marketing period; and (iii) meets certain other specified requirements, including that ExamWorks' auditors would be able to provide customary comfort letters with respect to the financing information.

Merger Consideration

Common Stock

At the effective time of the merger, each share of ExamWorks common stock issued and outstanding immediately prior to such time, other than (i) shares owned by Parent, Merger Sub, or any other direct or indirect wholly owned subsidiary of Parent; (ii) shares being contributed to Parent by the rollover investors (as defined above) and any other persons pursuant to the rollover agreement; (iii) shares owned by direct or indirect wholly owned subsidiaries of ExamWorks; or (iv) shares held by stockholders who have not voted in favor of the merger, properly demanded appraisal rights of such shares and not withdrawn such demand or not otherwise lost appraisal rights under Delaware law with respect to such shares, will be converted automatically into the right to receive $35.05 per share in cash, without interest and less any applicable withholding taxes. All shares converted into the right to receive the per-share merger consideration will automatically be cancelled at the effective time of the merger, and each certificate formerly representing such shares of ExamWorks common stock will thereafter represent only the right to receive the per-share merger consideration.

Outstanding Equity Awards and Other Awards

The merger agreement provides for the following treatment with respect to equity awards relating to ExamWorks common stock:

Vested Stock Options

Effective as of the effective time of the merger, each then-outstanding vested (after giving effect to any acceleration of vesting required in connection with the merger pursuant to an outstanding company stock option agreement on the date of the merger agreement) option to purchase shares of ExamWorks common stock, which we refer to as an option, will be cancelled and converted into the right to receive an amount in cash equal to the product of (i) the total number of shares of ExamWorks common stock subject to the option and (ii) the amount, if any, by which the per-share merger consideration exceeds the exercise price per share of ExamWorks common stock underlying the stock option (less any applicable withholding taxes). As soon as practicable following the closing of the transaction, and within three (3) business days following the receipt of a duly executed award release agreement, the surviving company shall make the option payments, if any, due to each holder of an option by a special payroll payment through the payroll system of the surviving company (or an affiliate thereof).

Vested Restricted Shares and Restricted Stock Units

Effective as of the effective time of the merger, each then-outstanding vested (after giving effect to any acceleration of vesting required in connection with the merger pursuant to an outstanding restricted stock agreement or RSU award agreement on the date of the merger agreement) share of restricted ExamWorks common stock, which we refer to as restricted stock, and each restricted stock unit corresponding to ExamWorks common stock, which we refer to as an RSU, including shares of restricted stock and RSUs subject to time-based or performance-based vesting, will become fully vested and will be considered to be an outstanding share of ExamWorks common stock for purposes of the merger agreement that will entitle the holder to receive an amount in cash equal to the per-share merger consideration (less any applicable withholding taxes) in accordance with the same terms and conditions as applied to holders of ExamWorks common stock generally.

Unvested Options, Restricted Shares and RSUs

At the effective time of the merger, each unvested option, share of restricted stock and RSU award, which we refer to collectively as company stock awards (after giving effect to any acceleration of vesting required in connection with the merger pursuant to an outstanding company stock award agreement) outstanding immediately prior to the effective time of the merger, shall be canceled and each holder thereof who has executed an award release agreement shall be entitled to receive: (1) with respect to each cancelled option held by the holder, an amount in cash equal to the product of (A) the excess, if any, of (y) the merger consideration over (z) the per share exercise price of such option multiplied by (B) the number of shares of common stock subject to such option (less any required withholding under applicable tax law); and (2) with respect to each cancelled share of restricted stock and/or RSU held by the holder, an amount in cash equal to the product of (A) the merger consideration multiplied by (B) the number of shares of common stock subject to the restricted stock and/or RSU award (less any withholding required under applicable tax law); provided, however, such payments shall be held in an escrow account as set forth below.

At the effective time of the merger, Parent shall deposit with the escrow agent, for the benefit of the holders of unvested company stock awards, for payment through the escrow agent, cash sufficient to pay the payments for unvested company stock awards. The escrow agent will hold the escrow funds in escrow pursuant to and in accordance with the merger agreement and an escrow agreement to be negotiated by the parties. All escrow funds shall be released to the applicable company stock award holders in accordance with the original vesting schedule and other terms of the company stock awards which are unvested as of the effective time. Any release of escrow funds to the holders of company stock awards shall be made by distribution to the surviving company to be distributed to the applicable company stock award holders via the surviving company's payroll system in the first payroll period after such amount has become due and payable. On the date that is thirty (30) days after the last remaining company stock award has vested, Parent shall direct the escrow agent to release any amounts then remaining in the escrow account (including any interest, income and profits thereon) to the surviving company. The fees and expenses of the escrow agent shall be paid by Parent.

If the holder remains employed with the surviving company until the date(s) that the unvested portion(s) of the company stock awards would have vested had they not been cancelled at the effective time of the merger, then on such date(s) the surviving company (or an affiliate thereof) shall pay from the escrow account through its payroll system the portion of the payments for such company stock awards that would have been paid to such holder if such unvested portion had been vested immediately before the effective time of the merger. If the holder's employment with the surviving company is terminated by the surviving company without cause before all payments for such unvested company stock awards have been paid to the holder, the surviving company will pay to the holder within thirty (30) days following such termination of employment a lump sum payment equal to all such unpaid payments.

Exchange and Payment Procedures

Prior to the effective time of the merger, Parent will appoint a bank or trust company reasonably acceptable to ExamWorks, which institution we refer to as the paying agent, to make payments of the per-share merger consideration to stockholders. Immediately prior to the effective time of the merger, Parent will deposit or cause to be deposited with the paying agent, cash sufficient to pay the aggregate per-share merger consideration to stockholders.

As reasonably promptly as practicable (but no later than the third business day) after the effective time of the merger, Parent will cause the paying agent to mail to each holder of record of ExamWorks common stock (other than the surviving company, its subsidiaries, and Parent and its subsidiaries) a letter of transmittal together with instructions thereto. Upon receipt of (i) in the case of shares of ExamWorks common stock represented by a stock certificate, a surrendered certificate or certificates in respect of such shares together with the signed letter of transmittal and (ii) in the case of shares of ExamWorks common stock held in book-entry form, the receipt of an "agent's message" by the paying agent, and in each case, together with such other documents as may be reasonably required by the paying agent, the holder of such shares will be entitled to receive the per-share merger consideration in exchange therefor. The amount of any per-share merger consideration paid to the stockholders may be reduced by any applicable withholding taxes.

If any cash deposited with the paying agent remains undistributed to holders of ExamWorks common stock one year following the effective time of the merger, such cash (including any interest received in respect thereto) will be delivered to Parent and any holders of ExamWorks common stock who have not complied with the exchange procedures in the merger agreement will thereafter look only to Parent for payment of its claim for the per-share merger consideration, without any interest thereon.

If any stock certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such stock certificate to be lost, stolen or destroyed (and if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such stock certificate), the paying agent will, in exchange for such lost, stolen or destroyed stock certificate, pay the per-share merger consideration deliverable in respect thereof pursuant to the merger agreement.

Representations and Warranties

The merger agreement contains representations and warranties of ExamWorks, Parent and Merger Sub.

ExamWorks

Certain of the representations and warranties in the merger agreement made by ExamWorks are qualified as to "materiality" or "Company Material Adverse Effect." For purposes of the merger agreement, "Company Material Adverse Effect" means any fact, circumstance, occurrence, effect, change, event or development that, individually or in the aggregate with any other facts, circumstances, occurrences, effects, changes, events or developments, is or would reasonably be expected to be materially adverse to the business, assets, liabilities, financial condition or results of operations of ExamWorks and its subsidiaries, taken as a whole. The foregoing notwithstanding, none of the following will constitute, or be taken into account in determining whether such Company Material Adverse Effect has occurred or would reasonably be expected to occur, a Company Material Adverse Effect:

  •
  Conditions affecting the United States economy, or any other national or regional economy or the global economy generally;

  •
  Political conditions (or changes in such conditions) in the United States or any other country or region in the world, acts of war, sabotage or terrorism or epidemics or pandemics (including any escalation or general worsening of any of the foregoing) in the United States or any other country or region of the world occurring after the date of the merger agreement;

  •
  Changes in the financial, credit, banking or securities markets in the United States or any other country or region in the world (including any disruption thereof and any decline in the price of any security or any market index);

  •
  Changes required by generally acceptable accounting principles, or GAAP, or other accounting standards (or interpretations thereof) after the date of the merger agreement;

  •
  Changes in any laws (or interpretations thereof) after the date of the merger agreement;

  •
  Changes that are generally applicable to the industries in which ExamWorks and its subsidiaries operate;

  •
  Any failure by ExamWorks to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of the merger agreement or any decline in the market price or trading volume of ExamWorks' Common Stock (provided that the underlying causes of any such failure or decline may be considered in determining whether a Company Material Adverse Effect has occurred to the extent not otherwise excluded by another exception therein);

  •
  The negotiation, execution or delivery of the merger agreement, the performance by any party thereto of its obligations thereunder (other than its obligations set forth in the first sentence of Section 5.01 of the merger agreement to conduct and to cause each of its subsidiaries to conduct its and their business in the ordinary course consistent with past practice in all material respects)

    or the public announcement (including as to the identity of the parties hereto) or pendency of the merger or any of the other transactions contemplated thereby;

  •
  The termination of employment of or by any of ExamWorks' executive officers or other employees after the public announcement of the merger agreement;

  •
  Changes in ExamWorks' credit rating (provided that the underlying causes of such decline may be considered in determining whether a Company Material Adverse Effect has occurred to the extent not otherwise excluded by another exception herein);

  •
  The occurrence of natural disasters;

  •
  Stockholder litigation arising from or relating to the merger agreement or the merger; or

  •
  Any action taken with the prior written consent or at the written direction of Parent.

However, in the case of the first through sixth and eleventh exclusions set forth immediately above, to the extent any fact, circumstance, occurrence, effect, change, event or development arising from or related to such exclusions materially disproportionately affects ExamWorks and its subsidiaries relative to other companies in the industries in which ExamWorks and its subsidiaries operate, the incremental disproportionate affect may be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur.

In the merger agreement, ExamWorks has made customary representations and warranties to Parent and Merger Sub that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement. These representations and warranties relate to, among other things:

  •
  Due organization, good standing and authority and qualification to conduct business with respect to ExamWorks and its subsidiaries;

  •
  The capital structure of ExamWorks or ExamWorks' ownership of its subsidiaries;

  •
  Authority to enter into and perform the merger agreement, the enforceability of the merger agreement and the absence of conflicts with laws, ExamWorks' organizational documents and ExamWorks' material contracts;

  •
  Required consents and regulatory filings in connection with the merger agreement;

  •
  The accuracy of ExamWorks' SEC filings and financial statements and the absence of certain specified undisclosed liabilities;

  •
  ExamWorks' disclosure controls and procedures;

  •
  The accuracy of the information supplied by or on behalf of ExamWorks for inclusion in this proxy statement;

  •
  Tax matters;

  •
  The conduct of the business of ExamWorks and its subsidiaries in the ordinary course of business, since December 31, 2015 through the date of the merger agreement;

  •
  The absence of any fact, change, event, effect, development or circumstance that individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect, since December 31, 2015 through the date of the merger agreement;

  •
  The absence of certain actions that, if taken in the period from the date of the merger agreement through the effective time of the merger, would have constituted a violation under the merger agreement, since December 31, 2015 through the date of the merger agreement;

  •
  Employee benefit plans;

  •
  Litigation and investigation matters;

  •
  ExamWorks' compliance with laws and ExamWorks' possession of material permits;

  •
  Environmental matters;

  •
  The existence, status and enforceability of specified categories of ExamWorks' material contracts;

  •
  Real property matters;

  •
  Intellectual property rights;

  •
  Labor matters;

  •
  The inapplicability of anti-takeover statutes;

  •
  Payment of fees to brokers, investment bankers or other advisors in connection with the merger agreement;

  •
  Financial advisors' fairness opinions to the Board;

  •
  Insurance matters;

  •
  Interested party transactions;

  •
  Health care matters;

  •
  Top customers; and

  •
  Anti-corruption, anti-money laundering and sanctions.

Parent and Merger Sub

Certain of the representations and warranties in the merger agreement made by Parent and Merger Sub are qualified as to a "Parent Material Adverse Effect." For purposes of the merger agreement, "Parent Material Adverse Effect" means with respect to Parent or Merger Sub, any fact, circumstance, occurrence, effect, change, event or development that, individually or taken together with other facts, circumstances, occurrences, effects, changes, events or developments, is or would be reasonably likely to prevent or materially impair, interfere with, hinder or delay the ability of Parent or Merger Sub to consummate the merger or the other transactions contemplated by the merger agreement.

In the merger agreement, Parent and Merger Sub have made customary representations and warranties to ExamWorks that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement. These representations and warranties relate to, among other things:

  •
  Due organization, good standing and authority and qualification to conduct business with respect to Parent and Merger Sub;

  •
  Authority to enter into and perform the merger agreement and enforceability of the merger agreement;

  •
  The absence of conflicts with laws, Parent's or Merger Sub's organizational documents and Parent's or Merger Sub's contracts;

  •
  Required consents and regulatory filings in connection with the merger agreement;

  •
  The accuracy of the information supplied by or on behalf of Parent for inclusion in this proxy statement;

  •
  The absence of litigation;

  •
  Payment of fees to brokers, investment bankers or other advisors in connection with the merger agreement;

  •
  Ownership of Merger Sub and the capital structure of Merger Sub;

  •
  Parent and certain of its affiliates' absence of ownership interest in ExamWorks;

  •
  Matters with respect to Parent's financing and sufficiency of funds;

  •
  Solvency of Parent and the surviving company following the consummation of the merger and the transactions contemplated by the merger agreement;

  •
  Enforceability of the guarantee provided by the guarantors;

  •
  The absence of certain other agreements relating to the merger; and

  •
  Except as set forth in the merger agreement, including the rollover agreement and the voting agreements, the absence of agreements between Parent and members of the Board or management.

None of the representations and warranties contained in the merger agreement survive the consummation of the merger.

Conduct of Business Pending the Merger

The merger agreement provides that, except as may be (i) required by law; (ii) agreed in writing by Parent (such consent not to be unreasonably withheld, conditioned or delayed); (iii) expressly permitted or required pursuant to the merger agreement; or (iv) set forth in ExamWorks' disclosure letter, between the date of the merger agreement and the earlier of the effective time of the merger and the date, if any, the merger agreement is terminated as described in "—Termination of the Merger Agreement" below, (a) ExamWorks will, and will cause its subsidiaries to, conduct its and their business in the ordinary course of business; and (b) ExamWorks will not, and will not permit any of its subsidiaries to, subject in each case to certain specified exceptions:

  •
  Declare, set aside or pay any dividend on or make any other distribution (whether in cash, shares or property) in respect of any shares of its capital stock, except dividends and distributions by a direct or indirect wholly owned subsidiary of ExamWorks to its parent company;

  •
  Split, combine, subdivide or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for shares of its capital stock;

  •
  Repurchase, redeem or otherwise acquire any shares of its capital stock or any other voting securities thereof or any warrants, calls, options or other rights to acquire any such shares or securities;

  •
  Issue, deliver, sell, grant, pledge or otherwise encumber or subject to any lien any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, or any "phantom" stock, "phantom" stock rights, stock appreciation rights or stock based performance units (other than with respect to obligations of ExamWorks to take any such actions as in effect as of the date of the merger agreement);

  •
  Amend ExamWorks' certificate of incorporation, by-laws or similar organization documents except as may be required by Law or the rules and regulations of the SEC or the NYSE;

  •
  Propose or adopt a plan of liquidation dissolution, merger, consolidation, restructuring, recapitalization or other reorganization other than internal corporate reorganizations of subsidiaries in the ordinary course of business;

  •
  Make any change in accounting methods, principles or practices, other than as required by GAAP or applicable law;

  •
  Directly or indirectly acquire or agree to acquire in any transaction any equity interest in any person or business or division thereof or any properties or assets (whether by merger, consolidation or acquisition of stock or assets or otherwise), except for (i) acquisitions with an aggregate consideration amount (based upon consideration amounts payable at closing of such acquisitions (including into escrow) and any deferred purchase price consideration amounts payable following closing assuming all such deferred purchase price consideration becomes payable) of less than $50,000,000, (ii) acquisitions pursuant to executed contracts or executed letters of intent in existence on the date of the merger agreement, in each case which have been provided to Parent prior to the date of the merger agreement, or (iii) acquisitions with respect to transactions between ExamWorks, on the one hand, and any wholly owned subsidiary of ExamWorks, on the other hand, or between wholly owned subsidiaries of ExamWorks;

  •
  Except in relation to liens to secure indebtedness for borrowed money permitted to be incurred under the merger agreement, sell, lease (as lessor), license, mortgage, sell and leaseback or otherwise subject to any lien (other than liens permitted under the merger agreement), or otherwise dispose of any properties or assets (including owned real property) or any interests therein, in each case with an aggregate value or purchase price in excess of $10,000,000 in any transaction or series of related transactions or $25,000,000 in the aggregate, other than (i) in the ordinary course of business, (ii) pursuant to contracts in existence on the date of this Agreement or (iii) with respect to transactions between ExamWorks, on the one hand, and any wholly owned subsidiary of ExamWorks, on the other hand, or between wholly owned subsidiaries of ExamWorks;

  •
  Cancel, fail to renew, or assign any material real property lease, except in the ordinary course of business;

  •
  Incur, assume, issue, modify, guaranty, renew, syndicate or refinance any indebtedness (other than reimbursement obligations under letters of credit, bank guarantees, and other similar contractual obligations), except for (A) indebtedness in replacement of indebtedness existing on the date of the merger agreement that would be repayable at the closing of the merger without any premium or penalty; provided that the consummation of the merger and the other transactions contemplated hereby shall not conflict with, or result in any violation of or default under, such replacement indebtedness and the terms of such replacement indebtedness shall be substantially identical to, or no less favorable to ExamWorks as, the terms of indebtedness being replaced at the time of such replacement (including with respect to prepayment provisions); (B) indebtedness under ExamWorks' existing revolving credit facility provided that the amount outstanding thereunder at any time does not exceed the amount outstanding thereunder as of the date of the merger agreement by greater than $100,000,000 in the aggregate; or (C) indebtedness between ExamWorks, on the one hand, and any wholly owned subsidiary, on the other hand, or between wholly owned ExamWorks subsidiaries, or (ii) make any loans, capital contributions or advances to any person (other than ExamWorks and any wholly-owned subsidiary) in an aggregate amount exceeding $1,000,000 in any transaction or any related transactions, or $5,000,000 in the aggregate;

  •
  Enter into, amend or extend any collective bargaining agreement or other labor union contract;

  •
  Enter into any new employee or independent contractor contracts which provide for annualized compensation payable by ExamWorks or any of its subsidiaries to any single individual employee or individual independent contractor in excess of $350,000 for annualized compensation other than in the ordinary course of business or in replacement of an individual whose employment or service terminates after the date of the merger agreement;

  •
  Accelerate the vesting or payment of the compensation payable or the benefits provided or to become payable or provided to any of its current or former directors, officers, employees, consultants or service providers, or otherwise pay any material severance (other than in the ordinary course of business) or any material retention, change-in-control bonus or similar payment to any such individual;

  •
  Adopt, materially amend or terminate any benefit plan or adopt or enter into any other material benefit arrangement, except as specifically contemplated by the merger agreement, other than in the ordinary course of business;

  •
  Terminate the employment of any officer other than for cause in the ordinary course of business;

  •
  Make any deposits or contributions of cash or other property to or take any action to fund or in any other way secure the payment of compensation or benefits under any benefit plan or agreement, other than in the ordinary course of business;

  •
  Assign, transfer, lease, cancel, fail to renew or fail to extend any material permit of ExamWorks;

  •
  Except as permitted by the terms of the merger agreement, settle, compromise or agree to settle any action or claim (including any action or claim relating to the merger agreement or the transactions contemplated thereby), or release, dismiss or otherwise dispose of any claim, liability, obligation or arbitration, other than settlements or compromises of litigation or releases, dismissals or dispositions of claims, liabilities, obligations or arbitration (i) that involve the payment of monetary damages (excluding monetary damages that are fully covered by ExamWorks' insurance policies) in an amount not in excess of $2.0 million individually or $7.5 million in the aggregate by ExamWorks' or any of its subsidiaries, (ii) that do not involve any material injunctive or other non-monetary relief or impose material restrictions on the business or operations of ExamWorks and its subsidiaries, taken as whole, (iii) that do not relate to the transactions contemplated by the merger agreement, and (iv) that do not involve the issuance of any equity or voting interests;

  •
  Abandon, encumber, convey title (in whole or in part), transfer, exclusively license or grant any material right or other licenses to ExamWorks' owned intellectual property other than in the ordinary course of business;

  •
  Make, change or revoke any material election with respect to taxes, change any material tax accounting method, file any amended material tax return, settle or compromise any material tax liability, enter into any closing agreement with respect to any material tax or surrender any right to claim a material tax refund;

  •
  Adopt or implement any stockholder rights plan or similar arrangement or enter into any contract with respect to the voting of its capital stock;

  •
  Make or authorize capital expenditures except as specifically permitted by the merger agreement;

  •
  Enter into a material joint venture or partnership or similar third party business enterprise;

  •
  Other than in the ordinary course of business, (i) materially modify, amend or waive any material right under or renew any material contract (other than as otherwise permitted by any of the foregoing covenants), (ii) enter into or extend the term or scope of any contract or agreement that purports to materially restrict ExamWorks, or any of its subsidiaries, from engaging or competing in any line of business or in any geographic area, or (iii) enter into any material contract that would be breached by, or require the consent of any other person in order to continue such contract or agreement in full force following, consummation of the transactions contemplated by merger agreement;

  •
  Fail to maintain, in full force without interruption, its present material insurance policies or comparable insurance coverage;

  •
  Enter into a contract, or otherwise resolve or agree to take any of the foregoing actions.

No Solicitation of Other Offers

ExamWorks will generally not be permitted to solicit or discuss alternative proposals with third parties, subject to certain exceptions, including the lack of certain restrictions during the go shop period, as described below. For purposes of the merger agreement:

  •
  "alternative proposal" means any bona fide proposal or offer (whether or not in writing), with respect to any (i) merger, consolidation, share exchange, other business combination or similar transaction involving ExamWorks which would result in any person or group beneficially owning 20% or more of the outstanding equity interests of ExamWorks or any successor or parent company thereto; (ii) sale, contribution or other disposition, directly or indirectly (including by way of merger, consolidation, share exchange, other business combination, partnership, joint venture, sale of capital stock of or other equity interests in a subsidiary of ExamWorks or otherwise) of any business or assets of ExamWorks or its subsidiaries representing 20% or more of the consolidated revenues, net income or assets of ExamWorks and its subsidiaries, taken as a whole; (iii) issuance, sale or other disposition, directly or indirectly, to any person (or the stockholders of any person) or group of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 20% or more of the voting power of ExamWorks; (iv) transaction in which any person (or the stockholders of any person) shall acquire, directly or indirectly, beneficial ownership, or the right to acquire beneficial ownership, or formation of any group which beneficially owns or has the right to acquire beneficial ownership of, 20% or more of the ExamWorks common stock or securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 20% or more of the voting power of ExamWorks; or (v) any combination of the foregoing (in each case, other than the merger or the other transactions contemplated by the merger agreement);

  •
  "superior proposal" means any bona fide written proposal or offer made by a third party or group pursuant to which such third party (or, in a parent-to-parent merger involving such third party, the stockholders of such third party) or group would acquire, directly or indirectly, more than 50% of the ExamWorks common stock or assets of ExamWorks and its subsidiaries, taken as a whole; (A) on terms which the ExamWorks Board determines in good faith (after consultation with outside counsel and financial advisors and, pursuant to the Board's delegation of authority to the Special Committee, following the recommendation of the Special Committee) to be more favorable from a financial point of view to the holders of ExamWorks common stock than the merger, taking into account all the terms and conditions of such proposal and the merger agreement (including any changes proposed by Parent to the terms of the merger agreement) and (B) that the ExamWorks Board determines in good faith (after consultation with outside counsel and financial advisors and, pursuant to the Board's delegation of authority to the Special Committee, following the recommendation of the Special Committee) to be reasonably likely to be consummated on the terms proposed, taking into account all financial, regulatory, legal and other aspects (including certainty of closing) of such proposal;

  •
  "acceptable confidentiality agreement" means a confidentiality agreement containing terms no less favorable in the aggregate to ExamWorks than the terms set forth in the previously entered into confidentiality agreement with Leonard Green (it being understood and agreed that such confidentiality agreement need not contain a "standstill" or similar provision that prohibits the counterparty thereto or any of its affiliates or representatives from making any alternative proposal, acquiring ExamWorks or taking any other similar action); provided, however, that such confidentiality agreement shall not prohibit compliance by ExamWorks with any of the no shop restrictions or the provisions described below in "—Adverse Recommendation Changes; Alternative Acquisition Agreements";

  •
  "excluded party" means any person or group (so long as the persons who were members of such group immediately prior to the end of the go shop period, as described below, represent at least 50% of the equity financing of such group at all times following the end of the go shop period and prior to the termination of the merger agreement) from whom ExamWorks or any of its representatives has received, after the execution of the merger agreement and prior to the end of the go shop period, an alternative proposal that the ExamWorks Board determines, in good faith, prior to the end of the go shop period and after consultation with its financial advisor and outside legal counsel, constitutes or would reasonably be expected to lead to a superior proposal; provided, however, that any such person or group shall cease to be an excluded party at any time such person or group ceases to be actively pursuing efforts to acquire ExamWorks; and

  •
  "intervening event" means any material event, change, effect, condition, occurrence or development relating to ExamWorks that (i) is unknown and not reasonably foreseeable (or if known or reasonably foreseeable, the probability or magnitude of consequences of which were not known or reasonably foreseeable) to ExamWorks' Board as of the date of the merger agreement; and (ii) does not relate to any alternative proposal or any matter relating thereto or any consequences thereof.

Except as otherwise provided in the merger agreement ExamWorks will, and will cause each of its subsidiaries and its and their officers and directors, managers or equivalent and will use its commercially reasonable efforts to cause any other representatives of it or its subsidiaries to:

  •
  Cease any existing solicitations, discussion, or negotiations with any persons that may be ongoing with respect to any inquiry, discussion, offer or requests that constitutes, or could reasonably be expected to lead to an alternative proposal, which we refer to as an inquiry;

  •
  Request the return or destruction of confidential information provided to certain persons and cease access of certain persons to any electronic data room maintained by ExamWorks; and

  •
  From the date of the merger agreement until the effective time of the merger or, if earlier, the termination of the merger agreement in accordance with its terms not, and not to publicly announce any intention to, directly or indirectly, among other things:

  •
  Solicit, initiate or knowingly encourage or facilitate any inquiry or the making of any proposal that constitutes, or could reasonably be expected to lead to, an alternative proposal;

  •
  Furnish non-public information to or afford access to the business, employees, officers, contracts, properties, assets, books and records of ExamWorks and its subsidiaries to any person that would reasonably be expected to lead to, or in connection with, an inquiry or an alternative proposal;

  •
  Enter into, continue or maintain negotiations or discussions with any person with respect to an inquiry or an alternative proposal;

    •
    Cooperate with or assist or participate in or facilitate any discussions or negotiations regarding, or furnish or cause to be furnished to any person or "Group" any non-public information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or could be reasonably be expected to result in, an alternative proposal;

    •
    Approve, agree to, accept, endorse or recommend, or submit to a vote of its stockholders, any alternative proposal;

    •
    Grant any waiver, amendment or release under any state anti-takeover statute;

    •
    Effect any adverse recommendation change (as summarized below); or

    •
    Enter into any letter of intent or agreement in principle or any agreement providing for any alternative proposal (except for acceptable confidentiality agreements).

Notwithstanding these restrictions, which we refer to as the no shop restrictions, if at any time prior to the special meeting, ExamWorks receives an alternative proposal from a third party and such alternative proposal does not result from any material breach by ExamWorks of the no shop restrictions described above, then ExamWorks may, among other things and at any time prior to the special meeting, enter into and maintain discussions or negotiations with any person with respect to such alternative proposal, and pursuant to the prior execution of an acceptable confidentiality agreement, furnish any information and afford access to ExamWorks and its subsidiaries' business, employees and properties, to any person in response to such alternative proposal, subject to the Board first determining in good faith (after consultation with ExamWorks' financial advisors and legal counsel) that (i) the failure to take such action would be inconsistent with the directors' exercise of their fiduciary duties under applicable law and (ii) such proposal either constitutes, or would reasonably be expected to lead to, a superior proposal. At the time of the formation of the Special Committee of the Board of ExamWorks, the Board delegated to the Special Committee full power and authority to evaluate and make a determination on whether or not to proceed with any potential sale of ExamWorks, which would include, without limitation, any alternative proposal.

ExamWorks will, reasonably promptly, and in any event within 48 hours of receiving any alternative proposal or any inquiry, including from an excluded party, advise Parent in writing of such alternative proposal or inquiry, the identity of the person or "group" making such alternative proposal or inquiry, and its terms and conditions and as reasonably promptly as practicable (and in any event within 48 hours), deliver to Parent a copy of such alternative proposal or inquiry (or a written summary of the material terms of such alternative proposal, if oral). ExamWorks will provide Parent any non-public information concerning ExamWorks and/or any of its subsidiaries prior to its provision to any other person or "group" in connection with any such alterative proposal or inquiry. In addition, ExamWorks will provide Parent, as reasonably promptly as practicable, a notice setting forth all such information as is reasonably necessary to keep Parent informed on a current basis in all material respects of all communications (including material amendments or proposed material amendments to) such alternative proposal or inquiry.

Go Shop Period

Notwithstanding the no shop restrictions described above, from the date of the merger agreement until 11:59 p.m. (New York City time) on June 1, 2016, herein referred to as the go shop period, ExamWorks and its subsidiaries and their respective affiliates and representatives had the right to directly or indirectly:

  •
  initiate, solicit and encourage, whether publicly or otherwise, alternative proposals and inquiries, including by way of providing access to non-public information pursuant to (but only pursuant to) one or more acceptable confidentiality agreements (provided that (x) prior to providing any non-public information to any person given such access, ExamWorks shall provide such non-public information to Parent and (y) in no event shall ExamWorks, its subsidiaries or their respective affiliates and representatives provide any person any non-public information of or relating to Parent, Merger Sub or any of their respective affiliates or representatives); and

  •
  enter into, engage in, and maintain discussions or negotiations with respect to alternative proposals and inquiries or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, offers, efforts, attempts, discussions or negotiations.

Starting at 12:00 a.m. (Eastern Time) on June 2, 2016, ExamWorks became subject to customary no shop provisions that limit its ability to solicit alternative acquisition proposals from third parties or to provide confidential information to third parties, subject to customary fiduciary out provisions.

Adverse Recommendation Changes; Alternative Acquisition Agreements

As described in the "The Merger—Recommendation of Our Board of Directors and Reasons for the Merger" beginning on page 48, and subject to the provisions described below, the Board has made the recommendation that the holders of shares of our common stock vote "FOR" the proposal to approve and adopt the merger agreement and thereby approve the transactions contemplated by the merger agreement, including the merger, which recommendation we refer to as the merger recommendation. The merger agreement provides that the Board may not withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to Parent, its merger recommendation or take any action, or make any public statement, filing or release inconsistent with its merger recommendation including recommending against the merger recommendation or approving, endorsing or recommending any alternatively proposal (any of the foregoing we refer to as an adverse recommendation change) except as described below.

Prior to the special meeting, and notwithstanding the restrictions described above in "—No Solicitation of Other Offers," the Board is permitted in certain circumstances and subject to ExamWorks' compliance with certain obligations (as summarized below), to (i) make an adverse recommendation change, and (ii) terminate the merger agreement and enter into a definitive written agreement providing for a superior proposal.

The Board is permitted to (i) make an adverse recommendation change in the event of an intervening event or in the case of a superior proposal, and (ii) terminate the merger agreement to enter into a definitive written agreement providing for a superior proposal if such superior proposal does not result from a material breach of the no shop restrictions, if, in each case, the Board determines in good faith (after consultation with its financial advisors and legal counsel) that the failure to take such action would be inconsistent with the directors' exercise of their fiduciary duties under applicable law and it has complied with the procedure and its obligations as summarized in the following paragraph.

Prior to taking any of the actions described in (i) or (ii) of the foregoing paragraph, ExamWorks is required, at least three business days prior to taking such action, which we refer to as the notice period, to provide Parent with written notice that, in the case of (i) in the paragraph above, the Board intends to make an adverse recommendation change and advises Parent of the circumstances giving rise to such change, or in the case of (i) with respect to a superior proposal or (ii) in the paragraph above, the Board has received a superior proposal (and such notice shall include copies of the superior proposal and all other material documents relating to such proposal, or where no such copy is available, a description of the material terms and conditions of such superior proposal). During the notice period, ExamWorks will, if requested by Parent, negotiate in good faith to make such adjustments to the merger agreement, the equity commitment letters and the guarantee so that, in the case of a superior proposal, such superior proposal ceases to constitute a superior proposal (in the judgment of the Board) or, in cases not involving a superior proposal, the failure to make an adverse recommendation change (in the judgment of the Board after consultation with its financial advisors and legal counsel) would no longer be inconsistent with the directors' exercise of their fiduciary duties under applicable law. If during the notice period, any revisions are made to the superior proposal, ExamWorks is required to deliver a new written notice to Parent and comply with the obligations described above.

Notwithstanding the no shop restrictions and other restrictions described above, the merger agreement does not prohibit ExamWorks or the Board from (i) complying with its obligations under Rules 14d-9 and 14e-2 promulgated under the Exchange Act with respect to an alternative proposal or (ii) making any disclosure to its stockholders if the Board (after consultation with outside counsel) concludes that failure to do so would be inconsistent with its fiduciary duties under applicable law; provided that in no event may the Board effect an adverse recommendation change except as summarized above. In addition, the merger agreement provides that any public disclosure relating to any determination or other action by the Board or ExamWorks with respect to any alternative proposal (other than a "stop, look and listen" statement in compliance with Rule 14d-9 under the Exchange Act) shall be deemed an adverse recommendation change unless the Board expressly publicly reaffirms its merger recommendation in such disclosure.

Financing Efforts

Equity Financing

Parent and Merger Sub have agreed to take all actions, and do all things, necessary, proper or advisable to obtain the equity financing described in the equity commitment letters, including (i) maintaining in effect the equity commitment letters; (ii) using reasonable best efforts to ensure the accuracy of all representations and warranties of Parent or Merger Sub, if any, set forth therein; (iii) complying with all covenants and agreements of Parent or Merger Sub set forth therein; (iv) satisfying on a timely basis all conditions applicable to Parent or Merger Sub set forth therein that are within their control (other than the consummation of the debt financing described in the debt commitment letters); (v) consummating the equity financing contemplated thereby (subject to the conditions set forth therein) at or prior to the closing of the merger; and (vi) fully enforcing the obligations of the investors thereunder and their respective investment affiliates (and the rights of Parent and Merger Sub) under the equity commitment letters, including (at the request of ExamWorks) by filing one or more lawsuits against the investors to fully enforce the investors' obligations (and the rights of Parent and Merger Sub) thereunder.

Neither Parent nor Merger Sub may amend, alter, or waive, or agree to amend, alter or waive (in any case whether by action or inaction), any term of the equity commitment letters in a manner adverse to ExamWorks without the prior written consent of ExamWorks, and each of Parent and Merger Sub have agreed to notify ExamWorks promptly, and in any event within one business day, if at any time prior to the closing date (i) any equity commitment letter expires or is terminated for any reason (or if any person attempts or purports to terminate any equity commitment letter, whether or not such attempted or purported termination is valid) or (ii) any investor thereunder refuses to provide the full equity financing on the terms set forth in its equity commitment letter.

Debt Financing

Parent and Merger Sub agreed to use their commercially reasonable efforts to consummate the debt financing no later than the closing date of the merger, including using commercially reasonable efforts to (i) maintain in effect the debt commitment letters; (ii) negotiate and enter into debt financing documents consistent with the terms and conditions contained in the debt commitment letters or such other terms that would not be prohibited by the merger agreement; (iii) comply with all covenants and agreements set forth in the debt commitment letters to the extent a breach would result in a failure of a condition precedent to the debt financing or otherwise make the debt financing less likely to occur;

(iv) satisfy on a timely basis all conditions applicable to each of them as set forth in the debt commitment letters that are within their control; and (v) consummate the debt financing upon the satisfaction of the conditions set forth in the debt commitment letters. Further, in the event that all conditions in the debt commitment letters (other than the availability of funding under the equity commitment letters) have been satisfied, or upon funding will be satisfied, Parent and Merger Sub have agreed to use their commercially reasonable efforts to cause the debt financing sources to fund on the closing date of the merger, the debt financing required to consummate the transactions contemplated by the merger agreement.

ExamWorks has also agreed to use its commercially reasonable efforts to provide such cooperation that is reasonably necessary and customary to assist Parent in connection with the debt financing as may be reasonably requested by Parent, including: (i) participation in, and assistance with, as applicable, the marketing efforts related to the debt financing; (ii) delivery to Parent, Merger Sub and their debt financing sources of certain financial information and deliverables as promptly as reasonably practicable following Parent's request (or concurrently with the consummating of the merger to the extent so provided in the merger agreement); (iii) taking such actions as are reasonably requested by Parent or Merger Sub to facilitate the satisfaction on a timely basis of all conditions precedent to obtaining the debt financing that are within ExamWorks' control; (iv) causing its independent auditors to cooperate with the debt financing, including by commercially reasonable efforts to provide certain auditor assistance; (v) identifying any material non-public information contained in the marketing material and comply with Regulation FD to the extent applicable to such material non-public information; (vi) delivering such due diligence materials as are reasonably available to it and as are reasonably requested by Parent and customarily delivered in connection with the marketing materials; and (vii) assisting with Parent's preparation of pro forma and projected financial statements and financial information necessary to satisfy a condition to the debt financing set forth in the debt commitment letters or customarily included in marketing material, provided that neither ExamWorks nor any of its subsidiaries or their respective representatives shall be responsible for information relating to the proposed capitalization of Parent or Merger Sub that may be included in such pro forma and projected financial information, and Parent and Merger Sub will be primarily responsible for the preparation of any such pro forma and projected financial information.

Certain Indebtedness Matters

ExamWorks has agreed to (i) use its commercially reasonable efforts to deliver to Parent, no later than the third business day prior to the closing date of the merger, customary pay-off letters relating to the repayment on the closing date of certain specified debt obligations of ExamWorks and its subsidiaries and the release of related liens and (ii) deliver to Parent no later than the third business day prior to the closing date any documentation and other information about ExamWorks and its subsidiaries required under applicable "know your customer" and anti-money laundering rules and regulations, including the Patriot Act, that in each case has been requested in writing by Parent at least five business days prior to the closing date.

ExamWorks has outstanding $500,000,000 in aggregate principal amount of 5.625% senior notes due 2023, which we refer to as the Company Notes, pursuant to that certain Indenture, dated as of April 15, 2015, as amended and supplemented to date, which we refer to as the Indenture, by and among ExamWorks, the guarantors provided therein, and U.S. Bank, National Association, as trustee (which we refer to as the Trustee). On June 24, 2016, ExamWorks will deliver to holders of the Company Notes a notice of redemption providing for the redemption, subject to consummation of the merger, of all outstanding Company Notes on July 26, 2016, at a redemption price of 100% of the principal amount of the Company Notes plus the Applicable Premium, as defined by the Indenture. The redemption is subject to normal and customary conditions and to the consummation of the closing of the merger and the redemption date may be delayed until such time as all conditions to redemption stated therein shall be satisfied (or waived by the Company in its sole discretion) or such redemption may not occur and such notice may be rescinded in the event any or all such conditions (including the closing of the merger) shall not have been satisfied (or waived by the Company in its sole discretion). The merger agreement requires Parent to provide immediately available funds necessary for the redemption of the Company Notes.

Efforts to Close the Merger

Parent and ExamWorks have agreed to use their respective commercially reasonable efforts to reasonably promptly take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under the merger agreement and applicable laws to consummate and make effective as reasonably promptly as practicable the transactions contemplated by the merger agreement.

Parent and ExamWorks have agreed to use commercially reasonable efforts to take any and all steps not prohibited by law to (i) avoid any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that would restrain, prevent or delay the closing, including defending claims asserted by the Federal Trade Commission or the United States Department of Justice or any other applicable governmental entity or any private party in respect of regulatory laws, and (ii) avoid or eliminate impediments under any laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition, so as to enable the closing to occur as soon as possible, including (A) proposing, negotiating, committing to and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of such businesses, product lines or assets of Parent, ExamWorks and their respective subsidiaries or (B) otherwise taking or committing to take actions that after the closing would limit Parent's and/or its subsidiaries' freedom of action with respect to, or its or their ability to operate and/or retain, one or more of the businesses, product lines or assets of Parent, ExamWorks and/or their respective subsidiaries, provided that any action contemplated by clauses (A) and (B) is conditioned upon the consummation of the transactions contemplated by this Agreement.

Insurance and Indemnification of Directors and Executive Officers

From and after the effective time of the merger, Parent will cause all rights to indemnification, advancement of expenses and exculpation in favor of any current directors or officers of ExamWorks or any of its subsidiaries in effect on the date of the merger agreement to continue in accordance with their terms. For a period of six years from and after the effective time of the merger, Parent will cause the surviving company to indemnify each current director or officer of ExamWorks or any of its subsidiaries against all acts or omissions arising out of or pertaining to their service as a director or officer of ExamWorks or any of its subsidiaries at or prior to the effective time of the merger to the fullest extent permitted under applicable law. In the event of any such claim, Parent will cause the surviving company to advance expenses incurred in the defense of any such claim, subject to the surviving company's receipt of an undertaking, if and only to the extent required by applicable law to repay such advances if it is ultimately determined by final adjudication that such person is not entitled to indemnification.

For a period of six years from and after the effective time of the merger, Parent will cause the surviving company to either cause to be maintained in effect the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by ExamWorks or its subsidiaries or provide substitute policies, in either case, of not less than the existing coverage and having other terms not less favorable to the insured persons than the coverage currently maintained by ExamWorks with respect to claims arising from facts or events that occurred on or before the effective time of the merger, except that the surviving company will not be required to pay in excess of 300% of the aggregate annual premium most recently paid by ExamWorks prior to the date of the merger agreement. If the surviving company is unable to obtain such insurance coverage, it will obtain as much comparable insurance as possible for an annual premium equal to such maximum premium. In lieu of such insurance, prior to the closing of the merger, ExamWorks may, at its option (following reasonable consultation with Parent), purchase a "tail" directors' and officers' liability insurance policy and fiduciary liability insurance policy to provide coverage in an amount not less than the existing coverage and to have other terms not less favorable to the insured persons than the coverage currently maintained by ExamWorks with respect to claims arising from facts or events that occurred on or before the effective time of the merger, provided that the cost of such tail may not exceed the maximum premium described in the preceding sentence.

Special Meeting

ExamWorks has agreed to duly call, give notice, convene and hold a meeting of stockholders as reasonably promptly as practicable after the date of the merger agreement following the clearance of this proxy statement by the SEC for the purpose of (i) seeking the approval and adoption of the merger agreement and (ii) in accordance with Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, seeking advisory approval of a proposal to ExamWorks' stockholders for a non-binding, advisory vote to approve certain compensation that may become payable to ExamWorks' named executive officers in connection with the completion of the merger.

Transaction Litigation

The merger agreement requires ExamWorks to give Parent the opportunity to reasonably participate in the defense or settlement of any stockholder litigation against it and/or its directors relating to the merger and the other transactions contemplated by the merger agreement. Neither ExamWorks nor any of its representatives may compromise, settle or come to an arrangement regarding any such stockholder litigation, in each case unless Parent shall have consented in writing (which consent shall not be unreasonably withheld, conditioned or delayed).

Conditions to the Closing of the Merger

The respective obligations of each party to consummate the merger are subject to the satisfaction or (to the extent permitted by law) waiver by ExamWorks and Parent of the following conditions:

  •
  The approval of the proposal to approve and adopt the merger agreement by a majority of the voting power of all shares of ExamWorks' common stock entitled to vote at the special meeting, which we refer to as the stockholder approval, having been obtained;

  •
  The expiration or termination of the applicable waiting period under the HSR Act and a notice stating that the Commonwealth of Australia has no objections to the merger, or the lapse of the applicable period of time, under the FATA (see "The Merger—Regulatory Approvals Required for the Merger" beginning on page 89);

  •
  The parties shall have entered into an escrow agreement regarding treatment of the payments for unvested Company Stock Awards; and

  •
  The consummation of the merger not being restrained, enjoined, rendered illegal or otherwise prohibited by any law or order of any governmental authority.

The obligations of Parent and Merger Sub to effect the merger are also subject to the satisfaction or (to the extent permitted by applicable law) waiver by Parent of the following conditions:

  •
  The representations and warranties of ExamWorks:

  •
  Regarding the absence from December 31, 2015 of any fact, circumstance, effect, change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect, being true and correct in all respects at and as of the closing date of the merger as if made at and as of such time;

    •
    Regarding ExamWorks' corporate authority, execution, delivery by ExamWorks and votes required in connection with the merger agreement, the inapplicability of any anti-takeover statute, and the absence of any undisclosed brokers' fees being true and correct in all material respects at and as of the closing date of the merger as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date);

    •
    Regarding ExamWorks' capitalization being true and correct in all respects (other than de minimis inaccuracies) at and as of the closing date of the merger as if made at and as of such time; and

    •
    Other than the representations and warranties in respect of the matters described in the three bullets above, without giving effect to any limitation as to "materiality," "Company Material Adverse Effect" or similar materiality qualifiers set forth in the merger agreement, at and as of the closing date of the merger as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), being true and correct (without giving effect to any limitation as to "materiality," "Company Material Adverse Effect" or similar materiality qualifiers set forth in the merger agreement), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to "materiality," "Company Material Adverse Effect" or similar materiality qualifiers set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect;

  •
  ExamWorks having performed in all material respects all its obligations required to be performed by it under the merger agreement at or before the closing date of the merger;

  •
  Parent's receipt of a certificate of ExamWorks signed by an executive officer certifying the matters in the foregoing bullets; and

  •
  Since the date of the merger agreement, there not having occurred a Company Material Adverse Effect.

The obligations of ExamWorks to effect the merger are also subject to the satisfaction or (to the extent permitted by applicable law) waiver by ExamWorks of the following conditions:

  •
  The representations of Parent and Merger Sub:

  •
  Regarding Parent's and Merger Sub's organization, standing, and power, corporate authority, and the absence of any undisclosed brokers' fees, being true and correct in all material respects at and as of the closing date of the merger as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date);

  •
  Other than the representations and warranties in respect of the matters described in the bullet above, without giving effect to any limitation as to "materiality," "Parent Material Adverse Effect" or similar materiality qualifiers set forth in the merger agreement) at and as of the closing date of the merger as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to "materiality," "Parent Material Adverse Effect" or similar materiality qualifiers set forth in the merger agreement), individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect;

  •
  Parent and Merger Sub having performed in all material respects all their obligations required to be performed by them under the merger agreement on or before the closing date of the merger; and

  •
  ExamWorks' receipt of a certificate signed by an executive officer of Parent certifying the matters in the foregoing bullets.

Termination of the Merger Agreement

In general, the merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after approval of the proposal to approve and adopt the merger agreement by the stockholders of ExamWorks, in the following ways:

  •
  By mutual written consent of Parent and ExamWorks;

  •
  By either Parent or ExamWorks:

  •
  If the merger has not been consummated on or before October 26, 2016, which date we refer to as the termination date;

  •
  If any governmental authority has, by law or order, permanently restrained, enjoined, rendered illegal or otherwise prohibited the transactions contemplated by the merger agreement and such law or order has become final or nonappealable; or

  •
  If ExamWorks' stockholders fail to approve the proposal to approve and adopt the merger agreement at the special meeting of stockholders, or any adjournment or postponement thereof, at which a vote on such proposal is taken; or

  •
  By ExamWorks:

  •
  If Parent or Merger Sub has breached any of their respective representations, warranties, covenants or other agreements in the merger agreement, which (i) would result in the failure of a related closing condition and (ii) is not capable of being cured, or is not cured, before the earlier of the termination date or the date that is 30 calendar days following ExamWorks' delivery of written notice of such breach;

  •
  Prior to receiving the stockholder approval, in order to enter into a definitive written agreement with respect to a superior proposal, if, with respect to an excluded party (i) the Board has, after complying with its obligations to notify and consult with Parent with respect to such superior proposal, authorized ExamWorks to enter into a definitive written agreement with respect to such superior proposal, and (ii) ExamWorks pays to Parent the go shop termination fee of $23.5 million under the merger agreement;

  •
  Prior to receiving the stockholder approval, in order to enter into a definitive written agreement with respect to a superior proposal, if (i) the Board has, after complying with its obligations to notify and consult with Parent with respect to such superior proposal, authorized ExamWorks to enter into a definitive written agreement with respect to such superior proposal, and (ii) ExamWorks pays to Parent the termination fee of $47 million under the merger agreement;

  •
  If (i) the marketing period (as described in the section entitled "—Closing and Effective Time of the Merger; Marketing Period") has ended and all of the conditions to Parent's and Merger Sub's obligation to consummate the merger are satisfied (other than those conditions that by their terms are to be satisfied at the closing, each of which are then capable of being satisfied at the closing) or, to the extent permitted by law, waived, (ii) ExamWorks has notified Parent in writing that it is ready and willing to consummate the merger and (iii) Parent and Merger Sub have failed to consummate the merger within three business days following ExamWorks' delivery of such notice; or

  •
  By Parent:

  •
  If ExamWorks has breached any of its representations, warranties, covenants or other agreements in the merger agreement such that specified conditions in the merger agreement, which (i) would result in the failure of a related closing condition and (ii) is not capable of being cured, or is not cured, before the earlier of the termination date or the date that is 30 calendar days following Parent's delivery of written notice of such breach; or

  •
  If at any time before receiving the stockholder approval, the Board (i) makes an adverse recommendation change; (ii) fails to reaffirm its recommendation of the transaction or publically state that the merger agreement is in the best interest of ExamWorks within 10 Business Days of Parent making such request; or (iii) ExamWorks fails to announce that it recommends rejection of any tender offer or exchange by any third party relating to the securities of ExamWorks with 10 Business days of the announcement of such tender offer or exchange.

In the event that the merger agreement is terminated pursuant to the termination rights above, the merger agreement will become void and of no effect without liability or obligation on the part of any party thereto. However, certain related documents, including the guarantee under certain circumstances, and the reimbursement obligations of Parent in relation to the financing, and the provisions of the merger agreement relating to certain confidentiality obligations, certain indemnification and reimbursement obligations, the effect of termination of the merger agreement, termination fees, expenses, and certain general provisions will survive any termination of the merger agreement.

Termination Fees

If the merger agreement is terminated in specified circumstances, the terminating party may be required to pay a termination fee. Parent would be entitled to receive a termination fee equal to $47 million from ExamWorks under the following circumstances:

  •
  If the merger agreement is terminated by ExamWorks in order for it to enter into a definitive written agreement with respect to a superior proposal following ExamWorks' compliance with certain obligations or by Parent in connection with an adverse recommendation change by the Board prior to having obtained stockholder approval of the merger; or

  •
  If the merger agreement is terminated (i) by Parent because ExamWorks has breached its representations, warranties, covenants or other agreements in the merger agreement in certain circumstances and has failed to cure such breach within a certain period, or (ii) by either Parent or ExamWorks in connection with passing the termination date or not having obtained stockholder approval of the merger, in each case, in circumstances where ExamWorks had previously received an alternative proposal from a third party (after the date of the merger agreement) that was not publicly withdrawn at least five business days prior to the special meeting and within 12 months of such termination, ExamWorks enters into a definitive agreement to consummate such alternative proposal and such alternative proposal is consummated.

Provided, however, that Parent would be entitled to receive a termination fee equal to $23.5 million from ExamWorks if the merger agreement is terminated by ExamWorks in order for it to enter into a definitive written agreement with respect to a superior proposal from an excluded party following ExamWorks' compliance with certain obligations.

ExamWorks would be entitled to receive a reverse termination fee equal to $94 million from Parent if the merger agreement is terminated by ExamWorks (i) because Parent or Merger Sub have breached their respective representations, warranties, covenants or other agreements in the merger agreement in certain circumstances and have failed to cure such breach within a certain period or (ii) because, at the end of the marketing period, Parent has failed to consummate the merger pursuant to the merger agreement notwithstanding the satisfaction or waiver of the conditions to Parent's and Merger Sub's obligations to do so and certain notice of such failure from ExamWorks to Parent.

Expense Reimbursement

If the merger agreement is terminated because ExamWorks' stockholders fail to approve the proposal to approve and adopt the merger agreement at the special meeting of stockholders, ExamWorks would be required to reimburse Parent up to $10 million in respect of certain costs and expenses reasonably incurred by Parent and Merger Sub in connection with the merger agreement and the transactions contemplated thereby. The amount of any termination fee paid by ExamWorks to Parent would be reduced by any such expense reimbursement amount previously paid.

Specific Performance

Parent, Merger Sub and ExamWorks are entitled to an injunction or injunctions to prevent breaches or threatened breaches of the merger agreement and to enforce specifically the performance of the terms and provisions of the merger agreement, including the right of a party to cause the other parties to consummate the merger and the other transactions contemplated hereby. The parties are entitled to enforce specifically the performance of terms and provisions the merger agreement, without proof of actual damages (and each party to the merger agreement has agreed to waive any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The parties have also agreed not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach.

ExamWorks is entitled to obtain specific performance or other equitable relief of the obligations of Parent and Merger Sub to cause the equity financing to be funded as contemplated by, and on the terms and subject to the conditions set forth in, the equity commitment letters and/or to consummate the closing of the merger only upon: (i) satisfaction of all conditions to closing, (ii) funding of the debt financing contemplated by the debt commitment letters or confirmation in writing by the debt financing sources that the debt financing will be funded at the closing of the merger if the equity financing is funded at the closing of the merger, and (iii) ExamWorks' irrevocable confirmation that if specific performance is obtained, it would take such the actions required to cause the closing of the merger to occur.

Limitations of Liability

The maximum aggregate liability of Parent and Merger Sub under the merger agreement is limited to the amount of the reverse termination fee plus specified reimbursement and indemnification obligations of Parent and Merger Sub under the merger agreement. The reverse termination fee plus specified reimbursement and indemnification obligations of Parent, Merger Sub, and the guarantors, in any case, when payable, are the sole and exclusive remedy of ExamWorks and its affiliates against Parent, Merger Sub, the guarantors, the equity investors and the debt financing parties or any of their respective affiliates in respect of losses or damages under the merger agreement and/or Parent and Merger Sub's failure to effect the closing or otherwise breach or fail to perform thereunder. Except for Parent's right to specific performance as described above, the termination fee and the expense reimbursement described above, when payable, are the sole and exclusive remedy of Parent and its affiliates against

ExamWorks or its affiliates in respect of losses or damages under the merger agreement. However, such liability limitations in no way limit the rights of any party to an injunction to prevent breaches of the merger agreement and to enforce specifically the terms of the merger agreement as described in the immediately preceding section.

Fees and Expenses

Except for the provisions described above in the section "—Expense Reimbursement" and specific circumstances specified in the merger agreement, all fees and expenses incurred in connection with the transactions contemplated by the merger agreement will be paid by the party incurring such fees or expenses, whether or not such transactions are consummated.

Amendment

Generally, the merger agreement may be amended in writing at any time before or after approval of the proposal to approve and adopt the merger agreement by the stockholders of ExamWorks. However, no amendment that requires further approval by ExamWorks' stockholders pursuant to law or the rules of any stock exchange may be made without further stockholder approval nor any change not permitted by law. Moreover, certain provisions related to remedies may not be amended without the prior written consent of the debt financing sources.

Governing Law

The merger agreement is governed by Delaware law.

PROPOSAL 1: APPROVAL OF THE MERGER AGREEMENT

The Merger Agreement Proposal

We are asking you to approve a proposal to approve and adopt the merger agreement and thereby approve the transactions contemplated by the merger agreement, including the merger. For a detailed discussion of the terms and conditions of the merger agreement, see the section entitled "The Merger Agreement." A copy of the merger agreement is attached to this proxy statement as Appendix A.

Vote Required and Board Recommendation

As discussed in the section entitled "The Merger—Recommendation of Our Board of Directors and Reasons for the Merger," acting upon the recommendation of the Special Committee and after considering various factors described in such section, the Board has determined that the merger agreement and the transactions contemplated thereby, including the merger, are fair to and advisable and in the best interests of ExamWorks and its stockholders. The Board has unanimously approved and declared advisable the merger agreement and the transactions contemplated thereby, and the Board unanimously recommends that you vote "FOR" the proposal to approve and adopt the merger agreement.

Under Delaware law, approval of the merger agreement requires the affirmative vote of at least a majority of the voting power of all shares of ExamWorks common stock entitled to vote at the special meeting. Abstentions and broker non-votes, if any, will have the same effect as a vote "AGAINST" the proposal.

The Board unanimously recommends that you vote "FOR" the proposal to approve and adopt the merger agreement.

 PROPOSAL 2: ADJOURNMENT OF THE SPECIAL MEETING

The Adjournment Proposal

We are asking you to approve a proposal to approve one or more adjournments of the special meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to approve and adopt the merger agreement at the time of the special meeting. If our stockholders approve the adjournment proposal, we could adjourn the special meeting and any adjourned session of the special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from stockholders that have previously returned properly executed proxies voting against adoption of the merger agreement. Among other things, approval of the adjournment proposal could mean that, even if we had received proxies representing a sufficient number of votes against adoption of the merger agreement such that the proposal to approve and adopt the merger agreement would be defeated, we could adjourn the special meeting without a vote on the adoption of the merger agreement and seek to convince the holders of those shares to change their votes to votes in favor of adoption of the merger agreement. Additionally, we may seek to adjourn the special meeting if a quorum is not present at the special meeting.

Vote Required and Board Recommendation

Approval of the proposal to approve one or more adjournments of the special meeting, whether or not a quorum is present, requires the affirmative vote of a majority of the voting power of all shares of our common stock represented at the special meeting, either in person or by proxy, and entitled to vote at the special meeting. Abstentions and broker non-votes as to the adjournment proposal with respect to shares otherwise present at the special meeting will have the same effect as a vote "AGAINST" the adjournment proposal.

The Board believes that it is in the best interests of ExamWorks and its stockholders to be able to adjourn the special meeting to a later date or dates if necessary or appropriate for the purpose of soliciting additional proxies in respect of the proposal to approve and adopt the merger agreement if there are insufficient votes to approve and adopt the merger agreement at the time of the special meeting.

In addition, if a quorum is not present at the special meeting, the chairman of the meeting or the affirmative vote of a majority of the voting power of all shares of our common stock represented at the special meeting, either in person or by proxy, and entitled to vote at the special meeting may adjourn the meeting to another place, date or time (subject to certain restrictions in the merger agreement).

The Board unanimously recommends that you vote "FOR" the proposal to approve one or more adjournments of the special meeting.

 PROPOSAL 3: ADVISORY VOTE ON MERGER-RELATED NAMED EXECUTIVE OFFICER
COMPENSATION

The Non-Binding Advisory Proposal

In accordance with Section 14A of the Exchange Act, ExamWorks is providing its stockholders with the opportunity to cast an advisory (non-binding) vote on the compensation that may be paid or become payable to the named executive officers of ExamWorks in connection with the merger, including the agreements and understandings pursuant to which such compensation may be paid or become payable, the value of which is set forth under "The Merger—Interests of the Directors and Executive Officers of ExamWorks in the Merger—Golden Parachute Compensation" beginning on page 75.

For purposes of this proxy statement, our named executive officers consist of:

  •
  Richard E. Perlman, Executive Chairman

  •
  James K. Price, Chief Executive Officer

  •
  J. Miguel Fernandez de Castro, Senior Executive Vice President, Chief Financial Officer and Treasurer

  •
  Wesley J. Campbell, President

  •
  Kevin J. Kozlowski, Chief Information Officer

  •
  Crystal B. Patmore, Executive Vice President

The Board encourages you to carefully review the named executive officer merger-related compensation information disclosed in this proxy statement. As required by Section 14A of the Exchange Act, ExamWorks is asking its stockholders to vote on the adoption of the following resolution:

"RESOLVED, that the stockholders approve, on a nonbinding, advisory basis, the compensation that may be paid or become payable to ExamWorks' named executive officers in connection with the merger, including the agreements and understandings pursuant to which such compensation may be paid or become payable, as disclosed under "The Merger—Interests of the Directors and Executive Officers of ExamWorks in the Merger—Golden Parachute Compensation," in ExamWorks' proxy statement for the special meeting."

Stockholders should note that this proposal is separate and apart from Proposal 1 above and is not a condition to completion of the merger, and as an advisory vote, the result will not be binding on ExamWorks, the Board or Parent. Further, the underlying plans and arrangements are contractual in nature and not, by their terms, subject to stockholder approval. Accordingly, regardless of the outcome of the advisory vote, if the merger is consummated our named executive officers will be eligible to receive the compensation that is based on or otherwise relates to the merger in accordance with the terms and conditions applicable to those payments.

Vote Required and Board Recommendation

Approval of the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by ExamWorks to its named executive officers in connection with the merger requires the affirmative vote of a majority of the voting power of all shares of common stock present or represented by proxy at the special meeting and entitled to vote at the special meeting. Abstentions and broker non-votes with respect to shares otherwise present at the special meeting will have the same effect as a vote "AGAINST" the advisory executive compensation proposal.

The Board unanimously recommends that you vote "FOR" the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by ExamWorks to its named executive officers in connection with the merger.

 MARKET PRICES AND DIVIDEND DATA

ExamWorks' common stock is listed on the NYSE under the symbol "EXAM" As of June 15, 2016, there were 41,759,785 shares of our common stock outstanding, held by 42 stockholders of record.

The following table sets forth, for the indicated periods, the high and low sales prices of ExamWorks' common stock for the periods shown as reported by the NYSE:

	Common Stock Prices
	High	Low
FY 2016—Quarter Ended
June 30 (through June 22)	$36.82	$28.88
March 31	$30.53	$23.93
FY 2015—Quarter Ended
December 31	$29.61	$21.98
September 30	39.69	26.36
June 30	44.33	38.63
March 31	44.00	36.55
FY 2014—Quarter Ended
December 31	$42.49	$31.96
September 30	36.30	30.07
June 30	38.61	27.79
March 31	37.40	28.16
FY 2013—Quarter Ended
December 31	$30.50	$24.88
September 30	26.43	20.90
June 30	21.50	16.70
March 31	17.81	13.32

Under our current dividend policy, we have never declared or paid any cash dividends on our common stock and have retained any future earnings to support operations and to finance the growth and development of our business. Under the terms of the merger agreement, from the date of the merger agreement until the earlier of the effective time of the merger or the termination of the merger agreement, we may not declare or pay dividends to our common stockholders without Parent's written consent.

The closing price of our common stock on the NYSE on April 26, 2016, the last trading day prior to the public announcement of the merger agreement, was $33.57 per share. On June 22, 2016, the latest practicable trading day before the printing of this proxy statement, the closing price of our common stock on the NYSE was $34.78 per share. You are encouraged to obtain current market quotations for our common stock.

Following the merger, there will be no further market for our common stock and our stock will be delisted from the NYSE and deregistered under the Exchange Act. As a result, following the merger and such deregistration, we will no longer file periodic reports with the SEC.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth certain information regarding the beneficial ownership of our common stock as of June 15, 2016 (except as otherwise noted below), by (i) each person known by us to be the beneficial owner of more than five percent of the outstanding shares of our common stock; (ii) each of our directors; (iii) each of our named executive officers; and (iv) all directors and executive officers as a group. Based on information furnished by such stockholders and Schedules 13D and 13G and Form 13F-HR, as applicable, filed with the SEC, we believe that each person has sole voting and dispositive power over the shares indicated as owned by such person unless otherwise indicated.

We have calculated beneficial ownership in accordance with the rules of the SEC. Shares of our common stock subject to options currently exercisable or exercisable within 60 days of June 15, 2016 are deemed to be outstanding for calculating the percentage of outstanding shares of the person holding those options, but are not deemed outstanding for calculating the percentage of any other person. The percentages of beneficial ownership set forth below are based on 41,759,785 shares of ExamWorks common stock issued and outstanding as of June 15, 2016. Unless otherwise indicated below in the footnotes to the table, the address of each officer and director is c/o ExamWorks Group, Inc., 3280 Peachtree Road NE, Suite 2625, Atlanta, GA 30305.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Outstanding Shares
5% Stockholders
BlackRock, Inc.(2)	3,772,947	9.03%
Riverbridge Partners LLC(3)	2,252,190	5.39%
Lord, Abbett & Co. LLC(4)	2,545,132	6.09%
The Vanguard Group, Inc.(5)	3,006,463	7.20%
Wasatch Advisors, Inc.(6)	3,852,106	9.22%
D.F. Dent & Company, Inc.(7)	2,128,125	5.10%
Named Executive Officers and Directors
Richard E. Perlman(8)	1,192,794	2.81%
James K. Price(9)	1,271,326	2.99%
Wesley Campbell(10)	107,464	*
J. Miguel Fernandez de Castro(11)	317,983	*
Kevin Kozlowski(12)	125,787	*
Crystal Patmore(13)	94,654	*
Peter B. Bach(14)	27,739	*
Peter M. Graham(15)	43,617	*
J. Thomas Presby(16)	79,598	*
William A. Shutzer(17)	630,726	1.51%
David B. Zenoff(18)	34,489	*
All directors and executive officers as a group (12 persons)(19)	3,963,020	9.38%

*
Less than 1%.

(1)
This column lists all shares of common stock beneficially owned, including all shares of common stock that can be acquired through option exercises within 60 days of June 15, 2016.

(2)
Based on the most recently available amendment to Schedule 13G filed with the SEC on January 26, 2016, BlackRock, Inc., through certain of its subsidiaries, has sole voting power over 3,686,413 shares of common stock, shared voting power over 0 shares of common stock, sole dispositive power over 3,772,947 shares of common stock, and shared dispositive power over 0 shares of common stock. Relevant subsidiaries of BlackRock, Inc. that are persons described in Rule 13d 1(b) include: (i) BlackRock Advisors, LLC; (ii) BlackRock Asset Management Canada Limited; (iii) BlackRock Asset Management Ireland Limited; (iv) BlackRock Asset Management Schweiz AG (v) BlackRock Fund Advisors; (vi) BlackRock Institutional Trust Company, N.A.; (vii) BlackRock Investment Management (Australia) Limited; (viii) BlackRock Investment Management (UK) Ltd; and (ix) BlackRock Investment Management, LLC. BlackRock, Inc.'s address is 55 East 52nd Street, New York, NY 10055.

(3)
Based on the Schedule 13G filed with the SEC on February 1, 2016, Riverbridge Partners LLC, which we refer to as Riverbridge, has sole voting power over 1,869,565 shares of common stock, shared voting power over 0 shares of common stock, sole dispositive power over 2,252,190 shares of common stock, and shared dispositive power over 0 shares of common stock. Riverbridge's address is 80 South Eighth St., Suite 1200, Minneapolis, MN 55402.

(4)
Based on the most recently available amendment to Schedule 13G filed with the SEC on February 16, 2016, Lord, Abbett & Co. LLC has sole voting power over 2,394,902 shares of common stock, shared voting power over 0 shares of common stock, sole dispositive power over 2,545,132 shares of common stock, and shared dispositive power over 0 shares of common stock. Lord, Abbett & Co. LLC's address is 90 Hudson Street, Jersey City, NJ 07302.

(5)
Based on the most recently available amendment to Schedule 13G filed with the SEC on February 10, 2016, The Vanguard Group, Inc. has sole voting power over 90,309 shares of common stock, shared voting power over 2,800 shares of common stock, sole dispositive power over 2,915,954 shares of common stock, and shared dispositive power over 90,509 shares of common stock. Vanguard Fiduciary Trust Company, a wholly owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 87,709 shares of common stock as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 5,400 shares of common stock as a result of its serving as investment manager of Australian investment offerings. The Vanguard Group, Inc.'s address is 100 Vanguard Blvd., Malvern, PA 19355.

(6)
Based on the most recently available amendment to Schedule 13G filed with the SEC on February 16, 2016, Wasatch Advisors, Inc., which we refer to as Wasatch, has sole voting power over 3,852,106 shares of common stock, shared voting power over 0 shares of common stock, sole dispositive power over 3,852,106 shares of common stock, and shared dispositive power over 0 shares of common stock. Wasatch's address is 505 Wakara Way, Salt Lake City, UT 84108.

(7)
Based on the Schedule 13G filed with the SEC on October 2, 2015, D.F. Dent & Company, Inc., which we refer to as D.F. Dent, has sole voting power over 2,128,125 shares of common stock, shared voting power over 0 shares of common stock, sole dispositive power over 2,128,125 shares of common stock, and shared dispositive power over 0 shares of common stock. D.F. Dent's address is 2 East Read Street, 6th Floor, Baltimore, Maryland 21202.

(8)
Shares beneficially owned by Mr. Perlman include (i) 751,110 shares of common stock issuable upon exercise of currently vested stock options, (ii) 30,215 shares of restricted stock issued pursuant to the Stock Incentive Plan that are not yet vested, but are eligible to be voted and (iii) 411,469 shares of common stock. Of the shares of restricted stock held: (a) 6,220 shares will vest (1) on March 4, 2017; or (2) fully upon a Change in Control, as defined in the Stock Incentive Plan (hereinafter in these footnotes, "Change in Control"); (b) 11,455 shares will vest (1) at the rate of 50% (1/2) on March 4, 2017, and 50% (1/2) on March 4, 2018; or (2) fully upon a Change in Control; and (c) 12,540 shares will vest (1) at the rate of 33% (1/3) on March 4, 2017, 33% (1/3) on March 4, 2018, and 33% (1/3) on March 4, 2019; or (2) fully upon a Change in Control.

(9)
Shares beneficially owned by Mr. Price include (i) 727,110 shares of common stock issuable upon exercise of currently vested stock options, (ii) 30,215 shares of restricted stock issued pursuant to the Stock Incentive Plan that are not yet vested, but are eligible to be voted and (iii) 514,001 shares of common stock. Of the shares of restricted stock held: (a) 6,220 shares will vest (1) on March 4, 2017; or (2) fully upon a Change in Control; (b) 11,455 shares will vest (1) at the rate of 50% (1/2) on March 4, 2017, and 50% (1/2) on March 4, 2018; or (2) fully upon a Change in Control; and (c) 12,540 shares will vest (1) at the rate of 33% (1/3) on March 4, 2017, 33% (1/3) on March 4, 2018, and 33% (1/3) on March 4, 2019; or (2) fully upon a Change in Control. Of the shares of common stock held, Mr. Price owns 515,216 shares directly and 29,000 shares of common stock through a Roth IRA. 383,558 shares of common stock held by Mr. Price are pledged as security.

(10)
Shares beneficially owned by Mr. Campbell include (i) 77,822 shares of common stock issuable upon exercise of currently vested stock options, (ii) 16,117 shares of restricted stock issued pursuant to the Stock Incentive Plan that are not yet vested, but are eligible to be voted and (iii) 13,525 shares of common stock. Of the shares of restricted stock held: (a) 3,317 shares will vest (1) on March 4, 2017; or (2) fully upon a Change in Control; (b) 6,110 shares will vest (1) at the rate of 50% (1/2) on March 4, 2017, and 50% (1/2) on March 4, 2018; or (2) fully upon a Change in Control; and (c) 6,690 shares will vest (1) at the rate of 33% (1/3) on March 4, 2017, 33% (1/3) on March 4, 2018, and 33% (1/3) on March 4, 2019; or (2) fully upon a Change in Control.

(11)
Shares beneficially owned by Mr. Fernandez de Castro include (i) 267,914 shares of common stock issuable upon exercise of currently vested stock options, (ii) 15,108 shares of restricted stock issued pursuant to the Stock Incentive Plan that are not yet vested, but are eligible to be voted and (iii) 34,961 shares of common stock. Of the shares of restricted stock held: (a) 3,110 shares will vest (1) on March 4, 2017; or (2) fully upon a Change in Control; (b) 5,728 shares will vest (1) at the rate of 50% (1/2) on March 4, 2017, and 50% (1/2) on March 4, 2018; or (2) fully upon a Change in Control and (c) 6,270 shares will vest (1) at the rate of 33% (1/3 ) on March 4, 2017, 33% (1/3) on March 4, 2018, and 33% (1/3) on March 4, 2019; or (2) fully upon a Change in Control. Of the shares of common stock held, Mr. Fernandez de Castro owns 37,569 shares of common stock directly and 12,500 shares of common stock through a Rollover IRA. 13,720 shares of common stock held by Mr. Fernandez de Castro are pledged as security.

(12)
Shares beneficially owned by Mr. Kozlowski include (i) 95,425 shares of common stock issuable upon exercise of currently vested stock options, (ii) 12,092 shares of restricted stock issued pursuant to the Stock Incentive Plan that are not yet vested, but are eligible to be voted and (iii) 18,270 shares of common stock. Of the shares of restricted stock held: (a) 2,490 shares will vest (1) on March 4, 2017; or (2) fully upon a Change in Control; (b) 4,582 shares will vest (1) at the rate of 50% (1/2) on March 4, 2017, and 50% (1/2) on March 4, 2018; or (2) fully upon a Change in Control; and (c) 5,020 shares will vest (1) at the rate of 33% (1/3) on March 4, 2017, 33% (1/3) on March 4, 2018, and 33% (1/3) on March 4, 2019; or (2) fully upon a Change in Control.

(13)
Shares beneficially owned by Ms. Patmore include (i) 73,611 shares of common stock issuable upon exercise of currently vested stock options, (ii) 10,072 shares of restricted stock issued pursuant to the Stock Incentive Plan that are not yet vested, but are eligible to be voted and (iii) 10,971 shares of common stock. Of the shares of restricted stock held: (a) 2,074 shares will vest (1) on March 4, 2017; or (2) fully upon a Change in Control; (b) 3,818 shares will vest (1) at the rate of 50% (1/2) on March 4, 2017, and 50% (1/2) on March 4, 2018; or (2) fully upon a Change in Control and (c) 4,180 shares will vest (1) at the rate of 33% (1/3) on March 4, 2017, 33% (1/3) on March 4, 2018, and 33% (1/3) on March 4, 2019; or (2) fully upon a Change in Control.

(14)
Shares beneficially owned by Dr. Bach include (i) 3,112 shares of restricted stock issued pursuant to the Stock Incentive Plan that are not yet vested, but are eligible to be voted and (ii) 24,627 shares of common stock. The restricted stock will vest upon the earlier of (a) July 30, 2016 or (b) the occurrence of a Change in Control. Of the shares of common stock held, Dr. Bach owns 20,028 shares of common stock directly and 7,711 through a Profit Sharing Plan.

(15)
Shares beneficially owned by Mr. Graham include (i) 3,112 shares of restricted stock issued pursuant to the Stock Incentive Plan that are not yet vested, but are eligible to be voted and (ii) 40,505 shares of common stock. The restricted stock will vest upon the earlier of (a) July 30, 2016 or (b) the occurrence of a Change in Control.

(16)
Shares beneficially owned by Mr. Presby include (i) 7,712 shares of common stock issuable upon exercise of currently vested stock options, (ii) 3,253 shares of restricted stock issued pursuant to the Stock Incentive Plan that are not yet vested, but are eligible to be voted, and (iii) 68,633 shares of common stock. The restricted stock will vest upon the earlier of (a) July 30, 2016 or (b) the occurrence of a Change in Control.

(17)
Shares beneficially owned by Mr. Shutzer include (i) 3,112 shares of restricted stock issued pursuant to the Stock Incentive Plan that are not yet vested, but are eligible to be voted and (ii) 627,614 shares of common stock. The restricted stock will vest upon the earlier of (a) July 30, 2016 or (b) the occurrence of a Change in Control. Of the shares of common stock held, Mr. Shutzer owns 301,988 shares of common stock directly, 12,453 shares of common stock indirectly through the Shutzer Family Limited Partnership, of which Mr. Shutzer's wife is the general partner, 82,185 shares of common stock indirectly through Article IV Trust F/B/O Katherine Brennan of which Mr. Shutzer's wife is the trustee, 75,957 shares of common stock indirectly through Article IV Trust F/B/O James Lampert Shutzer of which Mr. Shutzer's wife is the trustee, 82,185 shares of common stock indirectly through Article IV Trust F/B/O Christopher David Shutzer of which Mr. Shutzer's wife is the trustee, and 75,958 shares of common stock indirectly through Article IV Trust F/B/O Megan Anne Shutzer of which Mr. Shutzer's wife is the trustee. 323,876 shares of common stock held by Mr. Shutzer are pledged as security.

(18)
Shares beneficially owned by Dr. Zenoff include (i) 3,112 shares of restricted stock issued pursuant to the Stock Incentive Plan that are not yet vested, but are eligible to be voted and (ii) 31,377 shares of common stock. The restricted stock will vest upon the earlier of (a) July 30, 2016 or (b) the occurrence of a Change in Control. Of the shares of common stock held, Dr. Zenoff owns 3,112 shares of common stock directly, 18,323 shares of common stock indirectly through the David B. Zenoff and Associates Inc. Profit Sharing Trust, of which Dr. Zenoff and his wife are co trustees, and 13,054 shares of common stock indirectly through the Hunter/Zenoff Trust U/A dtd 02/14/2012, of which Dr. Zenoff and his wife are co trustees.

(19)
Shares beneficially owned include 2,017,274 shares of common stock issuable upon exercise of options.

FUTURE STOCKHOLDER PROPOSALS

If the merger is completed, we will have no public stockholders and there will be no public participation in any future meetings of stockholders of ExamWorks. However, if the merger is not completed, our stockholders will continue to be entitled to attend and participate in our stockholders' meetings.

ExamWorks will hold an annual meeting of stockholders in 2016 only if the merger has not already been completed. If the merger is not completed and any stockholder intends to present a proposal to be considered for inclusion in our proxy material in connection with the 2016 Annual Meeting of Stockholders (if one is held), the stockholder must follow the procedures of Rule 14a-8 under the Exchange Act and the proposal must have been received at our corporate offices at the mailing address below not later than November 25, 2015 if the date of the annual meeting has not been changed by more than 30 days before or 60 days after the date of the previous year's meeting, or by a reasonable time before ExamWorks begins to print and send its proxy materials in the event that the date of such meeting has been changed by more than 30 days before or 60 days after the anniversary of the previous year's meeting.

In accordance with the bylaws of ExamWorks, in order to be properly brought before the 2016 Annual Meeting, a stockholder's notice of the matter the stockholder wishes to present, or the person or persons the stockholder wishes to nominate as a director, must be delivered to, or mailed and received by the Company's General Counsel and Secretary, Clare Arguedas, at the Company's principal executive offices at 3280 Peachtree Road NE, Suite 2625, Atlanta, GA 30305 no less than 60 days, and no more than 90 days before the one year anniversary of the date of the prior years' annual meeting; provided, however, that if the date of the 2016 Annual Meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered, or mailed and received, not later than the 60th day prior to such annual meeting, or, if later, the tenth day following the day on which public disclosure of the date of such annual meeting was first made. As a result, any notice given by a stockholder pursuant to these provisions of the Bylaws (and not pursuant to the SEC's Rule 14a-8) must have been received no earlier than February 12, 2016, and no later than March 13, 2016, unless the Company's annual meeting date in 2016 is more than 60 days after May 12, 2016.

To be in proper form, a stockholder's notice must include the specified information concerning the proposal or nominee as described in the bylaws of ExamWorks. A stockholder who wishes to submit a proposal or nomination is encouraged to seek independent counsel about the requirements imposed by the Bylaws and SEC regulations. ExamWorks will not consider any proposal or nomination that does not meet the Bylaws' requirements and the SEC's requirements for submitting a proposal or nomination.

 WHERE YOU CAN FIND MORE INFORMATION

The SEC allows us to "incorporate by reference" information into this proxy statement, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information in this proxy statement or incorporated by reference subsequent to the date of this proxy statement. This proxy statement incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us and our financial condition and are incorporated by reference into this proxy statement.

The following ExamWorks filings with the SEC are incorporated by reference:

  •
  ExamWorks' Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed with the SEC on February 26, 2016 and as amended on April 29, 2016;

  •
  ExamWorks' Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, filed with the SEC on May 10, 2016; and

  •
  ExamWorks' Current Reports on Form 8-K filed with the SEC on January 11, 2016, January 12, 2016 (excluding Item 7.01), January 20, 2016 (excluding Item 7.01), and April 28, 2016 (excluding Item 7.01).

We also incorporate by reference into this proxy statement additional documents that we may file with the SEC between the date of this proxy statement and the earlier of the date of the special meeting or the termination of the merger agreement. These documents include periodic reports, such as Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, as well as Current Reports on Form 8-K and proxy soliciting materials. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference herein.

You may read and copy any reports, statements or other information that we file with the SEC at the SEC's public reference room at the following location: 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of those documents at prescribed rates by writing to the Public Reference Section of the SEC at that address. Please call the SEC at (800) SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from commercial document retrieval services and at www.sec.gov. In addition, stockholders may obtain free copies of the documents filed with the SEC by ExamWorks through the Investor Relations section of our website, www.examworks.com, and the "SEC Filings" section therein.

You may obtain any of the documents we file with the SEC, without charge, by requesting them in writing or by telephone from us at the following address:

ExamWorks Group, Inc.
Attn: Investor Relations
3280 Peachtree Road NE, Suite 2625
Atlanta, GA 30305
(404) 952-2400

If you would like to request documents from us, please do so by July 19, 2016, to receive them before the special meeting. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt method, within one business day after we receive your request. Please note that all of our documents that we file with the SEC are also promptly available through the Investor Relations section of our website, www.examworks.com, and the "SEC Filings" section therein. The information included on our website is not incorporated by reference into this proxy statement.

If you have any questions about this proxy statement, the special meeting or the merger or need assistance with voting procedures, you should contact:

MacKenzie Partners, Inc.
105 Madison Avenue
New York, NY 10016
Email: proxy@mackenziepartners.com
Call collect: (212) 929-5500
Call toll-free: (800) 322-2885

 MISCELLANEOUS

ExamWorks has supplied all information relating to ExamWorks, and Parent has supplied all of the information relating to Parent, Merger Sub and the equity investors and debt financing sources contained in "Summary—Parties Involved in the Merger," "Summary—Financing of the Merger," "The Merger—Parties Involved in the Merger" and "The Merger—Financing of the Merger."

You should not send in your ExamWorks stock certificates until you receive transmittal materials after the merger is completed.

You should rely only on the information contained in this proxy statement, the appendices to this proxy statement and the documents we refer to in this proxy statement to vote on the merger. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated June 23, 2016. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date (or as of an earlier date if so indicated in this proxy statement) and the mailing of this proxy statement to stockholders does not create any implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation.

Appendix A

AGREEMENT AND PLAN OF MERGER

Dated as of April 26, 2016

among

EXAMWORKS GROUP, INC.

GOLD PARENT, L.P.

and

GOLD MERGER CO, INC.

AGREEMENT AND PLAN OF MERGER

        This AGREEMENT AND PLAN OF MERGER (this "Agreement"), is made and entered into as of April 26, 2016, among ExamWorks Group, Inc., a Delaware corporation (the "Company"), Gold Parent, L.P., a Delaware limited partnership ("Parent"), and Gold Merger Co, Inc., a Delaware corporation and an indirect wholly owned Subsidiary of Parent ("Merger Sub").

        WHEREAS, the Company, Parent and Merger Sub desire to effect the Merger, pursuant to which Merger Sub shall be merged with and into the Company, with the Company continuing as the surviving company, and each share of Company Common Stock issued and outstanding (other than the Specified Shares) shall be converted into the right to receive Thirty Five Dollars and Five Cents ($35.05) in cash;

        WHEREAS, the Company Board, the Parent Board and the Merger Sub Board have approved this Agreement, determined that the terms of this Agreement, including the plan of merger contained in this Agreement (the "Plan of Merger"), are in the best interests of the Company, Parent or Merger Sub, as applicable, and their respective equityholders, and declared the advisability of this Agreement;

        WHEREAS, the Company Board and the Merger Sub Board have recommended adoption and approval of this Agreement by their respective shareholders;

        WHEREAS, the shareholder of Merger Sub has adopted and approved this Agreement;

        WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

        WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to Parent's and Merger Sub's willingness to enter into this Agreement, certain shareholders of the Company and Parent have entered into an agreement, dated as of the date of this Agreement, in the form attached hereto as Exhibit A (the "Voting Agreement"), pursuant to which such shareholders have, among other things, agreed to vote all of the shares of voting capital stock of the Company that such shareholders own in favor of the Company Recommendation (as defined herein);

        WHEREAS, concurrently with the execution of this Agreement and as an inducement to Parent's and Merger Sub's willingness to enter into this Agreement, certain Persons (together with any additional Person that becomes a party to the Rollover Agreement in accordance with its terms, the "Rollover Investors") have entered into a contribution agreement (the "Rollover Agreement"), pursuant to which each of the Rollover Investors will contribute to Parent, subject to the terms and conditions therein, the amount of Company Common Stock and Company Restricted Shares (collectively, the "Rollover Shares") set forth therein (the "Rollover Investment"); and

        WHEREAS, certain capitalized terms used in this Agreement are defined in Section 9.03.

        NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and covenants herein and intending to be legally bound, the parties hereto agree as follows:

Article I.
The Merger

        Section 1.01    The Merger.     On the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the "DGCL"), on the Closing Date, Merger Sub shall be merged with and into the Company (the "Merger"). At the Effective Time, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving company in the Merger (the "Surviving Company").

        Section 1.02    Closing.     Unless this Agreement shall have been terminated pursuant to Article VIII and unless otherwise agreed in writing between the Company and Parent, the closing (the "Closing") of the Merger shall take place at the offices of Paul Hastings LLP, 1170 Peachtree Street N.E., Suite 100, Atlanta, Georgia 30309 at 8:00 a.m., Eastern time, on a date to be specified by the Company and Parent, which shall be no later than the third (3rd) Business Day following the satisfaction or (to the extent permitted by Law) waiver by the party or parties entitled to the benefits thereof of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by Law) waiver of those conditions), or at such other place, time and date as shall be agreed in writing between the Company and Parent; provided, however, that if the Marketing Period has not ended at the time of the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by Law) waiver of those conditions), then the Closing shall occur on the earlier to occur of (a) a Business Day during the Marketing Period specified by Parent on no less than three (3) Business Days' notice to the Company and (b) the final day of the Marketing Period, as the Marketing Period may be extended in accordance with the terms hereof (subject in each case in clause (a) and clause (b) above to the satisfaction or waiver (by the party entitled to grant such waiver) of all the conditions set forth in Article VII for the Closing as of the date determined pursuant to this proviso). The date on which the Closing occurs is referred to in this Agreement as the "Closing Date".

        Section 1.03    Effective Time.     Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall file with the Delaware Secretary the certificate of merger relating to the Merger (the "Certificate of Merger"), executed in accordance with the relevant provisions of the DGCL. The Merger shall become effective at the time that the Certificate of Merger has been duly filed with the Delaware Secretary, or at such later time as the Company and Parent shall agree and specify in the Certificate of Merger (the time the Merger becomes effective being the "Effective Time").

        Section 1.04    Effects.     The Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL.

        Section 1.05    Certificate of Incorporation and By-Laws.     The certificate of incorporation of the Company shall, at the Effective Time, by virtue of the Merger and without any further action, be amended and restated to read in its entirety as set forth on Exhibit B and, as so amended and restated, shall be the certificate of incorporation of the Surviving Company until thereafter changed or amended as provided therein or by applicable Law. The by-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Company until thereafter changed or amended as provided therein or by applicable Law, except that references to the name of Merger Sub shall be replaced by references to the name of the Surviving Company.

        Section 1.06    Directors and Officers of Surviving Company.     The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Company until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified, as the case may be. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Company until the earlier of their death, resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

Article II.
Effect on the Capital Stock of the Constituent Entities; Exchange of Certificates

        Section 2.01    Effect on Capital Stock.     At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holder of any shares of common stock, par value $0.0001 per share, of the Company (the "Company Common Stock") or any shares of common stock, par value $0.01 per share, of Merger Sub (the "Merger Sub Common Stock"):

          (a)    Conversion of Merger Sub Common Stock.    Each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of common stock, par value $0.0001 per share, of the Surviving Company with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Company. From and after the Effective Time, all certificates that immediately prior to the Effective Time represented shares of Merger Sub Common Stock shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Company into which they were converted in accordance with the immediately preceding sentence.

          (b)    Cancellation of Parent-Owned Stock; Conversion of Subsidiary-Owned Stock.

              (i)  Each share of Company Common Stock that is owned directly by Parent or Merger Sub immediately prior to the Effective Time (other than the Rollover Shares) shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor. For the avoidance of doubt, the Rollover Shares contributed to Parent immediately prior to the Effective Time shall not be converted into the right to receive the Merger Consideration.

             (ii)  Each share of Company Common Stock that is owned by any direct or indirect wholly owned Subsidiary of the Company or any direct or indirect wholly owned Subsidiary of Parent (other than Merger Sub) or of Merger Sub immediately prior to the Effective Time shall be canceled and shall cease to exist and no consideration shall be delivered in exchange therefor.

          (c)    Conversion of Company Common Stock.    Subject to Sections 2.02 and 2.03, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, other than (x) the Specified Shares and (y) any shares of Company Common Stock the holder of which: (i) has not voted in favor of the Merger and adoption of the Plan of Merger or consented thereto in writing, (ii) has properly demanded appraisal of such shares in the time and manner provided in, and who has otherwise complied with, Section 262 of the DGCL and, (iii) as of immediately prior to the Effective Time, has neither effectively withdrawn nor lost his or her rights to such appraisal and payment under the DGCL (the "Appraisal Shares"), shall be converted into the right to receive Thirty-Five Dollars and Five Cents ($35.05) in cash, without interest (the "Merger Consideration") subject to any withholding of Taxes required by applicable Legal Requirements in accordance with Section 2.02(i). All such shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate (or evidence of shares in book-entry form) that immediately prior to the Effective Time represented any such shares of Company Common Stock (each, a "Certificate") shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration. Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time the outstanding shares of Company Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, then any number or amount contained herein which is based upon the number of shares of Company Common Stock will be appropriately adjusted to provide to the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event.

        Section 2.02    Exchange of Certificates; Payment Fund; Deliverables.

          (a)    Paying Agent.    Prior to the Effective Time, Parent shall, at its sole cost and expense, appoint a bank or trust company reasonably acceptable to the Company to act as paying agent (the "Paying Agent") for the payment and delivery of the Merger Consideration. Immediately prior to the Effective Time, Parent shall deposit with the Paying Agent, for the benefit of the holders of Certificates, for payment in accordance with this Article II through the Paying Agent, cash sufficient to pay the Merger Consideration. All such cash deposited with the Paying Agent is hereinafter referred to as the "Payment Fund".

          (b)    Letter of Transmittal.    As reasonably promptly as practicable after the Effective Time (and in any event within three (3) Business Days after the Effective Time), Parent shall cause the Paying Agent to mail to each holder of record of Company Common Stock a form of letter of transmittal (the "Letter of Transmittal") (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent, shall be in such form and have such other provisions (including customary provisions with respect to delivery of an "agent's message" with respect to shares held in book-entry form) as Parent may specify subject to the Company's approval, and shall be prepared prior to the Closing), together with instructions thereto.

          (c)    Award Release Agreements.    As reasonably promptly as practicable after the date hereof, the Company shall deliver to each holder of record of a Company Stock Award immediately prior to the Effective Time, an Award Release Agreement substantially in the form attached hereto as Exhibit C (an "Award Release Agreement").

          (d)    Merger Consideration Received in Connection with Exchange.    Upon (i) in the case of shares of Company Common Stock represented by a Certificate, the surrender of such Certificate for cancellation to the Paying Agent together with the Letter of Transmittal, duly, completely and validly executed in accordance with the instructions thereto, and (ii) in the case of shares of Company Common Stock held in book-entry form, the receipt of an "agent's message" by the Paying Agent, in each case together with such other documents as may reasonably be required by the Paying Agent, the holder of such shares shall be entitled to receive in exchange therefor the Merger Consideration into which such shares of Company Common Stock have been converted pursuant to Section 2.01. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, the Merger Consideration may be paid to a transferee if the Certificate representing such Company Common Stock (or, if such Company Common Stock is held in book-entry form, proper evidence of such transfer) is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer Taxes have been paid. Until surrendered as contemplated by this Section 2.02(d), each share of Company Common Stock, and any Certificate with respect thereto, shall be deemed at any time from and after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration that the holders of shares of Company Common Stock are entitled to receive in respect of such shares pursuant to Section 2.01(c). No interest shall be paid or shall accrue on the cash payable upon surrender of any Certificate (or shares of Company Common Stock held in book-entry form).

          (e)    No Further Ownership Rights in Company Common Stock.    The Merger Consideration paid in accordance with the terms of this Article II upon conversion of any shares of Company Common Stock shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such shares of Company Common Stock. From and after the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Company of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Certificates that evidenced ownership of shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock, except as otherwise provided for herein or by applicable Law. If, after the Effective Time, any Certificates formerly representing shares of Company Common Stock (or shares of Company Common Stock held in book-entry form) are presented to Parent or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

          (f)    Termination of Payment Fund.    Any portion of the Payment Fund (including any interest received with respect thereto) that remains undistributed to the holders of Company Common Stock for twelve (12) months after the Effective Time shall be delivered to Parent, and any holder of Company Common Stock who has not theretofore complied with this Article II shall thereafter look only to Parent for payment of its claim for Merger Consideration without any interest thereon.

          (g)    No Liability.    None of the Company, Parent, Merger Sub or the Paying Agent shall be liable to any Person in respect of any portion of the Payment Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

          (h)    Investment of Payment Fund.    The Paying Agent shall invest any cash in the Payment Fund if and as directed by Parent; provided, that such investment shall be in obligations of, or guaranteed by, the United States of America, in commercial paper obligations of issuers organized under the Law of a state of the United States of America, rated A-1 or P-1 or better by Moody's Investors Service, Inc. or Standard & Poor's Ratings Service, respectively, or in certificates of deposit, bank repurchase agreements or bankers' acceptances of commercial banks with capital exceeding $10 billion, or in mutual funds investing in such assets and, in any such case, no such instrument shall have a maturity exceeding three (3) months. Any interest and other income resulting from such investments shall be paid to, and be the property of, Parent. No investment losses resulting from investment of the Payment Fund shall diminish the rights of any of the Company's shareholders to receive the Merger Consideration or any other payment as provided herein. To the extent there are losses with respect to such investments or the Payment Fund diminishes for any other reason below the level required to make prompt cash payment of the aggregate funds required to be paid pursuant to Section 2.02(d), Parent shall reasonably promptly replace or restore the cash in the Payment Fund so as to ensure that the Payment Fund is at all times maintained at a level sufficient to make such cash payments.

          (i)    Withholding Rights.    Each of Parent, Merger Sub, the Company, the Surviving Company and the Paying Agent (without duplication) shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Company Common Stock, Company Restricted Shares, Company RSU Awards or Company Stock Options pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under applicable Tax Law. Amounts so withheld and paid over to the appropriate taxing authority shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock, Company Restricted Shares, Company RSU Awards or Company Stock Options, as applicable, in respect of which such deduction or withholding was made.

          (j)    Lost Certificates.    If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, and if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall, in exchange for such lost, stolen or destroyed Certificate, pay the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

          (k)    Payoff Letters; Customary KYC Material.    The Company shall (i) use its commercially reasonable efforts to deliver to Parent, no later than the third Business Day prior to the Closing Date, customary payoff letters relating to the repayment on the Closing Date of the Existing Company Debt and the release of related Liens and (ii) deliver to Parent no later than the third Business Day prior to the Closing Date any Customary KYC Material.

        Section 2.03    Appraisal Rights.

          (a)   Notwithstanding anything to the contrary contained in this Agreement, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to appraisal rights under Section 262 of the DGCL, and who has properly demanded appraisal rights under, and who has otherwise complied with, Section 262 of the DGCL (the "Appraisal Rights"), shall not be converted into or represent a right to receive the Merger Consideration as provided in Section 2.01, but instead the holders of such Appraisal Shares shall, by virtue of the Merger, be entitled to only such consideration as shall be determined pursuant to Section 262 of the DGCL. In such case, at the Effective Time, the Appraisal Shares shall no longer be outstanding and shall automatically be canceled and cease to exist, and each holder of Appraisal Shares shall cease to have any rights with respect thereto, except with respect to Appraisal Rights and as provided in this Section 2.03. Notwithstanding the foregoing, if any such holder shall have failed to perfect or shall have otherwise waived, or effectively withdrawn or lost such holder's Appraisal Rights or a court of competent jurisdiction shall have determined that such holder is not entitled to the Appraisal Rights, then such holder's shares of Company Common Stock shall no longer be considered Appraisal Shares for the purposes hereof and shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration, without any interest thereon, as provided in Section 2.01.

          (b)   The Company shall provide prompt written notice to Parent of any notices or demands for appraisal by any holder of shares of Company Common Stock, attempted withdrawals of such notices or demands and any other instruments received by the Company relating to the Appraisal Rights, and, to the extent permitted by applicable Law, Parent shall have the right to participate in all negotiations and proceedings with respect to any such demands, notices or instruments. The Company shall not, without the prior written consent of Parent or as otherwise required by an order of a Governmental Entity of competent jurisdiction, voluntarily make any payment with respect to, settle or offer to settle any such demands, notices or instruments.

        Section 2.04    Escrow.     At the Effective Time, Parent shall deposit with the Escrow Agent, for the benefit of the holders of unvested Company Stock Awards, as more fully discussed in Section 6.04(c), for payment in accordance with Section 6.04 through the Escrow Agent, cash sufficient to pay the Unvested Option Payments and the Unvested Restricted Share/RSU Payments (the "Escrow Amount"). The Escrow Agent will hold the Escrow Funds in escrow pursuant to and in accordance with this Agreement and the Escrow Agreement. All Escrow Funds shall be released to the applicable Company Stock Award holders in accordance with the original vesting schedule and other terms of the Company Stock Options, Company Restricted Shares and Company RSU Awards which are unvested as of the Effective Time, as more fully set forth herein and in the Escrow Agreement. Any release of Escrow Funds to the holders of Company Stock Awards shall be made by distribution to the Surviving Company to be distributed to the applicable Company Stock Award holders via the Surviving Company's payroll system in the first payroll period after such amount has become due and payable. Subject to and in accordance with the terms and conditions of this Agreement and the Escrow Agreement, on the date that is thirty (30) days after the last remaining Company Stock Award has vested (the "Release Date"), Parent shall direct the Escrow Agent to release any amounts then remaining in the Escrow Account (including any interest, income and profits thereon) to the Surviving Company. The fees and expenses of the Escrow Agent shall be paid by Parent.

Article III.
Representations and Warranties of Parent and Merger Sub

        Parent and Merger Sub jointly and severally represent and warrant to the Company that the statements contained in this Article III are true and correct except as set forth in the disclosure letter delivered by Parent to the Company at or before the execution and delivery by Parent and Merger Sub of this Agreement (the "Parent Disclosure Letter"). The Parent Disclosure Letter shall be arranged in numbered and lettered sections corresponding to the numbered and lettered sections contained in this Article III, but the disclosure in any section shall be deemed to qualify any other section in this Article III to the extent that it is reasonably apparent that such disclosure also qualifies or applies to such other section.

        Section 3.01    Organization, Standing and Power.     Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has all corporate or limited partnership power and authority required to execute and deliver this Agreement and, in the case of the Parent, the Escrow Agreement, and to consummate the Merger and the other transactions contemplated hereby and to perform each of its obligations hereunder and thereunder. Each of Parent and Merger Sub is duly qualified to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties make such qualification necessary. Prior to the date hereof, the Parent has delivered or made available to the Company or Company's Representatives accurate and complete copies of the certificate of incorporation, bylaws or other charter and organizational documents of Parent and Merger Sub, including all amendments thereto, as in effect on the date hereof.

        Section 3.02    Authority; Execution and Delivery; Enforceability.     Each of Parent and Merger Sub has all requisite corporate or limited partnership power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the Merger and the other transactions contemplated by this Agreement. The Parent Board has unanimously adopted resolutions (i) approving the execution, delivery and performance of this Agreement by Parent and (ii) determining that entering into this Agreement is in the best interests of Parent and its equityholders. As of the date of this Agreement, such resolutions have not been amended or withdrawn. The Merger Sub Board has unanimously adopted resolutions (i) approving the execution, delivery and performance of this Agreement by Merger Sub; (ii) determining that the terms of this Agreement are in the best interests of Merger Sub and its shareholders; (iii) declaring this Agreement advisable; and (iv) recommending that the shareholder of Merger Sub adopt this Agreement and directing that this Agreement be submitted to the shareholder of Merger Sub for adoption. As of the date of this Agreement, such resolutions have not been amended or withdrawn. The shareholder of Merger Sub has adopted and approved this Agreement. No other corporate proceedings (including, for the avoidance of doubt, any shareholder approval) on the part of Parent or Merger Sub are necessary to authorize, adopt or approve, as applicable, this Agreement (or, in the case of Parent, the Escrow Agreement) or to consummate the Merger and the other transactions contemplated by this Agreement (except for the filing of the Certificate of Merger as required by the DGCL). Each of Parent and Merger Sub has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by the Company, this Agreement (and, in the case of Parent, the Escrow Agreement) constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors' rights generally and by general principles of equity.

        Section 3.03    No Conflicts; Consents.

          (a)   The execution and delivery by each of Parent and Merger Sub of this Agreement does not, and the performance by each of Parent and Merger Sub of its obligations hereunder and the consummation of the Merger and the other transactions contemplated by this Agreement will not, conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation, any obligation to make an offer to purchase or redeem any Indebtedness or capital stock or any loss of a material benefit, require a consent or waiver under, require the payment of a penalty or change in control payment under, or result in the creation of any Lien upon any of the properties or assets of Parent or Merger Sub under, any provision of (i) the governing or organizational documents of Parent or Merger Sub; (ii) any Contract material to Parent or Merger Sub to which Parent or Merger Sub is a party or by which any of their respective properties or assets is bound; or (iii) subject to the filings and other matters referred to in Section 3.03(b), as of the date hereof, to the Knowledge of Parent, any material judgment, order or decree ("Judgment"), statute, law (including common law), ordinance, rule, regulation or other legal requirements issued, enacted, adopted or promulgated by any Governmental Entities (the foregoing, each a "Law") or Permit, in each case, applicable to Parent or Merger Sub or their respective properties or assets, other than, in the case of clause (ii) and (iii) above, any matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

          (b)   No registration, declaration, notice, filing, franchises, licenses, permits, authorizations, variances, exemptions, orders and approvals from a Governmental Entity (each a "Permit" and collectively, the "Permits"), consent, approval, clearance, waiver or order (collectively, with the Permits, the "Consents" and each, a "Consent") of, from or with any federal, national, state, provincial or local, whether domestic or foreign, government or any court of competent jurisdiction, arbitration tribunal, administrative agency or commission, other governmental or regulatory authority or instrumentality, whether national, federal, state, county, municipal, provincial, and whether domestic, foreign or supranational (a "Governmental Entity"), is required to be obtained or made by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement or its performance of its obligations hereunder or the consummation of the Merger and the other transactions contemplated by this Agreement, other than (i) (A) compliance with and filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (B) compliance with, and notification under, the Foreign Acquisitions and Takeover Act of 1975, as amended (the "FATA"), and (C) such other Consents, registrations, declarations, notices or filings set forth on Section 3.03(b) of the Parent Disclosure Letter, (ii) the filing of the Certificate of Merger with the Delaware Secretary and appropriate documents with the relevant authorities of the other jurisdictions in which Parent and the Company are qualified to do business and (iii) such other matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

        Section 3.04    Information Supplied.     None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Company's shareholders or at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

        Section 3.05    Litigation.     There is no suit, action or other proceeding pending or, to the Knowledge of Parent, threatened against Parent or Merger Sub that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect, nor is there any Judgment outstanding against or, to the Knowledge of Parent, investigation by any Governmental Entity involving Parent or Merger Sub that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

        Section 3.06    Brokers' Fees and Expenses.     No broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.

        Section 3.07    Merger Sub.     Merger Sub is an indirect wholly owned subsidiary of Parent. Since its date of incorporation, Merger Sub has neither carried on any business nor conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.

        Section 3.08    Delaware General Corporation Law.     Neither Parent nor Merger Sub, nor any affiliate or associate of either of the foregoing, is, nor at any time during the last three (3) years has been, an "interested stockholder" of the Company as defined in Section 203 of the DGCL. None of Parent or its Subsidiaries, nor any controlling shareholders or members, general partners, officers or directors of the foregoing, beneficially own (as such term is used in Rule 13d-3 promulgated under the Exchange Act) more than one percent (1%) of the outstanding shares of Company Common Stock or any options, warrants or other rights to acquire more than one percent (1%) of the outstanding shares of Company Common Stock.

        Section 3.09    Financing.

          (a)   Parent has delivered to the Company complete and correct copies of (i) one or more fully executed commitment letters and any related Redacted Fee Letters (collectively, the "Debt Commitment Letter") from the financial institutions named therein, pursuant to which such financial institutions have committed, upon the terms and subject only to the conditions set forth therein, to provide the debt financing described therein in connection with the transactions contemplated by this Agreement and (ii) fully executed commitment letters (each such letter, an "Equity Commitment Letter", and collectively, the "Equity Commitment Letters") from funds Affiliated with Leonard Green & Partners, L.P. ("LGP") and Hux Investment Pte. Ltd. ("Hux") (each of LGP and Hux, an "Investor", and collectively, the "Investors"), pursuant to which the Investors have committed, upon the terms and subject only to the conditions set forth therein, to provide the equity financing described therein in connection with the transactions contemplated by this Agreement. The Debt Commitment Letter and, as the context requires, any other debt commitment letter executed pursuant to Section 5.06(c) are hereinafter referred to together as the "Debt Commitment Letters"; and the Debt Commitment Letters and the Equity Commitment Letters are hereinafter referred to collectively as the "Commitment Letters". The debt facilities contemplated by the Debt Commitment Letters, together with any private placement of unsecured notes ("Notes") to finance the transactions contemplated by this Agreement (a "Notes Offering"), are hereinafter referred to as the "Debt Financing" and the financing contemplated pursuant to the Equity Commitment Letters is hereinafter referred to as the "Equity Financing". The financings contemplated pursuant to the Debt Commitment Letters and the Equity Commitment Letters, respectively, are hereinafter referred to collectively as the "Financing".

          (b)   The Commitment Letters are in full force and effect and are legal, valid and binding obligations of Parent and Merger Sub, and to the Knowledge of Parent, the other parties thereto (and the Company has been designated as a third party beneficiary of the Equity Commitment Letters as provided therein) and enforceable in accordance with their respective terms against each of the parties thereto, except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors' rights generally and by general principles of equity. All commitment fees and other fees required to be paid thereunder have been paid in full or will be duly paid in full as and when due, and Parent and Merger Sub have otherwise satisfied all of the other terms and conditions required to be satisfied by them pursuant to the terms of the Commitment Letters on or prior to the date hereof. The Commitment Letters have not been amended, modified, withdrawn or terminated in any respect on or prior to the date hereof, and no such amendment, modification or termination is contemplated as of the date hereof other than as would not require a consent or waiver of this Agreement. As of the date hereof no event has occurred which, with or without notice, lapse of time or both, would constitute a breach or default by Parent or Merger Sub or any of its Affiliates thereunder or otherwise result in any portion of the Financing contemplated thereby to be unavailable. The consummation of the Financing and the obligation of the parties under the Commitment Letters to make the full amount of the Financing available to Parent at the Closing are subject to no conditions precedent other than those expressly set forth in the copies of the Commitment Letters delivered to the Company. Except as set forth in Section 3.09(b) of the Parent Disclosure Letter and except for the Commitment Letters and the Redacted Fee Letter, as of the date hereof, there are no side letters or other agreements, contracts or arrangements related to the funding of the Financing. As of the date hereof, neither Parent nor Merger Sub has any reason to believe that any of the conditions to the funding of the full amount of the Financing will not be satisfied or the Financing will not be consummated and available in full on or before the date of the Closing. The aggregate proceeds of the Financing will be sufficient to enable Parent and Merger Sub to consummate the Merger on the terms contemplated by this Agreement, and to make all payments contemplated by this Agreement, including payment of the Merger Consideration, repayment or refinancing of any Indebtedness required as a result of the consummation of the Merger, and all fees and expenses in connection with the Merger and the other transactions contemplated hereby, assuming the satisfaction of the conditions in Section 7.01 and Section 7.03 and the accuracy of the representations and warranties set forth in Section 4.03(a).

          (c)   The equity investment by each Investor under its Equity Commitment Letter is not subject to any condition other than the conditions set forth in such Equity Commitment Letter. The provisions of this Section 3.09 shall not result in a failure of a condition pursuant to Section 7.02(a) if Parent is capable of financing the transactions contemplated by this Agreement on the Closing Date, notwithstanding the provisions of this Section 3.09.

        Section 3.10    Solvency of the Surviving Company Following the Merger.     As of the Effective Time, assuming (i) satisfaction of the conditions to Parent's obligation to consummate the Merger, or waiver of such conditions, (ii) the accuracy, in all material respects, of the representations and warranties of the Company in this Agreement and material compliance by the Company with the covenants contained in this Agreement and (iii) the most recent financial forecasts of the Company and the Company Subsidiaries delivered to Parent have been prepared in good faith, immediately after giving effect to the transactions contemplated by this Agreement, payment of all amounts to be paid on the Closing Date, including the aggregate Merger Consideration, repayment or refinancing of any Indebtedness in connection with the transactions contemplated by this Agreement or the Commitment Letters, if any, and payment of all related fees and expenses, the Surviving Company and its Subsidiaries, on a consolidated basis, will be Solvent. For the purposes of this Section 3.10, the term "Solvent," when used with respect to any Person, means that, as of any date of determination, (a) the amount of the "fair saleable value" (determined on a going concern basis) of the assets of such Person will, as of such date, exceed the value of all "liabilities of such Person, including contingent and other liabilities," as of such date, as such quoted terms are generally determined in accordance with applicable federal laws governing determinations of the insolvency of debtors; (b) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date; and (c) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of this definition, "not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged" and "able to pay its liabilities, including contingent and other liabilities, as they mature" means that such Person will be able to generate enough cash from operations, asset dispositions or lines of credit, or a combination thereof, to meet its obligations as they become due.

        Section 3.11    Guarantee.     Concurrently with the execution of this Agreement, Parent has delivered to the Company a true, correct and complete copy of the duly executed guarantee of the Investors in the form attached as Exhibit D to this Agreement (the "Guarantee"). The Guarantee is valid and in full force and effect and constitutes the legal, valid and binding obligation of the respective Investors, enforceable against them in accordance with its terms except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors' rights generally and by general principles of equity. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would constitute a default on the part of any Investor under the Guarantee.

        Section 3.12    Certain Arrangements.     Except (x) as set forth in Section 3.12 of the Parent Disclosure Letter, (y) for the Rollover Agreement and (z) for the Voting Agreement, as of the date of this Agreement, there are no Contracts or commitments to enter into any Contract between Parent, Merger Sub, the Investors or any of their Affiliates, on the one hand, and (i) any member of the Company's management or directors, on the other hand, that relate in any way to the Company or any of the Company Subsidiaries or the transactions contemplated by this Agreement, (ii) any holder of shares of Company Common Stock, on the other hand, pursuant to which such holder would be entitled to receive in respect of the Merger consideration for its Company Common Stock of a different amount or nature than the Merger Consideration, or (iii) any stockholder of the Company, on the other hand, pursuant to which such stockholder agrees to vote to adopt this Agreement or the Merger or agrees to vote against any Superior Proposal.

        Section 3.13    Acknowledgement by Parent and Merger Sub.

          (a)   Neither Parent nor Merger Sub is relying and neither Parent nor Merger Sub has relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except for the representations and warranties in Article IV, including the Company Disclosure Letter.

          (b)   In connection with the due diligence investigation of the Company and each of the Company Subsidiaries by Parent and Merger Sub and their respective Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, Parent and Merger Sub and their respective Affiliates, stockholders, directors, officers, employees, agents, representatives and advisors have received and may continue to receive after the date hereof from the Company and its Affiliates, stockholders, directors, officers, employees, consultants, agents, representatives and advisors certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Company and each of the Company Subsidiaries and their businesses and operations. Parent and Merger Sub hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, and that Parent and Merger Sub will have no claim against any of the Company or any of the Company Subsidiaries, or any of their respective Affiliates, stockholders, directors, officers, employees, consultants, agents, representatives or advisors, or any other person with respect thereto unless any such information is expressly addressed or included in a representation or warranty contained in this Agreement. Accordingly, Parent and Merger Sub hereby acknowledge and agree that none of the Company or any of the Company Subsidiaries, nor any of their respective Affiliates, stockholders, directors, officers, employees, consultants, agents, representatives or advisors, nor any other person, has made or is making any express or implied representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans unless any such information is expressly addressed or included in a representation or warranty contained in this Agreement.

        Section 3.14    No Other Representations or Warranties.     Except for the representations and warranties contained in this Article III or in any certificate delivered by Parent or Merger Sub to the Company in accordance with the terms hereof, the Company acknowledges that none of Parent, Merger Sub or any other Person on behalf of Parent or Merger Sub makes any other express or implied representation or warranty in connection with the transactions contemplated by this Agreement.

Article IV.
Representations and Warranties of the Company

        The Company represents and warrants to Parent and Merger Sub that the statements contained in this Article IV are true and correct except (i) as set forth in or qualified by the Company SEC Documents furnished or filed and publicly available after January 1, 2016 and prior to the date of this Agreement (the "Filed Company SEC Documents") other than in any "risk factor" disclosure, any "forward looking statements" or any other disclosures which are similarly cautionary, predictive or forward looking in nature; provided that nothing disclosed in such Filed Company SEC Documents shall be deemed to be a qualification of or modification to the representations and warranties set forth in Section 4.03, Section 4.05(c) and the first sentence of Section 4.08), or (ii) as set forth in the disclosure letter delivered by the Company to Parent at or before the execution and delivery by the Company of this Agreement (the "Company Disclosure Letter"). The Company Disclosure Letter shall be arranged in numbered and lettered sections corresponding to the numbered and lettered sections contained in this Article IV, but the disclosure in any section shall be deemed to qualify any other section in this Article IV to the extent that it is reasonably apparent that such disclosure also qualifies or applies to such other section.

        Section 4.01    Organization, Standing and Power.     Each of the Company and the Company Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized (in the case of good standing, to the extent such jurisdiction recognizes such concept), except in the case of the Company Subsidiaries where the failure to be in good standing has not had a Company Material Adverse Effect. Each of the Company and the Company Subsidiaries has all requisite corporate power and authority to own, lease and operate its properties and assets and to conduct its businesses in all material respects as presently conducted. Each of the Company and the Company Subsidiaries is duly qualified to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties make such qualification necessary, other than in such jurisdictions where the failure to be so qualified has not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company has delivered or made available to Parent, prior to execution of this Agreement, true and complete copies of the amended and restated certificate of incorporation of the Company in effect as of the date of this Agreement (the "Company Charter") and the amended and restated by-laws of the Company in effect as of the date of this Agreement (the "Company By-laws"). Each of the Company and the Company Subsidiaries is in compliance with the provisions of their respective Charter Documents in all material respects.

        Section 4.02    Company Subsidiaries.

          (a)   Section 4.02(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, the name and jurisdiction of incorporation or formation of each Company Subsidiary.

          (b)   All of the outstanding Equity Securities in each Company Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable and are owned, of record and beneficially, by the Company, by a Company Subsidiary or by the Company and a Company Subsidiary, free and clear of all Liens, excluding Permitted Liens, and (with the exception of the Company Restricted Shares) free of any other material pre-emptive right or material restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock, voting securities or other equity interests), except for restrictions imposed by applicable securities laws and the Existing Company Debt.

          (c)   Except (i) as set forth on Section 4.02(a) of the Company Disclosure Letter, or (ii) for Equity Securities acquired after the date of this Agreement without violating any covenant or agreement set forth herein, none of the Company or any Company Subsidiary owns, directly or indirectly, any Equity Securities in any Person, in each case, other than securities in a publicly traded company held for investment by the Company or the Company Subsidiaries in the Ordinary Course of Business and consisting of less than five percent (5%) of the outstanding capital stock of such company.

          (d)   Except (i) as set forth on Section 4.02(d) of the Company Disclosure Letter, there are no outstanding Contracts obligating the Company or any of its Subsidiaries to acquire Equity Securities of any Person. Neither the Company nor any of its Subsidiaries is a party to any Contract that obligates the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Equity Securities of any of them.

        Section 4.03    Capital Structure.

          (a)   The authorized capital stock of the Company consists of 250,000,000 shares of Company Common Stock and 50,000,000 shares of Preferred Stock (the "Preferred Stock" and, together with the Company Common Stock, the "Company Capital Stock"). At the close of business on April 25, 2016, (i) 41,238,210 shares of Company Common Stock were issued and outstanding; (ii) no shares of Preferred Stock were issued and outstanding; and (iii) 4,174,809 shares of Company Common Stock were reserved and available for issuance pursuant to the Company Stock Plan (of which 3,609,862 shares of Company Common Stock were issuable upon exercise of outstanding Company Stock Options with a weighted average exercise price of $13.06 per share and of which 1,393,345 shares of Company Common Stock were issuable pursuant to the Company RSU Awards). Section 4.03(a) of the Company Disclosure Letter sets forth a complete and accurate list, at the close of business on April 25, 2016, of (A) all outstanding Company Stock Options, indicating with respect to each such Company Stock Option the name of the holder thereof, the number of shares of Company Common Stock subject to such Company Stock Option, the exercise price and the date of grant and the restrictions applicable to such Company Stock Options; (B) all outstanding Company Restricted Shares, indicating with respect to such Company Restricted Shares the name and holder thereof, the number of shares of Company Common Stock held and the restrictions applicable to such Company Restricted Shares; and (C) all outstanding Company RSU Awards, indicating with respect to such Company RSU Awards the name and holder thereof, the number of shares of Company Common Stock subject to such Company RSU Award and the restrictions applicable to such Company Common Stock. The only outstanding Company Stock Awards are the Company Stock Options, the Company Restricted Shares and the Company RSU Awards issued under the Company Stock Plan. The Company has made available to Parent complete and accurate copies of the Company Stock Plan, the standard forms of all stock option agreements evidencing Company Stock Options and the standard forms of all agreements evidencing Company Restricted Shares and Company RSU Awards. Except as set forth in this Section 4.03(a) and Section 4.03(a) of the Company Disclosure Letter, at the close of business on April 25, 2016, no shares of capital stock or voting securities of, or other equity interests in, the Company were issued, reserved for issuance or outstanding.

          (b)   All outstanding shares of Company Common Stock (including Company Restricted Shares) are, and, at the time of issuance, all such shares that may be issued upon the exercise of Company Stock Options or the vesting of Company RSU Awards pursuant to the Company Stock Plan and applicable award agreements will be, duly authorized, validly issued, fully paid and nonassessable and not subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company Charter, the Company By-laws or any Contract to which the Company is a party or otherwise bound.

          (c)   All grants of equity awards or other rights with respect to shares of Company Common Stock to current or former directors, officers, employees, agents or consultants of the Company or any Company Subsidiary have been made in accordance with the terms of the Company Stock Plan and award agreements thereunder and any policy of the Company or the Board of Directors of the Company (the "Company Board") (including any committee thereof) relating to the grant of such awards or rights.

          (d)   Except as set forth above in this Section 4.03, there are not issued, reserved for issuance or outstanding, and there are not any outstanding obligations of the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, (x) any Equity Securities of the Company or any Company Subsidiary, (y) any warrants, calls, options or other rights to acquire from the Company or any Company Subsidiary, or any other obligation of the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any Equity Securities of the Company or any Company Subsidiary or (z) any rights issued by, or other obligations of, the Company or any Company Subsidiary that are linked in any way to the price of any class of Company Capital Stock or any other Equity Security of the Company or any Company Subsidiary, the value of the Company, any Company Subsidiary or any part of the Company or any Company Subsidiary or any dividends or other distributions declared or paid on any shares of capital stock of the Company or any Company Subsidiary.

          (e)   Except for acquisitions, or deemed acquisitions, of Company Common Stock or other equity securities of the Company in connection with (i) the payment of the exercise price of Company Stock Options with Company Common Stock (including in connection with "net exercises"), (ii) required tax withholding in connection with the exercise of, vesting or settlement of Company Stock Awards, and (iii) forfeitures of Company Stock Awards, there are no outstanding obligations of the Company or any of the Company Subsidiaries to repurchase, redeem or otherwise acquire any Equity Securities of the Company or any Company Subsidiary or any securities, interests, warrants, calls, options or other rights referred to in clause (x), (y) or (z) of Section 4.03(d). There are no debentures, bonds, notes or other Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which the Company's shareholders may vote ("Company Voting Debt"), nor are there any outstanding obligations of the Company or any of its Subsidiaries to grant, issue or sell any Company Voting Debt. None of the Company or any of the Company Subsidiaries is a party to or is bound by any voting agreement with respect to the voting, sale or transfer of any capital stock or voting securities of, or other equity interests in, the Company. None of the Company or any of the Company Subsidiaries is a party to any agreement pursuant to which any Person is entitled to elect, designate or nominate any director of the Company or any of the Company Subsidiaries.

          (f)    Except as set forth in Section 4.03(f) of the Company Disclosure Letter, as of the date of this Agreement, there is no outstanding Indebtedness of the Company or any Company Subsidiary other than as reflected in the Company Balance Sheet or incurred (i) in connection with the Existing Company Debt after the date of the Company Balance Sheet, (ii) in the Ordinary Course of Business after the date of the Company Balance Sheet, or (iii) between or among the Company and any Company Subsidiary.

        Section 4.04    Authority; Execution and Delivery; Enforceability.     The Company has all requisite corporate power and authority to execute and deliver this Agreement and the Escrow Agreement, to perform its obligations hereunder and thereunder and to consummate the Merger and the other transactions contemplated by this Agreement and the Escrow Agreement, subject, in the case of the Merger, to the receipt of the affirmative vote of the holders of a majority of the voting power of all shares of Company Common Stock entitled to vote at the Company Shareholders Meeting (the "Company Shareholder Approval"). The Company Board or a duly appointed committee thereof has adopted resolutions, by unanimous vote of the directors present at a meeting duly called at which a quorum of directors of the Company was present, (i) approving the execution, delivery and performance of this Agreement and the Escrow Agreement, (ii) determining that entering into each of this Agreement and the Escrow Agreement is in the best interests of the Company and its shareholders, (iii) recommending that the Company's shareholders adopt this Agreement and directing that this Agreement be submitted to the Company's shareholders for adoption at a duly held meeting of such shareholders for such purpose (the "Company Shareholders Meeting") and (iv) to the extent necessary, having the effect of causing the execution, delivery or performance of this Agreement and the Escrow Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement not to be subject to any state takeover Law or similar Law that might otherwise apply to such execution, delivery, performance or consummation. As of the date of this Agreement, such resolutions have not been amended or withdrawn. Except for the Company Shareholder Approval, no other corporate proceedings on the part of the Company are necessary to authorize or adopt this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement (except for the filing of the Certificate of Merger as required by the DGCL). The Company has duly executed and delivered this Agreement, and, assuming the due authorization, execution and delivery by Parent and Merger Sub, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors' rights generally and by general principles of equity.

        Section 4.05    No Conflicts; Consents.

          (a)   Except as set forth in Section 4.05(b) of the Company Disclosure Letter, the execution and delivery by the Company of this Agreement does not, and the performance by it of its obligations hereunder and the consummation of the Merger and the other transactions contemplated by this Agreement will not, conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any material obligation to make an offer to purchase or redeem any Indebtedness or capital stock or any loss of a material benefit under, require a consent or waiver under, require the payment of a penalty or change in control payment under, or result in the creation of any Lien upon any of the properties or assets of the Company or any Company Subsidiary under, any provision of (i) the Company Charter, the Company By-laws or the Charter Documents of any Company Subsidiary (assuming that the Company Shareholder Approval is obtained), (ii) any Material Contract to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets is bound, or (iii) subject to the filings and other matters referred to in Section 4.05(b), any Company Permit, Judgment or Law, in each case, applicable to the Company or any Company Subsidiary or their respective properties or assets (assuming that the Company Shareholder Approval is obtained), other than (x) in the case of clause (ii) above, any matters that have not had and would not reasonably be expected to have a Company Material Adverse Effect, and (y) in the case of clause (iii) above, any matter that would not reasonably be expected, individually or in the aggregate, to be material to the Company and the Company Subsidiaries, taken as a whole.

          (b)   No Consent of or from, or registration, declaration, notice or filing made to or with any Governmental Entity or any stock market or stock exchange on which shares of Company Common Stock are listed for trading is required to be obtained or made by or with respect to the Company or any Company Subsidiary in connection with the execution and delivery of this Agreement or its performance of its obligations hereunder or the consummation of the Merger and the other transactions contemplated by this Agreement, other than (i) (A) the filing with the SEC of the Proxy Statement in preliminary and definitive forms, and (B) the filing with the SEC of such reports under, and such other compliance with, the Exchange Act and the Securities Act, and the rules and regulations thereunder, as may be required in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement; (ii) (A) compliance with and filings under the HSR Act, (B) compliance with, and notification under, FATA, and (C) such other Consents, registrations, declarations, notices or filings set forth on Section 4.05(b) of the Company Disclosure Letter; (iii) the filing of the Certificate of Merger with the Delaware Secretary and appropriate documents with the relevant authorities of such jurisdictions in which the Company or a Company Subsidiary is licensed, registered or qualified to do business; (iv) compliance with the NYSE rules and regulations; (v) such consents as may be required under Contracts pursuant to which a Governmental Entity is a customer; and (vi) such consents or notices as may be required under or with respect to Company Permits, the failure to obtain which would not reasonably be expected, individually or in the aggregate, to be material to the Company and the Company Subsidiaries, taken as a whole.

          (c)   The Company Shareholder Approval is the only vote of the holders of any class or series of the Company's Equity Securities necessary for the adoption of this Agreement and consummation of the transactions contemplated hereby (including the Merger).

        Section 4.06    SEC Documents; Undisclosed Liabilities.

          (a)   The Company has furnished or filed, on a timely basis, all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) required to be furnished or filed by the Company or any Company Subsidiary with the SEC since January 1, 2014 (such documents, together with any documents filed with the SEC during such period by the Company on a voluntary basis on a Current Report on Form 8-K, but excluding the Proxy Statement, being collectively referred to as the "Company SEC Documents").

          (b)   Each Company SEC Document (i) at the time filed (or in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act, as of their respective effective dates), complied in all material respects with the requirements of SOX and the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to the matters underlying such Company SEC Document and (ii) did not at the time it was filed (and if amended or superseded by a filing or amendment, then at the time of such filing or amendment) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC or its staff in respect of the Company SEC Documents. Each of the consolidated financial statements of the Company (including all related notes or schedules) included in the Company SEC Documents complied at the time it was filed as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of filing or furnishing the applicable report, was prepared in accordance with United States generally accepted accounting principles ("GAAP") (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated results of their operations, changes in shareholders' equity and cash flows as of the dates thereof and for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments).

          (c)   Except (i) as reflected or reserved against in the Company's consolidated balance sheet as of December 31, 2015 (the "Company Balance Sheet") (or the notes thereto) included in the Filed Company SEC Documents, (ii) for liabilities and obligations incurred in connection with or contemplated by this Agreement, (iii) for liabilities and obligations that have been incurred in the Ordinary Course of Business since December 31, 2015, (iv) for liabilities and obligations that have been discharged or paid in full in the Ordinary Course of Business and (v) for liabilities and obligations that, individually or in the aggregate, would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, none of the Company or any Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which are required to be recorded or reflected on a balance sheet, including the footnotes thereto, under GAAP. There are no off-balance sheet arrangements to which the Company or any of the Company Subsidiaries is a party of any type required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated under the Securities Act that have not been so described in the Company SEC Reports or any obligations of the Company or any of the Company Subsidiaries to enter into any such arrangements. There are no unconsolidated Company Subsidiaries.

          (d)   Each of the principal executive officers of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all applicable certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX with respect to the Company SEC Documents. Since January 1, 2014, subject to any applicable grace periods, to the Knowledge of the Company, the Company and each of its officers and directors have been and are in compliance with the applicable listing and corporate governance rules and regulations of the NYSE, except as would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole.

          (e)   The Company maintains a system of "internal control over financial reporting" (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) reasonably designed to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP consistently applied, (ii) that transactions are executed only in accordance with the authorization of management, and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company's properties or assets.

          (f)    The "disclosure controls and procedures" (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) utilized by the Company are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information required to be disclosed is accumulated and communicated to the management of the Company, as appropriate, to allow timely decisions regarding required disclosure and to enable the chief executive officer and chief financial officer of the Company to make the certifications required under the Exchange Act with respect to such reports.

          (g)   To the Knowledge of the Company, since January 1, 2014 through the date hereof, the Company has disclosed to the Company's auditors and the audit committee of the Company Board, (i) any significant deficiencies or material weaknesses in its internal controls and procedures over financial reporting and (ii) written allegation of any fraud that involves management of the Company or any other employees of the Company or the Company Subsidiaries who have a significant role in the Company's internal controls over financial reporting or disclosure controls and procedures, except in each case as would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole. Except as set forth on Section 4.06(g) of the Company Disclosure Letter, since January 1, 2014, (x) except for matters fully resolved prior to the date of this Agreement, to the Knowledge of the Company, neither the Company nor any Company Subsidiary has received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or the Company Subsidiaries or their respective internal accounting controls that, individually or in the aggregate, would reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, and (y) no attorney representing the Company or any of its Subsidiaries, whether or not employed by any such entity, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company, any of its Subsidiaries or any of their respective directors, officers or employees to the General Counsel or Chief Executive Officer of the Company.

        Section 4.07    Information Supplied.     None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Company's shareholders, or at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements made therein not false or misleading in light of the circumstances under which they are made. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. No representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Merger Sub for inclusion or incorporation by reference therein.

        Section 4.08    Absence of Certain Changes or Events.     Since December 31, 2015 to the date of this Agreement, (a) each of the Company and its Subsidiaries conducted its respective businesses in the Ordinary Course of Business, (b) there has not occurred any fact, circumstance, effect, change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect, and (c) no action has been taken with respect to the Company or any of its Subsidiaries which, if taken after the date of this Agreement and prior to the Effective Time, would constitute a violation of Section 5.01(a), Section 5.01(c), Section 5.01(d), Section 5.01(e), Section 5.01(i), Section 5.01(j) (other than clause (v) thereof), Section 5.01(l), Section 5.01(n) or Section 5.01(o).

        Section 4.09    Taxes.

          (a)   Except for matters that would not reasonably be expected to result in a liability material to the Company and the Company Subsidiaries, taken as a whole: (i) each of the Company and each Company Subsidiary has timely filed, taking into account any extensions, all federal and other Tax Returns required to have been filed and such Tax Returns are accurate and complete; (ii) each of the Company and each Company Subsidiary has paid all federal and other Taxes required to have been paid by it (whether or not shown on any Tax Return) other than Taxes that are not yet due or that are being contested in good faith in appropriate proceedings and have been adequately reserved under GAAP; (iii) no deficiency or adjustment for any Tax has been proposed, asserted or assessed by a Governmental Entity against the Company or any Company Subsidiary which in the case of a deficiency has not been paid or is not being contested in good faith in appropriate proceedings and has been adequately reserved under GAAP; (iv) none of the Company or any Company Subsidiary has failed to withhold, collect or timely remit all amounts required to have been withheld, collected and remitted in respect of Taxes with respect to any payments to a vendor, employee, independent contractor, creditor, shareholder or any other Person; (v) no claim has been received in writing from any taxing authority within the last three (3) years that the Company or any Company Subsidiary is or may be subject to taxation in a jurisdiction in which it does not file Tax Returns; and (vi) none of the Company or any Company Subsidiary has any liability for Taxes of any Person (other than the Company and the Company Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of local, state or foreign Law), as a transferee or successor, by contract, or otherwise.

          (b)   None of the Company or any Company Subsidiary is a party to or is bound by any material Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among the Company and wholly owned Company Subsidiaries) where the Company or any Company Subsidiary may be required to make a payment.

          (c)   As of the date hereof, there are no material Liens for Taxes against any asset of the Company or any Company Subsidiary (other than Permitted Liens).

          (d)   None of the Company or any Company Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or before the Closing Date, (ii) closing agreement described in Section 7121 of the Code (or any similar provision of state, local or foreign Tax Law) entered into before the Closing, (iii) installment sale or open transaction disposition made before the Closing, or (iv) prepaid amount received before the Closing.

          (e)   Within the past two (2) years, none of the Company or any Company Subsidiary has been a "distributing corporation" or a "controlled corporation" in a distribution intended to qualify for tax-free treatment under Section 355 of the Code.

          (f)    The Company is not and never has been a "United States real property holding corporation" within the meaning of Code Section 897(c)(2) of the Code within the past five (5) years.

          (g)   None of the Company or any Company Subsidiary has participated in any "reportable transaction" within the meaning of Treasury Regulation Section 1.6011-4 (or a similar provision of state or foreign Law).

          (h)   Except with respect to the representations and warranties set forth in Section 4.10 and 4.11, the representations and warranties set forth in this Section 4.09 are the Company's sole and exclusive representations relating to Taxes.

        Section 4.10    Benefits Matters; ERISA Compliance.

          (a)   Section 4.10(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a complete and correct list of each Company Benefit Plan. With respect to each Company Benefit Plan set forth in Section 4.10(a) of the Company Disclosure Letter, the Company has made available to Parent true and complete copies of such Company Benefit Plan and, to the extent applicable, (i) the most recent annual report on Form 5500 (or similar filing under applicable Law) filed with the U.S. Department of Labor; (ii) the most recent summary plan description for which such summary plan description is required; (iv) each trust agreement, group annuity contract or insurance policy; and (iii) the most recent Internal Revenue Service ("IRS") determination or opinion letter. For purposes of this Agreement, "Company Benefit Plans" means, collectively, all material "employee pension benefit plans" (as defined in Section 3(2) of ERISA), "employee welfare benefit plans" (as defined in Section 3(1) of ERISA) and all other material pension, retirement, superannuation, deferred compensation, equity or equity-based compensation, severance, retention, change in control, disability, death benefit, hospitalization, medical or other plans providing, or designed to provide, material employee benefits to any current or former directors, officers, employees or natural person independent contractors of the Company or any Company Subsidiary in any jurisdiction or pursuant to which the Company or any Company Subsidiary may have material liability, whether absolute or contingent, other than benefit plans established by Law or maintained by a Governmental Entity. The Company has made available to Parent the forms of employment agreement for employees of any Company Subsidiary who are employed in the UK and have an annualized base salary of more than $250,000. Except as set forth on Section 4.10(a) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary operates, contributes to or provides any employee benefit trust.

          (b)   Each Company Benefit Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or opinion letter from the IRS, and no such determination letter or opinion letter has been revoked nor, to the Knowledge of the Company, has revocation been threatened.

          (c)   (i) No Company Benefit Plan is subject to Title IV of ERISA, Section 302 of ERISA, or Section 412 of the Code (a "Company Pension Plan"); (ii) no Company Pension Plan is a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA (a "Multiemployer Plan") or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA; (iii) none of the Company and the Company Subsidiaries nor any ERISA Affiliates has incurred any Withdrawal Liability that has not been satisfied in full; (iv) neither the Company nor any Company Subsidiary is or has at any time been the employer, or connected with or an associate of (as those terms are used in the UK Pensions Act 2004) the employer in a UK defined benefit pension plan; and (v) no Company Benefit Plan is or is intended to be a "registered pension plan," a "deferred profit-sharing plan," a "retirement compensation arrangement," a "registered retirement savings plan," or a "tax-free savings account" as such terms are defined in the Income Tax Act (Canada).

          (d)   No Company Benefit Plan provides health, medical or other welfare benefits after retirement or other termination of employment other than (i) for continuation coverage required under Section 4980(B)(f) of the Code or applicable Law; (ii) benefits under insured plans maintained by the Company providing such benefits in the event an employee is disabled at the time of termination of the employee's employment with the Company and the conversion privileges provided under such insured plans; or (iii) deferred compensation benefits accrued as liabilities on the books of the Company and disclosed on its financial statements.

          (e)   Each Company Benefit Plan has been administered in accordance with its terms and in compliance with ERISA (if applicable), the Code and all other applicable Laws, except for such instances of noncompliance that would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole. Other than routine claims for benefits, no action, suit or claim is pending or to the Knowledge of the Company threatened against any Company Benefit Plan.

          (f)    Except as contemplated by the terms of this Agreement, neither the execution or delivery of this Agreement nor the consummation of the Merger will, either alone or in conjunction with any other event, (i) entitle any current or former director, employee, or natural person independent contractor of the Company or any of its Subsidiaries to any material payment, except as expressly provided in this Agreement; (ii) materially increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee, or natural person independent contractor; or (iii) accelerate the time of payment or vesting of amounts due any such director, employee, or independent contractor. Except as set forth on Section 4.10(f) of the Company Disclosure Letter, no amounts payable under the Company Benefit Plans will fail to be deductible for federal income tax purposes by virtue of Section 280G of the

  Code as a result of the occurrence of the transactions contemplated by this Agreement, either alone or in combination with another event.

          (g)   Except for such non-payment or non-disclosure that would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, all material contributions required to be made to any Company Benefit Plan by applicable Law, regulation, or any plan document, and all material premiums due or payable with respect to insurance policies funding any Company Benefit Plan, for any period through the date hereof have in all material respects been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been in all material respects fully reflected on the financial statements set forth in the Company SEC Documents.

          (h)   Any Company Benefit Plan that has been adopted or maintained by the Company or any Company Subsidiary principally for the benefit of employees outside the United States ("Non-U.S. Plan") has been maintained with its terms and conditions and with all applicable laws, rules and regulations (including any special provisions relating to the tax status of contributions to, earnings of, or distributions from such Non-U.S. Plan where the applicable Non-U.S. Plan was intended to have such tax status), except for such instances of noncompliance that would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole. Each Non-U.S. Plan that is required to be registered with any Governmental Entity has been so registered and has been maintained in all material respects in good standing with all applicable Governmental Entities, except for such failure to register or maintain in good standing that would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries taken as a whole.

        Section 4.11    Litigation.     Except as set forth in Section 4.11 of the Company Disclosure Letter, as of the date hereof, there is no suit, action or other proceeding pending or, to the Knowledge of the Company, threatened in writing, and in the past two (2) years there has been no suit, action or other proceeding, against the Company or any Company Subsidiary or any of their respective properties or assets, nor is the Company or any Company Subsidiary a party to any, settlement agreement or similar agreement imposed by any Governmental Entity, nor to the Knowledge of the Company, is there any material Judgment outstanding against, or material investigation by any Governmental Entity involving, the Company or any Company Subsidiary, in each case, except as is not, and would not reasonably be expected to be, material to the Company and the Company Subsidiaries, taken as a whole.

        Section 4.12    Compliance with Applicable Laws.     Except as would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole: (a) none of the Company and its Subsidiaries is, or since January 1, 2014 has been, in violation of or default under any Law; (b) to the Knowledge of the Company, neither the Company nor any Company Subsidiary has, since January 1, 2014 through the date hereof, received any written notice alleging any violation with respect to, any Laws applicable thereto; (c) the Company and each Company Subsidiary has all Permits from Governmental Entities necessary or required under applicable Law to conduct their businesses as now being conducted (collectively, "Company Permits"); and (d) each of the Company and the Company Subsidiaries is, and since January 1, 2014 has been, in compliance in all respects with the terms of the Company Permits.

        Section 4.13    Environmental Matters.     To the Knowledge of the Company, (a) the Company and the Company Subsidiaries are, and have been since January 1, 2014, in compliance with applicable federal, state, and local laws (including common law) governing pollution, the protection of human health or the environment ("Environmental Law"), which compliance includes possession of required permits and authorizations, (b) none of the Company or any Company Subsidiary has received any written notice or claim that remains outstanding from a Governmental Entity or any other Person that alleges that the Company or any Company Subsidiary is in violation of or is liable under applicable

Environmental Law, and (c) none of the Company and the Company Subsidiaries has "released" any "hazardous" or "toxic" substance, material or waste (as those terms are defined under applicable Environmental Law) at any location which release remains unresolved or liability remains outstanding, and, in the case of clauses (a), (b) or (c), except as would not reasonably be expected to have a Company Material Adverse Effect. The representations and warranties set forth in this Section 4.13 are the Company's sole and exclusive representations relating to environmental matters of any kind.

        Section 4.14    Contracts.

          (a)   As of the date of this Agreement, none of the Company or any Company Subsidiary is a party to any Contract required to be filed by the Company as a "material contract" pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act (a "Filed Company Contract") that has not been so filed.

          (b)   Section 4.14(b) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list, and the Company has made available to Parent true and complete copies, of the following Contracts to which the Company or any Company Subsidiary is a party:

              (i)  each Contract that limits or purports to limit in any material respect the ability of the Company or any of the Company Subsidiaries to conduct its business as presently conducted in the Ordinary Course of Business or to sell, transfer, pledge, or otherwise dispose of any material amount of its assets or its business;

             (ii)  each Contract (x) pursuant to which $5,000,000, individually or in the aggregate, of Indebtedness (other than Indebtedness described in clause (viii) of the definition of Indebtedness) of the Company or any of the Company Subsidiaries is outstanding or may be incurred by its terms, other than any such agreement solely between or among the Company and the wholly owned Company Subsidiaries or between or among wholly owned Company Subsidiaries, (y) that guarantees any Indebtedness of a third party, or (z) granting any Person, or otherwise creating in favor of any Person, a Lien on all or any portion of the assets of the Company or its Subsidiaries other than Permitted Liens;

            (iii)  excluding award agreements for Company Stock Awards, each Contract that is an employment or consulting agreement with any executive officer or other employee of the Company or any Company Subsidiary or member of the Company Board earning an annual base salary from the Company or any Company Subsidiary in excess of $350,000 or which provides for a contractual severance entitlement of more than twelve (12) months' compensation (excluding entitlements mandated by applicable law) or a change in control provision;

            (iv)  each partnership, joint venture or similar Contract to which the Company or any of the Company Subsidiaries is a party relating to the formation, creation, operation, management or control of any partnership or joint venture or to the ownership of any equity interest in any entity or business enterprise other than the Company Subsidiaries or securities of publicly traded companies held for investment by the Company or the Company Subsidiaries in the Ordinary Course of Business;

             (v)  except for Contracts of a type contemplated by clause (iii), each material Contract between the Company or any of its Subsidiaries, on the one hand, and, on the other hand, any (A) present executive officer or director of either the Company or any of the Company Subsidiaries, (B) record or beneficial owner of more than five percent (5%) of the shares of Company Common Stock outstanding as of the date hereof or (C) to the Knowledge of the Company, any affiliate of any such officer, director or owner (other than the Company or any of the Company Subsidiaries), in each case, other than those Contracts filed as exhibits (including exhibits incorporated by reference) to any Filed Company SEC Documents;

            (vi)  each Contract (A) entered into since January 1, 2013 that involves the disposition to another Person, or acquisition from another Person, of any Person or assets comprising a business for aggregate consideration in excess of $15,000,000 or (B) that contains unpaid "earn-out" or similar purchase price obligations in excess of $2,500,000;

           (vii)  except for Contracts of a type contemplated by clause (vi), each Contract (or series of related Contracts) for the purchase or sale of materials, supplies, goods, services, equipment or other assets (other than inbound licenses of Intellectual Property Rights, which is addressed in Section 4.16) providing for annual payments by the Company and the Company Subsidiaries or to the Company and the Company Subsidiaries, respectively, of $5,000,000 and which is not terminable by either party on less than 90 days' written notice without material penalty;

          (viii)  each Contract with a customer which had a dollar volume of sales for the twelve (12) months ended December 31, 2015 in excess of $3,500,000 that grants "most favored nation" status;

            (ix)  each contract with any Governmental Entity which had a dollar volume of sales for the twelve (12) months ended on December 31, 2015 in excess of $5,000,000;

             (x)  each Contract with the Top Customers; and

            (xi)  each Contract in respect of any interest rate protection, commodity or currency hedge, swaps, puts, calls, options or similar derivative products;

    provided that the following Contracts shall not be required to be listed on Section 4.14(b) of the Company Disclosure Letter, shall not be required to made available to Parent pursuant to this Section 4.14(b), and shall not be deemed a "Material Contract" for any purposes hereunder (whether or not a Filed Company Contract): (1) any Company Benefit Plan, (2) any Contract between the Company, on the one hand, and one or more wholly-owned Company Subsidiaries, on the other hand, or between one or more wholly-owned Company Subsidiaries, and (3) any Real Estate Lease (any such Contract in clauses (1), (2) and (3), an "Excluded Contract"). Each Contract described in this Section 4.14(b), each Contract set forth on Section 4.16(b) of the Company Disclosure Letter and each Filed Company Contract, in each case, other than any Excluded Contract, is referred to herein as a "Material Contract."

          (c)   Except for matters which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) each Material Contract is a valid, binding and legally enforceable obligation of the Company or one or more of the Company Subsidiaries, as the case may be, and, to the Knowledge of the Company, of the other parties thereto, except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors' rights generally and by general principles of equity and (ii) each such Material Contract is in full force and effect, except, in the case of clauses (i) or (ii), with respect to any Material Contract which expires by its terms (as in effect as of the date hereof) or which is terminated in accordance with the terms thereof by the Company in the Ordinary Course of Business. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, none of the Company or any of the Company Subsidiaries is in breach or default (with or without notice or lapse of time, or both) under any such Material Contract and, to the Knowledge of the Company, no other party to any such Material Contract is in breach or default (with or without notice or lapse of time, or both) thereunder. Except as would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect, to the Knowledge of the Company, the Company has not received, as of the date of this Agreement, any notice in writing from any Person that such Person intends to terminate, or not renew, any Material Contract.

          (d)   Except: (1) matters fully resolved prior to January 1, 2015, (2) as set forth on Section 4.14(d) of the Company Disclosure Letter, or (3) as would not be reasonably expected to be material to the Company and the Company Subsidiaries, taken as a whole: (i) no party to an Acquisition Agreement (including the Company or any of its Subsidiaries) has made any claim for indemnification (including under a representations and warranties insurance policy related to the transactions contemplated thereby), or has been otherwise involved in any dispute, under or in connection with any Acquisition Agreement, nor does the Company or any of its Subsidiaries anticipate or contemplate any such claim or dispute, and (ii) the Company has no Knowledge of any facts, circumstances, events or occurrences that would give rise to any claims or disputes under, or in connection with, any Acquisition Agreement (by any of the parties thereto), including under a representations and warranties insurance policy related to the transactions contemplated thereby.

        Section 4.15    Properties.

          (a)   Section 4.15(a) of the Company Disclosure Letter contains, as of the date of this Agreement, a complete and correct list of all real property owned in whole or in part by the Company and each Company Subsidiary (such real property, together with all buildings, structures, fixtures and improvements erected or located thereon, the "Owned Real Property"). The Company and each Company Subsidiary has good, valid and insurable title to the Owned Real Property (which, in each case, shall exclude, for the avoidance of doubt, any intangible properties) except in respects that have not had and would not be reasonably expected to have a Company Material Adverse Effect. All of the Owned Real Property is owned free and clear of all Liens, except for Permitted Liens. There are no outstanding options, rights of first offer or rights of first refusal to purchase any Owned Real Property or any portion thereof or interest therein. None of the Company and the Company Subsidiaries is a party to any Contract or option to purchase any real property or interest therein relating to, or intended to be used in the operation of, their respective businesses that is material to the Company and the Company Subsidiaries, taken as a whole. This Section 4.15 does not relate to Intellectual Property Rights matters, which are the subject of Section 4.16.

          (b)   Section 4.15(b) of the Company Disclosure Letter contains, as of the date of this Agreement, a true and complete list of all real property that is not Owned Real Property which is leased, subleased, sub-subleased or licensed to, or otherwise occupied by, the Company and the Company Subsidiaries, as applicable, pursuant to an agreement providing for annual payments by the Company and the Company Subsidiaries in excess of $250,000 in the year ended December 31, 2016 (the "Leased Real Property" and, together with the Owned Real Property, the "Real Property"), and sets forth a list of any and all material leases, subleases, sub-subleases, licenses, sub-licenses, concessions, ground leases, occupancy agreements, purchase options and other arrangements to which the Company or any Company Subsidiary is a party with respect thereto providing for annual payments by the Company and the Company Subsidiaries in excess of $250,000 in the year ended December 31, 2016 (collectively, the "Real Estate Leases"). True and complete copies of all Real Estate Leases (including all material modifications, amendments, supplements, waivers, side letters, extensions and guaranties thereto) have been made available to Parent.

          (c)   Each Real Estate Lease (i) is in full force and effect and constitutes the valid and legally binding obligation of (A) the Company or the applicable Company Subsidiary which is a party thereto, as applicable, and (B) to the Knowledge of the Company, the other parties thereto, enforceable in accordance with its terms, subject to: (x) Laws of general application relating to bankruptcy, insolvency, reorganization, moratorium and other Laws affecting creditors' rights generally; and (y) rules of law governing specific performance, injunctive relief and other equitable remedies; (ii) has not been amended or modified in any material respect except as reflected in the modifications, amendments, supplements, waivers and side letters thereto made available to Parent and represents the entire agreement between the Company or the applicable Company Subsidiary and the applicable lessor; and (iii) except with respect to any Permitted Liens granted under the terms of any of the Real Estate Leases, has not been assigned in any manner by the Company or any of the applicable Company Subsidiaries (and the Company and the applicable Company Subsidiaries have not granted a security interest therein), other than, in each case, any matters that have not had and would not reasonably be expected to have, a Company Material Adverse Effect; and none of the Company or any of the Company Subsidiaries is in breach or default under any Real Estate Lease, other than any matters that have not had and would not reasonably be expected to have, a Company Material Adverse Effect.

          (d)   To the Knowledge of the Company, as of the date hereof, there are no pending condemnation proceedings with respect to any of the Owned Real Property that affect the use, operation or maintenance thereof as the same are now being used, operated or maintained, and neither the Company nor the applicable Company Subsidiary has received written notice of any intended public improvements which will or could result in any charges being assessed against any of the Real Property which would result in a material lien upon any of the Real Property.

        Section 4.16    Intellectual Property.

          (a)   Section 4.16(a) of the Company Disclosure Letter sets forth a complete and correct list, as of the date hereof, of all registrations and applications for registration for Patents, Trademarks and Copyrights owned by the Company and the Company Subsidiaries ("Registered Intellectual Property Rights"). Each item of the Registered Intellectual Property Rights is subsisting and, to the Knowledge of the Company, valid and enforceable except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

          (b)   Except as would not reasonably be expected to have a Company Material Adverse Effect the Company or a Company Subsidiary owns, is licensed or otherwise has the right to use all Intellectual Property Rights used or held for use in the operation of the business of the Company and the Company Subsidiaries; provided, however, that the foregoing representation and warranty shall not constitute a representation or warranty with respect to any actual or alleged infringement, misappropriation, or other violation of third-party Intellectual Property Rights. The Company or a Company Subsidiary is the sole and exclusive owner of all Owned Intellectual Property Rights, in each case, free and clear of all Liens other than Permitted Liens, except where the lack of such ownership has not had and would not reasonably be expected to have a Company Material Adverse Effect. Section 4.16(b) of the Company Disclosure Letter sets forth a complete and correct list of all Contracts pursuant to which (i) the Company or any Company Subsidiary has received a license to any Intellectual Property Rights that are material to the operation of the business of the Company or such Company Subsidiary (as applicable) from any third party (excluding Off the Shelf Software), provided, however, that the Company has provided the names but not the applicable Contracts for software that is commercially available and licensed by the Company or the Company Subsidiaries under standard terms with total annual license, maintenance, support and other fees, in the aggregate, at or in excess of $250,000 in the year ended December 31, 2015, and (ii) the Company or any Company Subsidiary has granted any exclusive license to any third party to any material Owned Intellectual Property Rights.

          (c)   To the Knowledge of the Company, the operation of the business of the Company and the Company Subsidiaries as presently conducted does not currently infringe upon, misappropriate or otherwise violate any Intellectual Property Rights of third parties except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as set forth in Section 4.16(c) of the Company Disclosure Letter, neither the Company nor any of the Company Subsidiaries has, since January 1, 2014 (or earlier, if presently not resolved) through the date hereof, received any written charge, complaint, claim, demand or notice, in each case, alleging the Company or any of the Company Subsidiaries has infringed upon, misappropriated, or otherwise violated any Intellectual Property Rights of any other Person that, in each case, would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The foregoing representations and warranties in this Section 4.16(c) are the sole representations and warranties herein with respect to any actual or alleged infringement, misappropriation, or other violation of Intellectual Property Rights by the Company or any Company Subsidiary.

          (d)   To the Knowledge of the Company and except as would not reasonably be expected to have a Company Material Adverse Effect, as of the date hereof, the Owned Intellectual Property Rights are not being infringed upon, misappropriated, or otherwise violated by any Person, nor has the Company or Company Subsidiaries, since January 1, 2014 (or earlier, unless the Company reasonably believes such matter to be presently resolved or no longer in dispute) through the date hereof, made or asserted any written complaint, claim, demand or notice alleging any such infringement, misappropriation or other violation.

          (e)   The Company and the Company Subsidiaries have taken commercially reasonable steps to protect their respective confidential information and trade secrets, as well as any Personal Information held or processed by the Company or the Company Subsidiaries. Since January 1, 2014, the Company and the Company Subsidiaries have been and are currently operating in compliance, in all material respects, with all applicable Information Privacy and Security Laws, and, to the Knowledge of the Company, no officer or director of the Company, has engaged in any act on behalf of such entity that violates in any respect any Information Privacy and Security Laws, in each case except as would not reasonably be expected to have a Company Material Adverse Effect. Since January 1, 2014, neither the Company nor any Company Subsidiary has received any written notice from any Governmental Entity of any violation of any Information Privacy and Security Laws by the Company or any of the Company Subsidiaries, except as would not reasonably be expected to have a Company Material Adverse Effect. The Company and the Company Subsidiaries have established and maintain commercially reasonable data and information security programs and privacy policies. Since January 1, 2014, the Company and the Company Subsidiaries have complied in all respects with all rules, policies and procedures established by the Company and the Company Subsidiaries (as applicable) from time to time with respect to privacy, data security, or collection and use of Personal Information and user information gathered or accessed in the course of the operations of the Company and the Company Subsidiaries, except as would not reasonably be expected to have a Company Material Adverse Effect. Since January 1, 2014, to the Knowledge of the Company, neither the Company nor any Company Subsidiaries has made or suffered any unauthorized acquisition, access, use or disclosure of any Personal Information that, individually or in the aggregate, compromises the security or privacy of such Personal Information or otherwise acted in a manner that would trigger a notification or reporting requirement under any Information Privacy and Security Laws, in each case except as would not reasonably be expected to have a Company Material Adverse Effect. Since January 1, 2014, neither the Company nor any of the Company Subsidiaries has notified, either voluntarily or as required by law, any affected individual, any Governmental Entity, or the media, of any breach of Personal Information, and none of the Company and the Company Subsidiaries is planning to conduct any such notification or investigating whether any such notification is required, in each case except as would not reasonably be expected to have a Company Material Adverse Effect.

        Section 4.17    Labor Matters.     None of the Company or the Company Subsidiaries is party to any collective bargaining or enterprise agreement with any of its employees ("Collective Bargaining Agreements"). As of the date of this Agreement and except as would not reasonably be expected to have a Company Material Adverse Effect, with respect to employees of the Company or any of its Subsidiaries: (a) there are no labor-related strikes, walkouts or lockouts pending or, to the Knowledge of the Company, threatened in writing, and no such event has occurred in the last three years; (b) to the Knowledge of the Company, no trade union, council of trade unions, employee bargaining agency or affiliated bargaining agent holds bargaining rights with respect to any of the employees of the Company or any Company Subsidiary; (c) to the Knowledge of the Company, no labor union or group of employees has made a presently pending written demand for recognition or certification and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority; and (d) no trade union has applied to have the Company or any Company Subsidiary declared a related employer pursuant to the Labour Relations Act (Ontario) or any similar legislation in any jurisdiction in which the Company or any Company Subsidiary operates. Except as set forth on Section 4.17 of the Company Disclosure Letter, neither the Company nor any Company Subsidiary has misclassified any individual providing services to the Company or any Company Subsidiary as an independent contractor rather than as an employee or any employee as exempt from overtime versus non-exempt, except for such misclassification that would not, individually or in the aggregate, reasonably be expected to incur Liability material to the Company and the Company Subsidiaries taken as a whole. To the extent any employee of the Company or any Company Subsidiary has within the past six years transferred to his employer pursuant to a relevant transfer under the UK Transfer of Undertakings (Protection of Employment) Regulations 2006 ("TUPE"), the Company and each Company Subsidiary have complied with TUPE in all material respects except for except for such noncompliance that would not, individually or in the aggregate, reasonably be expected to incur Liability material to the Company and the Company Subsidiaries taken as a whole.

        Section 4.18    Anti-Takeover Provisions.

          (a)   Assuming the accuracy of the representation contained in Section 3.08, no further action is required by the Company Board or any committee thereof or the shareholders of the Company to render inapplicable the restrictions on "business combinations" with an "interested stockholder" (each as defined in Section 203 of the DGCL) set forth in Section 203 of the DGCL or the definitions in the DGCL related thereto, as it relates to the execution, delivery and performance of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement, and there are no other "moratorium," "control share," "fair price," "affiliate transactions," "business combination" or other antitakeover Laws applicable to the transactions contemplated by this Agreement.

          (b)   There is no takeover-related provision in the Company Charter or the Company By-laws, or any stockholder rights plan or similar agreement applicable to Parent, this Agreement, the Escrow Agreement or the Merger that would prohibit or restrict the ability of the Company to enter into this Agreement or its ability to consummate the Merger.

        Section 4.19    Brokers' Fees and Transaction Expenses.     No broker, investment banker, financial advisor or other Person, other than Evercore Group L.L.C and Goldman, Sachs & Co. (the "Company Financial Advisors"), the fees and expenses of which will be paid by the Company, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has provided to Parent its good faith estimate, as of the date hereof, of the out-of-pocket fees and expenses (including paid or payable to the Company Financial Advisors) the Company has incurred or will incur following the date hereof, in each case to any Representative of the Company that is expected to be paid in excess of $500,000 in connection with the negotiation, execution and consummation of this Agreement or otherwise in connection with the transactions contemplated hereby.

        Section 4.20    Opinions of Financial Advisors.     The Board of Directors of the Company has received the separate oral opinion of each of the Company Financial Advisors (which opinion will be confirmed by delivery of a written opinion, dated as of the date of this Agreement) to the effect that, as of the date of this Agreement and subject to the limitations, qualifications and assumptions set forth therein, the Merger Consideration to be paid to the holders (other than Parent, the Rollover Investors and their affiliates) of Company Common Stock is fair, from a financial point of view, to such holders of Company Common Stock entitled to receive such Merger Consideration. Copies of the written opinions will promptly be provided to Parent, solely for informational purposes, following receipt thereof by the Company.

        Section 4.21    Insurance.     Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company and the Company Subsidiaries maintain insurance policies with reputable insurance carriers against all risks sufficient to comply with applicable Law. Except for matters which have not, or would not be reasonably expected to have, a Company Material Adverse Effect, as of the date hereof, all such insurance policies are in full force and effect, no written notice of cancellation, non-renewal or modification has been received, and there is no existing default or event which would constitute (with or without notice or lapse of time, or both) a default, by any insured thereunder. Neither the Company nor any of its Subsidiaries has had any material insurance claim denied with respect to its respective business or assets since January 1, 2014.

        Section 4.22    Interested Party Transactions.     Except as disclosed in the Company SEC Documents or in Section 4.22 of the Company Disclosure Letter, since January 1, 2015, no event has occurred and no relationship exists that would be required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC.

        Section 4.23    Compliance with Health Care Laws.

          (a)   Except as set forth on Section 4.23(a) of the Company Disclosure Letter, except as is not and would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, each of the Company and the Company Subsidiaries is, and at all times since January 1, 2014, has been, in compliance in all respects with all applicable foreign, federal, state and local health care Laws including those Laws related to: (i) workers' compensation programs, independent medical examinations, utilization, and peer review, (ii) the corporate practice of medicine doctrine, (iii) selection, credentialing, and use of health care providers, (iv) fraud and abuse, false claims, anti-kickback, and fee-splitting Laws, including those that apply to all payors, (v) Medicare Set Asides, including 42 U.S.C. § 1395y(b), and (vi) the regulations promulgated pursuant to such Laws, each as amended from time to time (collectively, "Health Care Laws").

          (b)   Except as would not have a Company Material Adverse Effect, to the Knowledge of the Company, (i) each of the health care providers with whom any of the Company and the Company Subsidiaries has a direct or indirect contractual relationship ("Providers") has all Permits required by any applicable Governmental Entity under applicable Health Care Laws, and (ii) none of the Providers is in default or violation of any Health Care Law applicable to such Provider.

          (c)   Since January 1, 2014, neither the Company nor any of the Company Subsidiaries has received any notice or communication from any Governmental Entity of any noncompliance by, or liability of, the Company or the Company Subsidiaries under any Health Care Law that would be material to the Company and the Company Subsidiaries, taken as a whole. Except as set forth on Section 4.23(c) of the Company Disclosure Letter, since January 1, 2014, none of the Company, the Company Subsidiaries, or their respective directors, officers, employees and, to the Knowledge of the Company, agents, has been debarred, suspended, or excluded from participation in any foreign, federal or state health care program or governmental program, including workers' compensation programs.

        Section 4.24    Customers.     Section 4.24 of the Company Disclosure Letter sets forth a true and complete list of the ten (10) largest customers of the Company and the Company Subsidiaries (the "Top Customers"), by dollar volume of sales for the twelve (12) months ended on December 31, 2015. Except as set forth on Section 4.24 of the Company Disclosure Letter, as of the date hereof neither the Company nor any of the Company Subsidiaries has received any written notice from any Top Customer to the effect that, nor does the Company or any Company Subsidiaries have any Knowledge that should reasonably cause it to believe that, such Top Customer will cease, materially decrease the volume of, or materially change the terms (whether related to payment, price or otherwise) of purchasing products or services from the Company or any Company Subsidiaries, whether as a result of the consummation of the transactions contemplated by this Agreement or otherwise, provided, however, that no inquiry has been made of any such Top Customers and no representation or warranty is made regarding the reaction of such Customers to the pendency or consummation of the Merger or any of the transactions contemplated hereby.

        Section 4.25    Anti-Corruption; Anti-Money Laundering; Sanctions.

          (a)   None of the Company or any Company Subsidiary, or any of their respective officers, directors or, to the Company's Knowledge, employees, has since January 1, 2014, directly or indirectly, made, offered, promised or authorized any gift, payment, or transfer of any money or anything else of value, including any bribe, rebate, kickback, payoff or other similar unlawful payment, or provided any benefit in violation of applicable Anti-Corruption Laws, to any Government Official, (i) for the purpose of (w) influencing any act or decision of that Government Official, (x) inducing that Government Official to do or omit to do any act in violation of his lawful duty, (y) securing any improper advantage, or (z) inducing that Government Official to use his or her influence with a Governmental Entity, to improperly (1) affect or influence any act or decision of any Governmental Entity, or (2) assist any of the Company or its Subsidiaries in obtaining or retaining business with, or directing business to, any Person, or (ii) which would otherwise constitute or have the purpose or effect of public or commercial bribery, acceptance of or acquiescence in extortion, kickbacks or other unlawful or improper means of obtaining business or any improper advantage.

          (b)   None of Company and the Company Subsidiaries has either (i) (x) conducted or initiated any review, audit, or internal investigation, or (y) made a voluntary, directed, or involuntary disclosure to any Governmental Entity responsible for enforcing Anti-Corruption Laws, in each case with respect to any alleged act or omission arising under or relating to noncompliance with any Anti-Corruption Laws, or (ii) received any inquiry, notice, request or citation from any Person alleging noncompliance with any Anti-Corruption Laws.

          (c)   To the Company's Knowledge, each of the Company and the Company Subsidiaries is, and has been since January 1, 2014, (i) in compliance in all material respects with all applicable Sanctions, anti-money laundering legislation, regulations, rules or orders relating thereto for all other applicable jurisdictions, and maintains adequate internal controls to ensure such compliance, and (ii) not conducting business with any Restricted Person or in violation of Sanctions.

        Section 4.26    No Other Representations or Warranties.     Except for the representations and warranties contained in this Article IV or in any certificate delivered by the Company to Parent and Merger Sub (and notwithstanding the delivery or disclosure to Parent or its Representatives of any documentation, projections, estimates, budgets or other information), each of Parent and Merger Sub acknowledges that none of the Company, the Company Subsidiaries or any other Person on behalf of the Company makes any other express or implied representation or warranty in connection with the transactions contemplated by this Agreement.

Article V.
Covenants Relating to Conduct of Business

        Section 5.01    Conduct of Business by the Company.     Except (i) as expressly set forth in the Company Disclosure Letter; (ii) as expressly permitted or required by this Agreement; (iii) to the extent required by applicable Law; or (iv) with the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed) from the date of this Agreement to the Effective Time, the Company shall, and shall cause each Company Subsidiary to, conduct the business of the Company and each Company Subsidiary in the Ordinary Course of Business. In addition, and without limiting the generality of the foregoing, except (i) as expressly set forth in the Company Disclosure Letter; (ii) as expressly permitted or required by this Agreement or any Company Benefit Plan; (iii) as required by applicable Law; or (iv) with the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed) from the date of this Agreement to the earlier of the Effective Time or prior termination of this Agreement, the Company shall not, and shall not permit any Company Subsidiary to, do any of the following:

          (a)   (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property or any combination thereof) in respect of, any of the Equity Securities of the Company or any Company Subsidiary, other than dividends and distributions by a direct or indirect wholly owned Company Subsidiary to its parent; (ii) split, combine, subdivide or reclassify any of the Equity Securities of the Company or any Company Subsidiary; or (iii) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, directly or indirectly, any of the Equity Securities of the Company or any Company Subsidiary, or any warrants, calls, options or other rights to acquire any such Equity Securities, except for acquisitions, or deemed acquisitions, of Company Common Stock or other equity securities of the Company in connection with (A) the payment of the exercise price of Company Stock Options with Company Common Stock (including in connection with "net exercises"), (B) required tax withholding in connection with the exercise, vesting and settlement of Company Stock Awards and other awards pursuant to the Company Stock Plan, and (C) forfeitures of Company Stock Awards;

          (b)   issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien (other than Liens imposed by applicable securities Laws and Permitted Liens), or agree, authorize, or commit to the issue, sale, pledge, disposition of, grant, delivery, or encumbrance of (in each case, whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) (i) any Equity Securities of the Company or any Company Subsidiary other than the issuance of Company Common Stock upon the exercise, vesting or settlement of Company Stock Awards or other awards pursuant to the Company Stock Plan, in each case outstanding at the close of business on the date of this Agreement and in accordance with their terms in effect at such time; (ii) any other equity interests or voting securities of the Company or any Company Subsidiary; (iii) any warrants, calls, options or other rights to acquire any Equity Securities of, or other equity interests in, the Company or any Company Subsidiary; (iv) any rights issued by the Company or any Company Subsidiary that are linked in any way to the price of any class of Equity Securities of the Company or any Company Subsidiary, the value of the Company, any Company Subsidiary or any part of the Company or any Company Subsidiary or any dividends or other distributions declared or paid on any Equity Security of the Company or any Company Subsidiary; (vi) any stock-related, cash-based, performance or similar awards or bonuses or any other award that may be settled in Equity Securities of the Company or any of the Company Subsidiaries in which the value of the securities is linked directly or indirectly to the price or value of any Equity Security of the Company or any of its Subsidiaries (other than the issuance of Company Common Stock upon the exercise, vesting or settlement of Company Stock Awards or other awards pursuant to the Company Stock Plan, in each case outstanding at the close of business on the date of this Agreement and in accordance with their terms in effect at such time); or (vii) any Company Voting Debt;

          (c)   amend the Company's Charter Documents, except as may be required by Law or the rules and regulations of the SEC or the NYSE;

          (d)   propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization other than internal corporate reorganizations of direct or indirect wholly-owned Company Subsidiaries in the Ordinary Course of Business;

          (e)   make or adopt any change in its accounting methods, principles or practices, except insofar as may be required by a change in GAAP or Law;

          (f)    directly or indirectly acquire or agree to acquire in any transaction any equity interest in any Person or business or division thereof or any properties or assets (whether by merger, consolidation or acquisition of stock or assets or otherwise), except for (i) acquisitions with an aggregate consideration amount (based upon consideration amounts payable at closing of such acquisitions (including into escrow) and any deferred purchase price consideration amounts payable following closing assuming all such deferred purchase price consideration becomes payable) of less than $50,000,000, (ii) acquisitions pursuant to executed Contracts or executed letters of intent in existence on the date of this Agreement, in each case which have been provided to Parent prior to the date hereof, or (iii) acquisitions with respect to transactions between the Company, on the one hand, and any wholly owned Company Subsidiary, on the other hand, or between wholly owned Company Subsidiaries;

          (g)   except in relation to Liens to secure Indebtedness for borrowed money permitted to be incurred under Section 5.01(i), sell, lease (as lessor), mortgage, sell and leaseback or otherwise subject to any Lien (other than Permitted Liens), or otherwise dispose of any properties or assets (including Owned Real Property) or any interests therein, in each case with an aggregate value or purchase price in excess of $10,000,000 in any transaction or series of related transactions or $25,000,000 in the aggregate, other than (i) in the Ordinary Course of Business pursuant to Contracts in effect as of the date of this Agreement which have been provided to Parent prior to the date of this Agreement; or (ii) with respect to transactions between the Company, on the one hand, and any wholly owned Company Subsidiary, on the other hand, or between wholly owned Company Subsidiaries;

          (h)   except in the Ordinary Course of Business, cancel, fail to renew, or assign any material Real Estate Lease;

          (i)    (i) incur, assume, issue, modify, guaranty, renew, syndicate or refinance any Indebtedness (other than any Indebtedness described in clause (viii) of the definition of Indebtedness), except for (A) Indebtedness in replacement of Indebtedness existing on the date hereof that would be repayable at the Closing without any premium or penalty; provided that the consummation of the Merger and other transactions contemplated hereby shall not conflict with, or result in any violation of or default under, such replacement Indebtedness and the terms of such replacement Indebtedness shall be substantially identical to, or no less favorable to the Company as, the terms of Indebtedness being replaced at the time of such replacement (including with respect to prepayment provisions); (B) Indebtedness under the Company's existing revolving credit facility provided that the amount outstanding thereunder at any time does not exceed the amount outstanding thereunder as of the date hereof by greater than $100,000,000 in the aggregate; or (C) Indebtedness between the Company, on the one hand, and any wholly owned Company Subsidiary, on the other hand, or between wholly owned Company Subsidiaries, or (ii) make any loans, capital contributions or advances to any Person (other than the Company and any wholly-

  owned Company Subsidiary) in an aggregate amount exceeding $1,000,000 in any transaction or any related transactions, or $5,000,000 in the aggregate;

          (j)    except as required by any Contract or Company Benefit Plan in effect on the date hereof or any Law, or as contemplated by this Agreement, (i) enter into any Collective Bargaining Agreement or other labor agreement or voluntarily recognize any trade union or employee association, (ii) enter into any new employee or natural person independent contractor contracts, in any case that provides for annualized compensation payable by the Company or any of its Subsidiaries to any single individual employee or natural person independent contractor in excess of $350,000, in each case other than in the Ordinary Course of Business or in replacement of any individual whose employment or service terminates after the date hereof, (iii) accelerate the vesting or payment of the compensation payable or the benefits provided or to become payable or provided to any of its current or former directors, officers, employees, consultants or service providers, or otherwise pay any material severance (other than in the Ordinary Course of Business) or any material retention, change-in-control bonus or similar payment to any such individual, (iv) adopt, materially amend or terminate any Company Benefit Plan or adopt or enter into any other material employee benefit plan or arrangement that would be considered a Company Benefit Plan if it were in existence on the date of this Agreement, in each case other than in the Ordinary Course of Business, (v) terminate the employment of any officer other than for cause in the Ordinary Course of Business, or (vi) make any deposits or contributions of cash or other property to or take any action to fund or in any other way secure the payment of compensation or benefits under the Company Benefit Plans or agreement subject to the Company Benefit Plans other than in the Ordinary Course of Business;

          (k)   assign, transfer, lease, cancel or fail to maintain, renew or extend any Company Permit;

          (l)    except as permitted by Section 6.06, settle, compromise or agree to settle any pending or threatened action or claim (including any action or claim relating to this Agreement or the transactions contemplated hereby), or release, dismiss or otherwise dispose of any pending or threatened claim, liability, obligation or arbitration, other than settlements or compromises of litigation or releases, dismissals or dispositions of claims, liabilities, obligations or arbitration (A) that involve the payment of monetary damages (excluding monetary damages that are fully covered by the Company's insurance policies) in an amount not in excess of $2,000,000 individually or $7,500,000 in the aggregate by the Company or any Company Subsidiary, (B) that do not involve any injunctive or other non-monetary relief against or impose any material restrictions on the business or operations of the Company or any of the Company Subsidiaries, (C) that do not relate to the transactions contemplated hereby and (D) that do not involve the issuance of any Equity Securities by any of the Company or its Subsidiaries;

          (m)  abandon (subject to the reasonable business judgment of Company or such Company Subsidiary, as applicable), encumber, assign, permit to lapse or license any Owned Intellectual Property Rights other than in the Ordinary Course of Business;

          (n)   make, change or revoke any material election with respect to Taxes, change any material Tax accounting method, file any amended material Tax Return, settle or compromise any material Tax liability, enter into any closing agreement with respect to any material Tax or surrender any right to claim a material Tax refund;

          (o)   (i) adopt or implement any shareholder rights plan or similar arrangement, or (ii) enter into any Contract with respect to the voting of its capital stock;

          (p)   make or authorize capital expenditures except (i) as set forth in the Company's current capital expenditure plan provided to Parent prior to the date hereof, or (ii) otherwise in an amount not to exceed $5,000,000 in the aggregate;

          (q)   enter into a material joint venture or partnership or similar third party business enterprise;

          (r)   other than in the Ordinary Course of Business, (i) enter into, terminate, materially modify, amend or waive any material right under or renew, any Material Contract, (ii) enter into or extend the term or scope of any contract or agreement that purports to materially restrict the Company, or any Company Subsidiary, from engaging or competing in any line of business or in any geographic area, or (iii) enter into any Material Contract that would be breached by, or require the consent of any other Person in order to continue such contract or agreement in full force following, consummation of the transactions contemplated by this Agreement, solely in the case of clause (i) above, other than to the extent permitted under another subsection of this Section 5.01;

          (s)   fail to maintain, in full force without interruption, its present material insurance policies or comparable insurance coverage; or

          (t)    enter into a Contract, or otherwise resolve or agree in any legally binding manner, to take any of the foregoing actions.

        Section 5.02    Conduct of Business by Parent.     Except as expressly permitted, contemplated or required by this Agreement, as required by applicable Law or with the prior written consent of the Company, from the date of this Agreement to the Effective Time, each of Parent and Merger Sub shall not take any actions or omit to take any actions that would or would be reasonably likely to materially impair, interfere with, hinder or delay the ability of Parent, the Company or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement in accordance with the terms of this Agreement.

        Section 5.03    No Control.     Nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company's or its Subsidiaries' operations prior to the Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent's or its Subsidiaries' operations prior to the Effective Time. Prior to the Effective Time, each of the Company, Parent and Merger Sub shall exercise, subject to, and consistent with, the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries' respective operations.

        Section 5.04    No Solicitation by the Company; Company Board Recommendation.

          (a)   Except as expressly permitted by Section 5.04(c), Section 5.04(e) and Section 5.04(g), and except with respect to an Excluded Party (for so long as such Person or Group remains an Excluded Party), at the end of the Go Shop Period the Company shall, and shall cause each of the Company Subsidiaries, and its and their officers and directors, managers or equivalent, and shall use its commercially reasonable efforts to cause any other employees, accountants, consultants, legal counsel, financial advisors and agents and other representatives of the Company or the Company Subsidiaries (such directors, managers, officers, employees, accountants, consultants, legal counsel, financial advisors (including the Company Financial Advisors), agents and other representatives, collectively, "Representatives"), to:

              (i)  immediately cease any existing solicitations, discussions or negotiations with any Persons that may be ongoing with respect to any inquiry, discussion, offer or request that constitutes, or could reasonably be expected to lead to, an Alternative Proposal (an "Inquiry"), any Alternative Proposal or any proposal that could be reasonably expected to result in an Alternative Proposal;

             (ii)  request the prompt return or destruction of all confidential information previously furnished to any Person (other than Parent) that has made or indicated an intention to make an Alternative Proposal;

            (iii)  immediately cease access to any Person (other than Parent and its Affiliates and the Company and its Representatives) to any electronic data room maintained by the Company with respect to the transactions contemplated by this Agreement; and

            (iv)  from the date hereof until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.01, subject to the other provisions of this Section 5.04, not, and not to publicly announce any intention to, directly or indirectly, (A) solicit, initiate, knowingly encourage or facilitate any Inquiry or the making of any proposal that constitutes, or could reasonably be expected to lead to, any Alternative Proposal, (B) furnish non-public information to or afford access to the business, employees, officers, contracts, properties, assets, books and records of the Company and the Company Subsidiaries to any Person that would reasonably be expected to lead to, or in connection with, an Inquiry or an Alternative Proposal, (C) enter into, continue or maintain discussions or negotiations with any Person with respect to an Inquiry or an Alternative Proposal, (D) otherwise cooperate with or assist or participate in or facilitate any discussions or negotiations regarding, or furnish or cause to be furnished to any Person or Group any non-public information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or could be reasonably expected to result in, an Alternative Proposal (other than informing Persons of the existence of the provisions set forth in this Section 5.04 or contacting any person making an Alternative Proposal (provided that such Alternative Proposal does not result from any material breach of the restrictions in this Section 5.04(a)) to ascertain facts or clarify terms and conditions for the sole purpose of the Company Board reasonably informing itself about such Alternative Proposal).

             (v)  Without limiting the foregoing or any other provision of this Section 5.04, it is agreed that in the event any Representative of the Company or any Company Subsidiary takes any action, which, if taken by the Company, would constitute a material breach of this Section 5.04(a), and the Company does not take reasonable action to seek to cure such breach within three (3) Business Days of the date on which the Company obtains Knowledge of such breach, then the Company shall be deemed to be in material breach of this Section 5.04(a).

          (b)   Except as expressly permitted by Section 5.04(c) and Section 5.04(e), including with respect to any Excluded Party, from the date hereof until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.01, the Company shall not, and shall cause each of the Company Subsidiaries and its and their Representatives not to (i) approve, agree to, accept, endorse or recommend any Alternative Proposal, (ii) submit to a vote of its stockholders, approve, endorse or recommend any Alternative Proposal, (iii) grant any waiver, amendment or release under any state anti-takeover statute, (iv) effect any Adverse Recommendation Change, or (v) enter into any letter of intent or agreement in principle or any agreement providing for any Alternative Proposal (except for Acceptable Confidentiality Agreements).

          (c)   Notwithstanding anything to the contrary in Section 5.04(a) or Section 5.04(b), if the Company or any of its Subsidiaries or any of its or their respective Representatives receives an Alternative Proposal (provided that such Alternative Proposal does not result from any material breach of the restrictions in this Section 5.04) by any Person or Group at any time prior to the receipt of the Company Shareholder Approval, the Company and its Representatives may, prior to (but not after) the receipt of the Company Shareholder Approval, take the actions set forth in subsections (i) and/or (ii) of this Section 5.04(c) if the Company Board (or any committee thereof)

  has determined, in its good faith judgment (after consultation with the Company's financial advisors and outside legal counsel), that such Alternative Proposal constitutes or would reasonably be expected to lead to a Superior Proposal and that the failure to take such action would be inconsistent with the directors' exercise of their fiduciary duties under applicable Law: (i) furnish non-public information to and afford access to the business, employees, officers, contracts, properties, assets, books and records of the Company and the Company Subsidiaries to any Person in response to such Alternative Proposal, pursuant to the prior execution of (and the Company and/or Company Subsidiaries may enter into) an Acceptable Confidentiality Agreement and (ii) enter into and maintain discussions or negotiations with any Person with respect to an Alternative Proposal.

          (d)   Reasonably promptly (but in no event more than forty-eight (48) hours) following receipt of any Alternative Proposal or Inquiry, including from an Excluded Party, the Company shall advise Parent in writing of the receipt of such Alternative Proposal or Inquiry, and the terms and conditions of such Alternative Proposal or Inquiry (including, in each case, the identity of the Person or Group making any such Alternative Proposal or Inquiry), and the Company shall as reasonably promptly as practicable (and in any event within forty-eight (48) hours) provide to Parent (i) a copy of such Alternative Proposal or Inquiry, if in writing; or (ii) a written summary of the material terms of such Alternative Proposal or Inquiry, if oral. Prior to providing any non-public information concerning the Company or any of its Subsidiaries (pursuant to Section 5.04(c)) to any other Person or Group in connection with any such Alternative Proposal, the Company shall provide such non-public information to Parent. In addition, the Company shall provide Parent as reasonably promptly as practicable with notice setting forth all such information as is reasonably necessary to keep Parent informed on a current basis in all material respects of all communications regarding (including material amendments or proposed material amendments to) such Alternative Proposal or Inquiry.

          (e)   Notwithstanding anything herein to the contrary, at any time prior to the Company Shareholders Meeting, the Company Board may (i) solely in the case of an Intervening Event or with respect to a Superior Proposal, withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to Parent, the Company Recommendation or take any action, or make any public statement, filing or release inconsistent with the Company Recommendation (any of the foregoing being an "Adverse Recommendation Change") (including, for the avoidance of doubt, recommending against the Merger or approving, endorsing or recommending any Alternative Proposal) and (ii) if the Company has received a Superior Proposal that does not result from a material breach of this Section 5.04 (after taking into account the terms of any revised offer by Parent pursuant to this Section 5.04(e)), terminate this Agreement pursuant to Section 8.01(d) to enter into a definitive written agreement providing for such Superior Proposal simultaneously with the termination of this Agreement, in the case of clauses (i) and (ii), if the Company Board has determined in good faith, after consultation with outside legal counsel, that the failure to take such action would be inconsistent with the directors' exercise of their fiduciary duties under applicable Law; provided that the Company Board may not make an Adverse Recommendation Change as provided in clause (i) above or, in the case of a Superior Proposal, terminate this Agreement pursuant to Section 8.01(d), unless:

              (i)  the Company has provided prior written notice to Parent at least three (3) Business Days in advance (the "Notice Period") of taking such action, which notice shall advise Parent of the circumstances giving rise to the Adverse Recommendation Change, and, in the case of a Superior Proposal, that the Company Board has received a Superior Proposal and shall include a copy of such Superior Proposal and all other material transaction agreements and other material documents relating to such Superior Proposal or, where no such copy is available, a description of the material terms and conditions of such Superior Proposal);

             (ii)  during the Notice Period, the Company has and has caused its financial advisors and outside legal counsel to negotiate with Parent in good faith (to the extent Parent desires to so negotiate) to make such adjustments in the terms and conditions of this Agreement, the Commitment Letters, and the Guarantee so that, in the case of a Superior Proposal, such Superior Proposal ceases to constitute (in the judgment of the Company Board) a Superior Proposal, or in cases not involving a Superior Proposal, the failure to make such Adverse Recommendation Change (in the judgment of the Company Board after consultation with the Company's financial advisors and outside legal counsel) would no longer be inconsistent with the directors' exercise of their fiduciary duties under applicable Law; and

            (iii)  the Company Board has determined in good faith, after considering the results of such negotiations and giving effect to any proposals, amendments or modifications made or agreed to by Parent, if any, and after consultation with the Company's financial advisors and outside legal counsel, that, in the case of a Superior Proposal, such Superior Proposal remains a Superior Proposal or, in cases not involving a Superior Proposal, that the failure to make such Adverse Recommendation Change continues to be inconsistent with the directors' exercise of their fiduciary duties under applicable Law.

          If during the Notice Period any revisions are made to the Superior Proposal, the Company shall deliver a new written notice to Parent and shall comply with the requirements of this Section 5.04(e) with respect to such new written notice.

          (f)    Nothing contained in this Agreement shall prevent the Company or the Company Board from issuing a "stop, look and listen" communication pursuant to Rule 14d-9(f) under the Exchange Act or complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Alternative Proposal or from making any disclosure to the Company's shareholders if the Company Board (after consultation with outside legal counsel) concludes that its failure to do so would be inconsistent with its fiduciary duties under applicable Law; provided, however, that in no event shall the Company Board effect an Adverse Recommendation Change except in accordance with Section 5.04(e). For the avoidance of doubt, any public disclosure (other than any "stop, look and listen" statement) by the Company or the Company Board relating to any determination or other action by the Company Board or the Company with respect to any Alternative Proposal shall be deemed to be an Adverse Recommendation Change unless the Company Board expressly publicly reaffirms the Company Recommendation in such disclosure.

          (g)   Notwithstanding any other provision of this Agreement to the contrary, during the period beginning on the date of this Agreement and continuing until 11:59 p.m. (New York City time) on June 1, 2016 (the "Go Shop Period"), the Company and the Company Subsidiaries and their respective Affiliates and Representatives shall have the right to directly or indirectly: (i) initiate, solicit and encourage, whether publicly or otherwise, Alternative Proposals and Inquiries, including by way of providing access to non-public information pursuant to (but only pursuant to) one or more Acceptable Confidentiality Agreements (provided that (x) prior to providing any non-public information to any Person given such access, the Company shall provide such non-public information to Parent and (y) in no event shall the Company, the Company Subsidiaries or their respective Affiliates and Representatives provide any Person any non-public information of or relating to Parent, Merger Sub or any of their respective Affiliates or Representatives); and (ii) enter into, engage in, and maintain discussions or negotiations with respect to Alternative Proposals and Inquiries or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, offers, efforts, attempts, discussions or negotiations.

          (h)   Notwithstanding anything in this Section 5.04 to the contrary, the Company shall not, and shall not permit the Company Subsidiaries or its or their Affiliates or Representatives to, reimburse or agree to reimburse the fees or expenses of any Person in connection with an

  Alternative Proposal or Inquiry (including, for the avoidance of doubt, in connection with any Acceptable Confidentiality Agreement).

          (i)    For purposes of this Agreement:

              (i)  "Alternative Proposal" means any bona fide proposal or offer (whether or not in writing), with respect to any (i) merger, consolidation, share exchange, other business combination or similar transaction involving the Company which would result in any Person or Group beneficially owning 20% or more of the outstanding equity interests of the Company or any successor or parent company thereto; (ii) sale, contribution or other disposition, directly or indirectly (including by way of merger, consolidation, share exchange, other business combination, partnership, joint venture, sale of capital stock of or other equity interests in a Company Subsidiary or otherwise) of any business or assets of the Company or the Company Subsidiaries representing 20% or more of the consolidated revenues, net income or assets of the Company and the Company Subsidiaries, taken as a whole; (iii) issuance, sale or other disposition, directly or indirectly, to any Person (or the shareholders of any Person) or Group of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 20% or more of the voting power of the Company; (iv) transaction in which any Person (or the shareholders of any Person) shall acquire, directly or indirectly, beneficial ownership, or the right to acquire beneficial ownership, or formation of any Group which beneficially owns or has the right to acquire beneficial ownership of, 20% or more of the Company Common Stock or securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 20% or more of the voting power of the Company; or (v) any combination of the foregoing (in each case, other than the Merger or the other transactions contemplated by this Agreement).

             (ii)  "Superior Proposal" means any bona fide written proposal or offer made by a third party or Group pursuant to which such third party (or, in a parent-to-parent merger involving such third party, the shareholders of such third party) or Group would acquire, directly or indirectly, more than 50% of the Company Common Stock or assets of the Company and the Company Subsidiaries, taken as a whole; (A) on terms which the Company Board determines in good faith (after consultation with outside counsel and financial advisors) to be more favorable from a financial point of view to the holders of Company Common Stock than the Merger, taking into account all the terms and conditions of such proposal and this Agreement (including any changes proposed by Parent to the terms of this Agreement) and (B) that the Company Board determines in good faith (after consultation with outside counsel and financial advisors) to be reasonably likely to be consummated on the terms proposed, taking into account all financial, regulatory, legal and other aspects (including certainty of closing) of such proposal.

            (iii)  "Acceptable Confidentiality Agreement" means a confidentiality agreement containing terms no less favorable in the aggregate to the Company than the terms set forth in the Confidentiality Agreement (it being understood and hereby agreed that such confidentiality agreement need not contain a "standstill" or similar provision that prohibits the counterparty thereto or any of its Affiliates or Representatives from making any Alternative Proposal, acquiring the Company or taking any other similar action); provided, however, that such confidentiality agreement shall not prohibit compliance by the Company with any of the provisions of Section 5.04.

            (iv)  "Intervening Event" means any material event, change, effect, condition, occurrence or development relating to the Company that (A) is unknown and not reasonably foreseeable (or if known or reasonably foreseeable, the probability or magnitude of consequences of which were not known or reasonably foreseeable) to the Company Board as of the date hereof, and (B) does not relate to any Alternative Proposal or any matter relating thereto or any consequences thereof.

        Section 5.05    Equity Financing Commitments.

          (a)   Parent and Merger Sub acknowledge that they shall be fully responsible for obtaining the Equity Financing and each shall take (or cause to be taken) all actions, and do (or cause to be done) all things, necessary, proper or advisable to obtain the Equity Financing, including (i) maintaining in effect the Equity Commitment Letters, (ii) using reasonable best efforts to ensure the accuracy of all representations and warranties of Parent or Merger Sub, if any, set forth in the Equity Commitment Letters, (iii) complying with all covenants and agreements of Parent or Merger Sub set forth in the Equity Commitment Letters, (iv) satisfying on a timely basis all conditions applicable to Parent or Merger Sub set forth in the Equity Commitment Letters that are within their control (other than the consummation of the Debt Financing, it being understood that the obligations of Parent and Merger Sub with respect to the consummation of the Debt Financing are set forth in Section 5.06), (v) consummating the Equity Financing contemplated by the Equity Commitment Letters (subject to the conditions set forth therein) at or prior to the Closing and (vi) fully enforcing the obligations of the Investors and their respective investment affiliates (and the rights of Parent and Merger Sub) under the Equity Commitment Letters (subject to the conditions set forth therein), including (at the request of the Company) by filing one or more lawsuits against the Investors to fully enforce the Investors' obligations (and the rights of Parent and the Merger Sub) thereunder.

          (b)   Neither Parent nor Merger Sub shall amend, alter, or waive, or agree to amend, alter or waive (in any case whether by action or inaction), any term of the Equity Commitment Letters in a manner adverse to the Company without the prior written consent of the Company. Each of Parent and Merger Sub agrees to notify the Company promptly, and in any event within one Business Day, if at any time prior to the Closing Date (i) any Equity Commitment Letter expires or is terminated for any reason (or if any Person attempts or purports to terminate any Equity Commitment Letter, whether or not such attempted or purported termination is valid) or (ii) any Investor refuses to provide the full Equity Financing on the terms set forth in its Equity Commitment Letter.

        Section 5.06    Debt Financing Commitments.

          (a)   Parent and Merger Sub shall, and shall use commercially reasonable efforts to cause each of their Affiliates to, use commercially reasonable efforts to take, or cause to be taken all actions and to do, or cause to be done, all things necessary, proper or advisable to obtain and consummate the Debt Financing no later than the Closing Date, and shall not permit any amendment or modification to be made to, or any waiver of any provision or remedy under the Debt Commitment Letters, if such amendment, modification or waiver would:

              (i)  reduce (or could have the effect of reducing) the aggregate committed amount of the Debt Financing contemplated by the Debt Commitment Letters (including by increasing the amount of fees to be paid or original issue discount of the Debt Financing) unless the Equity Financing is increased by a corresponding amount;

             (ii)  expand on or impose new or additional conditions precedent, or otherwise amend, modify or expand any conditions precedent, to the receipt of the Debt Financing contemplated by the Debt Commitment Letters in a manner that would reasonably be expected to (A) prevent, delay or impair the Closing, (B) make the funding of such Debt Financing (or satisfaction of the conditions to obtaining such Debt Financing) less likely to occur, or (C) adversely impact the ability of Parent or Merger Sub to enforce its rights against the other parties to the Debt Commitment Letters, the ability of Parent or Merger Sub to consummate the transactions contemplated hereby or the likelihood of consummation of the transactions contemplated hereby; or

            (iii)  otherwise reasonably be expected to make it less likely that the Debt Financing would be funded or would otherwise prevent, delay or impair the transactions contemplated by this Agreement or otherwise adversely affect (including with respect to timing, taking into account the expected timing of the Marketing Period) the ability of Parent to consummate the transactions contemplated herein.

    Notwithstanding the foregoing, Parent and Merger Sub may (but shall not be obligated to) amend the Debt Commitment Letters or Debt Financing Documents to add commercial banks, investment banks or other institutional investors as lenders, lead arrangers, bookrunners, syndication agents or similar entities with commitments thereunder that have not executed the Debt Commitment Letters as of the date hereof, if the addition of such additional parties, individually or in the aggregate, is not reasonably expected to prevent, delay or impair the availability of the Debt Financing or the consummation of the transactions contemplated by this Agreement. The Company acknowledges that Parent and Merger Sub may enter into additional financing commitment letters and other documents with respect to the financing of the transactions contemplated by this Agreement, including in connection with a Notes Offering.

    Without limiting the foregoing, each of Parent and Merger Sub shall, and shall cause its Affiliates to, use its commercially reasonable efforts to consummate the Debt Financing no later than the Closing Date, including using its commercially reasonable efforts to:

            (1)   maintain in effect each Debt Commitment Letter;

            (2)   negotiate and enter into Debt Financing Documents consistent with the terms and conditions contained in the Debt Commitment Letter or such other terms that would not be prohibited by clauses (i) - (iii) in the immediately preceding paragraph (it being agreed that documentation with respect to any debt financing that is unsecured or subordinated shall not be required if the Notes Offering is consummated on or prior to the Closing Date);

            (3)   comply with all covenants and agreements of Parent or Merger Sub set forth in the Debt Commitment Letter to the extent a breach thereof would result in a failure of a condition precedent to the Debt Financing or otherwise make the funding of the Debt Financing less likely to occur;

            (4)   satisfy on a timely basis all conditions applicable to Parent or Merger Sub set forth in the Debt Commitment Letter (including by consummating the financing contemplated by the Equity Commitment Letter) that are within its control; and

            (5)   consummate the Debt Financing upon satisfaction of the conditions set forth in the Debt Commitment Letter to the extent necessary to consummate the transactions contemplated by this Agreement.

    In the event that all conditions precedent in a Debt Commitment Letter (other than the availability of funding of any of the financing contemplated under the Equity Commitment Letters) have been satisfied or, upon funding will be satisfied, each of Parent and Merger Sub shall use its commercially reasonable efforts to cause the lenders party to the Debt Commitment Letters to fund on the Closing Date the Debt Financing required to consummate the transactions contemplated by this Agreement. Parent shall promptly deliver to the Company a true and complete copy of any amendment, supplement, modification, replacement or waiver of the Commitment Letters or the Debt Financing Documents made prior to the Closing Date.

          (b)   Parent shall keep the Company informed upon reasonable request, in reasonable detail with respect to all material activity concerning the Debt Financing (including status thereof), shall give the Company prompt notice if it becomes aware of any material adverse change with respect to the availability of Debt Financing and shall provide the Company copies of the Debt Financing Documents and such other information and documentation available to them as shall be reasonably requested by the Company for purposes of monitoring the progress of the financing activities. Without limiting the foregoing, each of Parent and Merger Sub agrees to notify the Company promptly, if at any time prior to the Closing Date:

              (i)  a Debt Commitment Letter expires or is terminated for any reason (or if any Person attempts or purports in writing to terminate a Debt Commitment Letter, whether or not such attempted or purported termination is valid);

             (ii)  Parent or Merger Sub has actual knowledge of any breach or default by any party to any Debt Commitment Letter; or

            (iii)  Parent or Merger Sub receives any written notice or other communication from any Person with respect to any: (A) actual or potential breach, default or termination by any party to any Debt Commitment Letter or (B) material dispute or disagreement between or among any parties to any Debt Commitment Letter regarding satisfaction of a condition precedent to the availability of the Debt Financing on the Closing Date.

    Neither Parent nor Merger Sub shall, nor shall it permit any of its Affiliates to, without the prior written consent of the Company, take any action or enter into any transaction that would reasonably be expected to impair, delay or prevent consummation of all or any portion of the Debt Financing. Notwithstanding anything to the contrary herein, in no event will Parent or Merger Sub be under any obligation to disclose any information that is subject to attorney-client privilege (provided that the Parent and Merger Sub shall each use its commercially reasonable efforts to allow for such access or disclosure (or as much of it as possible) in a manner that does not result in a loss of attorney-client privilege).

          (c)   If all or any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in a Debt Commitment Letter, each of Parent and Merger Sub shall use its commercially reasonable efforts (i) to arrange to promptly obtain Debt Financing on terms (including conditions, structure, covenants and pricing) not materially less beneficial to Parent, in an amount that is sufficient, when added to the portion of the Financing that is available, to pay in cash all amounts required to be paid by Parent, the Surviving Company and Merger Sub in connection with the transactions contemplated by this Agreement, including the Merger Consideration, and all payments, fees and expenses related to or arising out of the transactions contemplated by this Agreement and (ii) to obtain a new financing commitment letter and a new definitive agreement with respect thereto. Notwithstanding anything in this Agreement to the contrary, each of Parent and Merger Sub expressly acknowledges and agrees that, subject to Section 9.10(b), neither the availability nor terms of the Debt Financing or any alternative Debt Financing are conditions to the obligations of Parent and Merger Sub to consummate the Merger.

          (d)   Prior to or, to the extent applicable, concurrently with Closing, the Company agrees to use its commercially reasonable efforts to provide (and to use its commercially reasonable efforts to cause the Company Subsidiaries and its and their respective Representatives to use commercially reasonable efforts to provide) Parent with such cooperation that is reasonably necessary and customary in connection with the Debt Financing (including the financings contemplated by the Debt Commitment Letters) as may be reasonably requested by Parent. Such cooperation shall include commercially reasonable efforts in respect of the following:

              (i)  participation in, and assistance with, as applicable, the Marketing Efforts related to the Debt Financing;

             (ii)  delivery to Parent, Merger Sub and their Financing Sources of the Financing Information and the Financing Deliverables as promptly as reasonably practicable following Parent's request (or concurrently with the Closing to the extent set forth in the definition of "Financing Deliverables");

            (iii)  taking such actions as are reasonably requested by Parent or Merger Sub to facilitate the satisfaction on a timely basis of all conditions precedent to obtaining the Debt Financing that are within the Company's control;

            (iv)  to cause its independent auditors to cooperate with the Debt Financing, including by using commercially reasonable efforts to provide the Specified Auditor Assistance;

             (v)  upon reasonable request, to identify any material non-public information contained in the Marketing Material and comply with Regulation FD to the extent applicable to such material non-public information;

            (vi)  deliver such due diligence materials as are reasonably available to it and as are reasonably requested by Parent and customarily delivered in connection with the Marketing Materials; and

           (vii)  assist Parent with Parent's preparation of pro forma and projected financial statements and financial information necessary to satisfy a condition to the Debt Financing set forth in the Debt Commitment Letters or customarily included in Marketing Material; provided, that, (a) neither the Company, the Company Subsidiaries nor any of its and their respective Representatives shall be responsible in any manner for information relating to the proposed debt and equity capitalization of Parent or Merger Sub that may be included in such pro forma and projected financial information and (b) without limiting the assistance obligations set forth in this clause (vii), Parent and Merger Sub will be primarily responsible for the preparation of any such pro forma and projected financial information;

provided that (A) no agreement executed by the Company shall be effective until the Effective Time and none of the Company or any of the Company Subsidiaries shall be required to take any action under any such agreement that is not contingent upon the Closing or that would be effective prior to the Effective Time (provided that the Company will execute customary authorization letters required by the Financing Sources in connection with the Debt Financing) and (B) the foregoing provisions of this Section 5.06(d) shall not require cooperation to the extent it would: (i) interfere unreasonably with the business or operations of the Company or the Company Subsidiaries; (ii) cause any condition to Closing set forth in Sections 7.01 or 7.03 to not be satisfied or otherwise cause any breach of this Agreement (including any representations or warranties thereunder); (iii) result in the Company or the Company Subsidiaries paying any commitment or other fee prior to the Effective Time; (iv) cause the Company or the Company Subsidiaries to incur liability in connection with the Financing prior to the Effective Time; (v) cause any director, officer or employee of the Company or the Company Subsidiaries to incur any personal liability (including that none of the boards of directors (or equivalent bodies) of the Company and the Company Subsidiaries shall be required to enter into any resolutions or take similar action approving the Financing until the Closing has occurred); (vi) include any actions that Company reasonably believes would result in the contravention of, or that could reasonably be expected to result in a violation or breach of, or a default under, any Laws or under any material Contract to which the Company or any Company Subsidiary is a party in effect on the date hereof; (vii) require the Company to provide access to or disclose information that the Company determines would jeopardize any attorney-client privilege of the Company or any Company Subsidiaries or would otherwise be restricted from disclosure in accordance with the proviso in Section 6.02; (viii)  require the delivery of any financial statements in a form or subject to a standard different than those provided to Parent on or prior to the date hereof or otherwise delivered pursuant to this Agreement or require the Company to prepare separate financial statements for any Company Subsidiary; (ix) involve approaching landlords or any other bailees or other third parties prior to Closing to discuss landlord waivers, leasehold mortgages, bailee waivers, estoppels or other agreements limiting the rights of such third parties, (x) involve consenting to the filing of UCC-1s prior to the Closing; or (xi) require the Company or any Company Subsidiary to deliver any legal opinions. All non-public or otherwise confidential information regarding the Company obtained by Parent or Merger Sub or any of their respective Representatives pursuant to this Section 5.06(d) shall be kept confidential in accordance with the Confidentiality Agreement; provided that the Company agrees that Parent and Merger Sub may share non-public or otherwise confidential information with the Financing Sources, and that Parent, Merger Sub and such Financing Sources may share such information with potential Financing Sources in connection with the Marketing Efforts relating to the Debt Financing if the recipients of such information agree to customary confidentiality arrangements, including "click through" confidentiality agreements and confidentially provisions contained in customary bank books and offering memoranda provided that the Company has had an opportunity to review such confidentiality agreements and confidentiality provisions and such agreements or provisions provide confidentiality obligations under Regulation FD. Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable out of pocket costs incurred by the Company or any of the Company Subsidiaries in connection with the cooperation contemplated by this Section 5.06(d) and Section 2.02(k). Parent and Merger Sub shall, on a joint and several basis, indemnify and hold harmless the Company, its Affiliates and its Representatives from and against any and all liabilities, obligations, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by any of them in connection with the arrangement of the financings contemplated by the Commitment Letters and any information utilized in connection therewith, and the delivery of the payoff letters pursuant to Section 2.02(k). Notwithstanding anything to the contrary, the condition set forth in Section 7.03(b), as it applies to the Company's obligations under this Section 5.06(d) , shall be deemed satisfied unless there has occurred a knowing and willful material breach of its obligations under this Section 5.06(d). The Company hereby consents to the use of all of its and the Company Subsidiaries' logos in connection with the Debt Financing, in accordance with customary practice and subject to any reasonable restrictions that the Company may impose; provided that the logos are used solely in a manner that is not intended, or reasonably likely, to harm or disparage the Company and the Company Subsidiaries or the reputation or the goodwill of the Company and the Company Subsidiaries.

Article VI.
Additional Agreements

        Section 6.01    Preparation of the Proxy Statement; Company Shareholders Meeting.

          (a)   As reasonably promptly as practicable following the date of this Agreement (and in any event on or before the date that is fifteen (15) Business Days after the date hereof), the Company shall prepare and cause to be filed with the SEC a proxy statement to be sent to the Company's shareholders relating to the Company Shareholders Meeting which shall contain a statement in accordance with the DGCL regarding Appraisal Rights (together with any amendments or supplements thereto, the "Proxy Statement"). Parent shall furnish all information concerning Parent and its Affiliates to the Company, and provide such other assistance, as may be reasonably requested in connection with the preparation, filing and distribution of the Proxy Statement, and the Proxy Statement shall include all information reasonably requested by the Company to be included therein. The Company shall reasonably promptly notify Parent upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the

  Proxy Statement and shall provide Parent with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC, on the other hand. The Company shall use its commercially reasonable efforts to respond as reasonably promptly as practicable to any comments from the SEC with respect to the Proxy Statement, and Parent will reasonably cooperate in connection therewith. Notwithstanding the foregoing, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company (i) shall provide Parent a reasonable opportunity to review and comment on the Proxy Statement or response (including the proposed final version of the Proxy Statement or response) and (ii) shall consider in good faith all comments reasonably proposed by Parent. The Company shall use its commercially reasonable efforts to cause all documents that it is responsible for filing with the SEC or other Governmental Entities under this Section 6.01(a) to comply in all material respects with all applicable requirements of Law and the rules and regulations promulgated thereunder.

          (b)   If prior to the Company Shareholder Approval any change occurs with respect to information supplied by Parent for inclusion in the Proxy Statement which is required to be described in an amendment of, or a supplement to, the Proxy Statement, Parent shall reasonably promptly notify the Company of such event, and Parent and the Company shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement, and as required by Law, in disseminating the information contained in such amendment or supplement to the Company's shareholders. Nothing in this Section 6.01(b) shall limit the obligations of any party under Section 6.01(a).

          (c)   If prior to the Company Shareholder Approval any event occurs with respect to the Company or any Company Subsidiary, or any change occurs with respect to other information supplied by the Company for inclusion in the Proxy Statement, which is required to be described in an amendment of, or a supplement to, the Proxy Statement, the Company shall reasonably promptly notify Parent of such event, and the Company shall as reasonably promptly as practicable file any necessary amendment or supplement to the Proxy Statement with the SEC and, as required by Law, disseminate the information contained in such amendment or supplement to the Company's shareholders. Nothing in this Section 6.01(c) shall limit the obligations of any party under Section 6.01(a).

          (d)   The Company shall, as reasonably promptly as practicable after the SEC clears the Proxy Statement, duly call, give notice of, convene and hold the Company Shareholders Meeting for the purpose of seeking the Company Shareholder Approval and the Company Shareholders Meeting shall not be adjourned without the consent of Parent other than for the purpose of soliciting the presence in person or by proxy of Company shareholders sufficient to establish a quorum. In connection with the foregoing, the Company shall (i) as reasonably promptly as practicable after the date on which the SEC confirms that it has no further comments on the Proxy Statement cause the Proxy Statement to be sent to the Company's shareholders (and in no event more than five (5) Business Days after the date on which the SEC confirms that it has no further comments on the Proxy Statement); and (ii) subject to Section 5.04(e), use its commercially reasonable efforts to solicit proxies in favor of the adoption of this Agreement and obtain the Company Shareholder Approval. The Proxy Statement shall not, when sent to the Company's shareholders, contain any other proposal or request for shareholder approval other than the Company Shareholder Approval. The Company shall, through the Company Board, recommend to its shareholders that they give the Company Shareholder Approval (the "Company Recommendation") at the Company Shareholders Meeting and shall include such recommendation in the Proxy Statement, in each case, except to the extent that the Company Board shall have made an Adverse Recommendation Change as permitted by Section 5.04(e).

          (e)   Without limiting the generality of the foregoing, the Company agrees that, unless this Agreement is terminated in accordance with its terms, and, to the extent required under the terms of this Agreement, the Company pays to Parent the Termination Fee or Go Shop Termination Fee, as applicable, in accordance with Section 8.03, (i) its obligations to hold the Company Shareholders Meeting pursuant to this Section 6.01 shall not be affected by the making of an Adverse Recommendation Change by the Company Board and (ii) its obligations pursuant to this Section 6.01 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Alternative Proposal. Unless this Agreement is terminated in accordance with its terms and, to the extent required under the terms of this Agreement, the Company pays to Parent the Termination Fee or Go Shop Termination Fee, as applicable, in accordance with Section 8.03, the Company agrees that it shall not submit to the vote of the Company's shareholders any Alternative Proposal (whether or not a Superior Proposal) prior to the vote of the Company's shareholders with respect to the Company Shareholder Approval at the Company Shareholders Meeting.

        Section 6.02    Access to Information; Confidentiality.     Subject to applicable Law, the Company shall, and shall cause each Company Subsidiary to, afford to Parent and to the Representatives of Parent reasonable access during the Company's or such Company Subsidiary's normal business hours, upon reasonable advance notice, during the period prior to the Effective Time, to all their respective properties, books, contracts, personnel and records and, during such period, the Company shall, and shall cause each of its Subsidiaries to, furnish reasonably promptly to Parent (a) to the extent not publicly available, a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws or commission actions and (b) all other information concerning its business, properties and personnel as Parent may reasonably request (in each case, in a manner so as to not interfere in any material respect with the normal business operations of the Company or any Company Subsidiary); provided, however, that the Company shall not be required to permit such access or make such disclosure, to the extent it determines, after consultation with outside counsel, that such disclosure or access would reasonably be likely to (i) violate the terms of any confidentiality agreement or other Contract with a third party (provided that the Company shall use its commercially reasonable efforts to obtain the required consent of such third party to such access or disclosure); (ii) result in the loss of any attorney-client privilege (provided that the Company shall use its commercially reasonable efforts to allow for such access or disclosure (or as much of it as possible)) in a manner that does not result in a loss of attorney-client privilege); or (iii) violate any Law. Notwithstanding anything contained in this Agreement to the contrary, the Company shall not be required to provide any access or make any disclosure to Parent pursuant to this Section 6.02 to the extent such access or information is reasonably pertinent to a litigation where the Company or any of its Affiliates, on the one hand, and Parent or any of its Affiliates, on the other hand, are adverse parties. All information exchanged pursuant to this Section 6.02 shall be subject to the confidentiality agreement, dated as of January 15, 2015, between LGP and the Company (the "Confidentiality Agreement").

        Section 6.03    Efforts to Consummate.

          (a)   Subject to the terms and conditions herein provided, each of Parent and the Company shall use their respective commercially reasonable efforts to reasonably promptly take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under this Agreement and applicable Laws to consummate and make effective as reasonably promptly as practicable after the date hereof the transactions contemplated by this Agreement, including (i) preparing as reasonably promptly as practicable all necessary applications, notices, petitions, filings, ruling requests, and other documents and to obtain as reasonably promptly as practicable all Consents necessary or advisable to be obtained from any Governmental Entity in order to consummate the transactions contemplated by this Agreement (collectively, the "Governmental

  Approvals") and (ii) as reasonably promptly as practicable taking all steps as may be necessary to obtain all such Governmental Approvals. In furtherance and not in limitation of the foregoing, (A) each party hereto agrees to make an appropriate and complete filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby within ten (10) Business Days of the date of this Agreement, (B) Parent agrees to lodge with the Australian Foreign Investment Review Board ("FIRB") the form of notification required under FATA in respect of the Merger within ten (10) Business Days of the date of this Agreement, (C) each party hereto agrees to make all other required filings set forth on Section 3.03(b) of the Parent Disclosure Letter or on Section 4.05(b) of the Company Disclosure Letter, as applicable, and (D) each party hereto agrees to not enter into any agreement with the Federal Trade Commission (the "FTC") or the United States Department of Justice (the "DOJ") or any other Governmental Entity not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the other party hereto (which shall not be unreasonably withheld, conditioned or delayed). Parent and the Company shall supply as reasonably promptly as practicable any additional information or documentation that may be requested pursuant to the HSR Act or any other Regulatory Law and use its commercially reasonable efforts to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act and any other Regulatory Law as soon as possible.

          (b)   Each of Parent and the Company shall, in connection with the actions referenced in Section 6.03(a) to obtain all Governmental Approvals for the transactions contemplated by this Agreement under the HSR Act, FATA or any other Regulatory Laws, (i) cooperate in all respects with each other in connection with any communication, filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) keep the other party and/or its counsel informed of any communication received by such party from, or given by such party to FIRB, the FTC, the DOJ or any other U.S. or other Governmental Entity and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby; (iii) consult with each other in advance of any meeting or conference with FIRB, the FTC, the DOJ or any other Governmental Entity or, in connection with any proceeding by a private party, with any other person, and to the extent permitted by FIRB, the FTC, the DOJ or such other Governmental Entity or other person, give the other party and/or its counsel the opportunity to attend and participate in such meetings and conferences; and (iv) permit the other party and/or its counsel to review in advance any submission, filing or communication (and documents submitted therewith) intended to be given by it to FIRB, the FTC, the DOJ or any other Governmental Entity; provided that materials may be redacted to remove references concerning the valuation of the businesses of the Company and its Subsidiaries. Parent and the Company may, as each deems advisable and necessary, reasonably designate any competitively sensitive material to be provided to the other under this Section 6.03(b) as "Antitrust Counsel Only Material." Such materials and the information contained therein shall be given only to the outside antitrust counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors or other representatives of the recipient unless express permission is obtained in advance from the source of the materials (Parent or the Company, as the case may be) or its legal counsel.

          (c)   In furtherance and not in limitation of the covenants of the parties contained in Sections 6.03(a) and 6.03(b), but subject to Section 5.01 (and in no event limiting the obligations of Parent under this Section 6.03(c)), Parent and the Company shall use commercially reasonable efforts to take any and all steps not prohibited by Law to (i) avoid the entry of, or to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that would restrain, prevent or delay the Closing on or before the End Date, including defending through litigation on the merits any claim asserted in any court with respect to the transactions contemplated by this Agreement by the FTC, the DOJ or any other applicable Governmental Entity or any private party in respect of Regulatory Laws, and (ii) avoid or eliminate each and every impediment under any Regulatory Law so as to enable the Closing to occur as soon as possible (and in any event no later than the End Date), including (A) proposing, negotiating, committing to and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of such businesses, product lines or assets of Parent, the Company and their respective Subsidiaries or (B) otherwise taking or committing to take actions that after the Closing would limit Parent's and/or its Subsidiaries' (including the Company's and the Company Subsidiaries') freedom of action with respect to, or its or their ability to operate and/or retain, one or more of the businesses, product lines or assets of Parent, the Company and/or their respective Subsidiaries; provided, however, that any action contemplated by clauses (A) and (B) is conditioned upon the consummation of the transactions contemplated by this Agreement.

          (d)   The Company shall give prompt written notice to Parent, and Parent shall give prompt written notice to the Company, of (i) the occurrence, or failure to occur, of any event which occurrence or failure to occur has resulted in or would reasonably be expected to result in the failure to satisfy or be able to satisfy any of the conditions specified in Article VII, and such written notice shall specify the condition which has failed or will fail to be satisfied; (ii) any written notice from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement to the extent such consent is material to the Company and the Company Subsidiaries, taken as a whole; and (iii) any material written notice from any Governmental Entity in connection with the transactions contemplated by this Agreement; provided that the delivery of any notice pursuant to this Section 6.03(d) shall not limit or otherwise affect the remedies available hereunder to Parent or the Company.

          (e)   Each of the Company and Parent shall use their respective commercially reasonable efforts to give any notices to third parties other than Governmental Entities, and use commercially reasonable efforts to obtain any consents from third parties other than Governmental Entities required in connection with the Merger that are (i) necessary to consummate the transactions contemplated hereby, (ii) disclosed or required to be disclosed in the Company Disclosure Letter or the Parent Disclosure Letter, as the case may be, or (iii) required to prevent the occurrence of an event that is reasonably likely to have a Company Material Adverse Effect or a Parent Material Adverse Effect prior to or after the Effective Time, in each case, to the extent requested by the other party; it being understood that Parent shall not be required to make any payments or concessions in connection with the fulfillment of its obligations under this Section 6.01(e).

        Section 6.04    Company Equity and Equity-Based Awards.

          (a)    Vested Company Stock Options.    At the Effective Time, each vested (after giving effect to any acceleration of vesting required in connection with the Merger pursuant to an outstanding Company Stock Option agreement on the date hereof) Company Stock Option outstanding immediately prior to the Effective Time shall, at the Effective Time, be canceled and, for each such Company Stock Option with respect to which the option holder has executed an Award Release Agreement, the holder thereof shall be entitled to receive an amount in cash payable at the time of cancellation of such Company Stock Option equal to the product of (A) the excess, if any, of (y) the Merger Consideration over (z) the per share exercise price of such Company Stock Option multiplied by (B) the number of shares of Company Common Stock subject to such Company Stock Option (less any required withholding under applicable Tax Law) (collectively, the "Option Payments"). As soon as practicable following the Closing and within three (3) Business Days following the receipt of a duly executed Award Release Agreement, the Surviving Company shall make the Option Payments, if any, due to each holder of a Company Stock Option by a special payroll payment through the payroll system of the Surviving Company (or an Affiliate thereof). From and after the Effective Time, each such vested Company Stock Option shall no longer be exercisable by the former holder thereof, and shall only entitle such holder to the Option Payment, if any. Prior to the Closing Date, the Company shall timely take all necessary or appropriate actions to cause the Company Stock Options to be canceled at the Closing in exchange for the Option Payments (including, to the extent applicable, the distribution of applicable notices as required by the Company Stock Plan) in accordance with the terms of the Company Stock Plan).

          (b)    Other Vested Company Stock Awards.    At the Effective Time, each vested (after giving effect to any acceleration of vesting required in connection with the Merger pursuant to an outstanding Company Restricted Share agreement or Company RSU Award agreement on the date hereof) Company Restricted Share or Company RSU Award outstanding immediately prior to the Effective Time with respect to which the holder has executed an Award Release Agreement shall become fully vested so as to no longer be subject to any forfeiture or vesting requirements and, for the avoidance of doubt, shall be considered an outstanding share of Company Common Stock for purposes of this Agreement and the holder thereof shall be entitled to receive the Merger Consideration with respect thereto, less any required withholding under applicable Tax Law. As soon as practicable following the Closing and in any event within three (3) Business Days following the receipt of a duly executed Award Release Agreement, the Surviving Company shall pay the Merger Consideration with respect to the vested Company Restricted Shares or Company RSU Awards to the relevant holder by a special payroll payment and withhold and remit to the relevant authority all applicable Taxes due in respect thereof.

          (c)    Unvested Company Stock Awards.

              (i)  At the Effective Time, each unvested Company Stock Option, Company Restricted Share and Company RSU Award (after giving effect to any acceleration of vesting required in connection with the Merger pursuant to an outstanding Company Stock Option agreement, Company Restricted Share agreement and Company RSU Award agreement) outstanding immediately prior to the Effective Time, shall be canceled and each holder thereof who has executed an Award Release Agreement shall be entitled to receive: (1) with respect to each cancelled Company Stock Option held by the holder, an amount in cash equal to the product of (A) the excess, if any, of (y) the Merger Consideration over (z) the per share exercise price of such Company Stock Option multiplied by (B) the number of shares of Company Common Stock subject to such Company Stock Option (less any required withholding under applicable Tax Law) (collectively, the "Unvested Option Payments"); and (2) with respect to each cancelled Company Restricted Share and/or Company RSU Award held by the holder, an amount in cash equal to the product of (A) the Merger Consideration multiplied by (B) the number of shares of Company Common Stock subject to the Company Restricted Share and/or Company RSU Award (less any withholding required under applicable Tax Law) (collectively, the "Unvested Restricted Share/RSU Payments"); provided, however, such Unvested Option Payments and Unvested Restricted Share/RSU Payments shall be held in the Escrow Account in accordance with Section 2.04 and Section 6.05(c).

             (ii)  If the holder remains employed with the Surviving Company until the date(s) that the unvested portion(s) of the Company Stock Option, Company Restricted Share and Company RSU Award would have vested had they not been cancelled at the Effective Time, then on such date(s) the Surviving Company (or an Affiliate thereof) shall pay from the Escrow Account through its payroll system the portion of the Option Payments, Restricted Share and/or RSU Payments that would have been paid to such holder in accordance with Section 6.04(a) and/or 6.04(b) if such unvested portion had been vested immediately before the Effective Time. If the holder's employment with the Surviving Company is terminated by the Surviving Company without cause before all Unvested Option Payments and Unvested Restricted Share/RSU Payments have been paid to the holder, the Surviving Company will pay to the holder within thirty (30) days following such termination of employment a lump sum payment equal to all such unpaid payments.

          (d)    Company Actions.    At the Effective Time, the Company Stock Plan will be terminated in accordance with its respective terms and no further equity awards or other rights with respect to shares of Company Common Stock will be granted thereunder. Prior to the Effective Time, the Company will adopt such resolutions as may reasonably be required in its discretion to effectuate the actions contemplated by this Section 6.04.

        Section 6.05    Indemnification, Exculpation and Insurance.

          (a)   All rights to indemnification by the Company and any Company Subsidiary existing in favor of those Persons who are directors and officers of the Company or any Company Subsidiary as of the date of this Agreement (the "Company Indemnified Parties") for their acts and omissions occurring prior to the Effective Time, as provided in the Company Charter and bylaws of the Company or any Company Subsidiary, as applicable, (as in effect as of the date of this Agreement) and as provided in any indemnification or other similar agreements of the Company or any of the Company Subsidiaries, as applicable, and said Company Indemnified Parties, shall survive the Merger and shall be observed by the Surviving Company and its Subsidiaries to the fullest extent available under Delaware law for a period of six (6) years from the Effective Time, and any claim made requesting indemnification pursuant to such indemnification rights within such six (6) year period shall continue to be subject to this Section 6.05 and the indemnification rights provided under this Section 6.05 until disposition of such claim.

          (b)   From the Effective Time until the sixth anniversary of the date on which the Effective Time occurs, the Surviving Company (together with its successors and assigns, the "Indemnifying Parties") shall, to the fullest extent permitted under applicable Law, indemnify and hold harmless each Company Indemnified Party in his or her capacity as an officer or director of the Company or a Company Subsidiary against all losses, claims, damages, liabilities, fees, expenses, judgments or fines incurred by such Company Indemnified Party as an officer or director of a Company or a Company Subsidiary in connection with any pending or threatened Law based on or arising out of, in whole or in part, the fact that such Company Indemnified Party is or was a director or officer of the Company or a Company Subsidiary at or prior to the Effective Time and pertaining to any and all matters pending, existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including any such matter arising under any claim with respect to the transactions contemplated herein. Without limiting the foregoing, the Indemnifying Parties shall also, to the fullest extent permitted under applicable Law, advance reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys' fees) incurred by the Company Indemnified Parties in connection with matters for which such Company Indemnified Parties are eligible to be indemnified pursuant to this Section 6.05 within fifteen (15) days after receipt by the Surviving Company of a written request for such advance, subject to the execution by such Company Indemnified Parties of appropriate undertakings in favor of the Indemnifying Parties to repay such advanced costs and expenses if it is ultimately determined in a final and non-appealable judgment of a court of competent jurisdiction that such Company Indemnified Party is not entitled to be indemnified under this Section 6.05.

          (c)   In the event that the Surviving Company or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, the Surviving Company shall cause proper provision to be made so that the successors and assigns of the Surviving Company assume the obligations set forth in this Section 6.05.

          (d)   For a period of six (6) years from and after the Effective Time, the Surviving Company shall either cause to be maintained in effect the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by the Company or its Subsidiaries or provide substitute policies for the Company and its current and former directors and officers who are currently covered by the directors' and officers' and fiduciary liability insurance coverage currently maintained by the Company, in either case, of not less than the existing coverage and having other terms not less favorable to the insured persons than the directors' and officers' liability insurance and fiduciary liability insurance coverage currently maintained by the Company with respect to claims arising from facts or events that occurred on or before the Effective Time (with insurance carriers having at least an "A" rating by A.M. Best with respect to directors' and officers' liability insurance and fiduciary liability insurance), except that in no event shall the Surviving Company be required to pay with respect to such insurance policies in respect of any one policy year more than three hundred percent (300%) of the aggregate annual premium most recently paid by the Company prior to the date of this Agreement (the "Maximum Amount"), and if the Surviving Company is unable to obtain the insurance required by this Section 6.05(d) it shall obtain as much comparable insurance as possible for the years within such six (6) year period for an annual premium equal to the Maximum Amount, in respect of each policy year within such period. In lieu of such insurance, prior to the Closing Date the Company may, at its option (following reasonable consultation with Parent), purchase a "tail" directors' and officers' liability insurance policy and fiduciary liability insurance policy for the Company and its current and former directors, officers and employees who are currently covered by the directors' and officers' and fiduciary liability insurance coverage currently maintained by the Company, such tail to provide coverage in an amount not less than the existing coverage and to have other terms not less favorable to the insured persons than the directors' and officers' liability insurance and fiduciary liability insurance coverage currently maintained by the Company with respect to claims arising from facts or events that occurred on or before the Effective Time; provided that in no event shall the cost of any such tail policy in respect of any one policy year exceed the Maximum Amount. The Surviving Company shall maintain such policies in full force and effect, and continue to honor the obligations thereunder.

          (e)   The provisions of this Section 6.05 (i) shall survive consummation of the Merger, (ii) are intended to be for the benefit of, and will be enforceable by, each indemnified or insured party (including the Company Indemnified Parties), his or her heirs and his or her representatives, and (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

          (f)    From and after the Effective Time, Parent shall guarantee the prompt payment of the obligations of the Surviving Company and the Company Subsidiaries under this Section 6.05.

        Section 6.06    Transaction Litigation.     The Company shall give Parent the opportunity to reasonably participate in the defense or settlement of any shareholder litigation against the Company and/or its directors relating to the Merger and the other transactions contemplated by this Agreement. Neither the Company nor any Representative of the Company shall compromise, settle or come to an arrangement regarding any such shareholder litigation with respect to claims against the Company, in each case unless Parent shall have consented in writing (which consent shall not be unreasonably withheld, conditioned or delayed).

        Section 6.07    Section 16 Matters.     Prior to or as of the Effective Time, the Company and Merger Sub each shall, to the extent necessary, take appropriate action to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) resulting from the Merger and the other transactions contemplated by this Agreement by each individual who will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the

Company immediately prior to the Effective Time to be exempt under Rule 16b-3 promulgated under the Exchange Act.

        Section 6.08    Public Announcements.     Except with respect to any Adverse Recommendation Change or announcement made with respect to any Alternative Proposal, Superior Proposal or related matters in accordance with the terms of this Agreement, or any dispute between the parties regarding this Agreement or the transactions contemplated hereby, Parent and the Company shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as such party may reasonably conclude may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system. The Company and Parent agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties. Nothing in this Section 6.08 shall limit the ability of any party hereto to make internal announcements to their respective employees that are consistent in all material respects with the prior public disclosures regarding the transactions contemplated by this Agreement.

        Section 6.09    Merger Sub; Parent Subsidiaries.     Parent shall cause each of Merger Sub and any other applicable Subsidiary of Parent to comply with and perform all of its obligations under or relating to this Agreement, including, in the case of Parent, transferring funds to Merger Sub as may be necessary for Merger Sub to comply with its obligations under this Agreement and, in the case of Merger Sub, to consummate the Merger on the terms and conditions set forth in this Agreement.

        Section 6.10    Company Notes.

          (a)   In coordination with Parent, the Company shall (i) comply with the Specified Tender Offer Actions and (ii) either following a Debt Tender Offer in accordance with the Specified Tender Offer Actions or in lieu of such Specified Tender Offer Actions, as directed by Parent, the Company or the applicable Company Subsidiary, in accordance with that certain Indenture, dated as of April 15, 2015, as supplemented by that First Supplemental Indenture dated April 16, 2015, that Second Supplemental Indenture dated November 20, 2015, and that Third Supplemental Indenture dated February 5, 2016 (collectively, the "Indenture"), by and among the Company, the guarantors provided therein, and U.S. Bank, National Association, as trustee (the "Trustee"), shall:

              (i)  send a notice of redemption to the Trustee (conditioned upon the consummation of the Closing, if sent prior to the Closing), with respect to the Company Notes;

             (ii)  take such actions as may be required under the Indenture to cause the Trustee to proceed with the redemption of such Company Notes and to provide the notice of redemption (conditioned upon consummation of the Closing, if provided prior to the Closing) to the holders of such Company Notes pursuant to the Indenture; and

            (iii)  take all other actions and prepare and deliver all other documents required under the Indenture (including any officers certificates and legal opinions) as may be required under the Indenture to issue a notice of redemption (conditioned upon consummation of the Closing, if issued prior to the Closing) for such Company Notes providing for the redemption on the Closing Date or such other date as shall be agreed by Parent and the Company of all of the outstanding aggregate principal amount of such Company Notes (together with all accrued and unpaid interest and applicable premiums related to such Company Notes) and to the extent requested by Parent, satisfaction and discharge of the Company Notes, in exchange, pursuant to the requisite provisions of the Indenture (subject to the irrevocable deposit with the Trustee on the Closing Date of funds sufficient to pay in full the outstanding aggregate principal amount of, accrued and unpaid interest through the redemption date on, and applicable premiums related to, such Company Notes, as arranged by Parent).

The notice of redemption delivered to the Trustee and holders of the Company Notes shall state that the redemption date may be delayed until such time as all conditions to redemption stated therein shall be satisfied (or waived by the Company in its sole discretion) or such redemption may not occur and such notice may be rescinded in the event any or all such conditions (including the Closing) shall not have been satisfied (or waived by the Company in its sole discretion). At the Closing, Parent shall make, or cause to be made, a deposit with the Trustee of funds sufficient to pay in full the outstanding aggregate principal amount of, accrued and unpaid interest through the redemption date on, and applicable premiums related to, such Company Notes.

          (b)   For the avoidance of doubt, all Company Notes not tendered in connection with the Specified Tender Offer Actions shall be satisfied and discharged on or prior to the Closing Date.

        Section 6.11    SEC Documents.     After the date of this Agreement and through the Closing, the Company will promptly notify Parent of, and promptly provide to Parent, any comment letters it receives from the SEC or its staff in respect of any reports, schedules, forms statements and other documents furnished or filed with the SEC.

        Section 6.12    Escrow Agent and Escrow Agreement.     The Company and Parent shall retain the Escrow Agent and shall cause the Escrow Agreement to be finalized for execution at or prior to Closing.

        Section 6.13    Delisting.     Prior to the Closing, the Company shall cooperate with Parent and use commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws (including the rules and regulations of the NYSE) to cause the delisting of the Company Common Stock from the NYSE and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time, and in any event no more than ten (10) days thereafter.

Article VII.
Conditions Precedent

        Section 7.01    Conditions to Each Party's Obligation to Effect the Merger.     The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

          (a)    Shareholder Approval.    The Company Shareholder Approval shall have been obtained.

          (b)    Regulatory Approvals.

              (i)  Any waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired; and

             (ii)  A notice shall have been issued by, or on behalf of, the Treasurer of the Commonwealth of Australia (the "Treasurer") stating that the Commonwealth of Australia has no objections to the Merger or the Treasurer shall have ceased to be empowered to make any order or decision under Division 2 of Part 3 of FATA in respect of the Merger because of a lapse of time.

          (c)    No Legal Restraints.    No applicable Law and no Judgment, preliminary, temporary or permanent, or other legal restraint or prohibition and no binding order or determination by any Governmental Entity (collectively, the "Legal Restraints") shall be in effect that prevents, makes illegal or prohibits the consummation of the Merger and the other transactions contemplated hereby.

        Section 7.02    Conditions to Obligations of the Company.     The obligations of the Company to consummate the Merger are further subject to the following conditions:

          (a)    Representations and Warranties.    (i) The representations and warranties of Parent and Merger Sub contained in this Agreement (except for the representations and warranties contained in Section 3.01, Section 3.02 and Section 3.06) shall be true and correct (without giving effect to any limitation as to "materiality" or "Parent Material Adverse Effect" or similar materiality qualifiers set forth therein) as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to "materiality", "Parent Material Adverse Effect" or similar materiality qualifiers set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect and (ii) the representations and warranties of Parent and Merger Sub contained in Section 3.01, Section 3.02 and Section 3.06 shall be true and correct in all material respects at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date).

          (b)    Performance of Obligations of Parent and Merger Sub.    Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date.

          (c)    Parent Certificate.    Parent shall have delivered to the Company a certificate, dated as of the Closing Date and signed by an authorized officer of Parent, certifying to the effect that the conditions set forth in Sections 7.02(a) and 7.02(b) have been satisfied.

          (d)    Escrow Agreement.    Parent shall have delivered to the Company a copy of the Escrow Agreement fully executed by the other parties thereto.

        Section 7.03    Conditions to Obligations of Parent and Merger Sub.     The obligations of Parent and Merger Sub to consummate the Merger are further subject to the following conditions:

          (a)    Representations and Warranties.    (i) The representations and warranties of the Company contained in this Agreement (except for the representations and warranties contained in the first, second, third and last sentences of Section 4.03(a), Section 4.04 and Section 4.19) shall be true and correct (without giving effect to any limitation as to "materiality", "Company Material Adverse Effect" or similar materiality qualifiers set forth therein) at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to "materiality", "Company Material Adverse Effect" or similar materiality qualifiers set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, (ii) the representations and warranties of the Company contained in Section 4.04 and Section 4.19 shall be true and correct in all material respects at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date) and (iii) the representations and warranties of the Company contained in the first, second, third and last sentences of Section 4.03(a) shall be true and correct in all respects (other than de minimis inaccuracies) at and as of the Closing Date as if made at and as of such time.

          (b)    Performance of Obligations of the Company.    The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

          (c)    No Company Material Adverse Effect.    During the period from the date of this Agreement to the Closing Date, there shall not have occurred a Company Material Adverse Effect.

          (d)    Company Certificate.    The Company shall have delivered to Parent a certificate, dated as of the Closing Date and signed by its Chief Executive Officer or Chief Financial Officer, certifying to the effect that the conditions set forth in Sections 7.03(a) and 7.03(b) have been satisfied.

          (e)   The Company shall have delivered to Parent a statement in accordance with Treasury Regulations Section 1.897-2(h) for purposes of satisfying the requirements of Treasury Regulations Section 1.1445-2(c)(3).

          (f)    Escrow Agreement.    The Company shall have delivered to Parent a copy of the Escrow Agreement fully executed by the other parties thereto.

          (g)    Rollover Agreements.    The Rollover Investors shall have consummated the Rollover Investment in accordance with the terms of the Rollover Agreement.

Article VIII.
Termination, Amendment and Waiver

        Section 8.01    Termination.     This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Company Shareholder Approval:

          (a)   by mutual written consent of the Company and Parent;

          (b)   by either the Company or Parent:

              (i)  if the Merger is not consummated on or before the End Date. The "End Date" shall mean October 26, 2016; provided that the right to terminate this Agreement under this Section 8.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement directly or indirectly causes the failure of the Closing to be consummated by the End Date; provided, further, that if the Marketing Period has not expired by the End Date, then Parent may elect, in its sole discretion, to extend the End Date to the last day of the Marketing Period (but in no event shall such extension be greater than five (5) Business Days);

             (ii)  if the condition set forth in Section 7.01(c) is not satisfied and the Legal Restraint giving rise to such non-satisfaction shall have become final and non-appealable; provided that the terminating party shall have complied with its obligations pursuant to Section 6.03; or

            (iii)  if the Company Shareholder Approval shall not have been obtained at a duly convened Company Shareholders Meeting or any adjournment or postponement thereof at which the vote was taken.

          (c)   by the Company, if Parent or Merger Sub has breached any representation, warranty, covenant or agreement contained in this Agreement, or if any representation or warranty of Parent or Merger Sub has become untrue, in each case, such that the conditions set forth in Section 7.02(a) or Section 7.02(b), as the case may be, could not be satisfied as of the Closing Date; provided, however, that the Company may not terminate this Agreement pursuant to this Section 8.01(c) unless any such breach or failure to be true has not been cured within thirty (30) days after written notice by the Company to Parent informing Parent of such breach or failure to be true, except that no cure period shall be required for a breach which by its nature cannot be cured prior to the End Date; and provided, further, that the Company may not terminate this Agreement pursuant to this Section 8.01(c) if the Company is then in breach of this Agreement in any material respect;

          (d)   by the Company prior to receipt of the Company Shareholder Approval, in order to enter into a definitive written agreement with respect to any Superior Proposal (that did not result from a material breach of Section 5.04) following the Company's compliance with the provisions set forth in Section 5.04(e); provided that the Company pays the Termination Fee prior to or simultaneously with such termination (it being understood that the Company may enter into such definitive written agreement simultaneously with such termination of this Agreement);

          (e)   by the Company prior to receipt of the Company Shareholder Approval, in order to enter into a definitive written agreement with respect to a Superior Proposal from an Excluded Party following the Company's compliance in all material respects with the provisions set forth in Section 5.04; provided that the Company pays the Go Shop Termination Fee prior to or simultaneously with such termination (it being understood that the Company may enter into such definitive written agreement simultaneously with such termination of this Agreement);

          (f)    by the Company, if (i) the Marketing Period has ended and all of the conditions set forth in Section 7.01 and Section 7.03 have been and remain satisfied or waived (other than delivery of items to be delivered at the Closing and other than satisfaction of those conditions that by their nature are to be satisfied by actions taken at the Closing), (ii) the Company has notified Parent in writing that the Company is ready and willing to consummate the transactions contemplated by this Agreement (subject to the satisfaction of all of the conditions set forth in Section 7.01 and Section 7.03), and (iii) Parent and Merger Sub fail to consummate the transactions contemplated by this Agreement within three (3) Business Days following the Company's delivery of such notice (for the avoidance of doubt, it being understood that in accordance with the proviso to Section 8.01(b)(i), during such period of three (3) Business Days following delivery of such notice, Parent shall not be entitled to terminate this Agreement pursuant to Section 8.01(b)(i));

          (g)   by Parent, if the Company has breached any representation, warranty, covenant or agreement contained in this Agreement, or if any representation or warranty of the Company has become untrue, in each case, such that the conditions set forth in Section 7.03(a) or Section 7.03(b), as the case may be, could not be satisfied as of the Closing Date; provided, however, that Parent may not terminate this Agreement pursuant to this Section 8.01(g) unless any such breach or failure to be true has not been cured within thirty (30) days after written notice by Parent to the Company informing the Company of such breach or failure to be true, except that no cure period shall be required for a breach which by its nature cannot be cured prior to the End Date; and provided, further, that Parent may not terminate this Agreement pursuant to this Section 8.01(g) if Parent is then in breach of this Agreement in any material respect; or

          (h)   by Parent prior to the Company Shareholders Meeting, in the event that (i) an Adverse Recommendation Change shall have occurred, (ii) the Company fails to reaffirm the Company Recommendation or fails to publicly state that this Agreement and the Plan of Merger is in the best interest of the Company's stockholders, within ten (10) Business Days after Parent requests in writing that such action be taken, or (iii) the Company fails to publicly announce, within ten (10) Business Days after a tender offer or exchange relating to the securities of the Company shall have been commenced, a statement disclosing that the Company Board recommends rejection of such tender offer or exchange offer.

        Section 8.02    Effect of Termination.     In the event of termination of this Agreement by either Parent or the Company as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of the Company, Parent or Merger Sub, other than the final sentence of Section 6.02, the indemnification and reimbursement obligations under Section 5.06(d), this Section 8.02, Section 8.03 and Article IX, which provisions shall survive such termination; provided, however, that, except as provided in Section 8.03(e), no such termination shall relieve any party from any liability or damages for fraud or any willful breach of this Agreement. For purposes of this Agreement, "willful breach" means a breach that is a consequence of an act or omission undertaken by the breaching party with the knowledge that the taking of, or failure to take, such act would, or would reasonably be expected to, cause or constitute a material breach of this

Agreement; it being acknowledged and agreed, without limitation, that any failure by any party to consummate the Merger and the other transactions contemplated hereby after the applicable conditions thereto have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, which conditions would be capable of being satisfied at such time) shall constitute a willful breach of this Agreement.

        Section 8.03    Fees and Expenses.     Except as specifically provided for herein, all fees and expenses incurred in connection with the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated.

          (a)   The Company shall pay to Parent a fee of Forty-Seven Million Dollars ($47,000,000.00) (the "Termination Fee") if:

              (i)  the Company terminates this Agreement pursuant to Section 8.01(d) or Parent terminates this Agreement pursuant to Section 8.01(h); or

             (ii)  (A) after the date hereof an Alternative Proposal shall have been made by a third party to the Company and not publicly withdrawn at least five (5) Business Days prior to the Company Shareholders Meeting or shall have been made directly to the Company's shareholders by a third party generally and not publicly withdrawn at least five (5) Business Days prior to the Company Shareholders Meeting; (B) thereafter this Agreement is terminated pursuant to Section 8.01(b)(i), Section 8.01(b)(iii) or Section 8.01(g); and (C) within twelve (12) months of such termination, the Company enters into a definitive Contract to consummate any Alternative Proposal and such Alternative Proposal is later consummated (whether or not during such twelve (12)-month period); provided, however, that for purposes of this Section 8.03(a)(ii), the references to 20% in the definition of "Alternative Proposal" shall be deemed to be references to 50.1%.

  Any Termination Fee due under this Section 8.03(a) shall be paid by wire transfer of same-day funds (x) in the case of clause (i) above, on the Business Day immediately following the date of termination of this Agreement (or prior to or simultaneously with such termination, in the case of termination pursuant to Section 8.01(d)) and (y) in the case of clause (ii) above, on the date of consummation as referred to in clause (ii)(C) above.

          (b)   The Company shall pay to Parent a fee of Twenty-Three Million Five Hundred Thousand Dollars ($23,500,000.00) (the "Go Shop Termination Fee") if the Company terminates this Agreement pursuant to Section 8.01(e). Any Go Shop Termination Fee due shall be paid to Parent by wire transfer of same-day funds prior to or simultaneously with such termination.

          (c)   In the event this Agreement is terminated by the Company pursuant to Section 8.01(c) or Section 8.01(f), Parent shall pay the Company a termination fee of Ninety-Four Million Dollars ($94,000,000.00) (the "Parent Termination Fee"). Any Parent Termination Fee due shall be paid to the Company by wire transfer of same-day funds promptly (and in any event within two (2) Business Days) after the date of termination of this Agreement. In no event shall Parent be obligated to pay the Parent Termination Fee on more than one occasion.

          (d)   In the event this Agreement is terminated pursuant to Section 8.01(b)(iii), then the Company shall pay Parent (by wire transfer of immediately available funds) the reasonable and documented out-of-pocket fees and expenses of counsel, accountants, investment bankers, experts and consultants incurred by Parent and Merger Sub in connection with this Agreement and the transactions contemplated by this Agreement in an amount not to exceed $10,000,000 (the "Parent Expenses"); provided that any payment of the Parent Expenses shall not affect Parent's right to receive any Termination Fee otherwise due under Section 8.03(a)(ii) in respect of a termination pursuant to Section 8.01(b)(iii), but shall reduce, on a dollar for dollar basis, any Termination Fee that becomes due and payable under Section 8.03(a)(ii) in respect of a termination pursuant to Section 8.01(b)(iii).

          (e)   The Parties acknowledge and agree that the agreements contained in this Section 8.03 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Parties would not enter into this Agreement. Accordingly, if the Company or Parent, as the case may be, fails to timely pay the amount due pursuant to this Section 8.03, and, in order to obtain such payment, the Company or Parent, as the case may be, commences a suit, action or other proceeding that results in a Judgment in its favor, such paying party shall pay to the other party or parties, as applicable, its reasonable and documented out-of-pocket costs and expenses (including attorneys' fees and expenses) in connection with such suit, action or other proceeding, together with interest on the amount of such payment from the date such payment was required to be made until the date of payment at a rate per annum equal to the prime interest rate published in The Wall Street Journal on the date such interest begins accruing. Notwithstanding any other provision of this Agreement, the parties agree that:

              (i)  In the event that the Parent Termination Fee is payable and paid to the Company in accordance with this Section 8.03, (A) the receipt of the Parent Termination Fee, together with any indemnification or reimbursement owed pursuant to Section 5.06(d) ("Recoverable Amounts"), shall be deemed to be liquidated damages and the sole and exclusive remedy of the Company and its Subsidiaries and shareholders with respect to this Agreement and the transactions contemplated hereby or any matter forming the basis for such termination against Parent and Merger Sub and each of their respective former, current or future equity holders, controlling persons, directors, officers, employees, agents, general or limited partners, managers, management companies, members, stockholders, Affiliates or assignees and any and all former, current or future equity holders, controlling persons, directors, officers, employees, agents, general or limited partners, managers, management companies, members, stockholders, Affiliates or assignees of any of the foregoing, and any and all former, current or future heirs, executors, administrators, trustees, successors or assigns of any of the foregoing, any Financing Source and each Affiliate, officer, director, employee, controlling person, advisor, agent, attorney or representatives of any Financing Source (each, a "Parent Related Party"), (B) no Parent Related Party shall have any other liability or obligation for any or all losses or damages suffered or incurred by the Company or any other Person in connection with this Agreement (and the termination hereof), the transactions contemplated hereby (and the abandonment thereof) or any matter forming the basis for such termination, and (C) neither the Company nor any other Person shall be entitled to bring or maintain any other claim, action or proceeding against Parent, Merger Sub or any other Parent Related Party arising out of this Agreement, any Commitment Letter or the Guarantee, any of the transactions contemplated hereby or any matters forming the basis for such termination, except in the cases of clauses (A), (B) and (C) for (X) the obligations of Parent under the Confidentiality Agreement and (Y) the Recoverable Amounts, which in the case of each Parent Related Party, shall be subject to the limitations of liability provided in the Guarantee. For the avoidance of doubt, while the Company may pursue both a grant of specific performance in accordance with Section 9.10 and the payment of the Parent Termination Fee under this Section 8.03, under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance that results in a Closing and the Parent Termination Fee.

             (ii)  In the event that the Termination Fee is payable and paid to Parent in accordance with this Section 8.03, the receipt of the Termination Fee (together with any reimbursement owed pursuant to Section 8.03(d) or this Section 8.03(e)), as applicable, shall be deemed to be the sole and exclusive remedy available to Parent and Merger Sub with respect to this Agreement and the transactions contemplated hereby, and, upon payment of the Termination

    Fee (together with any reimbursement owed pursuant to Section 8.03(d) or this Section 8.03(e), as applicable), the Company (and the Company's Affiliates and its and their respective directors, officers, employees, shareholders and Representatives) shall have no further liability to Parent and Merger Sub under this Agreement. In no event shall the Company be obligated to pay the Termination Fee on more than one occasion.

        Section 8.04    Amendment.     This Agreement may be amended by the parties hereto at any time before or after receipt of the Company Shareholder Approval; provided, however, that (i) after receipt of the Company Shareholder Approval, there shall be made no amendment that by Law requires further approval by the Company's shareholders without the further approval of such shareholders, and (ii) except as provided above, no amendment of this Agreement shall be submitted to be approved by the Company's shareholders unless required by Law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto; provided that, notwithstanding anything to the contrary in this Section 8.04 or in Section 8.06, any amendment to Section 8.03(e)(i) or Section 8.04, Section 9.07(b)(ii), Section 9.08, Section 9.11 or Section 9.12 shall require prior written consent of the Financing Sources.

        Section 8.05    Extension; Waiver.     At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties; (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement; (c) waive compliance with any covenants and agreements contained in this Agreement; or (d) waive the satisfaction of any of the conditions contained in this Agreement. No extension or waiver by the Company shall require the approval of the Company's shareholders unless such approval is required by Law. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

        Section 8.06    Procedure for Termination, Amendment, Extension or Waiver.     A termination of this Agreement pursuant to Section 8.01, an amendment of this Agreement pursuant to Section 8.04 or an extension or waiver pursuant to Section 8.05 shall, in order to be effective, require, in the case of the Company, Parent or Merger Sub, action by its Board of Directors (or in the case of Parent, the Parent Board) or the duly authorized designee thereof. Termination of this Agreement prior to the Effective Time shall not require the approval of the equityholders of either Parent or the Company.

Article IX.
General Provisions

        Section 9.01    Nonsurvival of Representations and Warranties.     None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.01 shall not limit Section 8.02 or any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time. Notwithstanding anything to the contrary, in no event shall anything contained in this Agreement (including this Section 9.01) be in any way deemed a limitation on the recourse of Parent, Merger Sub or the Surviving Company in the event of fraud.

        Section 9.02    Notices.     All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally; (b) on the date sent if sent by electronic mail; (c) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier; or (d) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

  (a)
  if to the Company, to:

    ExamWorks Group, Inc.
    3280 Peachtree Road, N.E.
    Suite 2625
    Atlanta, Georgia 30305
    Attn: Richard Perlman
    Email: richard.perlman@examworks.com

  with a copy (which shall not constitute notice) to:

    Paul Hastings LLP
    1170 Peachtree Street, N.E.
    Suite 100
    Atlanta, Georgia 30309
    Attn: Reinaldo Pascual
    Email: reypascual@paulhastings.com

  (b)
  if to Parent or Merger Sub, to:

    c/o Leonard Green & Partners, L.P.
    11111 Santa Monica Blvd., #2000
    Los Angeles, California 90025
    Attn: John Baumer; Alyse Wagner
    Email: baumer@leonardgreen.com; wagner@leonardgreen.com

  with a copy (which shall not constitute notice) to:

    Latham & Watkins LLP
    885 Third Avenue
    New York, New York 10022
    Attn: Howard A. Sobel; Paul Kukish
    Email: howard.sobel@lw.com; paul.kukish@lw.com

        Section 9.03    Definitions.     For purposes of this Agreement:

        An "Affiliate" of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

        "Acquisition Agreement" means any Contract to which any of the Company or its Subsidiaries is a party that relates to the acquisition or disposition of any Person or of any assets constituting a business, directly or indirectly (by equity sale, asset sale, merger or otherwise), in each case, for aggregate consideration in excess of $10,000,000.

        "Anti-Corruption Laws" means Laws relating to anti-bribery or anti-corruption (governmental or commercial), including laws that prohibit the corrupt payment, offer, promise, or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any Government Official, foreign government employee or commercial entity to obtain a business advantage, including the U.S. Foreign Corrupt Practices Act (15 U.S.C. §§78dd-1 et seq.), the U.K. Bribery Act of 2010, and all national and international laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions applicable to the Company's business.

        "Business Day" means any day other than (i) a Saturday or a Sunday or (ii) a day on which banking and savings and loan institutions are authorized or required by Law to be closed in New York City.

        "Charter Documents" means, with respect to any entity at any time, in each case as amended, modified and supplemented at that time, (i) the articles of association or certificate of formation, incorporation, partnership or organization (or the equivalent organizational documents) of that entity, (ii) the bylaws, partnership agreement or limited liability company agreement or regulations (or the equivalent governing documents) of that entity, and (iii) each document setting forth the designation, amount and relative rights, limitations and preferences of any class or series of that entity's capital stock or of any rights in respect of that entity's Equity Securities.

        "Code" means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

        "Company Material Adverse Effect" means any fact, circumstance, occurrence, effect, change, event or development that, individually or in the aggregate with any other facts, circumstances, occurrences, effects, changes, events or developments, is or would reasonably be expected to be materially adverse to the business, assets, liabilities, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that any fact, circumstance, occurrence, effect, change, event or development arising from or related to the following shall not be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur (except, in the case of clauses (a), (b), (c), (d), (e), (f) or (k) below, to the extent disproportionately affecting the Company and its Subsidiaries relative to other companies in the industries in which the Company and its Subsidiaries operate, in which case only the incremental disproportionate effect shall be taken into account): (a) conditions affecting the United States economy, or any other national or regional economy or the global economy generally; (b) political conditions (or changes in such conditions) in the United States or any other country or region in the world, acts of war, sabotage or terrorism or epidemics or pandemics (including any escalation or general worsening of any of the foregoing) in the United States or any other country or region of the world occurring after the date hereof; (c) changes in the financial, credit, banking or securities markets in the United States or any other country or region in the world (including any disruption thereof and any decline in the price of any security or any market index); (d) changes required by GAAP or other accounting standards (or interpretations thereof) after the date of hereof; (e) changes in any Laws (or interpretations thereof) after the date of hereof; (f) changes that are generally applicable to the industries in which the Company and its Subsidiaries operate; (g) any failure by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement or any decline in the market price or trading volume of the Company Common Stock (provided that the underlying causes of any such failure or decline may be considered in determining whether a Company Material Adverse Effect has occurred to the extent not otherwise excluded by another exception herein); (h) the negotiation, execution or delivery of this Agreement, the performance by any party hereto of its obligations hereunder (other than its obligations set forth in the first sentence of Section 5.01) or the public announcement (including as to the identity of the parties hereto) or pendency of the Merger or any of the other transactions contemplated hereby; (i) the termination of employment of or by any of the Company's executive officers or other employees after the public announcement of this Agreement; (j) changes in the Company's credit rating (provided that the underlying causes of such decline may be considered in determining whether a Company Material Adverse Effect has occurred to the extent not otherwise excluded by another exception herein); (k) the occurrence of natural disasters; (l) shareholder litigation arising from or relating to this Agreement or the Merger; or (m) any action taken with the prior written consent or at the written direction of Parent.

        "Company Notes" means the Company's 5.625% senior notes due 2023 in aggregate principal amount of $500,000,000, issued under the Indenture.

        "Company Related Parties" means the Company and its Subsidiaries or any of their respective controlling persons, directors, officers, employees, general partners, managers, management companies, Affiliates or assignees and any and all controlling persons, directors, officers, employees, general partners, managers, management companies, Affiliates or assignees of any of the foregoing, and any and all heirs, executors, administrators, trustees, successors or assigns of any of the foregoing.

        "Company Restricted Shares" means any share of restricted Common Stock issued under the Company Stock Plan.

        "Company RSU Award" means an award of restricted stock units that corresponds to shares of Company Common Stock issued under the Company Stock Plan.

        "Company Stock Award" means each Company Stock Option, Company Restricted Share and Company RSU Award issued under the Company Stock Plan.

        "Company Stock Option" means any option to purchase Company Common Stock granted under the Company Stock Plan.

        "Company Stock Plan" means the Company's Amended and Restated 2008 Stock Incentive Plan, as amended.

        "Company Subsidiary" means any Subsidiary of the Company.

        "Compliant" means, with respect to Financing Information, that:

          (a)   (i) the Financing Information does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such Financing Information not misleading in light of the circumstances in which they were made, and (ii) the Company's auditors have not withdrawn any audit opinion with respect to any financial statements contained in the Financing Information;

          (b)   if Parent elects to proceed with the Notes Offering, the financial statements included in the Financing Information are, and remain throughout the Marketing Period and until the consummation of the Notes Offering, sufficiently current to permit a registration statement on Form S-1 to be declared effective on any date falling within the Marketing Period until the consummation of the Notes Offering; and

          (c)   if Parent elects to proceed with the Notes Offering, (i) the financial statements and other financial information in such Financing Information, is sufficient for the Company's auditors to deliver customary comfort letters, including customary negative assurance comfort, with respect to any such financial statements and other financial information in the Financing Information, including customary negative assurances with respect to the period following the end of the latest fiscal year or fiscal quarter for which historical financial statements are included in the Financing Information and (ii) the Company's auditors have delivered drafts of such customary comfort letters prior to the first day of any Marketing Period and have confirmed they are prepared to issue such comfort letters upon any pricing date occurring during the Marketing Period and customary bring-down letter, upon any subsequent closing date.

        "Contract" means any written or oral contract, lease, sublease, license, indenture, note, bond, agreement, understanding, undertaking, arrangement, concession, franchise or other instrument (in each case, to the extent legally binding on the parties thereto).

        "Customary KYC Material" means all documentation and other information about the Company and the Company Subsidiaries required under applicable "know your customer" and anti-money laundering rules and regulations, including the Patriot Act, that in each case has been requested in writing by Parent at least five (5) Business Days prior to the Closing Date.

        "Debt Financing Documents" means the agreements, documents and certificates contemplated by the Debt Financing, including the credit agreements, high yield purchase agreements, indentures and security documents pursuant to which the Debt Financing will be governed or contemplated by the Debt Commitment Letters.

        "Delaware Secretary" means the Secretary of State of the State of Delaware.

        "Equity Securities" of any Person means, as applicable (i) any and all of its shares of capital stock, membership interests or other equity interests or share capital, (ii) any warrants, Contracts or other rights or options directly or indirectly to subscribe for or to purchase any capital stock, membership interests or other equity interests or share capital of such Person, (iii) and all securities or instruments, directly or indirectly, exchangeable for or convertible or exercisable into, any of the foregoing or with any profit participation features with respect to such Person, or (iv) any share appreciation rights, phantom share rights or other similar rights with respect to such Person or its business.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

        "ERISA Affiliate" means, with respect to any entity, trade or business, any other entity, trade or business that is or at any time was a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same "controlled group" as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

        "Escrow Agent" means SunTrust Bank, or another commercial bank or trust company designated by the Company and Parent prior to the Closing (with each acting reasonably and in good faith), or any replacement escrow agent thereafter designated pursuant to the Escrow Agreement.

        "Escrow Agreement" means the Escrow Agreement, in a form reasonably acceptable to the parties thereto, that is to be entered into pursuant to this Agreement by Parent, the Company and the Escrow Agent on or prior to the Closing Date.

        "Escrow Account" means an escrow account established by the Escrow Agent to hold the Escrow Funds pursuant to the terms of the Escrow Agreement and this Agreement.

        "Escrow Funds" means, at any time, the portion of the Escrow Amount then remaining in the Escrow Account plus all interest (if any) or other amounts earned thereon (if any).

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

        "Excluded Party" means any Person or Group (so long as the Persons who were members of such Group immediately prior to the end of the Go Shop Period represent at least 50% of the equity financing of such Group at all times following the end of the Go Shop Period and prior to the termination of this Agreement) from whom the Company or any of its Representatives has received, after the execution of this Agreement and prior to the end of the Go Shop Period, an Alternative Proposal that the Company Board determines, in good faith, prior to the end of the Go Shop Period and after consultation with its financial advisor and outside legal counsel, constitutes or would reasonably be expected to lead to a Superior Proposal; provided, however, that any such Person or Group shall cease to be an "Excluded Party" at any time such Person or Group ceases to be actively pursuing efforts to acquire the Company.

        "Existing Company Debt" means: (i) the Amended and Restated Credit Agreement, dated as of April 16, 2015, by and among the Company, certain designated subsidiaries of the Company specified therein, various financial institutions specified therein, and Bank of America, N.A., in its capacity as administrative agent, as amended and supplemented, (ii) that certain Sales Finance Agreement dated as of September 29, 2010, by and between the Company's indirect 100% owned subsidiary UK Independent Medical Services Limited and Barclays Bank PLC, as amended, supplemented or modified; (iii) that certain Sales Finance Agreement dated as of May 12, 2011, by and between the Company's indirect 100% owned subsidiary Premex Group Limited and Barclays Bank PLC, as amended, supplemented or modified; and (iv) the Company Notes.

        "Financing Deliverables" means each of the following documents required to be delivered in connection with the Debt Financing: (a) (i) perfection certificate and (ii) corporate organizational documents contemplated by the Debt Commitment Letters or reasonably requested by Merger Sub; (b) such customary information and documents as may be reasonably requested by Merger Sub in connection with the issuance by counsel to Merger Sub or Parent of legal opinions required to be delivered pursuant to the Debt Financing; (c) customary authorization letters in connection with the Marketing Material; (d) customary payoff letters, lien terminations and instruments of discharge to be delivered at Closing; and (e) to the extent required at the Closing, customary agreements, documents or certificates that facilitate the creation, perfection or enforcement of Liens securing the Debt Financing as are reasonably requested by the Merger Sub (including delivery to Merger Sub of original copies of all certificated securities (with transfer powers executed in blank) evidencing equity of the Company's Subsidiaries concurrent with the Closing); provided that any such agreements that are executed and delivered prior to Closing are effective upon and subject to the occurrence of the Closing, shall not include landlord waivers, leasehold mortgages, or bailee waivers, and shall not provide for the pre-filing of UCC-1s.

        "Financing Information" means, (a) if Parent elects to proceed with the Notes Offering, information with respect to the Company that is required for the preparation of a customary preliminary offering memorandum that is suitable for use in a customary "high yield road show" relating to an offering of senior unsecured debt securities of the Company during the Marketing Period and is in a customary form for offering memoranda used in Rule 144A offerings, including information concerning the Company that is necessary for an investment bank to receive customary (for high yield debt securities) comfort (including "negative assurance" comfort) from independent accountants in connection with an offering of such debt securities, but excluding (i) information required for a description of the notes section and a plan of distribution section, (ii) information customarily provided by an investment bank or its counsel in such an offering, (iii) pro forma financial statements and projections for the Company, (iv) information required by Rule 3-09, Rule 3-10 and Rule 3-16 and Article 11 of Regulation S-X or information regarding executive compensation (including under Rule 402(b) of Regulation S-K), and (b) unaudited quarterly financial statements of the Company as of the end of each fiscal quarter (other than the fourth fiscal quarter of any fiscal year) ended after December 31, 2015 and reasonably expected to end at least 45 days prior to the Closing Date.

        "Financing Sources" means the entities that have committed to provide or arrange or otherwise entered into agreements in connection with all or any part of the Debt Financing or other financings (other than the Equity Financing) in connection with the transactions contemplated hereby, including the parties to the Debt Commitment Letters, any joinder agreements, indentures or credit agreements (including the Debt Financing Documents) entered pursuant thereto or relating thereto, together with their respective Affiliates, and their, and their respective Affiliates', officers, directors, employees, agents and representatives and their respective successors and assigns.

        "Government Official" means (i) any official, officer, employee or representative of, or any person acting in an official capacity for or on behalf of, any Governmental Entity, (ii) any political party or party official or candidate for political office, or (iii) any official, officer, employee, or any person acting in an official capacity for or on behalf of, any company, business, enterprise or other entity owned (in whole or in substantial part) or controlled by a Governmental Entity.

        "Group" means a group within the meaning of Section 13(d) of the Exchange Act.

        "Indebtedness" means, with respect to any Person, without duplication, (i) all obligations of such Person, for borrowed money, or with respect to deposits or advances of any kind to such Person, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) capitalized lease obligations, (iv) the deferred purchase price of assets, services or securities (including earn outs and, in each case, other than ordinary trade accounts payable and accrued expenses), (v) all obligations, under acceptance, letter of credit, surety bonds, reimbursement obligations owed to sureties or bonding companies or similar facilities, in each case, to the extent drawn down or funded, (vi) all payment obligations under any interest swap agreement or arrangement entered into for the purpose of limiting or managing interest rate risk, or currency, commodity, swap, collar, rate cap, call option or other derivatives, (vii) all guarantees and arrangements having the economic effect of a guarantee of such Person of any other Indebtedness of any other Person or (viii) reimbursement obligations under letters of credit, bank guarantees, and other similar contractual obligations entered into by or on behalf of such Person.

        "Information Privacy and Security Laws" means all applicable Laws concerning the privacy and/or security of personally identifiable information or protected health information, and all regulations promulgated thereunder, including the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information, Technology for Economic and Clinical Health Act of 2009, and any rules or regulations promulgated thereunder ("HIPAA"), the EU Date Protection Directive (95/46/EC), the UK Data Protection Act of 1998, the Gramm-Leach-Bliley Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transaction Act, the Federal Trade Commission Act, the Privacy Act of 1974, the CANSPAM Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, state social security number protection Laws, and state data breach notification Laws.

        "Intellectual Property Rights" means all intellectual property rights of every kind and description throughout the world, including (i) patents, patent applications and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions thereof ("Patents"); (ii) trademarks, service marks, protectable trade dress and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing ("Trademarks"); (iii) copyrights and copyrightable subject matter ("Copyrights"); (iv) rights in computer programs and software (whether in source code, object code or other form), algorithms and databases; (v) trade secrets and other confidential and proprietary information, ideas, know-how, inventions, processes, formulae, models and methodologies; (vi) Internet domain names; and (vii) all applications and registrations for the foregoing.

        The "Knowledge" of any Person that is not an individual means, with respect to any matter in question, in the case of the Knowledge of the Company, the actual knowledge of the executive officers of the Company set forth in Section 9.03 of the Company Disclosure Letter, and, in the case of Parent and Merger Sub, the actual knowledge of the executive officers of Parent set forth in Section 9.03 of the Parent Disclosure Letter.

        "Liens" means all pledges, liens, title defects, easements, rights-of-way, encroachments, restrictions (including transfer restrictions), charges, mortgages, deeds of trust, options, conditional sale agreements, rights of first offer or refusal, pre-emptive rights, use restrictions, levies encumbrances and security interests.

        "Marketing Efforts" means (a) reasonable assistance in the preparation of the Marketing Material and rating agency presentations, and (b) the participation by appropriate members of the Company's senior management, as appropriate, in a reasonable number of due diligence sessions, road shows and meetings with prospective lenders and debt investors and rating agencies, upon reasonable advance notice and at dates, times and locations to be mutually agreed.

        "Marketing Material" means (a) "public side" and "private side" bank books, information memoranda and other information packages and presentations regarding the Company, in each case, to the extent customarily provided by a borrower in a secured bank loan financing and (b) a preliminary and final offering memoranda customary for the sale of senior unsecured debt securities of the Company in a customary "Rule 144A" private placement.

        "Marketing Period" means the first period of twenty (20) consecutive Business Days after the date on which the Company shall have delivered to Parent the Financing Information and throughout and at the end of which:

          (a)   the Financing Information remains Compliant; and

          (b)   nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 7.01 and Section 7.03 to fail to be satisfied (other than (i) the condition set forth in Section 7.01(a) and (ii) those conditions that by their terms are to be satisfied at the Closing), assuming that such conditions were applicable at any time during such twenty (20) consecutive Business Day period;

provided, that (A) (i) such period shall not commence prior to the later of the day the Proxy Statement is mailed to the shareholders generally and the forty-fifth (45th) day after the date of this Agreement, (ii) such period shall not end prior to the fifth Business Day following satisfaction of the condition set forth in Section 7.01(a), (iii) May 30, 2016 and July 4, 2016 shall not be Business Days for purposes of the Marketing Period and (iv) the Marketing Period will either end on or prior to August 19, 2016, or if such period has not ended on or prior to August 19, 2016, then the Marketing Period will commence no earlier than September 6, 2016, and (B) the Marketing Period shall end on any earlier date that is the date on which the Debt Financing is consummated, in which case the Closing shall occur no later than the third Business Day after such date (subject in each case to the satisfaction or waiver (by the party entitled to grant such waiver) of all the conditions set forth in Article VII for the Closing as of such date). If the Company shall in good faith reasonably believe it has delivered Financing Information that is Compliant, it may give to Parent a written notice to that effect, in which case the Company shall be deemed to have delivered Financing Information that is Compliant, unless Parent in good faith reasonably believes the Company has not delivered Financing Information or that Financing Information is not Compliant and, within three (3) Business Days after the giving of such notice by the Company, gives a written notice to the Company to that effect (stating with specificity which Financing Information the Company has not delivered or is not Compliant).

        "Medicare Set Asides" means an amount set aside for worker's compensation and liability payors in an account set up to pay future Medicare covered expenses for a claimant that would have been covered by Medicare had compensation for the injury not been the responsibility of the primary payor.

        "Merger Sub Board" means the Board of Directors of Merger Sub.

        "NYSE" means the New York Stock Exchange.

        "Off the Shelf Software" means software that is commercially available on, and actually licensed under, standard terms with total annual license, maintenance, support and other fees, in the aggregate, of less than $250,000 in the year ended December 31, 2015.

        "Ordinary Course of Business" means, with respect to any Person, (i) the ordinary course of business of such Person through the date hereof consistent with past practice, and (ii) in respect of Section 5.01 only, the ordinary course of business of such Person through the date hereof consistent with past practice in all material respects.

        "Owned Intellectual Property Rights" means Intellectual Property Rights owned by the Company or a Company Subsidiary.

        "Parent Board" means the Board of Managers of Parent GP.

        "Parent GP" means Gold Parent GP, LLC, a Delaware limited liability company, the general partner of Parent.

        "Parent Material Adverse Effect" means, with respect to Parent or Merger Sub, any fact, circumstance, occurrence, effect, change, event or development that, individually or taken together with other facts, circumstances, occurrences, effects, changes, events or developments, is or would be reasonably likely to prevent or materially impair, interfere with, hinder or delay the ability of Parent or Merger Sub to consummate the Merger or the other transactions contemplated by this Agreement.

        "Permitted Liens" means, collectively, (i) Liens under the Existing Company Debt; (ii) suppliers', mechanics', carriers', workmen's, repairmen's, materialmen's, warehousemen's, construction and other similar Liens arising or incurred by operation of law or otherwise incurred in the Ordinary Course of Business, in each case, relating to obligations as to which there is no default for a period greater than sixty (60) days or that are being contested in good faith and by appropriate proceedings; (iii) Liens for Taxes, utilities and other governmental charges that are not due and payable or which are being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP ; (iv) requirements and restrictions of zoning, building and other applicable Laws and municipal by-laws, and development, site plan, subdivision or other agreements with municipalities that do not materially interfere with the business of the Company and the Company Subsidiaries as currently conducted; (v) non-exclusive licenses of rights in Intellectual Property Rights granted in the Ordinary Course of Business; (vi) Liens of landlords for amounts not due and payable or which are being contested in good faith by appropriate proceedings; (vii) deposits made in the Ordinary Course of Business to secure payments of worker's compensation, unemployment insurance or other types of social security benefits or the performance of bids, tenders, sales, contracts (other than for the repayment of borrowed money), public or statutory obligations, arising in each case in the Ordinary Course of Business; (viii) Liens resulting from applicable U.S. state or federal securities Laws; (ix) Liens incurred in the Ordinary Course of Business in connection with any purchase money security interests, equipment leases or similar financing arrangements; and (x) Liens that do not materially detract from the value of such property based upon its current use or interfere in any material respect with the current use, operation or occupancy by the Company or any Company Subsidiary of such property.

        "Person" means any natural person, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.

        "Personal Information" means (i) any information with respect to which there is a reasonable basis to believe that the information can be used to identify, contact, or locate an individual, (ii) social security numbers, or (iii) any information that is regulated or protected by one or more Information Privacy and Security Laws.

        "Redacted Fee Letter" means one or more fee letters from financing sources in which the only redactions relate to fee amounts, "market flex" provisions, preferential allocation provisions, alternate financing provisions and certain provisions related to the "securities demand"; provided that such redactions do not relate to any terms that would adversely affect the conditionality, enforceability, availability, termination or aggregate principal amount of the debt financing or other funding being made available by such financing source.

        "Regulatory Laws" means the HSR Act, the Sherman Antitrust Act of 1890, as amended, and the rules and regulations promulgated thereunder, the Clayton Act of 1914, as amended, and the rules and regulations promulgated thereunder, the Federal Trade Commission Act of 1914, as amended, and the rules and regulations promulgated thereunder, and any other federal, state and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

        "Restricted Person" means a Person that is the subject of Sanctions or located in, or organized under, the Laws of any country that is the subject of Sanctions.

        "Sanctions" means applicable trade sanctions, regulations, embargoes or related measures enforced by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the U.S. Department of Commerce, the United Nations Security Council or Her Majesty's Treasury of the United Kingdom.

        "SEC" means the U.S. Securities and Exchange Commission.

        "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

        "SOX" means the Sarbanes-Oxley Act of 2002, as amended.

        "Specified Auditor Assistance" means (a) providing customary "comfort letters" (including customary "negative assurances") and reasonable and customary assistance with the due diligence activities of the Financing Sources, (b) providing access to work papers of the Company and other supporting documents as may be reasonably requested by Parent or the Financing Sources, and (c) providing customary consents to inclusion of auditor reports to the extent required for any Marketing Materials for the Notes Offering.

        "Specified Shares" means the Rollover Shares and shares of Company Common Stock to be cancelled in accordance with Section 2.01(b))

        "Specified Tender Offer Action" means such actions as may be reasonably requested by Parent, at such times as may be reasonably requested, in connection with a tender offer and consent solicitation for the Company Notes that results in the repurchase of Company Notes on, and subject to the occurrence of, the Closing Date, including:

          (a)   (i) prior to the Closing, commencing an offer to purchase on pricing and other terms that are reasonably acceptable to Parent (the "Offer to Purchase") and (ii) soliciting the consent to such amendments to the Indenture as Parent may reasonably request (the "Indenture Amendments"), which amendments may include the elimination of all or substantially all of the restrictive covenants contained in the Indenture (the "Consent Solicitation" and, together with the Offer to Purchase, the "Debt Tender Offer");

          (b)   promptly upon expiration of the Consent Solicitation, assuming the requisite consents have been received, executing a supplemental indenture implementing the Indenture Amendments, which will become effective immediately and operative upon the consummation of the Closing, and using commercially reasonable efforts to cause the trustee under the Indenture to enter into such supplemental indenture (including by delivering, or causing to be delivered, any required legal opinions and certificates);

          (c)   upon consummation of the Closing, and in accordance with the terms of the Debt Tender Offer, accepting for purchase and purchasing all Notes properly tendered and not properly withdrawn in the Debt Tender Offer; provided that Parent covenants and agrees to provide (or to cause to be provided) immediately available funds necessary for the payment with respect to Company Notes pursuant to the Debt Tender Offer; and

          (d)   upon the request of Parent (i) preparing an offer to purchase and consent solicitation statement with respect to the Debt Tender Offer and related documentation (collectively, the "Offer Documents") and entering into a customary dealer manager agreement with respect thereto, and (ii) causing the Offer Documents to be transmitted to the holders of the Company Notes promptly following the commencement of the Debt Offer; provided, that documents used in connection with the Debt Tender Offer (including any press release that purports to announce, modify or amend the terms of the Debt Tender Offer) will be subject to the prior review, comment and approval of Parent.

        A "Subsidiary" of any Person means another Person, in which such Person directly or indirectly owns or purports to own, beneficially or of record, an amount of the voting securities, other voting ownership or voting partnership interests sufficient to elect at least a majority of its Board of Directors or other governing person or body (or, if there are no such voting interests, more than thirty percent (30%) of the equity interests of which is owned directly or indirectly by such first Person).

        "Tax Returns" means all Tax returns, declarations, statements, reports, schedules, forms and information returns, any amended Tax return and any other document filed or required to be filed relating to Taxes.

        "Taxes" means all federal, state, local, and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, payroll, employment, severance, withholding, franchise, value added and other taxes, customs, tariffs, imposts, levies, duties, fees or other assessments or charges of any kind imposed by a Governmental Entity and social security contributions, including employee and employer national insurance contributions, together with all interest, penalties and additions imposed with respect to such amounts.

        "Withdrawal Liability" means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA.

        Section 9.04    Interpretation.     When a reference is made in this Agreement to an Article, a Section or an Exhibit, such reference shall be to an Article, a Section or an Exhibit of or to this Agreement unless otherwise indicated. The table of contents, index of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized term used in any Exhibit but not otherwise defined therein shall have the meaning assigned to such term in this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The words "hereof," "hereto," "hereby," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term "or" is not exclusive. The word "extent" in the phrase "to the extent" shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply "if." The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. All pronouns and any variations thereof refer to the masculine, feminine or neuter as the context may require. Any agreement, instrument or Law defined or referred to herein means such agreement, instrument or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated. References to a Person are also to its permitted successors and assigns. Unless otherwise specifically indicated, all references to "dollars" and "$" will be deemed references to the lawful money of the United States of America.

        Section 9.05    Severability.     If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as either the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party or such party waives its rights under this Section 9.05 with respect thereto. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

        Section 9.06    Counterparts.     This Agreement may be executed in one or more counterparts, including by facsimile or by email with .pdf attachments, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

        Section 9.07    Entire Agreement; No Third-Party Beneficiaries.

          (a)   This Agreement, taken together with the Parent Disclosure Letter, the Company Disclosure Letter, the Equity Commitment Letters, the Guarantee, the Confidentiality Agreement, the Escrow Agreement and any other written agreement entered into among the parties as of the date hereof, constitute the entire agreement, and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the Merger and the other transactions contemplated by this Agreement and the Escrow Agreement.

          (b)   Except (i) for Section 5.06 (with respect to any expense reimbursement obligations and indemnification obligations) and Section 6.05, and (ii) the rights of the Financing Sources set forth in Section 8.03(e)(i), Section 8.04, this Section 9.07(b)(ii), Section 9.11 and Section 9.12, this Agreement is not intended to confer upon any Person other than the parties any rights or remedies.

          (c)   Other than with respect to any Retained Claim, no recourse shall be had by the Company, any of its Affiliates or any Person purporting to claim by or through any of them or for the benefit of any of them under any theory of liability (including without limitation by attempting to pierce a corporate, limited liability company or partnership veil, by attempting to compel Parent or Merger Sub to enforce any rights that they may have against any Person, by attempting to enforce any assessment, or by attempting to enforce any purported right at Law or in equity, whether sounding in contract, tort, statute or otherwise) against Parent, Merger Sub or any other Parent Related Party in any way under or in connection with this Agreement, the Equity Commitment Letters, the Guarantee or any other agreement or instrument delivered in connection with this Agreement, the Equity Commitment Letters, the Guarantee, or the transactions contemplated hereby or thereby (whether at law or in equity, whether sounding in contract, tort, statute or otherwise). The Company hereby covenants and agrees that it shall not, and shall cause its Affiliates not to, institute any proceeding or bring any other claim arising under, or in connection with, this Agreement, the Equity Commitment Letters, the Guarantee or the transactions contemplated thereby (whether at Law or in equity, whether sounding in contract, tort, statute or otherwise), against Parent, Merger Sub or any Parent Related Party except for claims that the Company may assert: (i) against any Parent Related Party that is subject or party to, and solely pursuant to the terms of, the Confidentiality Agreement; (ii) against the Investors (and their legal successors and assigns of their obligations hereunder) under, and pursuant to the terms of, the Guarantee (subject in each case to each such Investor's Cap (as defined in the Guarantee)); (iii) against an Investor for specific performance of such Investor's obligations under its Equity Commitment Letter to fund its commitment thereunder in accordance with and pursuant to such Equity Commitment Letter; and (iv) against Parent or Merger Sub in accordance with and pursuant to the terms of this Agreement (the claims described in clauses (i) through (iv) collectively, the "Retained Claims").

        Section 9.08    GOVERNING LAW.     THIS AGREEMENT, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE AND ANY ACTION OR PROCEEDING (WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE) ARISING OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER ANY APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS OF THE STATE OF DELAWARE.

        Section 9.09    Assignment.     Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties; provided that (i) the rights, interests and obligations of Merger Sub may be assigned to another direct or indirect wholly owned subsidiary of Parent and (ii) Parent may make a collateral assignment of its rights (but not its obligations) under this Agreement to any Financing Source. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the parties and their respective successors and assigns.

        Section 9.10    Specific Enforcement; Jurisdiction; Venue.

          (a)   The parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the performance of the terms and provisions of this Agreement, including the right of a party to cause the other parties to consummate the Merger and the other transactions contemplated hereby. It is agreed that the parties are entitled to enforce specifically the performance of terms and provisions of this Agreement in any court referred to in clause (e) below, without proof of actual damages (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach.

          (b)   Notwithstanding Section 9.10(a) or anything else to the contrary in this Agreement, it is explicitly agreed that the Company shall be entitled to the granting of a decree or order of specific performance or other equitable relief of the obligations of Parent and Merger Sub to cause the Equity Financing to be funded and/or to consummate the Closing only in the event that (i) all conditions set forth in Section 7.01 and Section 7.03 have been satisfied or waived (other than delivery of items to be delivered at the Closing and other than satisfaction of those conditions that by their nature are to be satisfied at the Closing) at the time Section 1.02 contemplated the Closing to occur, (ii) the Debt Financing has been funded or the Financing Sources have confirmed in writing that the Debt Financing will be funded at the Closing if the Equity Financing is funded at the Closing, and (iii) the Company has irrevocably confirmed that if a decree or order of specific performance or other equitable relief is granted, then it would take such actions required of it by this Agreement to cause the Closing to occur. For the avoidance of doubt, the foregoing sentence shall not apply to or otherwise limit the right of the Company to such injunctions, specific performance or other equitable remedies for obligations other than with respect to the obligations of Parent and Merger Sub to cause the Equity Financing to be funded and/or to consummate the Closing.

          (c)   In addition, each of the parties hereto (i) consents to submit itself to the personal jurisdiction the Court of Chancery of the State of Delaware, or if that court lacks subject matter jurisdiction, any state or federal court located within the State of Delaware for the purpose of any suit, action or proceeding (whether, in contract, tort, equity or otherwise) relating to this Agreement, the Merger or any of the other transactions contemplated by this Agreement; (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; and (iii) agrees that it will not bring any suit, action or proceeding relating to this Agreement, the Merger or any of the other transactions contemplated by this Agreement in any court other than the aforesaid courts.

        Section 9.11    WAIVER OF JURY TRIAL.     EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT, THE MERGER OR ANY OF THE OTHER TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (INCLUDING ANY SUCH SUIT, ACTION OR PROCEEDING AGAINST A FINANCING SOURCE, ANY OF THEIR AFFILIATES, AND/OR THEIR OR THEIR AFFILIATES' OFFICERS, DIRECTORS, EMPLOYEES, CONTROLLING PERSONS, ADVISORS, AGENTS, ATTORNEYS AND REPRESENTATIVES). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9.11.

        Section 9.12    Exculpation of Financing Sources.     Notwithstanding anything to the contrary herein, the Company, on behalf of itself and the Company Related Parties, hereby (i) acknowledges that none of the Financing Sources (and/or any of their Affiliates and/or their or their Affiliates' officers, directors, employees, controlling persons, advisors, agents, attorneys or representatives) shall have any liability to the Company or any Company Related Party under this Agreement or for any claim made by the Company or any Company Related Party based on, in respect of, or by reason of, the transactions contemplated hereby, including, but not limited to, any dispute relating to, or arising from, the Debt Financing, the Debt Commitment Letters or the performance thereof, (ii) waives any rights or claims of any kind or nature (whether in law or in equity, in contract, in tort or otherwise) the Company or any Company Related Party may have against any Financing Source (and/or any of their Affiliates and/or their or their Affiliates' officers, directors, employees, controlling persons, advisors, agents, attorneys or representatives) relating to this Agreement, the Debt Financing or the transactions contemplated hereby or thereby and (iii) agrees not to commence (and, if commenced, agrees to dismiss or otherwise terminate, and not to assist) any action, arbitration, audit, hearing, investigation, litigation, petition, grievance, complaint, suit or proceeding against any Financing Source (and/or any of their Affiliates and/or their or their Affiliates' officers, directors, employees, controlling persons, advisors, agents, attorneys or representatives) in connection with this Agreement, the Debt Financing, the Debt Commitment Letters or the transactions contemplated hereby or thereby. With respect to any dispute or proceeding relating to this Section 9.12 or any other dispute involving the Financing Sources, the Company, on behalf of itself and the Company Related Parties, (w) submits to the exclusive jurisdiction of the courts of the State of New York or federal courts of the United States of America, in each case, sitting in the borough of Manhattan, and any appellate court from any thereof (the courts described in this clause (w), the "Applicable Courts"), and agrees that all claims in respect of any such litigation may be heard and determined only in an Applicable Court, (x) waives, to the fullest extent it may legally do so, any objection which it may now or hereafter have to the laying of venue of any proceeding in any Applicable Court, (y) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such proceeding in any Applicable Court, and (z) agrees that a final judgment in any such proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or any other manner provided by law. Nothing in this Section 9.12 will limit the rights of Parent or Merger Sub or any Parent Related Party in respect of the Debt Financing under any commitment letter related thereto. Without limiting the foregoing, no Financing Source shall be subject to any special, consequential, punitive or indirect damages or damages of a tortious nature to a Company Related Party.

[Remainder of page intentionally left blank]

        IN WITNESS WHEREOF, the Company, Parent and Merger Sub have duly executed this Agreement, all as of the date first written above.

ExamWorks Group, Inc.
By:	/s/ RICHARD E. PERLMAN
	Name:	Richard E. Perlman
	Title:	Executive Chairman

[Signature Page to Agreement and Plan of Merger]

Gold Parent, L.P.
By: GOLD PARENT GP, LLC, its general partner
By:	/s/ ALYSE WAGNER
	Name:	Alyse Wagner
	Title:	President
Gold Merger Co., Inc.
By:	/s/ ALYSE WAGNER
	Name:	Alyse Wagner
	Title:	President

[Signature Page to Agreement and Plan of Merger]

INDEX OF DEFINED TERMS

Acceptable Confidentiality Agreement	Section 5.04(i)(iii)
Acquisition Agreement	Section 9.03
Adverse Recommendation Change	Section 5.04(d)
Affiliate	Section 9.03
Agreement	Preamble
Alternative Proposal	Section 5.04(i)(i)
Anti-Corruption Laws	Section 9.03
Appraisal Rights	Section 2.03(a)
Appraisal Shares	Section 2.01(c)
Award Release Agreement	Section 2.02(c)
Business Day	Section 9.03
Certificate	Section 2.01(c)
Certificate of Merger	Section 1.03
Charter Documents	Section 9.03
Closing	Section 1.02
Closing Date.	Section 1.02
Code	Section 9.03
Collective Bargaining Agreements	Section 4.17
Commitment Letters	Section 3.09(a)
Company	Preamble
Company Balance Sheet	Section 4.06(c)
Company Benefit Plans	Section 4.10(a)
Company Board	Section 4.03(c)
Company By-laws	Section 4.01
Company Capital Stock	Section 4.03(a)
Company Charter	Section 4.01
Company Common Stock	Section 2.01
Company Disclosure Letter	Article IV
Company Financial Advisors	Section 4.19
Company Indemnified Parties	Section 6.05(a)
Company Material Adverse Effect	Section 9.03
Company Notes	Section 9.03
Company Pension Plan	Section 4.10(c)
Company Permits	Section 4.12
Company Recommendation	Section 6.01(d)
Company Related Parties	Section 9.03
Company Restricted Shares	Section 9.03
Company RSU Award	Section 9.03
Company SEC Documents	Section 4.06(a)
Company Shareholder Approval	Section 4.04
Company Shareholders Meeting	Section 4.04
Company Stock Award	Section 9.03
Company Stock Option	Section 9.03
Company Stock Plan	Section 9.03
Company Subsidiary	Section 9.03
Company Voting Debt	Section 4.03(e)
Compliant	Section 9.03
Confidentiality Agreement	Section 6.02
Consent	Section 3.03(b)

Consents	Section 3.03(b)
Contract	Section 9.03
Copyrights	Section 9.03
Customary KYC Material	Section 9.03
Debt Commitment Letter	Section 3.09(a)
Debt Commitment Letters	Section 3.09(a)
Debt Financing	Section 3.09(a)
Debt Financing Documents	Section 9.03
Delaware Secretary	Section 9.03
DGCL	Section 1.01
DOJ	Section 6.03(a)
Effective Time	Section 1.03
End Date	Section 8.01(b)(i)
Environmental Law	Section 4.13
Equity Commitment Letter	Section 3.09(a)
Equity Commitment Letters	Section 3.09(a)
Equity Financing	Section 3.09(a)
Equity Securities	Section 9.03
ERISA	Section 9.03
ERISA Affiliate	Section 9.03
Escrow Account	Section 9.03
Escrow Agent	Section 9.03
Escrow Agreement	Section 9.03
Escrow Amount	Section 2.04
Escrow Funds	Section 9.03
Exchange Act	Section 9.03
Excluded Contract	Section 4.14(b)
Excluded Party	Section 9.03
Existing Company Debt	Section 9.03
Filed Company Contract	Section 4.14(a)
Filed Company SEC Documents	Article IV
Financing	Section 3.09(a)
Financing Deliverables	Section 9.03
Financing Information	Section 9.03
Financing Sources	Section 9.03
FTC	Section 6.03(a)
GAAP	Section 4.06(b)
Go Shop Period	Section 5.04(f)
Go Shop Termination Fee	Section 8.03(b)
Government Official	Section 9.03
Governmental Approvals	Section 6.03(a)
Governmental Entity	Section 3.03(b)
Group	Section 9.03
Guarantee	Section 3.11
Health Care Laws	Section 4.23(a)
HSR Act	Section 3.03(b)
Hux	Section 3.09(a)
Indebtedness	Section 9.03
Indemnifying Parties	Section 6.05(b)
Indenture	Section 6.10(a)
Information Privacy and Security Laws	Section 9.03

Inquiry	Section 5.04(a)
Intellectual Property Rights	Section 9.03
Intervening Event	Section 5.04(i)(iv)
Investors	Section 3.09(a)
IRS	Section 4.10(a)
Judgment	Section 3.03(a)
Knowledge	Section 9.03
Law	Section 3.03(a)
Leased Real Property	Section 4.15(b)
Legal Restraints	Section 7.01(c)
Letter of Transmittal	Section 2.02(b)
LGP	Section 3.09(a)
Liens	Section 9.03
Marketing Efforts	Section 9.03
Marketing Material	Section 9.03
Marketing Period	Section 9.03
Material Contract.	Section 4.14(b)
Maximum Amount	Section 6.05(d)
Medicare Set Asides	Section 9.03
Merger	Section 1.01
Merger Consideration	Section 2.01(c)
Merger Sub	Preamble
Merger Sub Board	Section 9.03
Merger Sub Common Stock	Section 2.01
Multiemployer Plan	Section 4.10(c)
Notes	Section 3.09(a)
Notes Offering	Section 3.09(a)
Notice Period	Section 5.04(d)(i)
NYSE	Section 9.03
Off the Shelf Software	Section 9.03
Option Payments	Section 6.04(a)
Ordinary Course of Business	Section 9.03
Owned Intellectual Property Rights	Section 9.03
Owned Real Property	Section 4.15(a)
Parent	Preamble
Parent Board	Section 9.03
Parent Disclosure Letter	Article III
Parent GP	Section 9.03
Parent Material Adverse Effect	Section 9.03
Parent Related Party	Section 8.03(d)(i)
Parent Termination Fee	Section 8.03(b)
Patents	Section 9.03
Paying Agent	Section 2.02(a)
Payment Fund.	Section 2.02(a)
Permit	Section 3.03(b)
Permits	Section 3.03(b)
Permitted Liens	Section 9.03
Person	Section 9.03
Personal Information	Section 9.03
Plan of Merger	Recitals
Preferred Stock	Section 4.03(a)

Providers	Section 4.23(b)
Proxy Statement	Section 6.01(a)
Real Estate Leases	Section 4.15(b)
Real Property	Section 4.15(b)
Recoverable Amounts	Section 8.03(d)(i)
Redacted Fee Letter	Section 9.03
Registered Intellectual Property Rights	Section 4.16(a)
Regulatory Laws	Section 9.03
Release Date	Section 2.04
Representatives	Section 5.04(a)
Retained Claims	Section 9.07(c)
Rollover Agreement	Recitals
Rollover Investment	Recitals
Rollover Investors	Recitals
Rollover Shares	Recitals
SEC	Section 9.03
Securities Act	Section 9.03
Solvent	Section 3.10
SOX	Section 9.03
Specified Auditor Assistance	Section 9.03
Specified Shares	Section 9.03
Specified Tender Offer Action	Section 9.03
Subsidiary	Section 9.03
Superior Proposal	Section 5.04(i)(ii)
Surviving Company	Section 1.01
Tax Returns	Section 9.03
Taxes	Section 9.03
Termination Fee	Section 8.03(a)
Top Customers	Section 4.24
Trademarks	Section 9.03
Trustee	Section 6.10
TUPE	Section 4.17
Unvested Option Payments	Section 6.04(c)(i)
Unvested Restricted Share/RSU Payments	Section 6.04(c)(i)
Voting Agreement	Recitals
Withdrawal Liability	Section 9.03

EXHIBIT A

Form of Voting Agreement

(See attached.)

EXECUTION VERSION

STOCKHOLDER VOTING AGREEMENT

        THIS STOCKHOLDER VOTING AGREEMENT (this "Agreement") is made and entered into as of April 26, 2016 by and between Gold Parent, L.P., a Delaware limited partnership ("Parent"), on the one hand, and the undersigned stockholder (the "Stockholder") of ExamWorks Group, Inc., a Delaware corporation (the "Company"), on the other hand.

        WHEREAS, concurrently with the execution of this Agreement, the Company, Parent and Gold Merger Co, Inc., a Delaware corporation and wholly owned subsidiary of Parent ("Merger Sub"), have entered into an Agreement and Plan of Merger (as amended, restated, supplemented or otherwise modified from time to time, the "Merger Agreement"), dated as of the date hereof, pursuant to which Merger Sub will be merged with and into the Company (the "Merger"), with the Company being the surviving entity of such Merger and a wholly owned subsidiary of Parent on the terms, and subject to the conditions, set forth in the Merger Agreement;

        WHEREAS, as of the date hereof, the Stockholder is the beneficial owner (for purposes of this Agreement, "beneficial owner" (including "beneficially own" and other correlative terms) shall have the meaning set forth in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act")) of the number of (a) shares of Company Common Stock set on Schedule I hereto (such shares of Company Common Stock, together with any other equity securities of the Company, the power to dispose of or the voting power over which is acquired by the Stockholder during the period from and including the date hereof through and including the Expiration Date (including any shares of Company Common Stock underlying any Company Restricted Shares or any Company RSU Awards, in each case, that vest before or during such period, and any shares of Company Common Stock acquired upon exercise of any Company Stock Options during such period), collectively, the "Subject Shares") and (b) shares of Company Common Stock underlying the Company Stock Options set forth on Schedule I hereto (such Company Stock Options, together with any other Company Stock Options acquired by the Stockholder during the period from and including the date hereof through and including the Expiration Date, collectively, the "Subject Options"); and

        WHEREAS, as a condition to and as an inducement to Parent's willingness to enter into the Merger Agreement, the Stockholder has agreed to enter into this Agreement and vote its Subject Shares as described herein.

        NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

        SECTION 1.    Certain Definitions.     Capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Merger Agreement. For all purposes of and under this Agreement, the following terms shall have the following respective meanings:

          (a)   "Constructive Sale" shall mean, with respect to any Subject Shares or Subject Options, a short sale with respect to such Subject Shares or Subject Options, entering into or acquiring an offsetting derivative contract with respect to such Subject Shares or Subject Options, entering into or acquiring a future or forward contract to deliver such Subject Shares or Subject Options, or entering into any other hedging or other derivative transaction that has the effect of either directly or indirectly materially changing the economic benefits or risks of ownership of such Subject Shares or Subject Options.

          (b)   "Deemed Converted Shares" shall mean, with respect to any point in time, the amount of shares of Company Common Stock that would be acquired by the Stockholder if the Stockholder exercised his or her Subject Options at such time.

          (c)   "Expiration Date" shall mean the earliest to occur of (a) the Effective Time, (b) such date and time as the Merger Agreement shall be terminated pursuant to Article VIII of the Merger Agreement, and (c) the mutual written agreement of each of the parties hereto to terminate this Agreement.

          (d)   "Transfer" shall mean, with respect to any Subject Shares or Subject Options, the direct or indirect assignment, sale, transfer, tender, pledge, hypothecation, or the grant, creation or suffrage of a Lien upon, or the gift, placement in trust, or the Constructive Sale or other disposition of such Subject Shares or Subject Options (including transfers by testamentary or intestate succession or otherwise by operation of Law) or any right, title or interest therein (including any right or power to vote to which the holder thereof may be entitled, whether such right or power is granted by proxy or otherwise), or any change in the record or beneficial ownership of such Subject Shares or Subject Options (other than pursuant to the Rollover Agreement), and any agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing.

        SECTION 2.    Transfer of Shares.

          (a)    Transfer of Shares.    The Stockholder hereby agrees that, except as set forth in, and pursuant to, the Rollover Agreement, at all times during the period commencing on the date hereof until the Expiration Date, the Stockholder shall not cause or permit any Transfer of any of the Stockholder's Subject Shares or Subject Options or discuss, negotiate or make an offer or enter into an agreement, commitment or other arrangement regarding any Transfer of any of such Subject Shares or Subject Options.

          (b)    Transfer of Voting Rights.    Except as otherwise permitted by this Agreement or pursuant to the Rollover Agreement, the Stockholder hereby agrees that, at all times commencing on the date hereof until the Expiration Date, the Stockholder shall not deposit, or permit the deposit of, any of the Stockholder's Subject Shares or Subject Options in a voting trust, grant any proxy or power of attorney in respect of the Stockholder's Subject Shares or Subject Options, or enter into any voting agreement or similar arrangement, commitment or understanding with respect to the Stockholder's Subject Shares or Deemed Converted Shares in violation of this Agreement.

        SECTION 3.    Agreement to Vote Shares.

          (a)    Voting Agreement.    Until the Expiration Date, at every meeting of stockholders of the Company called with respect to any of the following, and at every adjournment or postponement thereof, and on every action or approval by written consent of stockholders of the Company with respect to any of the following, the Stockholder agrees (solely in its capacity as a stockholder of the Company) that it shall, or shall cause its nominee holder of record on any applicable record date to, vote the Subject Shares that the Stockholder is eligible to vote, and deliver a written consent in respect of the Stockholder's Subject Shares, at any applicable general or special meeting of the stockholders of the Company:

    (i)
    in favor of (x) adoption of the Merger Agreement and approval of the Merger, (y) each of the actions contemplated by the Merger Agreement in respect of which approval of the Company's stockholders is requested, and (z) any proposal or action in respect of which approval of the Company's stockholders is requested that could reasonably be expected to facilitate the Merger and the other transactions contemplated by the Merger Agreement; and

    (ii)
    against (x) any proposal or action that would constitute, or could reasonably be expected to result in, a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or of the Stockholder under this Agreement or otherwise reasonably would be expected to impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement, (y) any Alternative Proposal or any proposal relating to an Alternative Proposal and (z) any stock purchase agreement, merger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company (other than the Merger Agreement);

    provided, that the foregoing voting covenants shall apply solely to actions taken by the Stockholder in its capacity as a stockholder of the Company, and solely with respect to such matters to the extent the approval of the Company's stockholders is required or requested by the Company, and the Stockholder shall not have any obligations or restrictions with respect to such matters in any other capacity or in any other context.

          Until the Expiration Date, in the event that any meeting of the stockholders of the Company is held with respect to any of the matters specified in Section 3(a)(i) or (ii)  above (and at every adjournment or postponement thereof), the Stockholder covenants that it shall, or shall cause the holder of record of the Stockholder's Subject Shares on each record date relevant to such a stockholder vote with respect to such specified matters to, appear at such meeting or otherwise cause the Stockholder's Subject Shares that are eligible to be voted at such stockholder meeting to be counted as present thereat for purposes of establishing a quorum.

          (b)   Prior to the Expiration Date, the Stockholder covenants not to enter into any understanding or agreement with any person to vote or give instructions with respect to the Stockholder's Subject Shares in any manner inconsistent with Section 3(a).

        SECTION 4.    No Ownership Interest.     Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of, or with respect to, any Subject Shares. All rights, ownership and economic benefits of and relating to the Subject Shares shall remain vested in and belong to the Stockholder, and this Agreement shall not confer any right, power or authority upon Parent or any other Person (a) to direct the Stockholder in the voting of any of the Subject Shares, except as otherwise specifically provided herein, or (b) in the performance of any of the Stockholder's duties or responsibilities as stockholders or officers or directors, as the case may be, of the Company.

        SECTION 5.    Solicitation.     The Stockholder hereby represents and warrants that the Stockholder has read Section 5.04 of the Merger Agreement. In addition, the Stockholder, solely in the Stockholder's capacity as a stockholder of the Company, agrees not to, directly or indirectly, take any action that would violate Section 5.04 of the Merger Agreement if the Stockholder were deemed a "Representative" of the Company for purposes of such Section 5.04 of the Merger Agreement; provided, the foregoing shall not serve to limit or restrict any actions taken by the Stockholder in any capacity other than as stockholder of the Company, to the extent such actions are permitted or required under such Section 5.04 of the Merger Agreement.

        SECTION 6.    Representations, Warranties and Other Agreements of the Stockholder.     The Stockholder hereby represents and warrants to Parent as of the date hereof:

          (a)   (i) the Stockholder is the beneficial owner of, and has good, valid and marketable title to, the Subject Shares and Subject Options set forth on Schedule I, (ii) the Stockholder has sole voting power, and sole power of disposition, in each case either individually or through the Stockholder's representatives, with respect to all of its Subject Shares, (iii) the Subject Shares and Subject

      Options owned by the Stockholder are all of the equity securities of the Company owned, either of record or beneficially, by the Stockholder, (iv) the Subject Shares and Subject Options owned by the Stockholder are free and clear of all Liens, other than any Liens created by this Agreement, the Rollover Agreement, the underlying agreements pursuant to which such shares were issued or as imposed by applicable securities Laws and (iv) the Stockholder has not appointed or granted any proxy inconsistent with this Agreement, which appointment or grant is still effective, with respect to the Subject Shares.

          (b)   the Stockholder has full capacity, power and authority to make, enter into and carry out the terms of this Agreement applicable to the Stockholder;

          (c)   the Stockholder agrees not to bring, commence, institute, maintain, prosecute, participate in or voluntarily aid any action, claim, suit or cause of action, in law or in equity, in any court or before any Governmental Entity, which alleges that (i) the execution and delivery of this Agreement by the Stockholder and the granting of any proxies to be delivered in connection with the execution of the Merger Agreement, or (ii) the approval of the Merger Agreement by the Company Board, breaches any fiduciary duty of the Company Board or any member thereof;

          (d)   the execution and delivery of this Agreement by the Stockholder does not, and the performance of this Agreement by the Stockholder will not, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, modification or acceleration) (whether after the giving of notice of or the passage of time or both) under any applicable Law or any contract to which the Stockholder is a party or which is binding on the Stockholder or the Stockholder's Subject Shares or Subject Options, and will not result in the creation of any Lien on any of the Stockholder's Subject Shares or Subject Options;

          (e)   this Agreement has been duly executed by the Stockholder and constitutes the valid and legally binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting or relating to the enforcement of creditors' rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity;

          (f)    the execution and delivery of this Agreement by the Stockholder does not, and the performance of this Agreement by the Stockholder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity by the Stockholder, (i) except for any applicable requirements, if any, of the Exchange Act, and (ii) except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay the performance by the Stockholder of the Stockholder's obligations under this Agreement in any material respect; and

          (g)   the Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon the Stockholder's execution and delivery of this Agreement and the representations and warranties of the Stockholder contained herein.

        SECTION 7.    Consent.     The Stockholder on behalf of itself only consents to and authorizes the Company, Parent and their respective Affiliates (and Parent authorizes the Company and its Affiliates) to (a) publish and disclose in the Proxy Statement, any current report of the Company on Form 8-K and any other documents required to be filed with the SEC or any regulatory authority in connection with the Merger Agreement, the Stockholder's identity and ownership of Subject Shares and Subject Options and the nature of the Stockholder's commitments, arrangements and understandings under this Agreement and (b) file this Agreement as an exhibit to the extent required to be filed with the SEC or any regulatory authority relating to the Merger.

        SECTION 8.    Stockholder Capacity.     To the extent that the Stockholder is an officer or director of the Company or any Company Subsidiaries, nothing in this Agreement shall be construed as preventing or otherwise affecting any actions taken or not taken by the Stockholder in its capacity as an officer or director of the Company or any Company Subsidiaries or from fulfilling the duties and obligations of such office (including the performance of obligations required by the fiduciary duties of the Stockholder acting in its capacity as an officer or director), and none of such actions (or determinations not to take any action) in such other capacities shall be deemed to constitute a breach of this Agreement.

        SECTION 9.    Legending of Shares.     Until the Expiration Date, the Stockholder hereby authorizes Parent and the Company to cause each certificate evidencing the Subject Shares to bear the following legend on the face thereof (which legend shall be removed promptly upon the Expiration Date to the extent the Merger is not consummated):

  "THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON VOTING, TRANSFER AND CERTAIN OTHER LIMITATIONS SET FORTH IN THAT CERTAIN STOCKHOLDER VOTING AGREEMENT, DATED AS OF APRIL 26, 2016, BETWEEN THE HOLDER OF THE CERTIFICATE AND GOLD PARENT, L.P., AS AMENDED FROM TIME TO TIME, COPIES OF WHICH STOCKHOLDER VOTING AGREEMENT ARE ON FILE AT THE PRINCIPAL OFFICE OF EXAMWORKS GROUP, INC."

        SECTION 10.    Termination.     Notwithstanding anything to the contrary provided herein, this Agreement and any undertaking or waiver granted by the Stockholder hereunder automatically shall terminate and be of no further force or effect as of the Expiration Date; provided, that upon termination of this Agreement, Parent shall take such actions as are reasonably requested by the Stockholder to remove any legend placed upon any Subject Shares pursuant to Section 9 (and to cause the return of any certificates evidencing Subject Shares to the extent provided by the beneficial owner thereof to Parent or any of its Affiliates); provided, further, however, (a) Section 13 shall survive any termination or expiration of this Agreement, (b) any such termination shall not relieve any party from liability for any willful breach of its obligations hereunder prior to such termination, and (c) each party will be entitled to any remedies at law or in equity to recover its losses arising from any such pre-termination breach.

        SECTION 11.    Appraisal Rights.     The Stockholder (i) irrevocably waives and agrees not to exercise any rights (including under Section 262 of the DGCL) to demand appraisal of any of the Subject Shares or rights to dissent from the Merger that the Stockholder may otherwise have and (ii) agrees not to commence or participate in, and will take all actions necessary to opt out of, any class in any class action with respect to, any claim, derivative or otherwise, against Parent, Merger Sub, the Company or any of their respective successors relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the Merger, including any claim (x) challenging the validity of, seeking to enjoin the operation of, any provision of this Agreement or (y) alleging a breach of any fiduciary duty of the Company Board in connection with the Merger Agreement or the transactions contemplated thereby; provided, that the foregoing covenants shall not be deemed a consent to or waiver of any rights of the Stockholder for any breach of this Agreement or the Rollover Agreement by Parent or its Affiliates.

        SECTION 12.    Further Assurances.

          (a)   Each of the parties hereto shall execute and deliver any additional certificate, instruments and other documents, and take any additional actions, as any other party reasonably may deem necessary or appropriate to carry out and effectuate the purpose and intent of this Agreement.

          (b)   The Stockholder agrees, while this Agreement is in effect, to notify Parent promptly in writing of the number and description of any Subject Shares or Subject Options acquired by the Stockholder after the date hereof which are not set forth on Schedule I hereto.

        SECTION 13.    Miscellaneous.

          (a)    Expenses.    All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

          (b)    Waiver.    Except as provided in this Agreement, no action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of any other party's obligations to comply with its representations, warranties, covenants and agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder (or any delay in asserting any such breach) shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder or in any other context.

          (c)    Severability.    If any provision of this Agreement, or the application thereof to any Person or circumstance, is to be held invalid or unenforceable, the remainder of this Agreement, and the application of such provision to other Persons or circumstances, shall not be affected thereby, and to such end, the provisions of this Agreement are agreed to be severable.

          (d)    Assignment; Benefit.    Except as expressly permitted by the terms hereof, no party may assign this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of each other party hereto, and any attempted assignment without such prior written approval shall be void. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement is not intended to, and shall not be deemed to, confer on any Person other than the parties hereto or their respective heirs, successors, executors, administrators and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, or to create any agreement of employment with any person or otherwise create any third party beneficiary hereto.

          (e)    Amendments.    This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by each of the parties hereto.

          (f)    Specific Performance; Injunctive Relief.    The parties agree that irreparable damage would occur to Parent in the event that any provision of this Agreement were not performed by the Stockholder in accordance with the specific terms hereof, and that Parent shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which Parent is entitled at law or in equity. The Stockholder agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief to enforce the covenants and obligations contained herein on the basis that Parent has an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity and Parent shall not be required to post a bond or other security in connection with any such order or injunction.

          (g)    Governing Law.    This Agreement, including all matters of construction, validity and performance and any action or proceeding (whether in contract, tort, equity or otherwise) arising out of this Agreement or any of the transactions contemplated by this Agreement shall be governed by, and construed in accordance with, the laws of the state of Delaware, regardless of the laws that might otherwise govern under any applicable principles of conflicts of laws of the state of Delaware.

          (h)    Jurisdiction and Venue.    In addition, each of the parties hereto (i) consents to submit itself to the personal jurisdiction the Court of Chancery of the State of Delaware, or if that court lacks subject matter jurisdiction, any state or federal court located within the State of Delaware for the purpose of any suit, action or proceeding (whether, in contract, tort, equity or otherwise) relating to this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iii) agrees that it will not bring any suit, action or proceeding relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts.

          (i)    Waiver Jury Trial.    EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 13(I).

          (j)    No Agreement Until Transaction Documents Executed.    Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute, or be deemed to evidence, a contract, agreement, arrangement or understanding between the parties hereto unless (i) the Merger Agreement is executed and delivered by all parties thereto and (ii) this Agreement is executed and delivered by all parties hereto.

          (k)    No Third Party Beneficiaries.    This Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns, to create any agreement of employment with any person or to otherwise create any third-party beneficiary hereto.

          (l)    Notices.    All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or sent if delivered personally or sent by facsimile (providing confirmation of transmission) or sent by prepaid overnight carrier (providing proof of delivery) to the parties at the following addresses or facsimile numbers (or at such other addresses or facsimile numbers as from time to time may be specified by the parties by like notice):

      if to Parent, to:

      c/o Leonard Green & Partners, L.P.
      11111 Santa Monica Blvd., #2000
      Los Angeles, CA 90025
      Attention: John Baumer; Alyse Wagner
      Email: baumer@leonardgreen.com; wagner@leonardgreen.com

      with a copy (which shall not constitute notice) to:

      Latham & Watkins LLP
      885 Third Avenue
      New York, New York 10022
      Attn: Howard A. Sobel; Paul Kukish
      Email: howard.sobel@lw.com; paul.kukish@lw.com

      If to the Stockholder: to the Stockholder's address for notice set forth on Schedule I attached hereto:

      with a copy (which shall not constitute notice) to:

      None.

          (m)    Counterparts.    This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party. Facsimile or other electronic transmission of any signed original document shall be deemed the same as the delivery of an original. At the request of any party, the parties will confirm signatures executed by facsimile or other electronic transmission by signing a duplicate original document.

          (n)    Interpretation.    The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained or incorporated by reference into this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented in accordance with its terms, including (in the case of agreements or instruments) by valid waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted assigns and successors.

        IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

GOLD PARENT, L.P.
By: Gold Parent GP, LLC, its general partner
By:
Name:
Title:

[Signature Page to Voting Agreement]

STOCKHOLDER

[•]

[Signature Page to Voting Agreement]

Schedule I

	Subject Shares	Subject Options	Address
[•]	[•]	[•]	[•]
TOTAL	[•]	[•]

EXHIBIT B

Form of Surviving Company Certificate of Incorporation

(See attached.)

CERTIFICATE OF INCORPORATION
OF
EXAMWORKS GROUP, INC.

        FIRST.    The name of the corporation is ExamWorks Group, Inc.

        SECOND.    The address of the corporation's registered office in the State of Delaware is 1209 Orange Street, Wilmington, New Castle County, Delaware, 19801. The name of its registered agent at such address is The Corporation Trust Company.

        THIRD.    The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

        FOURTH.    The total number of shares of stock which the corporation shall have authority to issue is 5,000. All such shares are to be Common Stock, par value of $0.01 per share, and are to be of one class.

        FIFTH.    Unless and except to the extent that the by-laws of the corporation shall so require, the election of directors of the corporation need not be by written ballot.

        SIXTH.    In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the corporation is expressly authorized to make, alter and repeal the by-laws of the corporation.

        SEVENTH.    A director of the corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

        EIGHTH.    The corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a "Covered Person") who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director, officer, employee or agent of the corporation or, while a director, officer, employee or agent of the corporation, is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys' fees) reasonably incurred by such Covered Person.

        The corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys' fees) incurred by a Covered Person in defending any Proceeding within fifteen (15) days after receipt by the corporation of a written request therefor, provided that, to the extent required by law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined that the Covered Person is not entitled to be indemnified under this Article EIGHTH or otherwise.

        NINTH.    The corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of any nature conferred upon stockholders, directors or any other persons by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this Article NINTH.

 EXHIBIT C

Form of Award Release Agreement

(See attached.)

EXHIBIT C

FORM OF
AWARD RELEASE AGREEMENT

        This Award Release Agreement (this "Agreement") is dated                        , by and between the undersigned Award holder ("Holder") and ExamWorks Group, Inc., a Delaware corporation (the "Company").

RECITALS

        A.    Pursuant to the ExamWorks Group, Inc. Amended and Restated 2008 Stock Incentive Plan (as amended from time to time, the "Plan") and an award agreement or award agreements between the Company and Holder (collectively, the "Award Agreement"), to the extent set forth on Exhibit A attached hereto, the Company has previously granted to Holder under the Plan options (each, an "Option") to acquire the number of shares of the Company's common stock, $0.0001 par value per share ("Common Stock") at the exercise price or prices as set forth on Exhibit A attached hereto and/or a number of shares of Common Stock subject to restricted shares (each "Restricted Shares") and/or restricted share units as set forth on Exhibit A hereto ("RSUs" and collectively with the Options and Restricted Shares, the "Award").

        B.    The Company, Gold Parent, L.P., a Delaware limited partnership ("Parent") and Gold Merger Co, Inc., a Delaware corporation ("Merger Sub"), have entered into an Agreement and Plan of Merger, dated as of April     , 2016 (as amended from time to time, and including all exhibits thereto, the "Merger Agreement").

        C.    The Merger Agreement provides that each Option that is not exercised on or before the Effective Time (as defined in the Merger Agreement) will be cancelled at the Effective Time and, provided that the Holder executes this Agreement, will thereafter represent, and be converted into (in lieu of receiving any Common Stock), only the right to receive the consideration set forth in Section 3(a) and 3(b) below (the "Option Consideration").

        D.    The Merger Agreement provides that each Restricted Share and RSU will cancelled at the Effective Time and, provided that the Holder executes this Agreement, will thereafter represent, and be converted into (in lieu of receiving or continuing to holder any Common Stock), only the right to receive the consideration set forth in Sections 3(c) and 3(d) below (the "Restricted Share/RSU Consideration" and together with the Option Consideration (the "Consideration").

        NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

        1.    Effectiveness of this Agreement.

          (a)   This Agreement is effective immediately upon its execution by the parties, but will terminate automatically if the Merger Agreement is terminated. In the event of such termination, this Agreement will be void and have no effect, without any liability or obligation of any party hereto, and the Awards will continue in full force and effect in accordance with the existing terms thereof.

          (b)   This Agreement will be null and void to the extent the Options have been exercised on or before the Effective Time or the Awards have been otherwise cancelled in accordance with their terms before the Effective Time.

        2.    Termination of Award Agreement and Award.     Effective as of the Effective Time, in exchange for the Consideration set forth in Section 3 below (as applicable), the Award Agreement and the Award will terminate and be of no further force or effect. Holder acknowledges and agrees that his or her right to receive the Consideration in respect of the Award in exchange for termination of the Award Agreement and the Award will constitute full and complete payment with respect to the Award Agreement and the Award. Holder agrees to take any and all actions and to execute and deliver any and all documents that the Company may request in order to accomplish the intent of this Agreement.

        3.    Consideration for Award Cancellation.     In consideration of the termination of the Award as set forth in Section 2 hereof, and the other considerations of the Holder set forth in this Agreement, each Award shall be entitled to receive only the following Consideration, as applicable:

          (a)   for each vested Option outstanding immediately prior to the Effective Time (after giving effect to any acceleration of vesting required in connection with the Merger pursuant to the Award Agreement), an amount in cash equal to the product of (i) the excess, if any, of (A) the Merger Consideration over (B) the per share exercise price of such vested Option multiplied by (ii) the number of shares of Common Stock subject to such vested Option (less any required withholding under applicable Tax Law), payable as soon as practicable and not later than three (3) Business Days following Company's receipt of this duly executed Agreement;

          (b)   for each unvested Option outstanding immediately prior to the Effective Date, an amount in cash equal to the product of (i) the excess, if any, of (A) the Merger Consideration over (B) the per share exercise price of such unvested Option multiplied by (ii) the number of shares of Common Stock subject to such unvested Option (less any required withholding under applicable Tax Law), payable to the Holder in accordance with the vesting schedule of the Option set forth in the Award Agreement but only if such Holder remains employed by the Surviving Corporate until such vesting date(s) or, if earlier, within thirty (30) days following the Surviving Corporation's termination of Holder's employment without cause;

          (c)   for each vested Restricted Share and RSU outstanding immediately prior to the Effective Time (after giving effect to any acceleration of vesting required in connection with the Merger pursuant to the Award Agreement), an amount in cash equal to the product of the Merger Consideration multiplied by the number of shares of Common Stock subject to such vested Restricted Share Award/RSU Award (less any required withholding under applicable Tax Law), payable as soon as practicable and not later than three (3) Business Days following Company's receipt of this duly executed Agreement;

          (d)   for each unvested Restricted Share Award and RSU Award outstanding immediately prior to the Effective Date, an amount in cash equal to the product of the Merger Consideration multiplied by the number of shares of Common Stock subject to such unvested Restricted Share Award and RSU Award (less any required withholding under applicable Tax Law), payable to the Holder in accordance with the vesting schedule of the Restricted Share and RSU set forth in the Award Agreement but only if such Holder remains employed by the Surviving Corporate until such vesting date(s) or, if earlier, within thirty (30) days following the Surviving Corporation's termination of Holder's employment without cause

Unless otherwise defined herein, capitalized terms used in this Section 3 have the meanings set forth in the Merger Agreement.

        4.    Representations and Warranties of Holder.     Holder hereby represents and warrants that:

          (a)   None of the Options have been exercised on or prior to the date hereof. Other than pursuant to the Award, Holder has no right, title or interest in any other securities convertible into or exchangeable or exercisable for any shares of the Company's capital stock or any other right, title or interest in any rights or options to subscribe for or to purchase any shares of the

  Company's capital stock or any other securities convertible into or exchangeable or exercisable for the Company's capital stock. Holder has good and unencumbered title to the Award, free and clear of all pledges, security interests, liens, claims, rights of first refusal or offer, and any other restrictions or limitations of any kind whatsoever, other than as set forth in the Award Agreement and the Plan, and Holder has not sold, transferred, given, pledged, assigned or otherwise disposed of (including by gift), or consented to any transfer of, any or all of the Award or any interest therein, or entered into any arrangement with respect to the transfer of the Award to any person or entity other than the Company;

          (b)   This Agreement has been duly executed and delivered by Holder, and constitutes a legal, valid and binding obligation of Holder, enforceable in accordance with its terms. Holder has full power and authority and legal capacity to execute and deliver this Agreement;

          (c)   Holder has carefully reviewed this Agreement, the Merger Agreement and all other related materials attached thereto and has been given the opportunity to consult with independent legal counsel and tax, financial and business advisors regarding Holder's rights and obligations under this Agreement and the Merger Agreement, and fully understands the terms and conditions contained in this Agreement and the Merger Agreement and intends for the terms of this Agreement to be binding on and enforceable against Holder and has entered into this Agreement voluntarily; and

          (d)   The Company has the right to deduct from the amounts otherwise payable hereunder, any and all amounts in respect of all taxes which may be required to be deducted or withheld under any provision of applicable law; provided, however, that the Company is not obligated to guarantee any particular tax result for Holder with respect to any payment provided to Holder hereunder, and Holder shall be solely responsible for any taxes imposed on Holder with respect to any such payment.

        5.    Release and Indemnity.     Holder hereby releases and forever discharges the Company, Parent, Merger Sub and each and all of their respective stockholders, subsidiaries, affiliates, employees, directors, officers, agents, heirs, administrators, and each of their predecessors, successors and assigns (the "Released Parties"), of and from any and all claims, causes of action, suits, actions, counterclaims, setoffs, debts, demands, controversies, agreements, contracts, promises, damages and liabilities whatsoever, liquidated or unliquidated, at law or in equity, arising from or in connection with the Plan, the Award and/or the Award Agreement, including, but not limited to, any claim or right of Holder granted thereunder to purchase securities upon exercise or settlement of the Award or otherwise; provided, however, that the foregoing release does not apply to any rights of Holder as an holder of the Award under the Merger Agreement. In addition, Holder shall defend and hold the Released Parties harmless from and against and in respect of any and all claims, costs, damages, losses, expenses, obligations, liabilities, recoveries, suits, causes of action and deficiencies, including interest, penalties and reasonable attorney's fees, that such indemnified persons may incur or suffer, that arise, result from or relate to any failure by Holder to perform or honor any of Holder's covenants or agreements set forth in this Agreement.

        6.    Severability.     If one or more of the provisions of this Agreement is invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.

        7.    Third Party Beneficiary.     Parent is an intended, express third-party beneficiary of this Agreement and shall be entitled to enforce the rights of the Company, as well as the obligations of the Holder, in each case as if a party hereto.

        8.    Termination.     This Agreement will terminate automatically if the Merger Agreement is terminated in accordance with its terms without the occurrence of the consummation of the Transactions. In the event of such termination, this Agreement will become void and have no effect, without any liability or obligation of any party hereto or Parent or Merger Sub.

        9.    Captions.     The captions used in this Agreement are for convenience of reference only and do not form a part of this Agreement.

        10.    Governing Law.     This Agreement is to be governed by, and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

        11.    Survival of Representations and Warranties.     All representations and warranties of Holder contained herein shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

        12.    Specific Enforcement.     The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. The parties accordingly agree that the Company and Parent will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

        13.    Entire Agreement.     This Agreement constitutes the entire agreement with respect to subject matter hereof and supersedes all prior understandings, agreements or representations by and between the Company and Holder, written or oral, with respect to the subject matter hereof.

        14.    Counterparts.     This Agreement may be executed in two or more counterparts, each of which will be deemed an original but all of which will constitute but one instrument.

[Signature Page Follows]

        IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the date first above written.

EXAMWORKS GROUP, INC.
By:
Name:
Title:
HOLDER

Name:

EXHIBIT A

Date of Award Agreement	Date of Grant of Option	Number of Shares of Common Stock Subject to Option	Exercise Price Per Share

EXHIBIT D

Form of Guarantee

(See attached.)

GUARANTEE

        THIS GUARANTEE, dated as of April 26, 2016 (this "Guarantee"), by Green Equity Investors VI, L.P., a Delaware limited partnership, Green Equity Investors Side VI, L.P., a Delaware limited partnership, and Hux Investment Pte. Ltd., a Singapore private limited company (collectively, the "Guarantors" and each a "Guarantor") is in favor of ExamWorks Group, Inc., a Delaware corporation (the "Company").

        1.    GUARANTEE.    To induce the Company to enter into that certain Agreement and Plan of Merger, of even date herewith (as amended, restated, supplemented or otherwise modified from time to time pursuant to the terms thereof, the "Merger Agreement"), by and among Gold Parent, L.P., a Delaware limited partnership ("Parent"), Gold Merger Co, Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and the Company, pursuant to which and subject to the terms and conditions of which the Company will become a wholly owned subsidiary of Parent (the "Merger"), each Guarantor, intending to be legally bound, hereby absolutely, irrevocably and unconditionally, on a several (not joint and several) basis, guarantees to the Company, on the terms and subject to the conditions set forth herein, the due and punctual performance and discharge of such Guarantor's respective percentage as set forth opposite its name in Annex 1 (for each such Guarantor, its "Guaranteed Percentage") of the payment obligations and liabilities of Parent and Merger Sub to the Company under the fourth to last and third to last sentences of Section 5.06, Section 8.03(c) and Section 8.03(e) of the Merger Agreement, and the obligations in the last sentence of this Section 1 (the "Obligations"), provided that, notwithstanding anything to the contrary contained in this Guarantee, in no event shall each Guarantor's aggregate liability exceed such Guarantor's Guaranteed Percentage of $94,000,000.00 (such limitation on the liability each Guarantor may have for its Guaranteed Percentage of the Obligations being herein referred to as such Guarantor's "Cap"), and the Company agrees that this Guarantee may not be enforced against any Guarantor without giving effect to such Guarantor's Cap (and to the provisions of Sections 8 and 9 hereof). All payments hereunder shall be made in lawful money of the United States, in immediately available funds. Each capitalized term used but not defined herein shall have the meaning ascribed to it in the Merger Agreement.

        If Parent or Merger Sub fails to pay any Obligations when due, then each Guarantor's liabilities to the Company hereunder in respect of such Obligations shall, at the Company's option, become immediately due and payable and the Company may at any time and from time to time, at the Company's option, and so long as Parent or Merger Sub has failed to discharge its Obligations, take any and all actions available hereunder to collect any of the Guarantor's liabilities hereunder in respect of such Obligations, subject to such Guarantor's Cap. In furtherance of the foregoing, each Guarantor acknowledges that the Company may, in its sole discretion, bring and prosecute a separate action or actions against such Guarantor for the full amount of such Guarantor's Guaranteed Percentage of the Obligations (subject to such Guarantor's Cap) regardless of whether any action is brought against Parent, Merger Sub or any other Guarantor.

        Each Guarantor acknowledges and agrees that (a) with respect to Parent and Merger Sub, the Company shall have the rights and remedies specified in the Merger Agreement and (b) with respect to such Guarantor, the Company shall have the rights and remedies specified in this Guarantee and the Equity Commitment Letters (including, for the avoidance of doubt, its rights as a third-party beneficiary contained therein).

        If any Guarantor fails to timely satisfy its Guaranteed Percentage of the Obligations, and, in order to obtain such satisfaction, the Company commences a suit which results in a judgment against such Guarantor for such satisfaction, such Guarantor shall pay the Company its reasonable and documented costs and expenses (including reasonable and documented attorneys' fees) in connection with such suit, together with interest on such Guaranteed Percentage of the Obligations at the prime rate as published in the Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received.

        2.    NATURE OF GUARANTEE.    Each Guarantor's liability hereunder is absolute, unconditional, irrevocable and continuing irrespective of any modification, amendment or waiver of or any consent to departure from the Merger Agreement that may be agreed to by Parent or Merger Sub. In the event that any payment to the Company in respect of the Obligations is rescinded or must otherwise be returned for any reason whatsoever, each Guarantor shall remain liable hereunder with respect to such Guarantor's Guaranteed Percentage of the Obligations (subject to such Guarantor's Cap) as if such payment had not been made. This Guarantee is an unconditional and continuing guarantee of payment and not of collection, and the Company shall not be required to proceed against Parent or Merger Sub before proceeding against the Guarantors hereunder.

        3.    CHANGES IN OBLIGATION, CERTAIN WAIVERS.    Each Guarantor agrees that the Company may, in its sole discretion, at any time and from time to time, without notice to or further consent of such Guarantor, extend the time of payment of the Obligations, and may also make any agreement with Parent or Merger Sub for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, without in any way impairing or affecting such Guarantor's obligations under this Guarantee or affecting the validity or enforceability of this Guarantee. Each Guarantor agrees that the obligations or liabilities of such Guarantor hereunder shall not be released or discharged, in whole or in part, or otherwise affected by, and shall be absolute and irrespective of, (a) the failure or delay on the part of the Company to assert any claim or demand or to enforce any right or remedy against Parent or Merger Sub; (b) any change in the time, place or manner of payment of any of the Obligations, or any rescission, waiver, compromise, consolidation, or other amendment or modification of any of the terms or provisions of the Merger Agreement or the Commitment Letters made in accordance with the terms thereof or in any other agreement to which the Guarantor, Parent or Merger Sub is a party and which evidences, secures or is otherwise executed in connection with any of the Obligations; (c) (i) the addition, substitution or release of any Person now or hereafter liable with respect to the Obligations or (ii) the release or discharge of the other Guarantor, or the receipt by the Company of partial satisfaction of the Obligations from the other Guarantor; (d) any change in the corporate existence, structure or ownership of Parent, Merger Sub, any Guarantor or any Person now or hereafter liable with respect to the Obligations or otherwise interested in the transactions contemplated by the Merger Agreement (including any other Guarantor); (e) the existence of any claim, set off or other right which (i) any Guarantor may have at any time against Parent, Merger Sub or the Company, or any of their respective Affiliates, or (ii) Parent or Merger Sub may have at any time against the Company, in each case described in the foregoing clauses (i) or (ii) of this Section 3(e) (A) whether in connection with any Obligations or otherwise and (B) except as contemplated by the final sentence of the immediately succeeding paragraph or, solely with respect to clause (ii) of this Section 3(e), in the Merger Agreement; (f) the adequacy of any other means the Company may have of obtaining payment related to the Obligations; (g) any insolvency, bankruptcy, reorganization or other similar proceeding affecting Parent, Merger Sub, any other Guarantor or any other Person now or hereafter liable with respect to the Obligations or otherwise interested in the transactions contemplated by the Merger Agreement, or any of their respective assets; (h) the value, genuineness, validity, illegality or enforceability according to their terms of the Merger Agreement, the Commitment Letters or any agreement or instrument referred to herein, except as contemplated by the final sentence of the immediately succeeding paragraph or (i) any discharge of such Guarantor as a matter of applicable law or equity (other than as a result of, and to the extent of, payment of the Obligations in accordance with the terms of the Merger Agreement or as a result of defenses to the payment of the Obligations that would be available to Parent or Merger Sub under the Merger Agreement). To the fullest extent permitted by applicable law, each Guarantor hereby expressly waives any and all rights or defenses arising by reason of any applicable law which would otherwise require any election of remedies by the Company. Each Guarantor waives promptness, diligence, notice of the acceptance of this Guarantee and of the Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of the Obligation incurred and all other notices of any kind, all defenses which may be available by virtue of any valuation, stay, moratorium or other similar applicable Law now or hereafter in effect, any right to require the marshalling of assets of one or more of Parent, Merger Sub or any Guarantor, or any other Person liable with respect to any of the Obligations, and all suretyship defenses generally (other than actual fraud on Parent by the Company or any of its Subsidiaries or contractual defenses to the payment of the Obligations that are available to Parent under the Merger Agreement). Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers, agreements, covenants, obligations and other terms in this Guarantee are knowingly made and agreed to in contemplation of such benefits. Each Guarantor hereby covenants and agrees, on a several (not joint and several) basis, that it (x) shall not, and it shall cause its Affiliates to not, assert, directly or indirectly, in any proceeding that this Guarantee is illegal, invalid or unenforceable in accordance with its terms, (y) shall maintain in full force and effect all consents of any Governmental Entity or other authority that are required to be obtained by it with respect to this Guarantee and will obtain any such consents that may become necessary in the future, and (z) will comply in all respects with all applicable laws and orders to which it may be subject if failure to so comply would impair its ability to perform its obligations under this Guarantee.

        Each Guarantor hereby unconditionally waives any rights that it may now have or hereafter acquire against Parent or Merger Sub that arise from the existence, payment, performance or enforcement of such Guarantor's obligations under or in respect of this Guarantee or any other agreement in connection therewith, including any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Company against Parent or Merger Sub, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including the right to take or receive from Parent or Merger Sub, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, and each Guarantor shall not exercise any such rights unless and until all Obligations shall have been paid in full in immediately available funds. If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the payment in full in immediately available funds of all Obligations, such amount shall be received and held in trust for the benefit of the Company, shall be segregated from other property and funds of such Guarantor and shall forthwith be promptly paid or delivered to the Company in the same form as so received (with any necessary endorsement or assignment). Notwithstanding anything to the contrary contained in this Guarantee or otherwise, the Company hereby agrees that each Guarantor shall have all defenses to the payment of its obligations under this Guarantee (which in any event shall be subject to such Guarantor's Cap) that would be available to Parent and/or Merger Sub under the Merger Agreement with respect to the Obligations, as well as any defenses in respect of any actual fraud of the Company or any of its Subsidiaries (other than defenses arising from the bankruptcy or insolvency of Parent or Merger Sub).

        The Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guarantee, and all dealings between Parent, Merger Sub or the Guarantors, on the one hand, and the Company, on the other hand, shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guarantee. When pursuing its rights and remedies hereunder against the Guarantors, the Company shall be under no obligation to pursue such rights and remedies it may have against Parent or Merger Sub or any other Person for the Obligations or any right of offset with respect thereto, and any failure by the Company to pursue such other rights or remedies or to collect any payments from Parent or Merger Sub or any such other Person or to realize upon or to exercise any such right of offset, and any release by the Company of Parent or Merger Sub or any such other Person or any right of offset, shall not relieve the Guarantors of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Company.

        The Company shall not be obligated to file any claim relating to any Obligation in the event that Parent or Merger Sub becomes subject to any insolvency, bankruptcy, reorganization or similar proceeding, and the failure of the Company to so file shall not affect the Guarantors' obligations hereunder. In the event that any payment to the Company in respect of any Obligation is rescinded or must otherwise be returned for any reason whatsoever, each Guarantor shall remain liable hereunder with respect to such Guarantor's Guaranteed Percentage of the Obligations (subject to such Guarantor's Cap) as if such payment had not been made.

        4.    NO WAIVER; CUMULATIVE RIGHTS.    No failure to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power hereunder under the Merger Agreement. Each and every right, remedy and power hereby granted to the Company or allowed it by Law shall be cumulative and not exclusive of any other, and may be exercised by the Company at any time or from time to time. The Company shall not have any obligation to proceed at any time or in any manner against, or exhaust any or all of the Company's rights against, Parent, Merger Sub, any other Guarantor or any other Person now or hereafter liable for any Obligation or interested in the transactions contemplated by the Merger Agreement prior to proceeding against any of the Guarantors.

        5.    REPRESENTATIONS AND WARRANTIES.    Each Guarantor hereby represents and warrants, on a several (not joint and several) basis, that:

          (a)   It is duly organized and validly existing under the laws of its jurisdiction of organization; it has all requisite power and authority to execute, deliver and perform this Guarantee; the execution, delivery and performance of this Guarantee have been duly and validly authorized by all necessary action, and do not contravene any provision of such Guarantor's partnership agreement or similar organizational documents, any contract to which it is a party or any applicable Law or Judgment binding on such Guarantor or its assets; and the Person executing and delivering this Guarantee on behalf of such Guarantor is duly authorized to do so;

          (b)   all consents, approvals, authorizations, permits of, filings with and notifications to, any Governmental Entity necessary for the due execution, delivery and performance of this Guarantee by such Guarantor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Entity is required by such Guarantor in connection with the execution, delivery or performance of this Guarantee by such Guarantor;

          (c)   this Guarantee constitutes a legal, valid and binding obligation of such Guarantor enforceable against such Guarantor in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar applicable Laws affecting creditors' rights generally, and (ii) general equitable principles (whether considered in a proceeding in equity or at law); and

          (d)   such Guarantor has and will have (except in the case of Hux Investment Pte. Ltd., which only will have) the financial capacity to pay and perform its obligations under, in respect of or in connection with this Guarantee when such obligations become due and payable, and all funds necessary for such Guarantor to fulfill such obligations shall be available to such Guarantor (or its permitted assignee pursuant to Section 6 hereof) when or for so long as any such obligations become due and payable.

        6.    NO ASSIGNMENT.    Neither this Guarantee nor any right or obligation hereunder may be assigned or delegated by any party (by operation of Law or otherwise) without the prior written consent of the Company (in the case of an assignment or delegation by one or more Guarantors) or the Guarantors (in the case of an assignment or delegation by the Company); provided, however, that each Guarantor may assign or delegate all or part of its rights, interests and obligations hereunder, without the prior written consent of the Company, to any other Guarantor, or other Person to which it has allocated all or a portion of its investment commitment to Parent; provided, further, that no such assignment or delegation shall relieve such Guarantor of its obligations hereunder as a primary obligor. Any attempted assignment in violation of this Section shall be null and void.

        7.    NOTICES.    All notices and other communications hereunder shall be given by the means specified in the Merger Agreement (and shall be deemed given as specified therein), as follows:

  if to Green Equity Investors VI, L.P. and Green Equity Investors Side VI, L.P.:

    c/o Leonard Green & Partners, L.P.
    11111 Santa Monica Blvd., #2000
    Los Angeles, CA 90025
    Attn: John Baumer; Alyse Wagner
    Email: baumer@leonardgreen.com; wagner@leonardgreen.com

  with a copy to (which alone shall not constitute notice):

    Latham & Watkins LLP
    885 Third Avenue
    New York, New York 10022
    Attn: Howard A. Sobel; Paul Kukish
    Email: howard.sobel@lw.com; paul.kukish@lw.com

  if to Hux Investment Pte. Ltd.:

    c/o GIC Special Investments Pte. Ltd.
    335 Madison Avenue, 24th Floor
    New York, NY 10017
    Attn: W. Bradley Yale; Paul Yun
    Email: bradyale@gic.com.sg; paulyun@gic.com.sg

  with a copy to (which alone shall not constitute notice):

    Dechert LLP
    1095 Avenue of the Americas
    New York, NY 10036
    Attn: Mark E. Thierfelder; Adam D. Rosenthal
    Email: mark.thierfelder@dechert.com; adam.rosenthal@dechert.com

  If to the Company, as provided in the Merger Agreement.

        8.    CONTINUING GUARANTEE.    With respect to each Guarantor, this Guarantee may not be revoked or terminated and shall remain in full force and effect and shall be binding on such Guarantor, its successors and shall inure to the benefit of, and be enforceable by, the Company and its respective successors and permitted assigns until such Guarantor's Guaranteed Percentage of the Obligations (which shall be subject to such Guarantor's Cap) have been paid in full. Notwithstanding the foregoing, or anything else express or implied in this Guarantee or otherwise, with respect to each Guarantor, this Guarantee shall terminate and such Guarantor shall have no further obligations under or in connection with this Guarantee as of the earliest of (i) the Effective Time if, and only if, the Closing occurs and the Merger Consideration is paid, (ii) termination of the Merger Agreement in accordance with its terms in circumstances where none of the Obligations are payable, (iii) the date that is fifteen (15) months following the date hereof unless a claim for payment of such Guarantor's liability hereunder in respect of any of the Obligations is brought pursuant to and in accordance with this

Guarantee prior to such date, in which case this Guarantee shall terminate upon the final, non-appealable resolution of such action and satisfaction by such Guarantor of any obligations finally determined or agreed to be owed by such Guarantor, consistent with the terms hereof, and (iv) receipt by the Company of the payment in full of such Guarantor's Guaranteed Percentage of the Obligations (subject to such Guarantor's Cap). Notwithstanding any other term or provision of this Guarantee, or anything express or implied in this Guarantee or otherwise, in the event that the Company or any of its Subsidiaries asserts in any litigation or other proceeding (a) that the provisions of Section 1 hereof limiting any Guarantor's liability to its respective Cap or the provisions of this Section 8 or Section 9 hereof are illegal, invalid or unenforceable in whole or in part, (b) that any Guarantor is liable in respect of Obligations in excess of or to a greater extent than its Cap, or (c) any claim against any Guarantor or any Non-Recourse Party (as defined in Section 9) with respect to the Merger Agreement, the Equity Commitment Letters (except as provided in Section 5(ii) or 5(iii) thereof), this Guarantee or any other agreement or instrument delivered in connection with the Merger Agreement, the Equity Commitment Letters or this Guarantee, or the transactions contemplated hereby or thereby, other than Retained Claims (as defined in Section 9 hereof) asserted by the Company against the Non-Recourse Parties pursuant to Section 9, then (x) the obligations of the Guarantors under or in connection with this Guarantee shall terminate ab initio and shall thereupon be null and void, (y) if any Guarantor has previously made any payments under or in connection with this Guarantee, it shall be entitled to recover such payments from the Company, and (z) neither the Guarantors nor any other Non-Recourse Party shall have any liability whatsoever (whether at law or in equity, whether sounding in contract, tort, statute or otherwise) to the Company or any other Person in any way under or with respect to this Guarantee, the Equity Commitment Letters or the Merger Agreement, or the transactions contemplated by the Merger Agreement, the Equity Commitment Letters or under this Guarantee.

        9.    NO RECOURSE.    Other than with respect to any Retained Claim (as hereinafter defined), the Company acknowledges and agrees that: (a) no Person other than the Guarantors (and the legal successors and assigns of their obligations hereunder) shall have any obligations under or in connection with this Guarantee notwithstanding the fact that the Guarantors may be partnerships or limited liability companies, (b) the Guarantors shall have no obligations under or in connection with this Guarantee except as expressly provided by this Guarantee, (c) Parent has no assets other than the Equity Commitment Letters and (d) no personal liability shall attach to, and no recourse shall be had by the Company, any of its Subsidiaries or any Person purporting to claim by or through any of them or for the benefit of any of them under any theory of liability (including without limitation by attempting to pierce a corporate, limited liability company or partnership veil, or attempting otherwise to avoid or disregard the entity form of any Non-Recourse Party, whether by theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, unfairness undercapitalization or otherwise, by attempting to compel Parent or Merger Sub to enforce any rights that they may have against any Person, by attempting to enforce any assessment, or by attempting to enforce any purported right at law or in equity, whether sounding in contract, tort, statute or otherwise) against any Non-Recourse Party (as hereinafter defined) in any way under or in connection with this Guarantee, the Merger Agreement, the Equity Commitment Letters, or any other agreement or instrument delivered in connection with this Guarantee, the Merger Agreement or the Equity Commitment Letters, or the transactions contemplated hereby or thereby (whether at law or in equity, whether sounding in contract, tort, statute or otherwise). The Company hereby covenants and agrees that it shall not, and shall cause its Subsidiaries to not, institute any proceeding or bring any other claim arising under, or in connection with, this Guarantee, the Merger Agreement or the transactions contemplated thereby, or the Equity Commitment Letters or the transactions contemplated thereby (whether at law or in equity, whether sounding in contract, tort, statute or otherwise), against any Guarantor or any Non-Recourse Party except for claims that the Company may assert: (i) against any Non-Recourse Party that is party or subject to, and solely pursuant to the terms of, the Confidentiality Agreement; (ii) against a Guarantor (and its legal successors and assigns of its obligations hereunder)

under, and pursuant to the terms of, this Guarantee (subject in each case to each such Guarantor's Cap); (iii) against a Guarantor for specific performance of such Guarantor's obligation under each Equity Commitment Letter to fund its commitment thereunder in accordance with and pursuant to Section 5(ii) or 5(iii) thereof; and (iv) against Parent or Merger Sub in accordance with and pursuant to the terms of the Merger Agreement (the claims described in clauses (i) through (iv) collectively, the "Retained Claims"); provided, however, that in the event that a Guarantor (x) consolidates with or merges with any other Person and is not the continuing or surviving entity of such consolidation or merger or (y) transfers or conveys all or a substantial portion of its properties and other assets to any Person such that the sum of any Guarantor's remaining net assets is less than the amount of the Cap and the transferee thereof does not assume, directly or indirectly, such Guarantor's obligations hereunder, then, and in each such case, the Company may seek recourse, whether by the enforcement of any judgment, order, decree or assessment or by any legal or equitable proceeding or by virtue of any statute, regulation or other applicable law, against such continuing or surviving Person (in either case, a "Successor"), as the case may be, but only to the extent of such Guarantor's unpaid liability hereunder up to such Guarantor's Cap and subject to the other limitations expressly set forth herein. As used herein, unless otherwise specified, the term Guarantor shall include each Successor. The Retained Claims shall be the sole and exclusive remedy (whether at law or in equity, whether sounding in contract, tort, statute or otherwise) of the Company, all of its Subsidiaries and any Person purporting to claim by or through any of them or for the benefit of any of them against any or all of the Non-Recourse Parties, in respect of any claims, liabilities or obligations arising in any way under or in connection with this Guarantee, the Merger Agreement, the Equity Commitment Letters, or any other agreement or instrument delivered in connection with this Guarantee, the Merger Agreement or the Equity Commitment Letters, or the transactions contemplated hereby or thereby. To the fullest extent permitted by Law, the Company, on behalf of itself and its security holders and Subsidiaries, hereby releases and forever discharges all claims (other than Retained Claims) that the Company or any of its Subsidiaries has had, now has or might in the future have against any Non-Recourse Party arising in any way under or in connection with this Guarantee, the Merger Agreement, the Equity Commitment Letters, or any other agreement or instrument delivered in connection with this Guarantee, the Merger Agreement or the Equity Commitment Letters, or the transactions contemplated hereby or thereby. As used herein, the term "Non-Recourse Parties" means, collectively, Parent, Merger Sub, the Guarantors, and any of the foregoing's respective former, current or future equity holders, controlling persons, directors, officers, employees, agents, general or limited partners, managers, management companies, members, stockholders, Affiliates or assignees and any and all former, current or future equity holders, controlling persons, directors, officers, employees, agents, general or limited partners, managers, management companies, members, stockholders, Affiliates or assignees of any of the foregoing, and any and all former, current or future heirs, executors, administrators, trustees, successors or assigns of any of the foregoing, and any financial institution which provides or is committed to provide financing in connection with the transactions contemplated by the Merger Agreement. This Section 9 shall survive any termination of this Guarantee pursuant to Section 8 hereof.

        10.    GOVERNING LAW.    This Guarantee, including all matters of construction, validity and performance and any action or proceeding (whether in contract, tort, equity or otherwise) arising out of this Guarantee or any of the transactions contemplated by this Guarantee shall be governed by, and construed in accordance with, the laws of the state of Delaware, regardless of the laws that might otherwise govern under any applicable principles of conflicts of laws of the state of Delaware.

        11.    SUBMISSION TO JURISDICTION.    Each of the parties hereto (i) consents to submit itself to the personal jurisdiction the Court of Chancery of the State of Delaware, or if that court lacks subject matter jurisdiction, any state or federal court located within the State of Delaware for the purpose of any suit, action or proceeding (whether, in contract, tort, equity or otherwise) relating to this Guarantee or any of the transactions contemplated by this Guarantee, (ii) agrees that all claims in respect of such action or proceeding shall be heard and determined only in any such court, (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iv) agrees that it will not bring any suit, action or proceeding relating to this Guarantee or any of the transactions contemplated by this Guarantee in any court other than the aforesaid courts. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Person with respect thereto. Any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 7. Nothing in this Section 11, however, shall affect the right of any Person to serve legal process in any other manner permitted by law.

        12.    WAIVER OF JURY TRIAL.    EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS GUARANTEE OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS GUARANTEE. EACH PARTY HERETO (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS GUARANTEE BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 12.

        13.    COUNTERPARTS AND SIGNATURE.    This Guarantee may be executed in two or more counterparts (including by facsimile or by an electronic scan delivered by electronic mail), each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

        14.    NO THIRD PARTY BENEFICIARIES.    Except for the provisions of Section 9 which reference Non-Recourse Parties (each of which shall be for the benefit of and enforceable by each Non-Recourse Party), this Guarantee is not intended, and shall not be deemed, to confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns.

        15.    CONFIDENTIALITY.    This Guarantee shall be treated as confidential and is being provided to the Company solely in connection with the Merger. This Guarantee may not be used, circulated, quoted or otherwise referred to in any document by the Company or its Subsidiaries except with the prior written consent of the Guarantors in each instance; provided that no such written consent is required for any disclosure of the existence of this Guarantee to the legal, financial and accounting advisors to the Company, or to the extent required by applicable law, by the applicable rules of any national securities exchange, in connection with any SEC filing relating to the Merger or in connection with any litigation relating to the Merger, the Merger Agreement and the transactions contemplated thereby and hereby.

        16.    MISCELLANEOUS.

          (a)   This Guarantee constitutes the entire agreement between the parties hereto and supersedes any prior understandings, agreements or representations by or among the Guarantors or any of their Affiliates, on the one hand, and the Company or any of its Affiliates, on the other hand, written or oral, with respect to the subject matter hereof, and the parties hereto specifically disclaim reliance on any such prior understandings, agreements or representations to the extent not embodied in this Guarantee. No amendment, modification or waiver of any provision hereof shall be enforceable unless approved by the Company and the Guarantors in writing.

          (b)   Any term or provision of this Guarantee that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction; provided, however, that this Guarantee may not be enforced without giving effect to the limitation of the amount payable by any Guarantor hereunder to its Cap provided in Section 1 hereof and to the provisions of Sections 8 and 9 hereof.

          (c)   When reference is made in this Guarantee to a Section, such reference shall be to a Section of this Guarantee, unless otherwise indicated. The headings contained in this Guarantee are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Guarantee. The language used in this Guarantee shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party hereto. Whenever the context may require, any pronouns used in this Guarantee shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Whenever the words "include," "includes" or "including" are used in this Guarantee, they shall be deemed to be followed by the words "without limitation." The words "hereof," "herein" and "hereunder" and words of similar import when used in this Guarantee shall refer to this Guarantee as a whole and not to any particular provision of this Guarantee. No summary of this Guarantee prepared by any party shall affect the meaning or interpretation of this Guarantee.

[Signature pages follow]

        IN WITNESS WHEREOF, each of the Guarantors has caused this Guarantee to be duly executed and delivered as of the date first written above.

GREEN EQUITY INVESTORS VI, L.P.
By: GEI Capital VI, LLC, its General Partner
By:
	Name:	Alyse Wagner
	Title:	President
GREEN EQUITY INVESTORS SIDE VI, L.P.
By: GEI Capital VI, LLC, its General Partner
By:
	Name:	Alyse Wagner
	Title:	President

[Signature Page to Guarantee]

HUX INVESTMENT PTE. LTD.
By:
Name:
Title:

[Signature Page to Guarantee]

        IN WITNESS WHEREOF, the Company has caused this Guarantee to be duly executed and delivered as of the date first written above.

EXAMWORKS GROUP, INC.
By:
Name:
Title:

[Signature Page to Guarantee]

ANNEX 1

Fund	Guaranteed Percentage
Green Equity Investors VI, L.P.	43.95%
Green Equity Investors Side VI, L.P.	26.19%
Hux Investment Pte. Ltd.	29.86%

Total	100.00%

Appendix B

APPRAISAL RIGHTS UNDER THE DELAWARE GENERAL CORPORATION LAW

§ 262 APPRAISAL RIGHTS

        (a)   Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

        (b)   Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (b)(3) of this section, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

          (1)   Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

          (2)   Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

    a.
    Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

    b.
    Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

    c.
    Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

    d.
    Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

          (3)   In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

          (4)   In the event of an amendment to a corporation's certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word "amendment" substituted for the words "merger or consolidation," and the word "corporation" substituted for the words "constituent corporation" and/or "surviving or resulting corporation."

        (c)   Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

        (d)   Appraisal rights shall be perfected as follows:

          (1)   If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2)   If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

        (e)   Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person's own name, file a petition or request from the corporation the statement described in this subsection.

        (f)    Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

        (g)   At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

        (h)   After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

        (i)    The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

        (j)    The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

        (k)   From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

        (l)    The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Appendix C

April 26, 2016

The Special Committee of the Board of Directors of
ExamWorks Group, Inc.
3280 Peachtree Road, N.E., Suite 2625
Atlanta, GA 30305
Members of the Special Committee of the Board of Directors:

        We understand that ExamWorks Group, Inc., a Delaware corporation (the "Company"), proposes to enter into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), with Gold Parent, L.P. ("Parent") and Gold Merger Co, Inc. ("Merger Sub"). Pursuant to the Merger Agreement, Merger Sub will merge with and into the Company, with the Company being the surviving corporation in the Merger (such transaction, the "Merger"). As a result of the Merger, each share of the Company's common stock, par value $0.0001 per share (the "Company Common Stock"), other than Company Common Stock owned by Parent, Merger Sub, or any direct or indirect wholly-owned subsidiary of the Company, Parent or Merger Sub, Rollover Shares (as defined in the Merger Agreement) and Appraisal Shares (as defined in the Merger Agreement), shall be converted into the right to receive an amount in cash equal to $35.05, without interest (such amount, the "Merger Consideration"). The terms and conditions of the Merger are more fully set forth in the Merger Agreement and capitalized terms used herein and not defined shall have the meanings ascribed thereto in the Merger Agreement.

        The Special Committee of the Board of Directors has asked us whether, in our opinion, the Merger Consideration is fair, from a financial point of view, to the holders of shares of Company Common Stock entitled to receive such Merger Consideration.

        In connection with rendering our opinion, we have, among other things:

  (i)
  reviewed certain publicly available business and financial information relating to the Company that we deemed to be relevant, including publicly available research analysts' estimates;

  (ii)
  reviewed certain non-public historical financial statements and other non-public historical financial and operating data relating to the Company prepared and furnished to us by management of the Company;

  (iii)
  reviewed certain non-public projected financial data relating to the Company prepared and furnished to us by management of the Company;

  (iv)
  discussed the past and current operations, financial projections and current financial condition of the Company with management of the Company (including their views on the risks and uncertainties of achieving such projections);

  (v)
  reviewed the reported prices and the historical trading activity of the Company Common Stock;

  (vi)
  compared the financial performance of the Company and its stock market trading multiples with those of certain other publicly traded companies that we deemed relevant;

  (vii)
  compared the financial performance of the Company and the valuation multiples relating to the Merger with those of certain other transactions that we deemed relevant;

  (viii)
  reviewed a draft of the Merger Agreement, dated April 26, 2016; and

  (ix)
  performed such other analyses and examinations and considered such other factors that we deemed appropriate.

EVERCORE GROUP L.L.C. 55 EAST 52ND STREET NEW YORK, NY 10055 TEL: 212.857.3100 FAX: 212.857.3101

        For purposes of our analysis and opinion, we have assumed and relied upon, without undertaking any independent verification of, the accuracy and completeness of all of the information publicly available, and all of the information supplied or otherwise made available to, discussed with, or reviewed by us, and we assume no liability therefor. With respect to the projected financial data relating to the Company referred to above, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of the Company as to the future financial performance of the Company. We express no view as to any projected financial data relating to the Company or the assumptions on which they are based.

        For purposes of rendering our opinion, we have assumed, in all respects material to our analysis, that the final executed Merger Agreement will not differ from the draft Merger Agreement reviewed by us, that the representations and warranties of each party contained in the Merger Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Merger Agreement and that all conditions to the consummation of the Merger will be satisfied without material waiver, modification or delay. We have further assumed that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the Merger will be obtained without any material delay, limitation, restriction or condition that would have an adverse effect on the Company or the consummation of the Merger or materially reduce the benefits to the holders of the Company Common Stock of the Merger.

        We have not made nor assumed any responsibility for making any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such appraisals, nor have we evaluated the solvency or fair value of the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters. Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and as can be evaluated on the date hereof. It is understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise or reaffirm this opinion.

        We have not been asked to pass upon, and express no opinion with respect to, any matter other than the fairness to the holders of the Company Common Stock, from a financial point of view, of the Merger Consideration. We do not express any view on, and our opinion does not address, the fairness of the proposed transaction to, or any consideration received in connection therewith by, the holders of any other securities, creditors or other constituencies of the Company, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or any class of such persons, whether relative to the Merger Consideration or otherwise. We have assumed that any modification to the structure of the transaction will not vary in any respect material to our analysis. Our opinion does not address the relative merits of the Merger as compared to other business or financial strategies that might be available to the Company, nor does it address the underlying business decision of the Company to engage in the Merger. In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any third party with respect to the acquisition of any or all of the Company Common Stock or any business combination or other extraordinary transaction involving the Company. This letter, and our opinion, does not constitute a recommendation to the Special Committee of the Board of Directors or to any other persons in respect of the Merger, including as to how any holder of shares of Company Common Stock should vote or act in respect of the Merger. We express no opinion herein as to the price at which shares of Company Common Stock will trade at any time. We are not legal, regulatory, accounting or tax experts and have assumed the accuracy and completeness of assessments by the Company and its advisors with respect to legal, regulatory, accounting and tax matters.

        We will receive a fee for our services upon the rendering of this opinion. The Company has also agreed to reimburse our expenses and to indemnify us against certain liabilities arising out of our engagement. We will also be entitled to receive a success fee if the Merger is consummated. Prior to this engagement, we, Evercore Group L.L.C., and its affiliates provided financial advisory services to the Company. During the two year period prior to the date hereof, no material relationship existed between Evercore Group L.L.C. and its affiliates and Parent, Merger Sub, or Leonard Green & Partners, L.P. pursuant to which compensation was received by Evercore Group L.L.C. or its affiliates as a result of such a relationship. We may provide financial or other services to the Company, Parent or their affiliates in the future and in connection with any such services we may receive compensation.

        In the ordinary course of business, Evercore Group L.L.C. or its affiliates may actively trade the securities, or related derivative securities, or financial instruments of the Company, Parent or their respective affiliates, for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities or instruments. William Shutzer, a Senior Managing Director of Evercore, is a member of the Company's Board of Directors. We understand that Mr. Shutzer owns shares of Company Common Stock and/or options to acquire Company Common Stock and will continue to own an equity interest in the Company following the proposed Merger. Evercore has established and implemented policies and procedures designed to prevent the flow of information between Mr. Shutzer and employees of Evercore involved in the provision of services to the Company in connection with the proposed Merger.

        This letter, and the opinion expressed herein is addressed to, and for the information and benefit of, the Special Committee of the Board of Directors in connection with their evaluation of the proposed Merger. The issuance of this opinion has been approved by an Opinion Committee of Evercore Group L.L.C.

        This opinion may not be disclosed, quoted, referred to or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval, except the Company may reproduce this opinion in full in any document that is required to be filed with the U.S. Securities and Exchange Commission and required to be mailed by the Company to its stockholders relating to the Merger; provided, however, that all references to us or our opinion in any such document and the description or inclusion of our opinion therein shall be subject to our prior consent with respect to form and substance.

        Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the holders of the shares of Company Common Stock entitled to receive such Merger Consideration.

Very truly yours,
EVERCORE GROUP L.L.C.
By:	/s/ MATTHEW MCASKIN Matthew McAskin Senior Managing Director

Appendix D

PERSONAL AND CONFIDENTIAL

April 26, 2016

Board of Directors
ExamWorks Group, Inc.
3280 Peachtree Road, N.E., Suite 2625
Atlanta, Georgia 30305

Ladies and Gentlemen:

        You have requested our opinion as to the fairness from a financial point of view to the holders (other than Gold Parent, L.P. ("Acquisition Co."), the Rollover Investors (as defined in the Agreement (defined below)) and their respective affiliates) of the outstanding shares of common stock, par value $0.0001 per share (the "Shares"), of ExamWorks Group, Inc. (the "Company") of the $35.05 in cash per Share to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of 26, 2016 (the "Agreement"), by and among Acquisition Co., Gold Merger Co, Inc., a wholly owned subsidiary of Acquisition Co., and the Company.

        Goldman, Sachs & Co. and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman, Sachs & Co. and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, Acquisition Co., any of their respective affiliates and third parties, including Leonard Green & Partners L.P. ("LG&P"), an affiliate of Acquisition Co., and its affiliates and portfolio companies, or any currency or commodity that may be involved in the transaction contemplated by the Agreement (the "Transaction"). We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, the principal portion of which is contingent upon consummation of the Transaction, and the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. We have provided certain financial advisory and/or underwriting services to the Company and/or its affiliates from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as a bookrunner with respect to a public offering of the company's 5.625% Notes due 2023 (aggregate principal amount $500,000,000) in April 2015. We also have provided certain financial advisory and/or underwriting services to LG&P and/or its affiliates and portfolio companies from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as joint book-running manager with respect to the initial public offering of 65,000,000 shares of common stock of IMS Health Holdings, Inc. ("IMS"), a portfolio company of LG&P, in April 2014; as joint book-running manager with respect to a public offering of 51,100,000 shares of common stock of IMS in May 2015; as co-financial advisor to Del Taco Holdings, Inc., a portfolio company of LG&P, in connection with its sale in June 2015; and as co-manager with respect to a public offering of 4,000,000 shares of Class A common stock of Shake Shack Inc., a portfolio company of LG&P, in August 2015. We may also in the future provide financial advisory and/or underwriting services to the Company and Acquisition Co. and their respective affiliates and LG&P and its affiliates and portfolio companies for which our Investment Banking Division may receive compensation. Affiliates of Goldman, Sachs & Co. also may have co-invested with LG&P and its affiliates from time to time and may have invested in limited partnership units of affiliates of LG&P from time to time and may do so in the future.

        In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company for the five fiscal years ended December 31, 2015; certain other communications from the Company to its stockholders; certain publicly available research analyst reports for the Company; and certain internal financial analyses and forecasts for the Company prepared by its management, as approved for our use by the Company (the "Forecasts"). We have also held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company; compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the health department outsourcing industry and in other industries; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.

        For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us, without assuming any responsibility for independent verification thereof. In that regard, we have assumed with your consent that the Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the expected benefits of the Transaction in any way meaningful to our analysis. We have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.

        Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. We were not requested to solicit, and did not solicit, interest from other parties with respect to an acquisition of, or other business combination with, the Company or any other alternative transaction. This opinion addresses only the fairness from a financial point of view to the holders (other than Acquisition Co., the Rollover Investors and their respective affiliates) of Shares, as of the date hereof, of the $35.05 in cash per Share to be paid to such holders pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the Transaction, whether relative to the $35.05 in cash per Share to be paid to the holders (other than Acquisition Co., the Rollover Investors and their respective affiliates) of Shares pursuant to the Agreement or otherwise. We are not expressing any opinion as to the impact of the Transaction on the solvency or viability of the Company or Acquisition Co. or the ability of the Company or Acquisition Co. to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to the Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman, Sachs & Co.

        Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the $35.05 in cash per Share to be paid to the holders (other than Acquisition Co., the Rollover Investors and their respective affiliates) of Shares pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,

/s/ Goldman, Sachs & Co. (GOLDMAN, SACHS & CO.)

Appendix E

EXECUTION VERSION

 STOCKHOLDER VOTING AGREEMENT

        THIS STOCKHOLDER VOTING AGREEMENT (this "Agreement") is made and entered into as of April 26, 2016 by and between Gold Parent, L.P., a Delaware limited partnership ("Parent"), on the one hand, and the undersigned stockholder (the "Stockholder") of ExamWorks Group, Inc., a Delaware corporation (the "Company"), on the other hand.

        WHEREAS, concurrently with the execution of this Agreement, the Company, Parent and Gold Merger Co, Inc., a Delaware corporation and wholly owned subsidiary of Parent ("Merger Sub"), have entered into an Agreement and Plan of Merger (as amended, restated, supplemented or otherwise modified from time to time, the "Merger Agreement"), dated as of the date hereof, pursuant to which Merger Sub will be merged with and into the Company (the "Merger"), with the Company being the surviving entity of such Merger and a wholly owned subsidiary of Parent on the terms, and subject to the conditions, set forth in the Merger Agreement;

        WHEREAS, as of the date hereof, the Stockholder is the beneficial owner (for purposes of this Agreement, "beneficial owner" (including "beneficially own" and other correlative terms) shall have the meaning set forth in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act")) of the number of (a) shares of Company Common Stock set on Schedule I hereto (such shares of Company Common Stock, together with any other equity securities of the Company, the power to dispose of or the voting power over which is acquired by the Stockholder during the period from and including the date hereof through and including the Expiration Date (including any shares of Company Common Stock underlying any Company Restricted Shares or any Company RSU Awards, in each case, that vest before or during such period, and any shares of Company Common Stock acquired upon exercise of any Company Stock Options during such period), collectively, the "Subject Shares") and (b) shares of Company Common Stock underlying the Company Stock Options set forth on Schedule I hereto (such Company Stock Options, together with any other Company Stock Options acquired by the Stockholder during the period from and including the date hereof through and including the Expiration Date, collectively, the "Subject Options"); and

        WHEREAS, as a condition to and as an inducement to Parent's willingness to enter into the Merger Agreement, the Stockholder has agreed to enter into this Agreement and vote its Subject Shares as described herein.

        NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

        SECTION 1.    Certain Definitions.     Capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Merger Agreement. For all purposes of and under this Agreement, the following terms shall have the following respective meanings:

          (a)   "Constructive Sale" shall mean, with respect to any Subject Shares or Subject Options, a short sale with respect to such Subject Shares or Subject Options, entering into or acquiring an offsetting derivative contract with respect to such Subject Shares or Subject Options, entering into or acquiring a future or forward contract to deliver such Subject Shares or Subject Options, or entering into any other hedging or other derivative transaction that has the effect of either directly or indirectly materially changing the economic benefits or risks of ownership of such Subject Shares or Subject Options.

          (b)   "Deemed Converted Shares" shall mean, with respect to any point in time, the amount of shares of Company Common Stock that would be acquired by the Stockholder if the Stockholder exercised his or her Subject Options at such time.

          (c)   "Expiration Date" shall mean the earliest to occur of (a) the Effective Time, (b) such date and time as the Merger Agreement shall be terminated pursuant to Article VIII of the Merger Agreement, and (c) the mutual written agreement of each of the parties hereto to terminate this Agreement.

          (d)   "Transfer" shall mean, with respect to any Subject Shares or Subject Options, the direct or indirect assignment, sale, transfer, tender, pledge, hypothecation, or the grant, creation or suffrage of a Lien upon, or the gift, placement in trust, or the Constructive Sale or other disposition of such Subject Shares or Subject Options (including transfers by testamentary or intestate succession or otherwise by operation of Law) or any right, title or interest therein (including any right or power to vote to which the holder thereof may be entitled, whether such right or power is granted by proxy or otherwise), or any change in the record or beneficial ownership of such Subject Shares or Subject Options (other than pursuant to the Rollover Agreement), and any agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing.

        SECTION 2.    Transfer of Shares.

          (a)    Transfer of Shares.    The Stockholder hereby agrees that, except as set forth in, and pursuant to, the Rollover Agreement, at all times during the period commencing on the date hereof until the Expiration Date, the Stockholder shall not cause or permit any Transfer of any of the Stockholder's Subject Shares or Subject Options or discuss, negotiate or make an offer or enter into an agreement, commitment or other arrangement regarding any Transfer of any of such Subject Shares or Subject Options.

          (b)    Transfer of Voting Rights.    Except as otherwise permitted by this Agreement or pursuant to the Rollover Agreement, the Stockholder hereby agrees that, at all times commencing on the date hereof until the Expiration Date, the Stockholder shall not deposit, or permit the deposit of, any of the Stockholder's Subject Shares or Subject Options in a voting trust, grant any proxy or power of attorney in respect of the Stockholder's Subject Shares or Subject Options, or enter into any voting agreement or similar arrangement, commitment or understanding with respect to the Stockholder's Subject Shares or Deemed Converted Shares in violation of this Agreement.

        SECTION 3.    Agreement to Vote Shares.

          (a)    Voting Agreement.    Until the Expiration Date, at every meeting of stockholders of the Company called with respect to any of the following, and at every adjournment or postponement thereof, and on every action or approval by written consent of stockholders of the Company with respect to any of the following, the Stockholder agrees (solely in its capacity as a stockholder of the Company) that it shall, or shall cause its nominee holder of record on any applicable record date to, vote the Subject Shares that the Stockholder is eligible to vote, and deliver a written consent in respect of the Stockholder's Subject Shares, at any applicable general or special meeting of the stockholders of the Company:

    (i)
    in favor of (x) adoption of the Merger Agreement and approval of the Merger, (y) each of the actions contemplated by the Merger Agreement in respect of which approval of the Company's stockholders is requested, and (z) any proposal or action in respect of which approval of the Company's stockholders is requested that could reasonably be expected to facilitate the Merger and the other transactions contemplated by the Merger Agreement; and

    (ii)
    against (x) any proposal or action that would constitute, or could reasonably be expected to result in, a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or of the Stockholder under this Agreement or otherwise reasonably would be expected to impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement, (y) any Alternative Proposal or any proposal relating to an Alternative Proposal and (z) any stock purchase agreement, merger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company (other than the Merger Agreement);

    provided, that the foregoing voting covenants shall apply solely to actions taken by the Stockholder in its capacity as a stockholder of the Company, and solely with respect to such matters to the extent the approval of the Company's stockholders is required or requested by the Company, and the Stockholder shall not have any obligations or restrictions with respect to such matters in any other capacity or in any other context.

          Until the Expiration Date, in the event that any meeting of the stockholders of the Company is held with respect to any of the matters specified in Section 3(a)(i) or (ii)  above (and at every adjournment or postponement thereof), the Stockholder covenants that it shall, or shall cause the holder of record of the Stockholder's Subject Shares on each record date relevant to such a stockholder vote with respect to such specified matters to, appear at such meeting or otherwise cause the Stockholder's Subject Shares that are eligible to be voted at such stockholder meeting to be counted as present thereat for purposes of establishing a quorum.

          (b)   Prior to the Expiration Date, the Stockholder covenants not to enter into any understanding or agreement with any person to vote or give instructions with respect to the Stockholder's Subject Shares in any manner inconsistent with Section 3(a).

        SECTION 4.    No Ownership Interest.     Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of, or with respect to, any Subject Shares. All rights, ownership and economic benefits of and relating to the Subject Shares shall remain vested in and belong to the Stockholder, and this Agreement shall not confer any right, power or authority upon Parent or any other Person (a) to direct the Stockholder in the voting of any of the Subject Shares, except as otherwise specifically provided herein, or (b) in the performance of any of the Stockholder's duties or responsibilities as stockholders or officers or directors, as the case may be, of the Company.

        SECTION 5.    Solicitation.     The Stockholder hereby represents and warrants that the Stockholder has read Section 5.04 of the Merger Agreement. In addition, the Stockholder, solely in the Stockholder's capacity as a stockholder of the Company, agrees not to, directly or indirectly, take any action that would violate Section 5.04 of the Merger Agreement if the Stockholder were deemed a "Representative" of the Company for purposes of such Section 5.04 of the Merger Agreement; provided, the foregoing shall not serve to limit or restrict any actions taken by the Stockholder in any capacity other than as stockholder of the Company, to the extent such actions are permitted or required under such Section 5.04 of the Merger Agreement.

        SECTION 6.    Representations, Warranties and Other Agreements of the Stockholder.     The Stockholder hereby represents and warrants to Parent as of the date hereof:

          (a)   the Stockholder is the beneficial owner of, and has good, valid and marketable title to, the Subject Shares and Subject Options set forth on Schedule I, (ii) the Stockholder has sole voting power, and sole power of disposition, in each case either individually or through the Stockholder's representatives, with respect to all of its Subject Shares, (iii) the Subject Shares and Subject

      Options owned by the Stockholder are all of the equity securities of the Company owned, either of record or beneficially, by the Stockholder, (iv) the Subject Shares and Subject Options owned by the Stockholder are free and clear of all Liens, other than any Liens created by this Agreement, the Rollover Agreement, the underlying agreements pursuant to which such shares were issued or as imposed by applicable securities Laws and (iv) the Stockholder has not appointed or granted any proxy inconsistent with this Agreement, which appointment or grant is still effective, with respect to the Subject Shares.

          (b)   the Stockholder has full capacity, power and authority to make, enter into and carry out the terms of this Agreement applicable to the Stockholder;

          (c)   the Stockholder agrees not to bring, commence, institute, maintain, prosecute, participate in or voluntarily aid any action, claim, suit or cause of action, in law or in equity, in any court or before any Governmental Entity, which alleges that (i) the execution and delivery of this Agreement by the Stockholder and the granting of any proxies to be delivered in connection with the execution of the Merger Agreement, or (ii) the approval of the Merger Agreement by the Company Board, breaches any fiduciary duty of the Company Board or any member thereof;

          (d)   the execution and delivery of this Agreement by the Stockholder does not, and the performance of this Agreement by the Stockholder will not, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, modification or acceleration) (whether after the giving of notice of or the passage of time or both) under any applicable Law or any contract to which the Stockholder is a party or which is binding on the Stockholder or the Stockholder's Subject Shares or Subject Options, and will not result in the creation of any Lien on any of the Stockholder's Subject Shares or Subject Options;

          (e)   this Agreement has been duly executed by the Stockholder and constitutes the valid and legally binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting or relating to the enforcement of creditors' rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity;

          (f)    the execution and delivery of this Agreement by the Stockholder does not, and the performance of this Agreement by the Stockholder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity by the Stockholder, (i) except for any applicable requirements, if any, of the Exchange Act, and (ii) except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay the performance by the Stockholder of the Stockholder's obligations under this Agreement in any material respect; and

          (g)   the Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon the Stockholder's execution and delivery of this Agreement and the representations and warranties of the Stockholder contained herein.

        SECTION 7.    Consent.     The Stockholder on behalf of itself only consents to and authorizes the Company, Parent and their respective Affiliates (and Parent authorizes the Company and its Affiliates) to (a) publish and disclose in the Proxy Statement, any current report of the Company on Form 8-K and any other documents required to be filed with the SEC or any regulatory authority in connection with the Merger Agreement, the Stockholder's identity and ownership of Subject Shares and Subject Options and the nature of the Stockholder's commitments, arrangements and understandings under this Agreement and (b) file this Agreement as an exhibit to the extent required to be filed with the SEC or any regulatory authority relating to the Merger.

        SECTION 8.    Stockholder Capacity.     To the extent that the Stockholder is an officer or director of the Company or any Company Subsidiaries, nothing in this Agreement shall be construed as preventing or otherwise affecting any actions taken or not taken by the Stockholder in its capacity as an officer or director of the Company or any Company Subsidiaries or from fulfilling the duties and obligations of such office (including the performance of obligations required by the fiduciary duties of the Stockholder acting in its capacity as an officer or director), and none of such actions (or determinations not to take any action) in such other capacities shall be deemed to constitute a breach of this Agreement.

        SECTION 9.    Legending of Shares.     Until the Expiration Date, the Stockholder hereby authorizes Parent and the Company to cause each certificate evidencing the Subject Shares to bear the following legend on the face thereof (which legend shall be removed promptly upon the Expiration Date to the extent the Merger is not consummated):

    "THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON VOTING, TRANSFER AND CERTAIN OTHER LIMITATIONS SET FORTH IN THAT CERTAIN STOCKHOLDER VOTING AGREEMENT, DATED AS OF APRIL 26, 2016, BETWEEN THE HOLDER OF THE CERTIFICATE AND GOLD PARENT, L.P., AS AMENDED FROM TIME TO TIME, COPIES OF WHICH STOCKHOLDER VOTING AGREEMENT ARE ON FILE AT THE PRINCIPAL OFFICE OF EXAMWORKS GROUP, INC."

        SECTION 10.    Termination.     Notwithstanding anything to the contrary provided herein, this Agreement and any undertaking or waiver granted by the Stockholder hereunder automatically shall terminate and be of no further force or effect as of the Expiration Date; provided, that upon termination of this Agreement, Parent shall take such actions as are reasonably requested by the Stockholder to remove any legend placed upon any Subject Shares pursuant to Section 9 (and to cause the return of any certificates evidencing Subject Shares to the extent provided by the beneficial owner thereof to Parent or any of its Affiliates); provided, further, however, (a) Section 13 shall survive any termination or expiration of this Agreement, (b) any such termination shall not relieve any party from liability for any willful breach of its obligations hereunder prior to such termination, and (c) each party will be entitled to any remedies at law or in equity to recover its losses arising from any such pre-termination breach.

        SECTION 11.    Appraisal Rights.     The Stockholder (i) irrevocably waives and agrees not to exercise any rights (including under Section 262 of the DGCL) to demand appraisal of any of the Subject Shares or rights to dissent from the Merger that the Stockholder may otherwise have and (ii) agrees not to commence or participate in, and will take all actions necessary to opt out of, any class in any class action with respect to, any claim, derivative or otherwise, against Parent, Merger Sub, the Company or any of their respective successors relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the Merger, including any claim (x) challenging the validity of, seeking to enjoin the operation of, any provision of this Agreement or (y) alleging a breach of any fiduciary duty of the Company Board in connection with the Merger Agreement or the transactions contemplated thereby; provided, that the foregoing covenants shall not be deemed a consent to or waiver of any rights of the Stockholder for any breach of this Agreement or the Rollover Agreement by Parent or its Affiliates.

        SECTION 12.    Further Assurances.

          (a)   Each of the parties hereto shall execute and deliver any additional certificate, instruments and other documents, and take any additional actions, as any other party reasonably may deem necessary or appropriate to carry out and effectuate the purpose and intent of this Agreement.

          (b)   The Stockholder agrees, while this Agreement is in effect, to notify Parent promptly in writing of the number and description of any Subject Shares or Subject Options acquired by the Stockholder after the date hereof which are not set forth on Schedule I hereto.

        SECTION 13.    Miscellaneous.

          (a)    Expenses.    All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

          (b)    Waiver.    Except as provided in this Agreement, no action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of any other party's obligations to comply with its representations, warranties, covenants and agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder (or any delay in asserting any such breach) shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder or in any other context.

          (c)    Severability.    If any provision of this Agreement, or the application thereof to any Person or circumstance, is to be held invalid or unenforceable, the remainder of this Agreement, and the application of such provision to other Persons or circumstances, shall not be affected thereby, and to such end, the provisions of this Agreement are agreed to be severable.

          (d)    Assignment; Benefit.    Except as expressly permitted by the terms hereof, no party may assign this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of each other party hereto, and any attempted assignment without such prior written approval shall be void. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement is not intended to, and shall not be deemed to, confer on any Person other than the parties hereto or their respective heirs, successors, executors, administrators and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, or to create any agreement of employment with any person or otherwise create any third party beneficiary hereto.

          (e)    Amendments.    This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by each of the parties hereto.

          (f)    Specific Performance; Injunctive Relief.    The parties agree that irreparable damage would occur to Parent in the event that any provision of this Agreement were not performed by the Stockholder in accordance with the specific terms hereof, and that Parent shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which Parent is entitled at law or in equity. The Stockholder agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief to enforce the covenants and obligations contained herein on the basis that Parent has an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity and Parent shall not be required to post a bond or other security in connection with any such order or injunction.

          (g)    Governing Law.    This Agreement, including all matters of construction, validity and performance and any action or proceeding (whether in contract, tort, equity or otherwise) arising out of this Agreement or any of the transactions contemplated by this Agreement shall be governed by, and construed in accordance with, the laws of the state of Delaware, regardless of the laws that might otherwise govern under any applicable principles of conflicts of laws of the state of Delaware.

          (h)    Jurisdiction and Venue.    In addition, each of the parties hereto (i) consents to submit itself to the personal jurisdiction the Court of Chancery of the State of Delaware, or if that court lacks subject matter jurisdiction, any state or federal court located within the State of Delaware for the purpose of any suit, action or proceeding (whether, in contract, tort, equity or otherwise) relating to this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iii) agrees that it will not bring any suit, action or proceeding relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts.

          (i)    Waiver Jury Trial.    EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 13(I).

          (j)    No Agreement Until Transaction Documents Executed.    Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute, or be deemed to evidence, a contract, agreement, arrangement or understanding between the parties hereto unless (i) the Merger Agreement is executed and delivered by all parties thereto and (ii) this Agreement is executed and delivered by all parties hereto.

          (k)    No Third Party Beneficiaries.    This Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns, to create any agreement of employment with any person or to otherwise create any third-party beneficiary hereto.

          (l)    Notices.    All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or sent if delivered personally or sent by facsimile (providing confirmation of transmission) or sent by prepaid overnight carrier (providing proof of delivery) to the parties at the following addresses or facsimile numbers (or at such other addresses or facsimile numbers as from time to time may be specified by the parties by like notice):

      if to Parent, to:

      c/o Leonard Green & Partners, L.P.
      11111 Santa Monica Blvd., #2000
      Los Angeles, CA 90025
      Attention: John Baumer; Alyse Wagner
      Email: baumer@leonardgreen.com; wagner@leonardgreen.com

      with a copy (which shall not constitute notice) to:

      Latham & Watkins LLP
      885 Third Avenue
      New York, New York 10022
      Attn: Howard A. Sobel; Paul Kukish
      Email: howard.sobel@lw.com; paul.kukish@lw.com

        If to the Stockholder: to the Stockholder's address for notice set forth on Schedule I attached hereto:

        with a copy (which shall not constitute notice) to:

        None.

          (m)    Counterparts.    This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party. Facsimile or other electronic transmission of any signed original document shall be deemed the same as the delivery of an original. At the request of any party, the parties will confirm signatures executed by facsimile or other electronic transmission by signing a duplicate original document.

          (n)    Interpretation.    The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained or incorporated by reference into this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented in accordance with its terms, including (in the case of agreements or instruments) by valid waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted assigns and successors.

        IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

GOLD PARENT, L.P. By: Gold Parent GP, LLC, its general partner
By:
Name:
Title:

[Signature Page to Voting Agreement]

STOCKHOLDER
[•]

[Signature Page to Voting Agreement]

Schedule I

	Subject Shares	Subject Options	Address
[•]	[•]	[•]	[•]
TOTAL	[•]	[•]

Appendix F

EXECUTION VERSION

GUARANTEE

        THIS GUARANTEE, dated as of April 26, 2016 (this "Guarantee"), by Green Equity Investors VI, L.P., a Delaware limited partnership, Green Equity Investors Side VI, L.P., a Delaware limited partnership, and Hux Investment Pte. Ltd., a Singapore private limited company (collectively, the "Guarantors" and each a "Guarantor") is in favor of ExamWorks Group, Inc., a Delaware corporation (the "Company").

        1.    GUARANTEE.    To induce the Company to enter into that certain Agreement and Plan of Merger, of even date herewith (as amended, restated, supplemented or otherwise modified from time to time pursuant to the terms thereof, the "Merger Agreement"), by and among Gold Parent, L.P., a Delaware limited partnership ("Parent"), Gold Merger Co, Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and the Company, pursuant to which and subject to the terms and conditions of which the Company will become a wholly owned subsidiary of Parent (the "Merger"), each Guarantor, intending to be legally bound, hereby absolutely, irrevocably and unconditionally, on a several (not joint and several) basis, guarantees to the Company, on the terms and subject to the conditions set forth herein, the due and punctual performance and discharge of such Guarantor's respective percentage as set forth opposite its name in Annex 1 (for each such Guarantor, its "Guaranteed Percentage") of the payment obligations and liabilities of Parent and Merger Sub to the Company under the fourth to last and third to last sentences of Section 5.06, Section 8.03(c) and Section 8.03(e) of the Merger Agreement, and the obligations in the last sentence of this Section 1 (the "Obligations"), provided that, notwithstanding anything to the contrary contained in this Guarantee, in no event shall each Guarantor's aggregate liability exceed such Guarantor's Guaranteed Percentage of $94,000,000.00 (such limitation on the liability each Guarantor may have for its Guaranteed Percentage of the Obligations being herein referred to as such Guarantor's "Cap"), and the Company agrees that this Guarantee may not be enforced against any Guarantor without giving effect to such Guarantor's Cap (and to the provisions of Sections 8 and 9 hereof). All payments hereunder shall be made in lawful money of the United States, in immediately available funds. Each capitalized term used but not defined herein shall have the meaning ascribed to it in the Merger Agreement.

        If Parent or Merger Sub fails to pay any Obligations when due, then each Guarantor's liabilities to the Company hereunder in respect of such Obligations shall, at the Company's option, become immediately due and payable and the Company may at any time and from time to time, at the Company's option, and so long as Parent or Merger Sub has failed to discharge its Obligations, take any and all actions available hereunder to collect any of the Guarantor's liabilities hereunder in respect of such Obligations, subject to such Guarantor's Cap. In furtherance of the foregoing, each Guarantor acknowledges that the Company may, in its sole discretion, bring and prosecute a separate action or actions against such Guarantor for the full amount of such Guarantor's Guaranteed Percentage of the Obligations (subject to such Guarantor's Cap) regardless of whether any action is brought against Parent, Merger Sub or any other Guarantor.

        Each Guarantor acknowledges and agrees that (a) with respect to Parent and Merger Sub, the Company shall have the rights and remedies specified in the Merger Agreement and (b) with respect to such Guarantor, the Company shall have the rights and remedies specified in this Guarantee and the Equity Commitment Letters (including, for the avoidance of doubt, its rights as a third-party beneficiary contained therein).

        If any Guarantor fails to timely satisfy its Guaranteed Percentage of the Obligations, and, in order to obtain such satisfaction, the Company commences a suit which results in a judgment against such Guarantor for such satisfaction, such Guarantor shall pay the Company its reasonable and documented costs and expenses (including reasonable and documented attorneys' fees) in connection with such suit, together with interest on such Guaranteed Percentage of the Obligations at the prime rate as published in the Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received.

        2.    NATURE OF GUARANTEE.    Each Guarantor's liability hereunder is absolute, unconditional, irrevocable and continuing irrespective of any modification, amendment or waiver of or any consent to departure from the Merger Agreement that may be agreed to by Parent or Merger Sub. In the event that any payment to the Company in respect of the Obligations is rescinded or must otherwise be returned for any reason whatsoever, each Guarantor shall remain liable hereunder with respect to such Guarantor's Guaranteed Percentage of the Obligations (subject to such Guarantor's Cap) as if such payment had not been made. This Guarantee is an unconditional and continuing guarantee of payment and not of collection, and the Company shall not be required to proceed against Parent or Merger Sub before proceeding against the Guarantors hereunder.

        3.    CHANGES IN OBLIGATION, CERTAIN WAIVERS.    Each Guarantor agrees that the Company may, in its sole discretion, at any time and from time to time, without notice to or further consent of such Guarantor, extend the time of payment of the Obligations, and may also make any agreement with Parent or Merger Sub for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, without in any way impairing or affecting such Guarantor's obligations under this Guarantee or affecting the validity or enforceability of this Guarantee. Each Guarantor agrees that the obligations or liabilities of such Guarantor hereunder shall not be released or discharged, in whole or in part, or otherwise affected by, and shall be absolute and irrespective of, (a) the failure or delay on the part of the Company to assert any claim or demand or to enforce any right or remedy against Parent or Merger Sub; (b) any change in the time, place or manner of payment of any of the Obligations, or any rescission, waiver, compromise, consolidation, or other amendment or modification of any of the terms or provisions of the Merger Agreement or the Commitment Letters made in accordance with the terms thereof or in any other agreement to which the Guarantor, Parent or Merger Sub is a party and which evidences, secures or is otherwise executed in connection with any of the Obligations; (c) (i) the addition, substitution or release of any Person now or hereafter liable with respect to the Obligations or (ii) the release or discharge of the other Guarantor, or the receipt by the Company of partial satisfaction of the Obligations from the other Guarantor; (d) any change in the corporate existence, structure or ownership of Parent, Merger Sub, any Guarantor or any Person now or hereafter liable with respect to the Obligations or otherwise interested in the transactions contemplated by the Merger Agreement (including any other Guarantor); (e) the existence of any claim, set off or other right which (i) any Guarantor may have at any time against Parent, Merger Sub or the Company, or any of their respective Affiliates, or (ii) Parent or Merger Sub may have at any time against the Company, in each case described in the foregoing clauses (i) or (ii) of this Section 3(e) (A) whether in connection with any Obligations or otherwise and (B) except as contemplated by the final sentence of the immediately succeeding paragraph or, solely with respect to clause (ii) of this Section 3(e), in the Merger Agreement; (f) the adequacy of any other means the Company may have of obtaining payment related to the Obligations; (g) any insolvency, bankruptcy, reorganization or other similar proceeding affecting Parent, Merger Sub, any other Guarantor or any other Person now or hereafter liable with respect to the Obligations or otherwise interested in the transactions contemplated by the Merger Agreement, or any of their respective assets; (h) the value, genuineness, validity, illegality or enforceability according to their terms of the Merger Agreement, the Commitment Letters or any agreement or instrument referred to herein, except as contemplated by the final sentence of the immediately succeeding paragraph or (i) any discharge of such Guarantor as a matter of applicable law or equity (other than as a result of, and to the extent of, payment of the Obligations in accordance with the terms of the Merger Agreement or as a result of defenses to the payment of the Obligations that would be available to Parent or Merger Sub under the Merger Agreement). To the fullest extent permitted by applicable law, each Guarantor hereby expressly waives any and all rights or defenses arising by reason of any applicable law which would otherwise require any election of remedies by the Company. Each Guarantor waives promptness, diligence, notice of the acceptance of this Guarantee and of the Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of the Obligation incurred and all other notices of any kind, all defenses which may be available by virtue of any valuation, stay, moratorium or other similar applicable Law now or hereafter in effect, any right to require the marshalling of assets of one or more of Parent, Merger Sub or any Guarantor, or any other Person liable with respect to any of the Obligations, and all suretyship defenses generally (other than actual fraud on Parent by the Company or any of its Subsidiaries or contractual defenses to the payment of the Obligations that are available to Parent under the Merger Agreement). Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers, agreements, covenants, obligations and other terms in this Guarantee are knowingly made and agreed to in contemplation of such benefits. Each Guarantor hereby covenants and agrees, on a several (not joint and several) basis, that it (x) shall not, and it shall cause its Affiliates to not, assert, directly or indirectly, in any proceeding that this Guarantee is illegal, invalid or unenforceable in accordance with its terms, (y) shall maintain in full force and effect all consents of any Governmental Entity or other authority that are required to be obtained by it with respect to this Guarantee and will obtain any such consents that may become necessary in the future, and (z) will comply in all respects with all applicable laws and orders to which it may be subject if failure to so comply would impair its ability to perform its obligations under this Guarantee.

        Each Guarantor hereby unconditionally waives any rights that it may now have or hereafter acquire against Parent or Merger Sub that arise from the existence, payment, performance or enforcement of such Guarantor's obligations under or in respect of this Guarantee or any other agreement in connection therewith, including any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Company against Parent or Merger Sub, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including the right to take or receive from Parent or Merger Sub, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, and each Guarantor shall not exercise any such rights unless and until all Obligations shall have been paid in full in immediately available funds. If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the payment in full in immediately available funds of all Obligations, such amount shall be received and held in trust for the benefit of the Company, shall be segregated from other property and funds of such Guarantor and shall forthwith be promptly paid or delivered to the Company in the same form as so received (with any necessary endorsement or assignment). Notwithstanding anything to the contrary contained in this Guarantee or otherwise, the Company hereby agrees that each Guarantor shall have all defenses to the payment of its obligations under this Guarantee (which in any event shall be subject to such Guarantor's Cap) that would be available to Parent and/or Merger Sub under the Merger Agreement with respect to the Obligations, as well as any defenses in respect of any actual fraud of the Company or any of its Subsidiaries (other than defenses arising from the bankruptcy or insolvency of Parent or Merger Sub).

        The Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guarantee, and all dealings between Parent, Merger Sub or the Guarantors, on the one hand, and the Company, on the other hand, shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guarantee. When pursuing its rights and remedies hereunder against the Guarantors, the Company shall be under no obligation to pursue such rights and remedies it may have against Parent or Merger Sub or any other Person for the Obligations or any right of offset with respect thereto, and any failure by the Company to pursue such other rights or remedies or to collect any payments from Parent or Merger Sub or any such other Person or to realize upon or to exercise any such right of offset, and any release by the Company of

Parent or Merger Sub or any such other Person or any right of offset, shall not relieve the Guarantors of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Company.

        The Company shall not be obligated to file any claim relating to any Obligation in the event that Parent or Merger Sub becomes subject to any insolvency, bankruptcy, reorganization or similar proceeding, and the failure of the Company to so file shall not affect the Guarantors' obligations hereunder. In the event that any payment to the Company in respect of any Obligation is rescinded or must otherwise be returned for any reason whatsoever, each Guarantor shall remain liable hereunder with respect to such Guarantor's Guaranteed Percentage of the Obligations (subject to such Guarantor's Cap) as if such payment had not been made.

        4.    NO WAIVER; CUMULATIVE RIGHTS.    No failure to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power hereunder under the Merger Agreement. Each and every right, remedy and power hereby granted to the Company or allowed it by Law shall be cumulative and not exclusive of any other, and may be exercised by the Company at any time or from time to time. The Company shall not have any obligation to proceed at any time or in any manner against, or exhaust any or all of the Company's rights against, Parent, Merger Sub, any other Guarantor or any other Person now or hereafter liable for any Obligation or interested in the transactions contemplated by the Merger Agreement prior to proceeding against any of the Guarantors.

        5.    REPRESENTATIONS AND WARRANTIES.    Each Guarantor hereby represents and warrants, on a several (not joint and several) basis, that:

          (a)   It is duly organized and validly existing under the laws of its jurisdiction of organization; it has all requisite power and authority to execute, deliver and perform this Guarantee; the execution, delivery and performance of this Guarantee have been duly and validly authorized by all necessary action, and do not contravene any provision of such Guarantor's partnership agreement or similar organizational documents, any contract to which it is a party or any applicable Law or Judgment binding on such Guarantor or its assets; and the Person executing and delivering this Guarantee on behalf of such Guarantor is duly authorized to do so;

          (b)   all consents, approvals, authorizations, permits of, filings with and notifications to, any Governmental Entity necessary for the due execution, delivery and performance of this Guarantee by such Guarantor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Entity is required by such Guarantor in connection with the execution, delivery or performance of this Guarantee by such Guarantor;

          (c)   this Guarantee constitutes a legal, valid and binding obligation of such Guarantor enforceable against such Guarantor in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar applicable Laws affecting creditors' rights generally, and (ii) general equitable principles (whether considered in a proceeding in equity or at law); and

          (d)   such Guarantor has and will have (except in the case of Hux Investment Pte. Ltd., which only will have) the financial capacity to pay and perform its obligations under, in respect of or in connection with this Guarantee when such obligations become due and payable, and all funds necessary for such Guarantor to fulfill such obligations shall be available to such Guarantor (or its permitted assignee pursuant to Section 6 hereof) when or for so long as any such obligations become due and payable.

        6.    NO ASSIGNMENT.    Neither this Guarantee nor any right or obligation hereunder may be assigned or delegated by any party (by operation of Law or otherwise) without the prior written consent of the Company (in the case of an assignment or delegation by one or more Guarantors) or the Guarantors (in the case of an assignment or delegation by the Company); provided, however, that each Guarantor may assign or delegate all or part of its rights, interests and obligations hereunder, without the prior written consent of the Company, to any other Guarantor, or other Person to which it has allocated all or a portion of its investment commitment to Parent; provided, further, that no such assignment or delegation shall relieve such Guarantor of its obligations hereunder as a primary obligor. Any attempted assignment in violation of this Section shall be null and void.

        7.    NOTICES.    All notices and other communications hereunder shall be given by the means specified in the Merger Agreement (and shall be deemed given as specified therein), as follows:

    if to Green Equity Investors VI, L.P. and Green Equity Investors Side VI, L.P.:

      c/o Leonard Green & Partners, L.P.
      11111 Santa Monica Blvd., #2000
      Los Angeles, CA 90025
      Attn: John Baumer; Alyse Wagner
      Email: baumer@leonardgreen.com; wagner@leonardgreen.com

    with a copy to (which alone shall not constitute notice):

      Latham & Watkins LLP
      885 Third Avenue
      New York, New York 10022
      Attn: Howard A. Sobel; Paul Kukish
      Email: howard.sobel@lw.com; paul.kukish@lw.com

    if to Hux Investment Pte. Ltd.:

      c/o GIC Special Investments Pte. Ltd.
      335 Madison Avenue, 24th Floor
      New York, NY 10017
      Attn: W. Bradley Yale; Paul Yun
      Email: bradyale@gic.com.sg; paulyun@gic.com.sg

    with a copy to (which alone shall not constitute notice):

      Dechert LLP
      1095 Avenue of the Americas
      New York, NY 10036
      Attn: Mark E. Thierfelder; Adam D. Rosenthal
      Email: mark.thierfelder@dechert.com; adam.rosenthal@dechert.com

    If to the Company, as provided in the Merger Agreement.

        8.    CONTINUING GUARANTEE.    With respect to each Guarantor, this Guarantee may not be revoked or terminated and shall remain in full force and effect and shall be binding on such Guarantor, its successors and shall inure to the benefit of, and be enforceable by, the Company and its respective successors and permitted assigns until such Guarantor's Guaranteed Percentage of the Obligations (which shall be subject to such Guarantor's Cap) have been paid in full. Notwithstanding the foregoing, or anything else express or implied in this Guarantee or otherwise, with respect to each Guarantor, this Guarantee shall terminate and such Guarantor shall have no further obligations under or in connection with this Guarantee as of the earliest of (i) the Effective Time if, and only if, the Closing occurs and the Merger Consideration is paid, (ii) termination of the Merger Agreement in accordance with its terms in circumstances where none of the Obligations are payable, (iii) the date that is fifteen (15) months following the date hereof unless a claim for payment of such Guarantor's liability hereunder in respect of any of the Obligations is brought pursuant to and in accordance with this Guarantee prior to such date, in which case this Guarantee shall terminate upon the final, non-appealable resolution of such action and satisfaction by such Guarantor of any obligations finally determined or agreed to be owed by such Guarantor, consistent with the terms hereof, and (iv) receipt by the Company of the payment in full of such Guarantor's Guaranteed Percentage of the Obligations (subject to such Guarantor's Cap). Notwithstanding any other term or provision of this Guarantee, or anything express or implied in this Guarantee or otherwise, in the event that the Company or any of its Subsidiaries asserts in any litigation or other proceeding (a) that the provisions of Section 1 hereof limiting any Guarantor's liability to its respective Cap or the provisions of this Section 8 or Section 9 hereof are illegal, invalid or unenforceable in whole or in part, (b) that any Guarantor is liable in respect of Obligations in excess of or to a greater extent than its Cap, or (c) any claim against any Guarantor or any Non-Recourse Party (as defined in Section 9) with respect to the Merger Agreement, the Equity Commitment Letters (except as provided in Section 5(ii) or 5(iii) thereof), this Guarantee or any other agreement or instrument delivered in connection with the Merger Agreement, the Equity Commitment Letters or this Guarantee, or the transactions contemplated hereby or thereby, other than Retained Claims (as defined in Section 9 hereof) asserted by the Company against the Non-Recourse Parties pursuant to Section 9, then (x) the obligations of the Guarantors under or in connection with this Guarantee shall terminate ab initio and shall thereupon be null and void, (y) if any Guarantor has previously made any payments under or in connection with this Guarantee, it shall be entitled to recover such payments from the Company, and (z) neither the Guarantors nor any other Non-Recourse Party shall have any liability whatsoever (whether at law or in equity, whether sounding in contract, tort, statute or otherwise) to the Company or any other Person in any way under or with respect to this Guarantee, the Equity Commitment Letters or the Merger Agreement, or the transactions contemplated by the Merger Agreement, the Equity Commitment Letters or under this Guarantee.

        9.    NO RECOURSE.    Other than with respect to any Retained Claim (as hereinafter defined), the Company acknowledges and agrees that: (a) no Person other than the Guarantors (and the legal successors and assigns of their obligations hereunder) shall have any obligations under or in connection with this Guarantee notwithstanding the fact that the Guarantors may be partnerships or limited liability companies, (b) the Guarantors shall have no obligations under or in connection with this Guarantee except as expressly provided by this Guarantee, (c) Parent has no assets other than the Equity Commitment Letters and (d) no personal liability shall attach to, and no recourse shall be had by the Company, any of its Subsidiaries or any Person purporting to claim by or through any of them or for the benefit of any of them under any theory of liability (including without limitation by attempting to pierce a corporate, limited liability company or partnership veil, or attempting otherwise to avoid or disregard the entity form of any Non-Recourse Party, whether by theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, unfairness undercapitalization or otherwise, by attempting to compel Parent or Merger Sub to enforce any rights that they may have against any Person, by attempting to enforce any assessment, or by attempting to enforce any purported right at law or in equity, whether sounding in contract, tort, statute or otherwise) against any Non-Recourse Party (as hereinafter defined) in any way under or in connection with this Guarantee, the Merger Agreement, the Equity Commitment Letters, or any other agreement or instrument delivered in connection with this Guarantee, the Merger Agreement or the Equity Commitment Letters, or the transactions contemplated hereby or thereby (whether at law or in equity, whether sounding in contract, tort, statute or otherwise). The Company hereby covenants and agrees that it shall not, and shall cause its Subsidiaries to not, institute any proceeding or bring any other claim arising under, or in connection with, this Guarantee, the Merger Agreement or the transactions contemplated thereby, or the Equity Commitment Letters or the transactions contemplated thereby (whether at law or in equity, whether sounding in contract, tort, statute or otherwise), against any

Guarantor or any Non-Recourse Party except for claims that the Company may assert: (i) against any Non-Recourse Party that is party or subject to, and solely pursuant to the terms of, the Confidentiality Agreement; (ii) against a Guarantor (and its legal successors and assigns of its obligations hereunder) under, and pursuant to the terms of, this Guarantee (subject in each case to each such Guarantor's Cap); (iii) against a Guarantor for specific performance of such Guarantor's obligation under each Equity Commitment Letter to fund its commitment thereunder in accordance with and pursuant to Section 5(ii) or 5(iii) thereof; and (iv) against Parent or Merger Sub in accordance with and pursuant to the terms of the Merger Agreement (the claims described in clauses (i) through (iv) collectively, the "Retained Claims"); provided, however, that in the event that a Guarantor (x) consolidates with or merges with any other Person and is not the continuing or surviving entity of such consolidation or merger or (y) transfers or conveys all or a substantial portion of its properties and other assets to any Person such that the sum of any Guarantor's remaining net assets is less than the amount of the Cap and the transferee thereof does not assume, directly or indirectly, such Guarantor's obligations hereunder, then, and in each such case, the Company may seek recourse, whether by the enforcement of any judgment, order, decree or assessment or by any legal or equitable proceeding or by virtue of any statute, regulation or other applicable law, against such continuing or surviving Person (in either case, a "Successor"), as the case may be, but only to the extent of such Guarantor's unpaid liability hereunder up to such Guarantor's Cap and subject to the other limitations expressly set forth herein. As used herein, unless otherwise specified, the term Guarantor shall include each Successor. The Retained Claims shall be the sole and exclusive remedy (whether at law or in equity, whether sounding in contract, tort, statute or otherwise) of the Company, all of its Subsidiaries and any Person purporting to claim by or through any of them or for the benefit of any of them against any or all of the Non-Recourse Parties, in respect of any claims, liabilities or obligations arising in any way under or in connection with this Guarantee, the Merger Agreement, the Equity Commitment Letters, or any other agreement or instrument delivered in connection with this Guarantee, the Merger Agreement or the Equity Commitment Letters, or the transactions contemplated hereby or thereby. To the fullest extent permitted by Law, the Company, on behalf of itself and its security holders and Subsidiaries, hereby releases and forever discharges all claims (other than Retained Claims) that the Company or any of its Subsidiaries has had, now has or might in the future have against any Non-Recourse Party arising in any way under or in connection with this Guarantee, the Merger Agreement, the Equity Commitment Letters, or any other agreement or instrument delivered in connection with this Guarantee, the Merger Agreement or the Equity Commitment Letters, or the transactions contemplated hereby or thereby. As used herein, the term "Non-Recourse Parties" means, collectively, Parent, Merger Sub, the Guarantors, and any of the foregoing's respective former, current or future equity holders, controlling persons, directors, officers, employees, agents, general or limited partners, managers, management companies, members, stockholders, Affiliates or assignees and any and all former, current or future equity holders, controlling persons, directors, officers, employees, agents, general or limited partners, managers, management companies, members, stockholders, Affiliates or assignees of any of the foregoing, and any and all former, current or future heirs, executors, administrators, trustees, successors or assigns of any of the foregoing, and any financial institution which provides or is committed to provide financing in connection with the transactions contemplated by the Merger Agreement. This Section 9 shall survive any termination of this Guarantee pursuant to Section 8 hereof.

        10.    GOVERNING LAW.    This Guarantee, including all matters of construction, validity and performance and any action or proceeding (whether in contract, tort, equity or otherwise) arising out of this Guarantee or any of the transactions contemplated by this Guarantee shall be governed by, and construed in accordance with, the laws of the state of Delaware, regardless of the laws that might otherwise govern under any applicable principles of conflicts of laws of the state of Delaware.

        11.    SUBMISSION TO JURISDICTION.    Each of the parties hereto (i) consents to submit itself to the personal jurisdiction the Court of Chancery of the State of Delaware, or if that court lacks subject matter jurisdiction, any state or federal court located within the State of Delaware for the purpose of any suit, action or proceeding (whether, in contract, tort, equity or otherwise) relating to this Guarantee or any of the transactions contemplated by this Guarantee, (ii) agrees that all claims in respect of such action or proceeding shall be heard and determined only in any such court, (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iv) agrees that it will not bring any suit, action or proceeding relating to this Guarantee or any of the transactions contemplated by this Guarantee in any court other than the aforesaid courts. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Person with respect thereto. Any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 7. Nothing in this Section 11, however, shall affect the right of any Person to serve legal process in any other manner permitted by law.

        12.    WAIVER OF JURY TRIAL.    EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS GUARANTEE OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS GUARANTEE. EACH PARTY HERETO (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS GUARANTEE BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 12.

        13.    COUNTERPARTS AND SIGNATURE.    This Guarantee may be executed in two or more counterparts (including by facsimile or by an electronic scan delivered by electronic mail), each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

        14.    NO THIRD PARTY BENEFICIARIES.    Except for the provisions of Section 9 which reference Non-Recourse Parties (each of which shall be for the benefit of and enforceable by each Non-Recourse Party), this Guarantee is not intended, and shall not be deemed, to confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns.

        15.    CONFIDENTIALITY.    This Guarantee shall be treated as confidential and is being provided to the Company solely in connection with the Merger. This Guarantee may not be used, circulated, quoted or otherwise referred to in any document by the Company or its Subsidiaries except with the prior written consent of the Guarantors in each instance; provided that no such written consent is required for any disclosure of the existence of this Guarantee to the legal, financial and accounting advisors to the Company, or to the extent required by applicable law, by the applicable rules of any national securities exchange, in connection with any SEC filing relating to the Merger or in connection with any litigation relating to the Merger, the Merger Agreement and the transactions contemplated thereby and hereby.

        16.    MISCELLANEOUS.

          (a)   This Guarantee constitutes the entire agreement between the parties hereto and supersedes any prior understandings, agreements or representations by or among the Guarantors or any of their Affiliates, on the one hand, and the Company or any of its Affiliates, on the other hand, written or oral, with respect to the subject matter hereof, and the parties hereto specifically disclaim reliance on any such prior understandings, agreements or representations to the extent not embodied in this Guarantee. No amendment, modification or waiver of any provision hereof shall be enforceable unless approved by the Company and the Guarantors in writing.

          (b)   Any term or provision of this Guarantee that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction; provided, however, that this Guarantee may not be enforced without giving effect to the limitation of the amount payable by any Guarantor hereunder to its Cap provided in Section 1 hereof and to the provisions of Sections 8 and 9 hereof.

          (c)   When reference is made in this Guarantee to a Section, such reference shall be to a Section of this Guarantee, unless otherwise indicated. The headings contained in this Guarantee are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Guarantee. The language used in this Guarantee shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party hereto. Whenever the context may require, any pronouns used in this Guarantee shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Whenever the words "include," "includes" or "including" are used in this Guarantee, they shall be deemed to be followed by the words "without limitation." The words "hereof," "herein" and "hereunder" and words of similar import when used in this Guarantee shall refer to this Guarantee as a whole and not to any particular provision of this Guarantee. No summary of this Guarantee prepared by any party shall affect the meaning or interpretation of this Guarantee.

[Signature pages follow]

        IN WITNESS WHEREOF, each of the Guarantors has caused this Guarantee to be duly executed and delivered as of the date first written above.

GREEN EQUITY INVESTORS VI, L.P.
By:	GEI Capital VI, LLC, its General Partner
By:	/s/ ALYSE WAGNER
	Name:	Alyse Wagner
	Title:	Authorized Signatory
GREEN EQUITY INVESTORS SIDE VI, L.P.
By:	GEI Capital VI, LLC, its General Partner
By:	/s/ ALYSE WAGNER
	Name:	Alyse Wagner
	Title:	Authorized Signatory

[Signature Page to Guarantee]

HUX INVESTMENT PTE. LTD.
By:	/s/ JASON YOUNG
	Name:	Jason Young
	Title:	Authorized Signatory

[Signature Page to Guarantee]

        IN WITNESS WHEREOF, the Company has caused this Guarantee to be duly executed and delivered as of the date first written above.

EXAMWORKS GROUP, INC.
By:	/s/ RICHARD E. PERLMAN
	Name:	Richard E. Perlman
	Title:	Executive Chairman

[Signature Page to Guarantee]

ANNEX 1

Fund	Guaranteed Percentage
Green Equity Investors VI, L.P.	43.95%
Green Equity Investors Side VI, L.P.	26.19%
Hux Investment Pte. Ltd.	29.86%

Total	100.00%

Appendix G

EXECUTION VERSION

        THE SECURITIES SUBSCRIBED FOR BY THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY OTHER APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE OFFERED OR SOLD UNLESS REGISTERED THEREUNDER OR UNLESS AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE. TRANSFER OF SUCH SECURITIES IS ALSO RESTRICTED BY THE TERMS OF THIS AGREEMENT.

ROLLOVER AND SUBSCRIPTION AGREEMENT

        THIS ROLLOVER AND SUBSCRIPTION AGREEMENT (this "Agreement"), dated as of April 26, 2016, by and among Gold Parent, L.P., a Delaware limited partnership ("Parent"), and the investors listed on Schedule I hereto, as amended from time to time (each, an "Investor", and collectively together with any additional Investor that becomes a party hereto in accordance with this Agreement, the "Investors"). Each of Parent and the Investors are sometimes individually referred to herein as a "Party", and collectively as the "Parties".

        WHEREAS, Parent, Gold Merger Co, Inc., a Delaware corporation and a wholly owned indirect Subsidiary of Parent ("Merger Sub") and ExamWorks Group, Inc., a Delaware corporation (the "Company"), propose to enter into an Agreement and Plan of Merger (as amended, restated, supplemented or otherwise modified from time to time, the "Merger Agreement"), pursuant to which Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation and as a wholly owned indirect Subsidiary of Parent, upon the terms and subject to the conditions set forth in the Merger Agreement (the "Merger");

        WHEREAS, each of the Investors desires to contribute to Parent a number of shares of common stock of the Company, par value $0.0001 per share (the "Common Stock"), and a number of Restricted Shares (such contributed shares of Common Stock, the "Rollover Shares"), owned by such Investor (with a value based upon the Merger Consideration payable at Closing) (the value of the Rollover Shares, in the aggregate, the "Rollover Value"), with the Rollover Value for each Investor set forth on Schedule I hereto, in an exchange for Class A Units in Parent (the "Parent A Units"), with the exchange of Rollover Shares for Parent A Units being subject to Section 721(a) of the Internal Revenue Code of 1986, as amended (the "Code");

        WHEREAS, each of the Investors shall be issued in exchange for its Rollover Value that number of Parent A Units as is set forth on Schedule I hereto (the "Exchange Equity"), pursuant to the terms and subject to the conditions of this Agreement;

        WHEREAS, Green Equity Investors VI, L.P., a Delaware limited partnership, and Green Equity Investors Side VI, L.P., a Delaware limited partnership, and Beamer Investment Inc., a Delaware corporation (collectively, the "Sponsors") concurrently with the contributions by the Investors contemplated hereby shall make an equity contribution in cash to Parent in exchange for Parent A Units ("Sponsor Equity Contribution");

        WHEREAS, in connection with the consummation of the transactions contemplated by this Agreement and the Merger Agreement, immediately prior to Closing, Parent, each Investor and certain other persons will enter into an amended and restated limited partnership agreement that will be substantially on the terms described on Exhibit A attached hereto (the "Parent LP Agreement"); and

        WHEREAS, in connection with the consummation of the transactions contemplated by this Agreement and the Merger Agreement, Parent contemplates adopting an equity incentive program, pursuant to which Class B Units in Parent, representing a potential 9.2% ownership interest in Parent (on a fully diluted basis), will be issued to certain employees and directors of Parent or its Subsidiaries, substantially on the terms described on Exhibit B.

        NOW, THEREFORE, as a material inducement of Parent to cause the consummation of the Merger in accordance with the terms and conditions of the Merger Agreement and in consideration of the mutual agreements contained herein and in reliance on the representations and warranties herein and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

        1.    Definitions.    Capitalized terms used but not herein defined shall have the meanings ascribed to them in the Merger Agreement.

        2.    Rollover.

          2.1    Closing.    The consummation of the transactions contemplated by this Agreement shall be deemed to occur immediately prior to the Effective Time (the "Rollover Effective Time"). Each of the Investors hereby irrevocably agrees to consummate the exchange of the Rollover Value for the Exchange Equity pursuant to Section 2.3 immediately prior to the Effective Time and concurrently with the Sponsor Equity Contribution.

          2.2    Additional Investors.    At any time hereafter and prior to the Effective Time, at Parent's discretion, additional Investors may be made Parties hereto by executing a signature page to this Agreement to evidence such additional Investors' agreement and consent to be bound by the terms and conditions of this Agreement, which signature page shall be delivered to the Company and shall be attached to this Agreement and become a part hereof without any further action of any other Party. Schedule I shall be amended to reflect any additional Investors made Parties hereto pursuant to this Section 2.2 without any further action of any Party hereto to reflect each such additional Investor's Rollover Value and the number of Parent A Units to be received by such additional Investor.

          2.3    Contribution; Exchange of Securities.    Subject to the terms and conditions of this Agreement, at the Rollover Effective Time, each Investor, severally, agrees to contribute to Parent its Rollover Shares, free and clear of all Liens (other than any Liens created or expressly permitted in writing by Parent). Each Investor shall deliver to Parent, at the Rollover Effective Time, certificate(s) or other evidence representing the Rollover Shares held by such Investor, endorsed in blank (or together with duly executed stock powers, or other evidence representing transfer of the Rollover Shares to Parent), in form and substance reasonably satisfactory to Parent and any other documents and instruments as reasonably may be necessary or appropriate to vest in Parent good and marketable title in and to such Rollover Shares. In exchange for (and conditioned upon) such Investor's contribution of its Rollover Shares to Parent, Parent shall issue to such Investor, free and clear of all Liens (other than Liens created by such Investor or pursuant to an express written agreement between such Investor and Parent), that number of shares of Parent A Units as set forth on Schedule I hereto. No Investor shall, under any circumstances, be obligated to contribute to, purchase equity or debt of, or otherwise provide funds to Parent or Merger Sub in any amount in excess of such Investor's Rollover Value. For purposes hereof, the foregoing contribution and exchange transactions are collectively referred to herein as the "Rollover".

          2.4    Legends, etc.    Each Investor acknowledges that the Exchange Equity shall initially be uncertificated. All certificates (if any) representing Exchange Equity issued to any Person in connection with the Merger at the Effective Time shall be endorsed with the following legend, unless Parent otherwise determines in accordance with its organizational documents:

    THE UNITS REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR STATE SECURITIES LAWS AND CANNOT BE OFFERED, SOLD, OR TRANSFERRED IN THE ABSENCE OF REGISTRATION OR EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT AND APPLICABLE STATE

    SECURITIES LAWS AND REGULATIONS PROMULGATED THEREUNDER. THE UNITS REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED BY THE REGISTERED OWNER HEREOF FOR INVESTMENT AND NOT WITH A VIEW TO OR FOR SALE IN CONNECTION WITH ANY DISTRIBUTION THEREOF IN VIOLATION OF THE SECURITIES ACT. THE UNITS MAY NOT BE SOLD, PLEDGED, TRANSFERRED OR ASSIGNED EXCEPT IN A TRANSACTION WHICH IS EXEMPT FROM REGISTRATION UNDER THE PROVISIONS OF THE SECURITIES ACT OR ANY APPLICABLE STATE SECURITIES LAWS, OR PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR IN A TRANSACTION OTHERWISE IN COMPLIANCE WITH APPLICABLE FEDERAL AND STATE SECURITIES LAWS.

    THE UNITS EVIDENCED HEREBY ARE SUBJECT TO THE TERMS OF THAT CERTAIN LIMITED PARTNERSHIP AGREEMENT (AS AMENDED FROM TIME TO TIME) BY AND AMONG GOLD PARENT, L.P. AND THE PARTNERS PARTY THERETO, INCLUDING CERTAIN RESTRICTIONS ON TRANSFER.

          2.5    Conditions.    Each Investor's obligation to consummate the Rollover applicable to such Investor is subject to: (a) Parent shall have performed or complied in all material respects with its obligations hereunder, (b) Parent's representations and warranties in this Agreement shall be true and correct in all material respects as of the Rollover Effective Time, (c) substantially concurrent consummation of the Merger; and (d) Parent shall have executed and delivered to such Investor the Parent LP Agreement. Parent's obligation to consummate the Rollover is subject to (i) each of the Investors shall have performed or complied in all material respects with its obligations hereunder, (ii) the Investors' representations and warranties in this Agreement shall be true and correct in all material respects as of the Rollover Effective Time, and (iii) each of the Investors shall have executed and delivered to Parent the Parent LP Agreement.

          2.6    Termination.    This Agreement shall be void and of no force and effect and all rights and obligations of the Parties hereunder shall terminate without any further liability on the part of any Party in respect thereof upon the earliest to occur of (a) such date and time as the Merger Agreement shall be terminated in accordance with its terms, or (b) (i) with respect to any Investor, upon the mutual written agreement between such Investor and Parent to terminate this Agreement with respect to such Investor, or (ii) with respect to Parent, upon the mutual written agreement of each of the Parties hereto to terminate this Agreement; provided, that nothing herein will relieve any Party from liabilities or damages arising out of its knowing or intentional breach of this Agreement prior to the time of termination, and each Party will be entitled to any remedies at law or in equity to recover losses arising from such breach.

          2.7    Tax Treatment.    For federal income tax purposes, the Parties hereby agree to treat the Rollover as a transaction intended by the Parties to qualify under Section 721(a) of the Code and none of the Parties shall take any position inconsistent with such treatment.

        3.    Representations and Warranties.

          3.1    Parent Representations and Warranties.    In connection with Parent's issuance of the Exchange Equity in connection with the Rollover pursuant to the terms and conditions of this Agreement, Parent represents and warrants to each Investor as of the date hereof and as of the Closing Date as follows:

            (a)    Organization; Good Standing.    Parent (i) has been duly organized, is validly existing and is in good standing under the laws of the jurisdiction of its formation, and (ii) has the requisite limited partnership power and authority to own, lease and operate its properties and to carry on its business as now being conducted (or otherwise currently contemplated).

            (b)    Authorization, etc.    Parent has the full power and authority to execute, deliver and perform this Agreement and to issue the Exchange Equity hereunder, and Parent's execution, delivery and performance of this Agreement has been authorized by all necessary action on its behalf, and this Agreement is its legal, valid and binding obligation, enforceable against Parent in accordance with this Agreement's terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights in general and subject to general principles of equity.

            (c)    Authorization of Units.    The Exchange Equity, when issued pursuant to the terms of this Agreement, will be duly authorized, validly issued and outstanding, fully paid, nonassessable and free and clear of all Liens, other than as applicable to the Exchange Equity or the holders thereof under Parent's organizational documents (including the Parent LP Agreement) or under applicable federal and state securities laws.

            (d)    Consideration per Unit.    The Investors will acquire Parent A Units pursuant to this Agreement for the same price per unit as the Sponsors are acquiring their Parent A Units in connection with the Merger.

            (e)    Compliance with Laws and Other Instruments.    The execution and delivery of this Agreement by Parent, the consummation of the transactions contemplated hereby by Parent and the performance of each obligation of Parent hereunder will not conflict with, or result in any violation of or default under, any provision of any governing instrument of Parent, or any material agreement or other material instrument to which Parent is a party or by which Parent is bound, or any material permit, franchise, judgment, decree, statute, order, rule or regulation applicable to Parent.

          3.2    Investors Representations and Warranties.    In connection with the contribution by each Investor of its Rollover Value, the receipt by such Investor of Exchange Equity in accordance with the terms and conditions of this Agreement, and the other transactions related to the Rollover contemplated hereby, each Investor, severally as to itself only, represents and warrants to Parent as of the date hereof and as of the Closing Date as follows:

            (a)    Investment Intention; Securities Laws.    Such Investor agrees that it will not, directly or indirectly, offer, transfer, sell, pledge, hypothecate or otherwise dispose of any of the Exchange Equity, except in compliance with the terms of the legend set forth in Section 2.4 herein (whether or not set forth on any unit certificate) and the Parent LP Agreement. Such Investor (i) understands and has taken cognizance of all the risk factors related to the investment in Parent, (ii) has been granted the opportunity to ask questions of, and receive satisfactory answers from, representatives of Parent concerning the terms and conditions of the investment in Parent and has had the opportunity to obtain and has obtained any additional information that it deems necessary regarding the investment in Parent, and (iii) has relied solely upon (x) the representations set forth in this Agreement, and (y) its own independent investigations or investigations conducted by its own independent advisers in connection with the accuracy or sufficiency of such information or its investment decision. Such Investor acknowledges that the investment in Parent is intended to be exempt from registration by virtue of Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act"). Such Investor has the financial ability to bear the economic risk of this investment. Such Investor is acquiring the Exchange Equity solely for its own account, for investment and not with a view toward resale or other distribution in violation of the Securities Act, and such Investor understands that such Exchange Equity may not be disposed of by such Investor in contravention of Parent's certificate of formation, the Parent LP Agreement, the Securities Act, or any applicable state securities laws.

            (b)    Accredited Investor.    Such Investor represents and warrants that it is an "accredited investor", as that term is defined in Regulation D under the Securities Act, with such knowledge and experience in financial and business matters as are necessary in order to evaluate the merits and risks of an investment in the Exchange Equity.

            (c)    Authorization of Acquisition, etc.    Such Investor represents and warrants that it has the full capacity, power and authority to execute, deliver and perform this Agreement and to acquire the Exchange Equity issued to it hereunder. Such Investor further represents and warrants that the acquisition of the Exchange Equity and such Investor's execution, delivery and performance of this Agreement have been authorized by all necessary action on such Investor's behalf, and this Agreement is such Investor's legal, valid and binding obligation, enforceable against it in accordance with this Agreement's terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights in general and subject to general principles of equity.

            (d)    Compliance with Laws and Other Instruments.    Such Investor represents and warrants that the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the performance of each obligation of such Investor hereunder will not conflict with, or result in any violation of or default under, any provision of any governing instrument applicable to such Investor, or any agreement or other instrument to which such Investor is a party or by which such Investor or any of its properties or assets are bound, or any permit, franchise, judgment, decree, statute, order, rule or regulation applicable to such Investor or its business.

            (e)    The Rollover Shares.    Such Investor represents and warrants that (i) it is the sole record and beneficial owner of the Rollover Shares held by such Investor and has good and marketable title to such Rollover Shares, free and clear of any Liens, and (ii) it is not a party to, or bound by, any agreement, arrangement, contract, instrument or order relating to (w) the grant of pre-emptive rights to purchase or obtain any equity interests in the Company, (x) the sale, repurchase, assignment or other transfer of any capital stock or equity securities of the Company, (y) the receipt of dividends, proxy rights or voting rights of any capital stock or other equity securities of the Company (other than the Voting Agreement) or (z) rights to registration under the Securities Act or the Securities Exchange Act of 1934, as amended, of any capital stock or equity securities of the Company. Upon the consummation of the Rollover as contemplated by this Agreement, Parent will acquire such Investor's Rollover Shares free and clear of any restrictions on transfer (other than such restrictions under applicable federal and state securities laws), Taxes, Liens, claims or demands, other than Liens created or expressly permitted in writing by Parent.

            (f)    Sufficient Cash.    Such Investor represents and warrants that, subject to consummation of the Merger, at the time of the consummation of the Rollover it shall have paid if due or past due, or have additional cash on reserve if such taxes are not yet due and will pay, all taxes owed by such Investor related to the transactions contemplated by the Merger Agreement or otherwise.

            (g)    Litigation.    There is no civil, criminal or administrative suit, action, proceeding, arbitration, investigation, review or inquiry pending or, to such Investor's knowledge, threatened against or affecting such Investor or any of its properties or rights that reasonably could prevent such Investor from performing its obligations under this Agreement and/or the Parent LP Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity outstanding against or affecting such Investor or any of its respective properties or rights that reasonably could prevent such Investor from performing its obligations under this Agreement and/or the Parent LP Agreement.

            (h)    Matters Relating to Publicly Traded Partnerships.    Such Investor represents and warrants that such Investor is not a partnership, grantor trust, or S corporation for U.S. federal income tax purposes, or if such Investor is such an entity, then (i) 50% or less of the value of the ownership interest of any beneficial owner in such Investor is (or may at any time during the term of Parent be) attributable to the Exchange Equity, and (ii) permitting Parent to satisfy the 100-partner limitation in section 1.7704-1(h)(1)(ii) of the Treasury Regulations is not a principal purpose of its beneficial owners investing in Parent through such Investor.

        4.    Acknowledgements and Covenants.    In connection with the contribution by each Investor to Parent of the Rollover Value, the receipt by such Investor of Exchange Equity in accordance with the terms and conditions of this Agreement, and the other transactions related to the Rollover contemplated hereby, each Investor, severally, acknowledges, covenants and agrees as to itself only as follows:

          4.1   None of this Agreement (or any term or provision hereof), the issuance of the Exchange Equity, or any other transaction comprising the Rollover creates any employee/employer relationship or other similar relationship between Parent, the Company or any of their respective Subsidiaries or any of Parent or Parent's Affiliates, on the one hand, and such Investor, on the other hand.

          4.2   The rights and obligations of such Investor with respect to its Exchange Equity received pursuant to this Agreement, including, without limitation, in respect of voting and transfer rights, shall be as provided under applicable law and as set forth in Parent's certificate of formation and the Parent LP Agreement, as each such documents may be amended from time to time in accordance with their respective terms.

          4.3   Other than as contemplated by the Rollover, such Investor agrees not to sell or otherwise transfer any of its Rollover Shares or sell any other equity interests, options, warrants, calls, subscriptions or other rights in any of its Rollover Shares from the time the Investor executes this Agreement until the date this Agreement terminates in accordance with its terms.

          4.4   Such Investor waives, and agrees not to exercise, any right to dissent or appraisal or any similar provision under applicable Law in connection with the Merger.

          4.5   Such Investor (i) is responsible for its own taxes relating to this Agreement and the payment to be made to it as a result of the Merger Agreement and/or the transaction contemplated thereby and will bear and pay and indemnify Parent, the Company and their respective Affiliates from and against any (x) transfer, property, documentary, sales, use, stamp, registration or other similar taxes, and (y) income taxes of the Investor (including, without limitation, withholding taxes imposed on Parent or the Company) imposed in connection with the issuance and transfer of the Exchange Equity and/or the transactions contemplated by this Agreement or the Merger Agreement, and (ii) has relied upon the advice of its own tax advisors in connection with the transactions contemplated by this Agreement. Such Investor further acknowledges and agrees that none of Parent, the Company or any of their respective Affiliates or Representatives makes any representation or warranty as to the tax treatment of the transactions contemplated by this Agreement or the Merger Agreement.

          4.6    Additional Covenants.

            (a)   Such Investor agrees that at all times during his or her employment with Parent or its Subsidiaries, and for a period of twenty-four (24) months after his or her termination of employment with Parent or its Subsidiaries for any reason (the "Restricted Period"), such Investor will not, without the prior written consent of Parent, directly or indirectly, or by action in concert with others, own, manage, operate, join, control, finance or participate in, or participate in the ownership, management, operation, control or financing of, or be connected as a principal, agent, representative, consultant, employee, investor, owner, partner, manager, joint-venturer or otherwise with, or permit such Investor's name to be used by or in connection with, any business, enterprise or other entity, anywhere in the United States, the United Kingdom, Canada or Australia, that is in competition, or that is reasonably expected to compete, with (x) any then current business or operation of the Company or its Subsidiaries, or (y) any business or operation that, as of the date of termination of such Investor's employment, the Company or any of its Subsidiaries is actively considering conducting (clauses (x) and (y) collectively, the "Company Business"). Notwithstanding the foregoing, nothing herein shall prevent such Investor's beneficial ownership for investment purposes of two percent (2%) or less of any class of equity securities of any company standing alone which are registered under Section 12 of the Securities Exchange Act of 1934, as amended, so long as such Investor does not have, or does not exercise, any rights to manage or operate the business of such company other than rights as a stockholder thereof.

            (b)   Such Investor agrees that during the Restricted Period, such Investor will not, without the written consent of Parent, directly or indirectly, for his or her own account or on behalf of any other Person, solicit, divert, take away or attempt to take away any of the customers of the Company or any of its Subsidiaries, or the physicians performing services on behalf of the Company and its Subsidiaries, or the business or patronage of any such customers or physicians, or in any way interfere with, disrupt or attempt to disrupt any relationships between the Company or any of its Subsidiaries and any of their customers or any of the physicians performing services on behalf of the Company and its Subsidiaries, or enter into any business transaction with any such customers or physicians with respect to the Company Business. Such Investor agrees that during the Restricted Period, such Investor will not, without the written consent of Parent, directly or indirectly, for his or her own account or on behalf of any other Person, hire any Person (other than any Executive Employee, each of whom is addressed in the immediately succeeding sentence) who is, or within twelve (12) months prior to any such action was, an employee of the Company or any of its Subsidiaries, or induce any such employee to leave his or her employment with the Company or any of its Subsidiaries, provided, however, that such Investor may hire any such employee who has been terminated by the Company or resigned without inducement or solicitation by such Investor. Such Investor agrees that during the Restricted Period, such Investor will not, without the written consent of Parent, directly or indirectly, for his or her own account or on behalf of any other Person, hire any Executive Employee who is, or within twelve (12) months prior to any such action was, an employee of the Company or any of its Subsidiaries, or induce any such employee to leave his or her employment with the Company or any of its Subsidiaries, provided, however, that such Investor may hire any such employee who has been terminated by the Company. "Executive Employee" shall mean each of Richard Perlman, James Price, Wesley Campbell, Miguel Fernandez de Castro, Tim Meleedy, Dave Morrow, John Williams, Donald Fowler, Greg Cumiskey, Tim Morphy, Kevin Kozlowski, Brian Denton, David Benge, Clare Arguedas and Crystal Patmore.

            (c)   Such Investor acknowledges that the covenants contained herein are separate from, in addition to, and not in substitution for, the restrictive covenants to which it may be subject pursuant to his or her employment agreement, non-compete agreement, restrictive covenants agreement, award agreement or other agreements with the Parent or any of its Subsidiaries (including, without limitation, the Company and its Subsidiaries), and that nothing in this Agreement is intended to limit or curtail the covenants in such other agreements.

          4.7   In the event any of the terms of this Section 4 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable, or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action. The Restricted Period shall be tolled for the purposes of this Agreement with respect any particular Investor during the pendency of any breach by such Investor of the provisions of Section 4.6.

          4.8    Spousal Consent.    Each Investor's spouse shall be required to execute the form of spousal consent set forth in Exhibit C to evidence such spouse's agreement and consent to be bound by the terms and conditions of this Agreement and the Parent LP Agreement as to such spouse's interest, whether as community property or otherwise, if any, in such Investor's Rollover Value and the Exchange Equity issued to such Investor.

          4.9    Fiduciary Duties.    No Investor executing this Agreement who is, or becomes during the term hereof, a director or officer of the Company or any Subsidiary of the Company makes any agreement or understanding herein or is obligated hereunder in his or her capacity as such. Each Investor signs solely in such Investor's capacity as the record holder and beneficial owner of the Exchange Equity.

        5.    Efforts.    Each Party hereby agrees to use reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other Party in doing all things necessary, proper or advisable under applicable laws to consummate and make effective the Rollover and the other transactions contemplated by this Agreement.

        6.    Miscellaneous.

          6.1    Notices.    All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given if delivered personally or sent by facsimile, overnight courier, or certified mail, return receipt requested, postage prepaid, to the Parties at the following addresses or to such other address as either Party shall specify by notice to the other Parties:

If to Parent:	c/o Leonard Green & Partners, L.P. 11111 Santa Monica Blvd., #2000 Los Angeles, CA 90025 Attention: John Baumer; Alyse Wagner Facsimile: (310) 954-0404
with a copy to (which shall not constitute notice):	Latham & Watkins LLP 885 Third Avenue New York, New York 10022 Attention: Howard Sobel; Paul Kukish Facsimile: (212) 751-4864
If to an Investor:	At the addresses set forth on the signature pages attached hereto

All such notices and communications shall be deemed to have been received on the earlier of (i) the date of delivery, and (ii) the third (3rd) business day after the mailing thereof.

          6.2    Specific Performance.    The Parties hereto recognize and agree that immediate irreparable damages for which there is not adequate remedy at law would occur in the event that the provisions of this Agreement are not performed by the Investors in accordance with the specific terms hereof or are otherwise breached. It is accordingly agreed that in the event of a failure by any Investor to perform its obligations under this Agreement, Parent shall be entitled to specific performance through injunctive relief, without the necessity of posting a bond, to prevent breaches of the provisions and to enforce specifically the provisions of this Agreement, in addition to any other remedy to which such party may be entitled, at law or in equity.

          6.3    Binding Effect; Benefits.    This Agreement shall be binding upon and inure to the benefit of the Parties to this Agreement and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended or shall be construed to give any Person other than the Parties or their respective successors or permitted assigns any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained herein.

          6.4    Waiver.    Each Party hereto may by written notice to any other Party (a) extend the time for the performance of any of the obligations or other actions of the other Party under this Agreement, (b) waive compliance with any of the representations, warranties, acknowledgements or covenants of the other Party contained in this Agreement, and (c) waive or modify performance of any of the obligations of the other Party under this Agreement; provided that any such extensions, waivers or modifications shall only be effective against the Party giving the same. Except as provided in the first sentence of this Section 6.4, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representations, warranties, covenants or agreements contained herein. Except as provided in the first sentence of this Section 6.4, the waiver by any Party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver by such waiving Party of any preceding or succeeding breach and no failure by any Party to exercise any right or privilege hereunder shall be deemed a waiver of such Party's rights or privileges hereunder or shall be deemed a waiver of such Party's rights to exercise the same rights at any subsequent time or times in any other context.

          6.5    Amendment.    This Agreement may be amended, modified or supplemented only by a written instrument executed by each of the Investors and Parent.

          6.6    Assignability.    Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by any Investor except (a) by will or by the laws of descent or distribution, or (b) with the prior written consent of Parent.

          6.7    Applicable Law; Consent to Jurisdiction; WAIVER OF JURY TRIAL.    This Agreement, including all matters of construction, validity and performance and any action or proceeding (whether in contract, tort, equity or otherwise) arising out of this Agreement or any of the transactions contemplated by this Agreement shall be governed by, and construed in accordance with, the laws of the state of Delaware, regardless of the laws that might otherwise govern under any applicable principles of conflicts of laws of the state of Delaware. Each of the Parties (i) consents to submit itself to the personal jurisdiction the Court of Chancery of the State of Delaware, or if that court lacks subject matter jurisdiction, any state or federal court located within the State of Delaware for the purpose of any suit, action or proceeding (whether, in contract, tort, equity or otherwise) relating to this Agreement or any of the transactions contemplated by this Agreement; (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; and (iii) agrees that it will not bring any suit, action or proceeding relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN

  THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 6.7.

          6.8    Severability.    If any provision of this Agreement, or the application thereof to any Party or circumstance is held invalid or unenforceable, the remainder of this Agreement, and the application of such provision to other Parties or circumstances, shall not be affected thereby, and to such end, the provisions of this Agreement are agreed to be severable.

          6.9    Entire Agreement.    This Agreement and the schedules and exhibits and other documents delivered by the Parties in connection herewith, the Merger Agreement and the Parent LP Agreement contain the complete agreement between the Parties hereto with respect to the transactions contemplated hereby and thereby and supersede all prior agreements and understandings between the Parties with respect thereto.

          6.10    Section and Other Headings; Interpretation.    The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement. References in the singular or to "him,", "her", "it", "itself", or other like references, and references in the plural or the neuter, feminine or masculine reference, as the case may be, shall also, when the context so requires, be deemed to include the plural or singular, or the neuter, masculine or feminine reference, as the case may be.

          6.11    Counterparts.    This Agreement may be executed by facsimile or .pdf signature and in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

          6.12    No Other Representations or Warranties.    Except for the representations and warranties contained in this Agreement, none of the Parties is making or has made any representations or warranties of any sort to or for the benefit of any other Party with respect to the Rollover, whether oral or written, express or implied, and the Parties expressly disclaim any other representations and warranties.

          6.13    Recapitalizations, Exchanges, Etc.    The provisions of this Agreement shall apply, to the full extent set forth herein with respect to the Exchange Equity, to any and all securities of Parent or any successor or assign of Parent (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for, or in substitution of the Exchange Equity, by reason of any dividend payable in Exchange Equity, combination, recapitalization, reclassification, merger, consolidation or otherwise.

[Remainder of this Page Intentionally Left Blank]

        IN WITNESS WHEREOF, Parent and the Investors have executed this Agreement as of the date first above written.

PARENT:
GOLD PARENT, L.P.
By:	Gold Parent GP, LLC, its general partner
By:	/s/ ALYSE WAGNER
	Name:	Alyse Wagner
	Title:	President

[Signature Page to Rollover and Subscription Agreement]

 INVESTOR:

Address:
[REDACTED]	By:	/s/ RICHARD E. PERLMAN Name: Richard E. Perlman

[Signature Page to Rollover and Subscription Agreement]

INVESTOR:

Address:
[REDACTED]	By:	/s/ JAMES K. PRICE Name: James K. Price

[Signature Page to Rollover and Subscription Agreement]

 INVESTOR:

Address:
[REDACTED]	By:	/s/ WESLEY J. CAMPBELL Name: Wesley J. Campbell

[Signature Page to Rollover and Subscription Agreement]

INVESTOR:

Address:
[REDACTED]	By:	/s/ J. MIGUEL FERNANDEZ DE CASTRO Name: J. Miguel Fernandez de Castro

[Signature Page to Rollover and Subscription Agreement]

 INVESTOR:

Address:
[REDACTED]	By:	/s/ WILLIAM A. SHUTZER Name: William A. Shutzer

[Signature Page to Rollover and Subscription Agreement]

 Project Gold—Management Equity Incentive Plan
and Employment Agreement Term Sheet

        This Management Equity Incentive Plan Term Sheet sets forth the terms of the management equity incentive program that will be implemented by Gold Parent, L.P. ("Parent") in connection with the consummation of the transactions contemplated by the Merger Agreement (the "Closing").

Rollover and Subscription by the Management Members	Management of Parent and its subsidiaries (collectively, the "Management Members") will invest in Class A Units of Parent ("Class A Units") by subscribing in cash for such Class A Units or by contributing to Parent shares of common stock of ExamWorks Group, Inc. (the "Company") pursuant to the Rollover and Subscription Agreement between the Parent and the Management Members (the "Rollover and Subscription Agreement").
Description of Class B Units
Management Members will be issued Class B Units of Parent ("Class B Units") pursuant to a profits interest plan and/or individual award agreements entered into pursuant to Parent's limited partnership agreement (the "LP Agreement").

Class B Units shall be "profits interests" representing a potential 9.2% ownership interest in Parent (on a fully diluted basis). Class B Units shall have no liquidation value as of the date of grant. No cash purchase price shall be paid for the Class B Units.
85% of the Class B Units will be granted at the Closing. The remainder of the Class B Units are to be held as a reserve for future issuance for new hires, promotions and acquisitions.

Class B Units shall participate in distributions pursuant to a waterfall set forth in the LP Agreement on a pro-rata basis with invested capital and other profits interests following the return of invested capital; provided that to the extent that Class B Units are granted following the Closing at a time when the value of Parent is greater than its value at the Closing, such Class B Units will have a "benchmark amount" in order to support the treatment as profits interests and the absence of liquidation value as of the date of grant.
Management Members who hold Class B Units shall be subject to the non-competition and non-solicitation restrictive covenants under Sections 4.6 and 4.7 of the Rollover and Subscription Agreement.
Class B Units will be equitably adjusted in the event of any extraordinary or unusual corporate event, change in capitalization or Change in Control (as defined below) of the Parent or its affiliates.

Class B Unit Vesting	Class B Units granted to any Management Member in connection with the Closing shall vest and the forfeiture restrictions on such Class B Units shall lapse as follows:

(i) 43.5% of the Class B Units (the "Class B-1 Units") shall be eligible to become vested and nonforfeitable in four equal installments on each of the first four anniversaries of the Closing, subject to the Management Member's continued employment with Parent or its affiliates through such vesting date. Notwithstanding anything in this Term Sheet to the contrary, (i) all Class B-1 Units shall accelerate and vest in full immediately prior to a Change in Control (as defined below) of Parent, subject to the consummation of such Change in Control and the Management Member's continued employment with Parent or its affiliates through the consummation of such Change in Control and (ii) upon the Management Member's termination by Parent due to his disability or due to death, a prorated portion of the unvested Class B-1 Units otherwise eligible with respect to the year of termination held by such Management Member shall become vested upon the date of such termination (based on the number of days elapsed during such year on or prior to the date of such termination of employment).

(ii) 43.5% of the Class B Units (the "Class B-2 Units") shall be eligible to become vested and nonforfeitable as follows: (A) 14.5% of the Class B Units (i.e., 1/3 of the Class B-2 Units) shall be eligible to become vested and nonforfeitable upon the first date that Green Equity Investors VI, L.P., a Delaware limited partnership, and Green Equity Investors Side VI, L.P., a Delaware limited partnership, and their affiliates (collectively, "LGP") and Hux Investment Pte. Ltd. and its affiliates ( and, together with LGP, the "Sponsors") have received cash-on-cash proceeds in an amount equal to at least 1.5x the amount of their total investment in equity securities of Parent and its subsidiaries (the "Sponsor Equity Investment"), (B) 14.5% of the Class B Units (i.e., 1/3 of the Class B-2 Units) shall be eligible to become vested and nonforfeitable upon the first date that the Sponsors have received cash-on-cash proceeds in an amount equal to at least 2.0x the Sponsor Equity Investment; and (iii) 14.5% of the Class B Units (i.e., 1/3 of the Class B-2 Units) shall be eligible to become vested and nonforfeitable upon the first date that the Sponsors have received cash-on-cash proceeds in an amount equal to at least 2.5x the Sponsor Equity Investment; subject in each case to the Management Member's continued employment with Parent or its affiliates through such vesting date.

(iii) 13% of the Class B Units (the "Class B-3 Units") shall be eligible to become vested and nonforfeitable as follows: (A) 4.3% of the Class B Units (i.e., 1/3 of the Class B-3 Units) shall be eligible to become vested and nonforfeitable upon the achievement of the Parent constant currency EBITDA target for year ending on December 31, 2016 of not less than $177.9 million on a pro forma basis for the acquisitions of AMR, Prizm, Medylex, subject to the Management Member's continued employment with Parent or its affiliates through such vesting date; and (B) 8.7% of the Class B Units (i.e., 2/3 of the Class B-3 Units) shall be eligible to become vested and nonforfeitable in four equal installments upon achievement of the Parent constant currency EBITDA target for each of the years ending on December 31, 2017 through 2020 (to be established each year based on annual budgeted EBITDA) subject to the Management Member's continued employment with Parent or its affiliates through each such vesting date. Notwithstanding anything in this Term Sheet to the contrary (x) any Class B-3 Units eligible to vest with respect to fiscal years not yet completed as of the date the Change in Control shall accelerate and vest if and to the extent the Class B-2 Units vest upon the consummation of the Change in Control and (y) any Class B-3 Units that were previously eligible to vest with respect to fiscal years completed as of the date of the Change in Control but which did not vest because the applicable EBITDA target was not achieved shall accelerate and vest if in connection with such Change in Control the Sponsors have received cash-on-cash proceeds in an amount equal to at least 2.5x the Sponsor Equity Investment.

Any unvested Class B Units held by a Management Member shall be immediately and automatically forfeited if such Management Member's employment terminates for any reason. A Management Member shall retain all rights with respect to vested Class B Units following termination of employment for any reason other than for Cause (as defined below). All Class B Units held by a Management Member, whether vested or unvested, shall be immediately and automatically forfeited if a Management Member's employment by Parent or its affiliates is terminated for Cause (as defined below). All Class B Units held by a Management Member, whether vested or unvested, shall be immediately and automatically forfeited if a Management Member violates any of the restrictive covenants under Sections 4.6 and 4.7 of the Rollover and Subscription Agreement.

Repurchase Rights	Class B Units. If a Management Member's employment with the Parent or its affiliates terminates for any reason other than for Cause (as defined below), the Parent will have the right (but not the obligation) to purchase, all or a portion of any vested Class B Units owned by such Management Member for a price equal to the fair market value of such vested Class B Units, which shall be determined based on the price at which the entire Parent would be sold (without a minority discount) as of the date of the Management Member's termination of employment. The call right may be exercised during the period beginning on the date of the Management Member's termination of employment and ending on the nine (9)-month anniversary of such date (which period shall be extended to the extent necessary to permit the Parent to purchase such Class B Units under the terms of its applicable financing agreements or applicable law and, for the avoidance of doubt, to the extent such period is extended, the purchase will occur on, or as soon as reasonably practicable following, the date upon which such purchase is permitted under the terms of the applicable financing agreements and applicable law) (the "Repurchase Period"); provided, however, that notwithstanding the foregoing, in no event shall the Parent purchase any Class B Units pursuant to this call right prior to the day immediately following the six (6) month anniversary of the vesting date of such Class B Units.

For the avoidance of doubt, in the event of a Management Member's termination of employment for Cause (as defined below), all Class B Units owned by such Management Member, whether vested or unvested, shall automatically be forfeited immediately upon such termination.

Class A Units. If a Management Member's employment with any the Parent or its affiliates terminates for Cause (as defined below), the Parent will have the right (but not the obligation) to purchase all or a portion of any Class A Units owned by such Management Member for a price equal to the lesser of (x) the fair market value of such Units, which shall be determined based on the price at which the entire Parent would be sold (without a minority discount) as of the date of the Management Member's termination of employment, or (y) the purchase price paid by the Management Member for such Units (which purchase price, in the case of Units acquired pursuant to a rollover investment, shall be deemed to be the price per Unit in connection with such rollover investment) during the Repurchase Period.

If a Management Member's employment with any the Parent or its affiliates terminates other than for Cause (as defined below), the Parent will have the right (but not the obligation) to purchase all or a portion of any Class A Units owned by such Management Member for a price equal to the greater of (x) the fair market value of such Units, which shall be determined based on the price at which the entire Parent would be sold (without a minority discount) as of the date of the Management Member's termination of employment, or (y) the purchase price paid by the Management Member for such Units (which purchase price, in the case of Units acquired pursuant to a rollover investment, shall be deemed to be the price per Unit in connection with such rollover investment) during the Repurchase Period.

Notwithstanding the foregoing, in no event shall the Parent purchase any Units pursuant to this call right prior to the day immediately following the six (6) month anniversary of the date the Management Member first acquired such Units.
Class B Units (Tax Related Matters)
The Management Members will be considered partners for U.S. federal income tax purposes and, accordingly, each year each Management Member will be issued a Schedule K-1 and recognize his or her allocable share of Parent's income or loss (regardless of whether the Class B Units are vested and regardless of whether the Management Member receives any distributions from Parent). To the extent a Management Member must recognize income without a corresponding distribution, a tax distribution shall be made to such Management Member pursuant to the LLC Agreement.

The profits interest plan and/or award agreement will require that U.S. Management Members file a "Section 83(b) election" with the IRS within 30 days after the date of grant (and non-U.S. Management Members may be required to file similar elections and/or receive substantially comparable awards to the extent necessary or appropriate under applicable non-U.S. law).
Employment Agreements
Parent or its affiliates will enter into employment agreements with each of Richard E. Perlman, the Executive Chairmen, James K. Price, the Chief Executive Officer, J. Miguel Fernandez de Castro, the Chief Financial Officer, and Wesley J. Campbell, the President. The employment agreements will provide the following terms:
Salary shall be equal to current compensation, but with minimum annual calendar year increases of no less than 3%.

Employment term will be five years. Executives will be permitted to engage in outside activities related to service on corporate boards and personal investments consistent with past practices, so long as such engagement does not materially interfere with such executive's duties under the employment agreement.
Severance will be payable upon a termination other than for Cause (as defined below) or resignation with Good Reason (as defined below) equal to two years of base salary.
There will be no change in current office locations, including New York, New York; Sarasota, Florida; Atlanta, Georgia.

Other employee benefits (including, but not limited to, health insurance, class of air travel and lodging) will be provided consistent with current practice. The choice of law and jurisdiction will be Delaware. All disputes will be submitted to arbitration. There will be provisions providing for compliance with Section 409A of the Internal Revenue Code (the "Code").

Miscellaneous other provisions will be included as may be required or standard in accordance with applicable law.
Any noncompetition and nonsolicitation agreements will have the same terms as set forth under Sections 4.6 and 4.7 of the Rollover and Subscription Agreement.
Cash Bonus Pool
Beginning in 2017, in exchange for the Company's termination of the 2016 cash bonus plan, Parent or its affiliates will establish an annual cash bonus pool for the benefit of the Company's: (1) Executive Chairman, (2) Chief Executive Officer, (3) President, (4) Chief Financial Officer and SEVP, (5) Chief Information Officer, (6) EVP, HR and Risk Management, (7) General Counsel, EVP and Secretary, (8) Chief Technology Officer, (9) SVP, Operations and (10), SVP, Sales & Marketing, based on the achievement of Company adjusted EBITDA targets no less favorable than such criteria in place for the 2016 cash bonus plan. The total annual cash bonus pool will equal $2.5 million for fiscal years 2017 through 2021.
Definitions
"Cause" means (i) gross negligence or willful and continued failure by executive to substantially perform his duties as an employee of the Parent or its affiliates (other than any such failure resulting from incapacity due to physical or mental illness), (ii) willful misconduct by executive which is demonstrably and materially injurious to the Parent or its affiliates, monetarily or otherwise, (iii) the engaging by executive in egregious misconduct involving serious moral turpitude to the extent that his credibility and reputation no longer conforms to the standard of senior executives of the Parent or its affiliates or (iv) the commission by executive of a material act of dishonesty or breach of trust resulting or intending to result in personal benefit or enrichment to executive at the expense of the Parent or its affiliates. For the purposes of this provision, no act or failure to act shall be deemed "willful" unless done or omitted to be done in bad faith and without reasonable belief that such action or omission was in the best interest of the Parent or its affiliates. The determination of Cause shall be made by the board in its reasonable judgment.

"Change in Control" means (i) a change in beneficial ownership or control of the Parent effected through a transaction or series of transactions (other than an offering of Common Stock to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any "person" or related "group" of "persons" (as such terms are used in Sections 13(d) and 14(d)(2) of Exchange Act) (other than the Parent, any of its affiliates, a Sponsor or any employee benefit plan maintained by the Parent or any of its subsidiaries), directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Parent possessing more than 50% of the total combined voting power of the Parent's securities outstanding immediately after such acquisition or (ii) the sale of all or substantially all of the assets of the Parent to any other "person" or related "group" of "persons" (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than the Parent, any of its affiliates, a Sponsor or any employee benefit plan maintained by the Parent or any of its subsidiaries).

"Good Reason" means executive's voluntary resignation within ninety (90) days following the initial existence of one or more of the following conditions: (i) a material change in the duties, authorities, responsibilities and status of executive's position, or a material reduction or alteration in the nature or status of executive's authorities, duties or responsibilities from those in effect on the Effective Date, (ii) any failure by the Parent or its affiliates to comply with any of the provisions of the Employment Agreement, other than an isolated, insubstantial or inadvertent failure not occurring in bad faith and which is remedied by the Parent or its affiliates promptly after receipt of written notice from executive, (iii) a change in executive's reporting responsibilities such that executive no longer reports to [the board] [applicable supervisor], (iv) executive is required by the Parent or its affiliates to relocate his personal residence outside of a 50 mile radius of executive's principal place of business on the effective date, or (v) the Parent or its affiliates closes the executive's principal office[s] in [insert as applicable: Sarasota, Florida; Atlanta, Georgia; or New York, New York]; provided, however, that a termination by executive for any of the reasons described in clauses (i), (ii) or (iii) of this sentence shall not be deemed to be a termination for Good Reason until and unless sixty (60) days have elapsed from the date the board receives a written notice from executive declaring his intention to termination employment for Good Reason and the Parent or its affiliates fails to cure or cause to be cured the circumstances on the basis of which the declaration of termination for Good Reason is given.

Schedule I

Investor:	Rollover Value	Number of Parent A Units to be Received
Richard Perlman	$14,000,000	140,000
James K. Price	$17,000,000	170,000
J. Miguel Fernandez de Castro	$2,000,000	20,000
Wesley J. Campbell	$1,000,000	10,000
William A. Shutzer	$11,000,000	110,000

[Schedule I to Signature Page to Rollover and Subscription Agreement]

April 26, 2016

  Re: Side Letter to Rollover and Subscription Agreement

Dear Investors:

        Reference is made to that certain Rollover and Subscription Agreement (the "Agreement"), dated as of the date hereof, by and among Gold Parent, L.P., a Delaware limited partnership ("Parent"), and the investors listed on Schedule I thereto, as amended from time to time (the "Investors"). Capitalized terms used herein and not otherwise defined shall have the meanings given them in the Agreement.

        Parent hereby agrees that if, following the execution of the Merger Agreement, Parent and its affiliates are able to successfully syndicate $350 million or more of the equity financing (other than in connection with any equity investment made as part of the second lien debt provided in connection with the closing) required to consummate the Merger, the Rollover Value shall be reduced by $5.0 million, applied to each Investor's individual Rollover Value as follows:

Investor	Rollover Value	Reduction	Rollover Value Post-Reduction	A Units Post-Reduction
Richard Perlman	$14,000,000	$3,000,000	$11,000,000	110,000
James K. Price	$17,000,000	$2,000,000	$15,000,000	150,000
J. Miguel Fernandez de Castro	$2,000,000	None	$2,000,000	20,000
Wesley J. Campbell	$1,000,000	None	$1,000,000	10,000
William A. Shutzer	$11,000,000	None	$11,000,000	110,000

Total:	$45,000,000	$5,000,000	$40,000,000	400,000

(Signature Page Follows)

GOLD PARENT, L.P. By: Gold Parent GP, LLC, its general partner
By:	/s/ ALYSE WAGNER Name: Alyse Wagner Title: President

EXAMWORKS GROUP, INC. 3280 PEACHTREE ROAD NE, SUITE 2625 ATLANTA, GA 30305

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m.  Eastern Time the day before the cut-off date or meeting date.  Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet.  To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m.  Eastern Time the day before the cut-off date or meeting date.  Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E11696-S46198	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

EXAMWORKS GROUP, INC.

The Board of Directors recommends you vote FOR proposals 1, 2 and 3.					For	Against	Abstain

1.            To approve and adopt the Agreement and Plan of Merger, dated April 26, 2016, by and among Gold Parent, L.P., which we refer to as Parent, Gold Merger Co, Inc., an indirect, wholly owned subsidiary of Parent, ExamWorks Group, Inc., as it may be amended from time to time, which we refer to as the merger agreement.

					☐	☐	☐

2.            To approve one or more adjournments of the special meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to approve and adopt the merger agreement at the time of the special meeting.

					☐	☐	☐

3.            To approve, by non-binding, advisory vote, compensation that will or may become payable by ExamWorks Group, Inc. to its named executive officers in connection with the merger contemplated by the merger agreement.

					☐	☐	☐

NOTE: The proxies will vote in their discretion regarding such other business as may properly come before the meeting.

For address change/comments, mark here.			☐
(see reverse for instructions)

Please indicate if you plan to attend this meeting.		☐	☐

		Yes	No

Please sign exactly as your name(s) appear(s) hereon.  When signing as attorney, executor, administrator, or other fiduciary, please give full title as such.  Joint owners should each sign personally.  All holders must sign.  If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:

The Notice and Proxy Statement is available at www.proxyvote.com.

E11697-S46198

EXAMWORKS GROUP, INC. Special Meeting of Stockholders July 26, 2016, 9:00 a.m. Eastern Time This proxy is solicited on behalf of the Board of Directors

The stockholder(s) hereby revoke(s) all prior proxies and appoint(s) Richard E. Perlman and James K. Price, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of ExamWorks Group, Inc. that the stockholder(s) is/are entitled to vote at the Special Meeting of Stockholders to be held at ExamWorks' Sarasota office at 1820 Ringling Boulevard, Sarasota, FL, 34236 on Tuesday, July 26, 2016 at 9:00 a.m. Eastern Time, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein.  If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations, and in the discretion of the proxies with respect to such other business as may properly come before the meeting.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side